     As filed with the Securities and Exchange Commission on August 2, 1996
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            --------------------

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                       FRONTIERVISION CAPITAL CORPORATION
           (Exact name of Registrants as specified in their charters)

                 Delaware                                     4841                                   84-1316775
                 Delaware                                     4841                                   Applied for
     (State or other jurisdiction of              (Primary Standard Industrial             (I.R.S. Employer Identification
      incorporation or organization)              Classification Code Number)                         Numbers)

 1777 SOUTH HARRISON STREET, SUITE P-200, DENVER, COLORADO 80210 (303) 757-1588
  (Address, including Zip Code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                            --------------------

                                JAMES C. VAUGHN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              FrontierVision Inc.
                    1777 South Harrison Street, Suite P-200
                             Denver, Colorado 80210
                                 (303) 757-1588
          (Name, address, including Zip Code, and telephone number, including area code, of Registrants' agent for service)

                            --------------------

                Please address a copy of all communications to:

     LEONARD J. BAXT, ESQ.                                 GERALD S. TANENBAUM, ESQ.
   Dow, Lohnes & Albertson                                  Cahill Gordon & Reindel
1200 New Hampshire Avenue, N.W.                                   80 Pine Street
    Washington, D.C. 20036                                  New York, New York 10005
        (202) 776-2000                                           (212) 701-3000

                            --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            --------------------

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
          Title of Each Class of            Amount to Be       Proposed Maximum           Proposed Maximum           Amount of
        Securities to Be Registered          Registered   Offering Price Per Unit(1)  Aggregate Offering Price (1)  Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------------
    % Senior Subordinated Notes due 2006    $200,000,000             100%                   $200,000,000             $68,966
===================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended.

                            --------------------
            THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               EXPLANATORY  NOTE

This Registration Statement covers the registration of $200,000,000 aggregate
principal amount of    % Senior Subordinated Notes due 2006 (the "Notes") which
are being issued by FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation (collectively, the "Issuers"). The complete Prospectus contained herein relates to the primary offering of the Notes by the Issuers. Immediately following the complete Prospectus are certain alternate pages of the Prospectus relating to the sale of the Notes by J.P. Morgan Securities Inc. and First Union Capital Markets Corp. in market making transactions, including an alternate front cover page and a section entitled "Plan of Distribution."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                                              SUBJECT TO COMPLETION
[LOGO]                                                   DATED AUGUST 2, 1996

FRONTIERVISION OPERATING PARTNERS, L.P.
FRONTIERVISION CAPITAL CORPORATION

$200,000,000
     % Senior Subordinated Notes due 2006
Interest payable          and
ISSUE PRICE:     %

The     % Senior Subordinated Notes due 2006 (the "Notes") are being offered
(the "Offering") by FrontierVision Operating Partners, L.P., a Delaware limited partnership ("FVOP" or the "Company"), and FrontierVision Capital Corporation, a Delaware corporation ("Capital") which is a wholly owned subsidiary of FVOP. The Notes are the joint and several obligations of FVOP and Capital (collectively, the "Issuers"). The Company will receive all of the net proceeds of the Offering. Capital has nominal assets and does not conduct any operations.

The Notes mature on            , 2006, unless previously redeemed.  Interest on
the Notes is payable semiannually on each and                    , commencing
, 1997.  The Notes are not redeemable prior to         , 2001, except as set
forth below.  The Notes will be redeemable at the option of the Issuers, in
whole or in part, at any time on or after          , 2001, at the redemption
prices set forth herein, together with accrued and unpaid interest to the redemption date. In addition, prior to , 1999, the Issuers may redeem up to 35% of the principal amount of the Notes with the net cash proceeds received from one or more Public Equity Offerings or Strategic Equity Investments (as
such terms are defined) at a redemption price of    % of the principal amount
thereof, together with accrued and unpaid interest to the redemption date; provided, however, that at least 65% in aggregate principal amount of the Notes originally issued remains outstanding immediately after any such redemption.

Upon a Change of Control (as defined), the Issuers will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the purchase date.

The Notes will be general unsecured obligations of the Issuers and will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Issuers. The Notes will rank pari passu in right of payment with any other senior subordinated indebtedness of the Issuers. At March 31, 1996, as adjusted to give effect to the transactions described herein under "Use of Proceeds," the Company would have had approximately $199.7 million of Senior Indebtedness outstanding.

SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================================================
                                                             Price to                Underwriting            Proceeds to
                                                             Public (1)              Discount (2)            Company (1)(3)
- ---------------------------------------------------------------------------------------------------------------------------------
Per Note                                                             %                       %                        %
- ---------------------------------------------------------------------------------------------------------------------------------
Total                                                        $                       $                       $
- ---------------------------------------------------------------------------------------------------------------------------------

(1)  Plus accrued interest, if any, from the date of issuance.

(2) The Issuers have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3)  Before deducting expenses payable by the Company estimated at $1,000,000.

The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Cahill Gordon & Reindel, counsel for the Underwriters, and certain other conditions. The Underwriters withhold the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made against payment therefor, in immediately available funds, on or about
        , 1996 at the offices of J.P. Morgan Securities Inc., 60 Wall Street, New York, New York.

J.P. MORGAN & CO.
                 CHASE SECURITIES INC.
                                  CIBC WOOD GUNDY SECURITIES CORP.
                       , 1996
                                               FIRST UNION CAPITAL MARKETS CORP.

                           [INSIDE FRONT COVER PAGE]




[MAP OF FRONTIERVISION SYSTEMS, INCLUDING EXISTING SYSTEMS, ACQUISITION SYSTEMS (ACE, TRIAX, GRASSROOTS AND PENN/OHIO), AND DISPOSITION SYSTEMS]





IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Issuers or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of the Issuers since the date hereof.

                               TABLE OF CONTENTS

                                                  Page                                                      Page
Available Information . . . . . . . . . . . . . . . 4    Management  . . . . . . . . . . . . . . . . . . .   69
Prospectus Summary  . . . . . . . . . . . . . . . . 5    Certain Relationships and Related Transactions  .   73
Risk Factors  . . . . . . . . . . . . . . . . . .  17    Principal Security Holders  . . . . . . . . . . .   74
Use of Proceeds . . . . . . . . . . . . . . . . .  22    The Partnership Agreements  . . . . . . . . . . .   77
Capitalization  . . . . . . . . . . . . . . . . .  24    Credit Arrangements of the Company  . . . . . . .   86
Selected Financial Data . . . . . . . . . . . . .  25    Description of the Notes  . . . . . . . . . . . .   87
Pro Forma Financial Data  . . . . . . . . . . . .  30    Underwriting  . . . . . . . . . . . . . . . . . .  117
Management's Discussion and Analysis of Financial        Legal Matters . . . . . . . . . . . . . . . . . .  119
  Condition and Results of Operations . . . . . .  41    Experts . . . . . . . . . . . . . . . . . . . . .  119
Business  . . . . . . . . . . . . . . . . . . . .  45    Glossary  . . . . . . . . . . . . . . . . . . . .  120
Legislation and Regulation  . . . . . . . . . . .  60    Index to Financial Statements . . . . . . . . . .  F-1

                             -------------------

UNTIL                      , 1996 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             AVAILABLE INFORMATION

The Issuers have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Issuers and the Notes, reference is hereby made to the Registration Statement and to such exhibits and schedules. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

In addition, as a result of the Offering, the Issuers will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. In addition, under the Indenture governing the Notes, the Issuers will be required to furnish to the Trustee and to registered holders of the Notes audited annual consolidated financial statements, unaudited quarterly consolidated financial reports and certain other reports. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Issuers with the Commission pursuant to the informational requirements of the Exchange Act may be inspected without charge and copied upon payment of certain fees at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

                               ----------------

FVOP was organized as a Delaware limited partnership in 1995. Capital is a newly created Delaware corporation formed solely for the purpose of serving as an Issuer of the Notes and is wholly owned by FVOP. The principal office of each of the Issuers is located at 1777 South Harrison Street, Suite P-200, Denver, Colorado 80210, and their telephone number is (303) 757-1588.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. The information set forth in this Prospectus gives effect to the organization of Capital, a newly created corporation, as a wholly owned subsidiary of FVOP. The financial and operating data set forth in this Prospectus give effect (unless otherwise noted) to the April 9, 1996 acquisition by the Company of certain cable television systems from affiliates of Cox Communications, Inc. as if such transaction had occurred as of March 31, 1996. See "Risk Factors" for a discussion of certain risks associated with an investment in the Notes. See "Glossary" for the definitions of certain terms used herein.

                                  THE COMPANY

The Company owns, operates and develops cable television systems in small and medium-sized suburban and exurban communities, primarily concentrated in two operating regions--New England and Ohio/Kentucky --with a third, smaller group of cable television systems in the Southeast. To date, the Company has acquired strategically located cable television systems at historically attractive values, thus establishing its core geographic base and building subscriber mass. Since closing its initial acquisition in November 1995, the Company has become one of the 35 largest multiple system cable operators ("MSOs") in the U.S. The Company's currently owned cable television systems (the "Existing Systems") passed approximately 304,700 homes in six states and served approximately 215,100 basic subscribers as of March 31, 1996.

The Company has entered into agreements to acquire, for an aggregate purchase price of approximately $244.4 million, additional systems (the "Acquisition Systems") which passed approximately 202,400 homes and served approximately 147,500 basic subscribers as of March 31, 1996. The Acquisition Systems primarily consist of certain significant cable television systems to be acquired from American Cable Entertainment of Kentucky-Indiana, Inc. ("ACE") and from an affiliate of Triax Communications Corp. ("Triax"). The ACE systems, serving approximately 83,300 subscribers in Kentucky and Indiana, and the Triax systems, serving approximately 53,800 subscribers in Ohio/Kentucky and the Southeast, are contiguous or in close proximity to the Existing Systems, consistent with the Company's strategy of clustering its cable television systems to achieve economies of scale and operating efficiencies. The Company intends to continue to pursue, on an opportunistic basis, additional strategic acquisitions and smaller "fill-in" acquisitions within its existing operating regions to further enhance their operational and financial performance. In addition, the Company has sold or entered into agreements to sell three systems in the Southeast (the "Disposition Systems") for an aggregate sales price of approximately $17.1 million, representing a per subscriber sales price that is over 30% more than the average per subscriber acquisition cost of the Existing Systems in the Southeast.

As of March 31, 1996, after giving pro forma effect to the purchase of the Existing Systems and the Acquisition Systems and the sale of the Disposition Systems, the Company's cable television systems passed approximately 493,900 homes and served approximately 351,900 basic subscribers, representing a basic penetration level of 71.2%. On such a pro forma basis, as of March 31, 1996, the Company would be one of the 25 largest MSOs in the U.S. and a dominant cable operator in its two primary operating regions. On the same pro forma basis, for the three months ended March 31, 1996 annualized and for the year ended December 31, 1995, the Company had revenues of approximately $120.6 million and $117.0 million, respectively, and EBITDA (as defined) of approximately $58.9 million and $54.6 million, respectively.

In order to execute the Company's business strategy, James C. Vaughn and John
S. Koo, the Company's co-founders, have assembled a senior management group of seven individuals with over 100 years of collective experience in the cable industry. The equity investors in the Company include affiliates of J.P. Morgan & Co. Incorporated, Brown Brothers Harriman & Co., Olympus Partners and First Union Capital Partners, Inc. After giving pro forma effect to a $70.0 million rights offering (the "Rights Offering"), which is expected to be consummated concurrently with or prior to the Offering, the Company will have obtained aggregate equity capital commitments of approximately $193.5 million, of which approximately $190.0 million is available for investment in the Company.

The Existing Systems and the Acquisition Systems represent the substantial completion of the first phase of the Company's business plan. Through its core acquisitions in New England and Ohio/Kentucky, the Company has established significant subscriber mass and positioned itself as a dominant cable operator in each of its primary operating regions. The Company is currently the second largest MSO in Maine, and, after giving pro forma effect to the purchase of the Existing Systems and the Acquisition Systems, as of March 31, 1996, the Company would be the second largest MSO in Kentucky and one of the largest operators of small and medium-sized cable systems in southern Ohio. In the Southeast, the Company has accumulated attractive systems which it expects either to consolidate with subsequent system acquisitions, trade for systems within the Company's primary operating regions or divest at favorable prices. The next phase of the Company's business plan will focus on increasing subscriber density within its primary operating regions through selective acquisitions, integrating and streamlining business operations, making significant investment and improvements in technical plant and developing existing and new cable and broadband telecommunications services.

                               BUSINESS STRATEGY

The Company's objective is to increase its operating cash flow and the value of its systems by utilizing its expertise in acquiring and managing cable systems. Through strategic acquisitions and internal growth, the Company seeks to own and operate cable television systems serving at least 500,000 subscribers in geographically concentrated clusters serving 100,000 or more subscribers. To achieve its objective, the Company pursues the following business strategies:

TARGET CLUSTERS IN SMALL AND MEDIUM-SIZED MARKETS. The Company has acquired clusters of cable television systems serving small and medium-sized suburban and exurban markets which are generally within 50 to 100 miles of larger urban and suburban communities. The Company believes that such markets have many of the beneficial attributes of larger urban and suburban markets--moderate to high household growth, economic stability, attractive subscriber demographics and favorable potential for additional clustering. Moreover, in such markets, the Company believes that (i) it will face less direct competition given the lower population densities and higher costs per subscriber of installing cable plant, (ii) it will maintain higher subscriber penetration levels and lower customer turnover based on fewer competing entertainment alternatives, and
(iii) its overhead and certain operating costs will generally be lower than those in larger markets.

GROW THROUGH STRATEGIC AND OPPORTUNISTIC ACQUISITIONS. Beginning with its initial acquisition in November 1995 of systems in Maine and Ohio, the Company has systematically implemented a focused acquisition and consolidation strategy within its two primary operating regions of New England and Ohio/Kentucky and its systems group in the Southeast. Going forward, the Company will seek to acquire systems that can be readily integrated into its primary operating regions in order to maximize operating efficiencies. As a consolidator of systems within its primary operating regions, the Company will pursue both "fill-in" acquisitions of smaller systems as well as strategic acquisitions. The Company believes that such acquisition targets will have diminished strategic value to other prospective buyers given its geographic prominence in these regions. Consequently, the Company believes these systems can be purchased at favorable prices. The Company also opportunistically pursues acquisitions outside of its primary operating regions that can either be resold at higher prices or exchanged for systems that are contiguous to its primary operating regions. The Company has begun to execute this strategy with its Southeast systems.

IMPLEMENT OPERATING EFFICIENCIES. Upon acquiring a system, the Company implements extensive management, operational and technical changes designed to improve operating efficiencies, enhance operating cash flow and operating margins and reduce overhead through economies of scale. Within each of its operating regions, the Company has begun to streamline field operations by establishing centralized customer service facilities, installing state-of-the-art telephone systems, management information systems ("MIS") and billing systems and eliminating duplicative functions. These changes have resulted in lower administrative costs, better trained employees and a higher level of customer service. Lastly, the Company seeks to reduce technical operating costs and capital expenditures associated with the implementation of new channels and services by consolidating headends. By serving more subscribers from a single distribution point, the

Company has begun to decrease ongoing technical maintenance expenses, improve system reliability and enhance cost efficiencies in adding new channels and services.

PROMOTE AND EXPAND SERVICE OFFERINGS. The Company aggressively promotes and expands services to add and retain customers and increase revenue per customer. The Company employs a coordinated array of marketing techniques, including door-to-door sales, telemarketing, direct mail, print and broadcast advertising, flyers and billing inserts and cross-channel promotion. Many of the Company's customers received limited service offerings prior to acquisition and, accordingly, the Company has begun to expand and repackage the basic and premium services it offers. The Company believes that significant opportunity exists to increase service revenue by expanding the programming and pricing options available to its customers. Towards this end, the Company has created new basic and premium packages and launched several lower priced premium channels such as The Disney Channel, Starz! and Encore. As systems are consolidated and technically enhanced, the Company will also expand addressability, currently accessed by only 27.6% of the subscribers in the Existing Systems and the Acquisition Systems. Addressability will enable the Company to increase revenues derived from pay-per-view movies and events and new pay services such as interactive video games, including The Sega Channel. In addition, with the expanded advertising market delivery afforded by larger, contiguous system clusters, the Company plans to intensify local spot advertising sales efforts.

STRATEGICALLY UPGRADE SYSTEMS. The Company will selectively upgrade its cable systems to increase channel capacity, enhance signal quality and improve technical reliability. The Company believes such technical upgrades will not only enhance the potential for increasing revenues, but also will improve customer and community relations and further solidify the Company's position as the preeminent local provider of video services in its operating regions. In addition, by implementing a hybrid fiber optic-backbone/coaxial cable design across the portions of its cable plant that serve its highest subscriber densities, the Company will effectively position itself for the introduction of new broadband and interactive services. In its primary operating regions of New England and Ohio/Kentucky, the Company intends to invest up to $50.0 million over the next five years to establish a technical platform of at least 400 MHz to 450 MHz (54 to 62 channels) in a majority of its systems and 550 MHz to 750 MHz (78 to 100 channels) in certain of its larger markets. Over the same period, the Company plans to invest up to an additional $10.6 million for addressable converters in its two primary operating regions.

FOCUS ON THE CUSTOMER. The Company continually seeks to provide superior customer service and improve programming and service choices for its subscribers. By centralizing customer service at the regional level, all functions that directly impact subscribers--sales and marketing, customer service and administration and technical support--are implemented more quickly and effectively. In addition, as a result of its consolidation efforts, the Company has been able to enhance its customer service by increasing hours of operations for its customer service functions, better coordinating service calls, increasing responsiveness to customer inquiries and standardizing maintenance procedures. While centralizing and improving customer service, the Company has retained local payment and technical offices to maintain its presence and visibility within its communities.

                THE EXISTING SYSTEMS AND THE ACQUISITION SYSTEMS

The following table illustrates certain subscriber and operating statistics for the Company as of March 31, 1996 on a pro forma basis giving effect to the purchase of the Acquisition Systems and the sale of the Disposition Systems (see "--Summary Financial and Operating Data of the Company" for a description of certain terms used in the following table):

                                                                                              AVG. MONTHLY
                                                                                               REVENUE PER
                                  HOMES           BASIC            BASIC         PREMIUM             BASIC
CABLE SYSTEMS                    PASSED     SUBSCRIBERS      PENETRATION     PENETRATION        SUBSCRIBER    EBITDA (1)
                               --------    ------------    -------------    ------------      ------------    ----------
Existing Systems(2):
  New England                    82,985          58,930            71.0%           35.6%          $  27.83     $   8,878
  Ohio/Kentucky                 159,662         115,787            72.5%           37.7%             28.43        20,417
  Southeast                      62,082          40,413            65.1%           44.6%             23.98         4,997
                               --------    ------------    -------------    ------------      ------------    ----------
     Total Existing Systems     304,729         215,130            70.6%           38.4%             27.43        34,292
Acquisition Systems:
  ACE                           106,617          83,347            78.2%           35.8%             30.42        13,864
  Triax                          79,237          53,825            67.9%           56.2%             29.06        10,152
  Other                          16,512          10,292            62.3%           47.8%             30.15         2,012
                               --------    ------------    -------------    ------------      ------------    ----------
     Total Acquisition Systems  202,366         147,464            72.9%           44.1%             29.91        26,028
Disposition Systems:           (13,233)        (10,742)            81.2%           41.8%             25.20       (1,432)
                               --------    ------------    -------------    ------------      ------------    ----------
        Total Systems           493,862         351,852            71.2%           40.7%          $  28.52     $  58,888
                               ========    ============    =============    ============      ============    ==========

- ----------------------
(1) Annualized for the most recent quarter ended March 31, 1996 (in thousands) on a pro forma basis after giving effect to the adjustments described under "--Summary Financial and Operating Data of the Company."


(2) The Existing Systems include cable television systems acquired from (i) United Video Cablevision, Inc. ("UVC"), (ii) Longfellow Cable Company, Inc. ("Longfellow"), (iii) C4 Media Cable Southeast, Limited Partnership and County Cable Company, L.P. ("C4"), (iv) Americable International Maine, Inc. ("Americable") and (v) affiliates of Cox Communications, Inc. ("Cox").

                            THE ACQUISITION SYSTEMS

ACE Systems. The Company has entered into an agreement with ACE to acquire systems (the "ACE Systems") serving approximately 83,300 subscribers as of March 31, 1996 in Kentucky and Indiana for $146.0 million. The Company intends to operate all of the ACE Systems as part of its Ohio/Kentucky cluster. It is anticipated that this acquisition will be completed in the third quarter of 1996. The Company's agreement for the acquisition of the ACE Systems is subject to the approval of ACE's existing creditors and a bankruptcy court. Although there can be no assurances that this transaction will be consummated, the Company has no reason to believe that ACE's existing creditors or the bankruptcy court will not approve the transaction or that the bankruptcy proceedings will have any material adverse effect on the operations of the ACE Systems.

Triax Systems. The Company has also entered into an agreement with Triax to acquire systems (the "Triax Systems") serving approximately 53,800 subscribers as of March 31, 1996 in Ohio, Kentucky, Virginia, West Virginia, Pennsylvania, Maryland and North Carolina for $85.0 million. The Company intends to operate the systems in Kentucky, Ohio and West Virginia, serving approximately 28,900 basic subscribers, as part of its Ohio/Kentucky cluster. The Company intends to operate the systems in North Carolina, Virginia, Pennsylvania and Maryland, serving approximately 24,900 basic subscribers, as part of its Southeast region. It is anticipated that this acquisition will be completed in the third quarter of 1996, although there can be no assurances that this transaction will be consummated.

Upon acquisition and the subsequent integration of the ACE Systems and the Triax Systems with the Existing Systems, the Company will serve over 200,000 subscribers in communities south of Columbus, Ohio to the southern perimeter of Lexington, Kentucky. Within this region are ten county service areas along the Interstate 75 "growth corridor," which is among the fastest growing areas in the region. By 1997, it is anticipated that 30% of the Company's subscribers within this region will be served by fiber-to-the-feeder 550 MHz or 750 MHz technical plant.

Other Acquisitions. In addition to the acquisition of the ACE Systems and the Triax Systems, the Company has entered into agreements to acquire systems serving an aggregate of approximately 10,300 basic subscribers as of March 31, 1996 for approximately $13.4 million. In July 1996, the Company entered into an agreement with Phoenix Grassroots Cable Systems, L.L.C. ("Grassroots") to acquire systems serving approximately 7,000 basic subscribers as of March 31, 1996 in Maine and New Hampshire for $9.6 million. The Company expects to enter into an agreement in August 1996 with SRW, Inc.'s Penn/Ohio Cablevision, L.P. ("Penn/Ohio") to acquire systems serving approximately 3,300 subscribers as of March 31, 1996 in Ohio and Pennsylvania for $3.8 million. It is anticipated that both acquisitions will be completed in the third quarter of 1996, although there can be no assurances that either of these transactions will be consummated.

The Company believes that other acquisition opportunities exist, and the Company is continuously engaged in discussions with other cable television system owners and operators to explore such potential opportunities. Some of these potential opportunities may involve systems serving substantial numbers of subscribers. Although the Company does not currently have definitive agreements to acquire systems other than those described herein, the Company intends to continue to pursue, on an opportunistic basis, additional strategic acquisitions and smaller "fill-in" acquisitions within its existing operating regions to enhance further their operational and financial performance.

                            THE DISPOSITION SYSTEMS

On July 24, 1996, the Company sold its Chatsworth, Georgia system, representing approximately 5,700 basic subscribers as of March 31, 1996, to an affiliate of Helicon Partners for approximately $8.6 million. The Company also has entered into an agreement to sell its Woodstock and New Market, Virginia systems, representing approximately 5,000 subscribers, to Shenandoah Cable Television Company, an affiliate of Shenandoah Telephone Company, for approximately $8.5 million. It is anticipated that this sale will be completed in the fourth quarter of 1996, although there can be no assurances that this transaction will be consummated. The aggregate sales price of approximately $17.1 million for the Disposition Systems represents a per subscriber sales price that is over 30% more than the average per subscriber acquisition cost of the Existing Systems in the Southeast.

                                THE TRANSACTIONS

Concurrently with or prior to the completion of the Offering, it is anticipated that FrontierVision Partners, L.P. ("FVP"), the sole general partner and the owner, directly and indirectly, of substantially all of the partnership interests of the Company, will consummate a $70.0 million Rights Offering, the net proceeds of which will be contributed as equity to the Company over time to fund future acquisitions. The Company will use (i) $32.0 million of the proceeds from the Rights Offering, (ii) $193.0 million of net proceeds from the Offering, (iii) $16.9 million of proceeds (net of transaction costs) from the sale of the Disposition Systems, (iv) $5.7 million of net working capital adjustment related to the Acquisition Systems and (v) $0.3 million of available cash on hand to (i) pay the purchase prices for the Acquisition Systems and (ii) pay estimated transaction costs associated with the purchase of the Acquisition Systems. The Rights Offering, the Offering, the sale of the Disposition Systems and the purchase of the Acquisition Systems are collectively referred to as the "Acquisition Transactions." To the extent that there is any delay in consummating the purchase of any of the Acquisition Systems, a portion of the net proceeds of the Offering corresponding to the purchase price of such system may be applied to reduce temporarily revolving indebtedness for borrowings under the Senior Credit Facility. See "Use of Proceeds," "The Partnership Agreements" and "Credit Arrangements of the Company."

The following table sets forth the sources and uses of the proceeds to be received by the Company in connection with the Acquisition Transactions (determined as of March 31, 1996):


                                                                                                                    ======
In thousands                                                                                                        Amount
SOURCES OF FUNDS:                                                                                                   ------
Rights Offering (1)                                                                                              $  32,000
    % Senior Subordinated Notes due 2006 (2)                                                                       193,000
Sale of Disposition Systems (3)                                                                                     16,860
Net working capital adjustment                                                                                       5,732
Available cash on hand                                                                                                 278
                                                                                                                 ---------
       Total sources of funds                                                                                     $247,870
                                                                                                                  ========
USES OF FUNDS:

Purchase Acquisition Systems:
    ACE                                                                                                            146,000
    Triax                                                                                                           85,000
    Grassroots and Penn/Ohio                                                                                        13,400
Estimated transaction costs for Acquisition Systems                                                                  3,470
                                                                                                                  --------
       Total uses of funds                                                                                        $247,870
                                                                                                                  ========

Effective as of April 9, 1996, and in conjunction with the acquisition of systems from affiliates of Cox Communications, Inc., the Company amended and restated its credit facility to effect an increase in the amount available to be borrowed thereunder from $130.0 million to $265.0 million (the "Credit Agreement Restatement"). In July 1996, the Company called an additional $10.6 million (the "Equity Call") from equity commitments in place prior to the Rights Offering, which additional $10.6 million is expected to be received by August 1996. Concurrently with or prior to the consummation of the Offering, it is anticipated that a subordinated note (the "UVC Note") in the aggregate principal amount of $7.2 million issued by the Company in connection with the acquisition of the systems from UVC, which UVC Note has accreted to $7.5 million as of March 31, 1996, will be converted into $5.0 million of Class A limited partnership interests in the Company (the "Class A Partnership Interests"), with the balance of the aggregate accreted principal amount of the UVC Note to be repaid in cash (the "UVC Note Conversion"). See "Business -- Development of the Systems -- The Existing Systems -- UVC Systems" and "The Partnership Agreements -- The Company Partnership Agreement -- Class A Partnership Interests." It is also anticipated that the outstanding indebtedness under the Senior Credit Facility will be reduced by $10.3 million from the aggregate of approximately $210.0 million outstanding immediately after giving effect to the acquisition of the systems from Cox, with such application to reduce revolving indebtedness thereunder (the "Credit Agreement Repayment"). The Credit Agreement Restatement, the Equity Call, the UVC Note Conversion and the Credit Agreement Repayment are collectively referred to herein as the "Other Transactions", and the Acquisition Transactions and the Other Transactions are collectively referred to herein as the "Transactions."

- -----------------------

(1) The approximately $37.8 million of net proceeds remaining from the Rights Offering will be used to fund additional strategic acquisitions to be identified and approved by the Advisory Committee of FVP. See "Management" and "The Partnership Agreements." The size of the equity commitments to be made available to FVOP through the Rights Offering may be reduced if no such additional strategic acquisition is so identified or approved on or before June 30, 1997.

(2) Aggregate proceeds of $200.0 million reduced by underwriting discounts of $6.0 million and estimated Offering expenses of $1.0 million.

(3) Aggregate proceeds of $17.1 million reduced by approximately $0.2 million of transaction costs.

                                  THE OFFERING

SECURITIES OFFERED  . . . . . . . . . . .       $200.0 million aggregate principal amount of      % Senior Subordinated Notes
                                                due 2006.

MATURITY DATE . . . . . . . . . . . . . .                              , 2006.

INTEREST PAYMENT DATES  . . . . . . . . .                            and                 , commencing
                                                          , 1997.

ISSUERS . . . . . . . . . . . . . . . . .       The Notes are the joint and several obligations of FVOP and Capital.

OPTIONAL REDEMPTION BY THE ISSUERS  . . .       The Notes are not redeemable prior to           , 2001, except as set forth
                                                below.  The Notes will be redeemable at the option of the Issuers, in whole
                                                or in part, at any time on or after         , 2001, at the redemption prices
                                                set forth herein, together with accrued and unpaid interest to the redemption
                                                date.  In addition, prior to           , 1999, the Issuers may redeem up to
                                                35% of the principal amount of the Notes with the net cash proceeds from one or more Public Equity Offerings or Strategic Equity Investments (as defined
                                                in the Indenture for the Notes) at a redemption price of     % of the
                                                principal amount thereof, together with accrued and unpaid interest to the redemption date; provided, however, that at least 65% in aggregate principal amount of the Notes originally issued remains outstanding immediately after any such redemption.

MANDATORY REDEMPTION BY THE ISSUERS . . .       None.

CHANGE OF CONTROL OFFER . . . . . . . . .       Upon a Change of Control, the Issuers will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the purchase date.

RANKING . . . . . . . . . . . . . . . . .       The Notes are general unsecured obligations of the Issuers and will rank subordinate in right of payment to all existing and future Senior
                                                Indebtedness (as defined in the Indenture governing the Notes (the
                                                "Indenture")) of the Issuers, including indebtedness under the Senior Credit
                                                Facility. The Notes will rank pari passu in right of payment with any other senior subordinated indebtedness of the Issuers.

CERTAIN COVENANTS . . . . . . . . . . . .       The Indenture will contain certain covenants that, among other things, limit the ability of each Issuer and certain of its Subsidiaries to incur additional Indebtedness, create certain Liens, make certain Restricted
                                                Payments, enter into certain transactions with Affiliates, permit dividend or other payment

                                                restrictions to apply to certain Subsidiaries or consummate certain merger, consolidation or similar transactions.  In addition, in certain circumstances, the Issuers will be required to offer to purchase Notes at
                                                100% of the principal amount thereof with the net proceeds of certain asset sales.  These covenants are subject to a number of significant exceptions and qualifications.  See "Description of the Notes."

                                  RISK FACTORS

Prior to purchasing any of the Notes offered hereby, prospective investors should consider carefully the risks set forth under "Risk Factors," in addition to the other information contained in this Prospectus.

              SUMMARY FINANCIAL AND OPERATING DATA OF THE COMPANY

The following tables present summary financial and operating data derived from the Company's financial statements as of and for the period from inception (April 17, 1995) through December 31, 1995 which have been audited by Arthur Andersen LLP, independent public accountants. The following tables also present unaudited summary financial and operating data as of and for the three months ended March 31, 1996 derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim period. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year.

In addition, the following tables present unaudited pro forma summary financial and operating data for the Company as of and for the three months ended March 31, 1996 and the year ended December 31, 1995, as adjusted to give pro forma effect to the acquisition of the Existing Systems as if such transactions had been consummated on January 1, 1995 and as adjusted to give pro forma effect to the acquisition of the Existing Systems and the Transactions as if such transactions had been consummated on January 1, 1995. See "Pro Forma Financial Data." The unaudited pro forma balance sheet data as of March 31, 1996 give effect to the purchase of the systems from Cox and the Transactions as if they occurred on March 31, 1996. The unaudited pro forma financial and operating data presented below are based upon the historical financial statements of the Company and certain of the Existing Systems and the Acquisition Systems. The unaudited pro forma data give effect to the acquisition under the purchase method of accounting and certain other operating assumptions. See "Pro Forma Financial Data."

The unaudited summary pro forma financial and operating data do not purport to represent what the Company's results of operations or financial condition would have actually been if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed or operations of the Company in any future period. The following information is qualified by reference to and should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and related notes thereto included elsewhere in this Prospectus.

                                                                      Annualized
                                                                     Three Months                                       April 17 to
                               Three Months Ended March 31          Ended March 31      Year Ended December 31          December 31
                               ---------------------------          --------------      ----------------------          -----------
                           Pro Forma for
                           Transactions     Pro Forma                 Pro Forma for     Pro Forma for      Pro Forma
                           and Existing   for Existing                 Transactions      Transactions    for Existing
                              Systems        Systems     Actual       and Existing      and Existing       Systems        Actual
                               1996           1996       1996 (1)     Systems 1996      Systems 1995         1995          1995 (1)
                         --------------   -----------    ---------  ---------------   ----------------  -------------   -----------
In thousands, except
ratios and operating
statistical data

STATEMENT OF OPERATIONS
DATA:
Revenues                      $ 30,148     $ 17,704         $ 9,780         $120,592        $116,962        $70,827        $ 4,369

Operating expenses              14,367        8,362           4,688           57,468          58,441         34,748          2,311
Corporate administrative
expenses                         1,059          769             570            4,236           3,029          1,788            127
Depreciation and
amortization                    14,409        7,990           3,476           57,636          59,794         35,041          2,308
Pre-acquisition expenses             -            -               -                -             940            940            940
                              --------      -------         -------         --------       ---------      ---------        -------
Operating income (loss)            313          583           1,046            1,252          (5,242)        (1,690)        (1,317)
Interest expense, net (2)       10,362        6,046           2,473           41,448          41,397         24,736          1,386
                              --------     --------         -------         --------       ---------       --------       --------

Net income (loss)             $(10,049)    $ (5,463)       $ (1,427)        $(40,196)       $(46,639)      $(26,426)      $ (2,703)
                              =========    =========       =========        =========       =========      =========      =========

BALANCE SHEET DATA (END OF
PERIOD):
Total assets                  $562,414     $325,005        $188,258                                                       $143,512
Total debt                     399,735      217,272         124,072                                                         93,579
Partners' capital              148,309      100,509          60,009                                                         46,407


FINANCIAL RATIOS AND OTHER
DATA:
EBITDA (3)                    $  14,722    $  8,573        $  4,522         $ 58,888        $ 54,552       $ 33,351       $    991
EBITDA margin                     48.8%       48.4%           46.2%            48.8%           46.6%          47.1%          22.7%
Total debt to EBITDA (4)           6.79        6.34            6.86             6.79

EBITDA to interest expense         1.41        1.40            1.77             1.41            1.32           1.35           0.69
Earnings to fixed charges             -           -               -                -               -              -              -
(5)

OPERATING STATISTICAL DATA
(END OF PERIOD EXCEPT
AVERAGE):
Homes passed                    493,862     291,496         180,626                          490,610        288,428        177,553
Basic subscribers               351,983     204,519         126,264                          350,936        203,525        125,498
Basic penetration                 71.3%       70.2%           69.9%                            71.5%          70.6%          70.7%

Premium units                   143,218      78,219          49,759                          146,216         77,557         50,305
Premium penetration               40.7%       38.2%           39.4%                            41.7%          38.1%          40.1%
Average monthly revenue
per basic subscriber          $   28.55    $  28.85        $  27.15                          $ 27.77        $ 29.00       $  27.70

(1) All financial data exclude the systems acquired from Cox.

(2) Pro forma interest expense is calculated assuming that borrowings under the Senior Credit Facility were at a weighted average rate of 8.38% and the interest rate on the Notes was 11.5%. If the actual interest rate were to increase or decrease by 25 basis points, pro forma interest expense on the Notes would increase or decrease by $500,000 per annum. Interest expense of $10,362, $6,046, $2,473, $41,448, $41,397, $24,736 and $1,386 was net of
    interest income of $84, $84, $84, $334, $60, $60 and $60, respectively (dollars in thousands). Assuming the purchase of the Acquisition Systems does not occur, pro forma interest expense would have been approximately $24.6 million and $6.2 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

(3) EBITDA is defined as net income before interest, taxes, depreciation and amortization. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the Indenture for the Notes and the Senior Credit Facility contain certain covenants measured by computations substantially similar to those used in determining EBITDA.
    See "Credit Arrangements of the Company" and "Description of the Notes." However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.

(4) Based on annualized EBITDA for the quarter ended March 31, 1996.

(5) Earnings before fixed charges were inadequate to cover fixed charges by $1,427 and $2,703 for the three months ended March 31, 1996 and for the period from inception (April 17, 1995) to December 31, 1995, respectively (dollars in thousands). Pro forma for the Transactions and the acquisitions of the Existing Systems, as if each occurred on January 1, 1995, earnings before fixed charges were inadequate to cover fixed charges for the three months ended March 31, 1996 by $10,049 and inadequate to cover fixed charges for the year ended December 31, 1995 by $46,639 (dollars in thousands). Pro forma for the acquisitions of the Existing Systems as if each occurred on January 1, 1995, earnings before fixed charges were inadequate to cover fixed charges for the three months ended March 31, 1996 and for the year ended December 31, 1995 by $5,463 and $26,426, respectively (dollars in thousands). For purposes of this computation, earnings are defined as income (loss) before fixed charges. Fixed charges are defined as the sum of (i) interest costs and (ii) amortization of deferred financing costs.

                                  RISK FACTORS

Prior to purchasing any of the Notes offered hereby, prospective investors should consider carefully the following factors in addition to the other information contained in this Prospectus. This Prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are inherently uncertain.
Actual results and events may differ significantly from those discussed in such forward-looking statements. In addition to the other information set forth in this Prospectus, factors that might cause or contribute to such differences include, but are not limited to, the following risk factors.

SUBSTANTIAL LEVERAGE; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

The Company is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred, and intends to incur, to finance acquisitions and expand its operations. As of March 31, 1996, the Company's total indebtedness outstanding was approximately $217.3 million. As of March 31, 1996, after giving pro forma effect to the Transactions, the Company would have had approximately $399.7 million of total indebtedness outstanding. In addition, subject to the restrictions in the Senior Credit Facility and the Indenture, the Company may incur additional indebtedness, including indebtedness constituting Senior Indebtedness, from time to time, to finance acquisitions in the future, for capital expenditures or for general business purposes. The Company anticipates that, in light of the amount of its existing indebtedness, it will continue to have substantial leverage for the foreseeable future. The degree to which the Company is leveraged could adversely affect the Company's ability to (i) service the Notes, (ii) finance its operations and fund its capital expenditure requirements, (iii) compete effectively, (iv) expand its business, (v) comply with its obligations under its franchise agreements or (vi) operate under adverse economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

After giving pro forma effect to the Transactions and the acquisition of the Existing Systems as if such transactions had occurred at January 1, 1995, the Company's earnings before fixed charges would have been insufficient to cover its fixed charges by $46.6 million for the year ended December 31, 1995 and $10.0 million for the three months ended March 31, 1996. Pro forma for the acquisitions of the Existing Systems as if each occurred on January 1, 1995, earnings before fixed charges were inadequate to cover fixed charges for the three months ended March 31, 1996 and for the year ended December 31, 1995 by $5.5 million and $26.4 million, respectively. However, for both periods, earnings are reduced by substantial non-cash charges, principally consisting of depreciation and amortization.

Since its founding in 1995, the Company has received from FVP aggregate capital commitments of approximately $123.5 million and, as of March 31, 1996, the Company had an aggregate of $210.0 million in bank indebtedness outstanding. The Company's cash from these sources has been sufficient to finance its acquisitions and, together with cash generated from operating activities, also has been sufficient to meet the Company's debt service, working capital and capital expenditure requirements. The ability of the Company to meet its debt service and other obligations will depend upon the future performance of the Company which, in turn, is subject to general economic conditions and to financial, political, competitive, regulatory and other factors, many of which are beyond the Company's control. The Company's ability to meet its debt service and other obligations also may be affected by changes in prevailing interest rates, as borrowings under the Senior Credit Facility will bear interest at floating rates, subject to certain interest rate protection agreements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements in the future; however, there can be no assurances that the Company will be able to meet its debt service and other obligations. If the Company were unable to do so, it would have to refinance its indebtedness or obtain new financing. Although in the past the Company has been able to obtain financing through equity investments and bank borrowings, there can be no assurances that the Company will be able to do so in the future or that, if the Company were able to do so, the terms available will be favorable to the Company. See "Selected Financial Data," "Management's Discussion and Analysis of Financial

Condition and Results of Operations," "Credit Arrangements of the Company" and "Description of the Notes."

SUBORDINATION OF THE NOTES

The Notes will be general unsecured obligations of the Issuers and will rank subordinate in right of payment to all existing and future Senior Indebtedness of the Issuers, including the Company's obligations under the Senior Credit Facility. The Notes will rank pari passu in right of payment with any other senior subordinated indebtedness of the Issuers, other than indebtedness, if any, that by its terms is expressly subordinated in right and priority of payment to the Notes. At March 31, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $199.7 million of Senior Indebtedness (excluding unused commitments of approximately $65.3 million under the Senior Credit Facility) and Capital would have had no Senior Indebtedness. Additional Senior Indebtedness may be incurred by the Issuers from time to time subject to restrictions in the Senior Credit Facility and the Indenture. The lenders under the Senior Credit Facility have a security interest in substantially all the assets of, and partnership interests in, the Company and thereby have available to them all of the remedies available to a secured creditor under applicable law. See "--Substantial Leverage; Insufficiency of Earnings to Cover Fixed Charges" and "Credit Arrangements of the Company." In the event of a bankruptcy, insolvency or liquidation of the Company, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of the Notes--Subordination."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

The Indenture and the Senior Credit Facility impose restrictions that, among other things, limit the amount of additional indebtedness that may be incurred by the Company and impose limitations on, among other things, investments, loans and other payments, certain transactions with affiliates and certain mergers and acquisitions. The Senior Credit Facility also requires the Company to maintain specified financial ratios and meet certain financial tests. The ability of the Company to comply with such covenants and restrictions can be affected by events beyond its control, and there can be no assurances that the Company will achieve operating results that would permit compliance with such provisions. The breach of any of the provisions of the Senior Credit Facility would, under certain circumstances, result in defaults thereunder, permitting the lenders under the Senior Credit Facility to accelerate the indebtedness under the Senior Credit Facility. If the Company were unable to pay the amounts due in respect of the Senior Credit Facility, the lenders thereunder could foreclose upon the assets pledged to secure such payment. In such event, the holders of the Notes might not be able to receive any payments, if ever, until the payment default was cured or waived, any such acceleration was rescinded or the indebtedness under the Senior Credit Facility was discharged or paid in full. Any of such events would adversely affect the Issuers' ability to service the Notes.

KEY PERSONNEL

The Company's business is substantially dependent upon the performance of certain key individuals, including Mr. Vaughn and Mr. Koo. Although the Company maintains a strong management team, the loss of the services of Mr. Vaughn or Mr. Koo could have a material adverse effect on the Company.

LIMITED OPERATING HISTORY

The Company was formed in July 1995 and has grown principally through acquisitions. Prospective investors, therefore, have limited historical financial information about the Company, and about the results that can be achieved by the Company in managing the cable systems not previously managed by the Company, upon which to base an evaluation of its performance and an investment in the Notes. In addition, as a result of the Company's rapid growth through acquisitions, past operating history is not necessarily indicative of future results.

SIGNIFICANT CAPITAL EXPENDITURES

Consistent with its business strategy, the Company expects to upgrade a significant portion of its cable television distribution systems over the next several years to, among other things, increase bandwidth and channel capacity. The Company's inability to upgrade its cable television systems could have a material adverse effect on its operations and competitive position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business."

SIGNIFICANT COMPETITION IN THE CABLE TELEVISION INDUSTRY

Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment, such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, online computer services and home video products, including video tape cassette recorders. Because the Company's franchises are generally non-exclusive, there is the potential for competition with the Company's systems from other operators of cable television systems, including systems operated by local governmental authorities, and from other distribution systems capable of delivering programming to homes or businesses, including direct broadcast satellite ("DBS") systems and multichannel, multipoint distribution service ("MMDS") systems. In recent years, there has been significant national growth in the number of subscribers to DBS services. Subscribership to MMDS also is increasing and can be expected to grow as a result of recent significant investments in and acquisitions of MMDS companies by local telephone companies. Additionally, recent changes in federal law and recent administrative and judicial decisions have removed certain of the restrictions that have limited entry into the cable television business by potential competitors such as telephone companies, registered utility holding companies and their subsidiaries. Such developments will enable local telephone companies to provide a wide variety of video services in the telephone company's own service area which will be directly competitive with services provided by cable television systems.

Many of the Company's potential competitors have substantially greater resources than the Company, and the Company cannot predict the extent to which competition will materialize in its franchise areas from other cable television operators, other distribution systems for delivering video programming and other broadband telecommunications services to the home, or from other potential competitors, or, if such competition materializes, the extent of its effect on the Company. See "Business--Competition" and "Legislation and Regulation."

NON-EXCLUSIVE FRANCHISES; NON-RENEWAL OR TERMINATION OF FRANCHISES

Cable television companies operate under franchises granted by local authorities which are subject to renewal and renegotiation from time to time. The Company's business is dependent upon the retention and renewal of its local franchises. A franchise is generally granted for a fixed term ranging from five to 15 years but in many cases is terminable if the franchisee fails to comply with the material provisions thereof. The Company's franchises typically impose conditions relating to the use and operation of the cable television system, including requirements relating to the payment of fees, system bandwidth capacity, customer service requirements, franchise renewal and termination. See "--Significant Capital Expenditures." The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without franchises. The Cable Communications Policy Act of 1984 (the "1984 Cable Act" and collectively with the 1992 Cable Act, the "Cable Acts") provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is withheld, the franchising authority must pay the operator the "fair market value" for the system covered by such franchise. Although the Company believes that it generally has good relationships with its franchise authorities, no assurances can be given that the Company will be able to retain or renew such franchises or that the terms of any such renewals will be on terms as favorable to the Company as the Company's existing franchises. The non-renewal or termination of franchises relating to a significant portion of the Company's subscribers could have a material adverse effect on the Company's results of operations. See "Business--Franchises."

REGULATION IN THE CABLE TELEVISION INDUSTRY

The cable television industry is subject to extensive regulation by federal, local and, in some instances, state governmental agencies. The Cable Acts, both of which amended the Communications Act of 1934 (as amended, the "Communications Act"), established a national policy to guide the development and regulation of cable television systems. The Communications Act was recently substantially amended by the Telecommunications Act of 1996 (the "1996 Telecom Act"). Principal responsibility for implementing the policies of the Cable Acts has been allocated between the Federal Communications Commission (the "FCC") and state or local franchising authorities.

Federal Law and Regulation. The 1992 Cable Act and the FCC's rules implementing that Act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established, among other things, (i) rate regulations, (ii) mandatory carriage and retransmission consent requirements that require a cable system under certain circumstances to carry a local broadcast station or to obtain consent to carry a local or distant broadcast station, (iii) rules for franchise renewals and transfers, and (iv) other requirements covering a variety of operational areas such as equal employment opportunity and technical standards and customer service requirements.

The 1996 Telecom Act deregulates rates for certain cable programming services tiers ("CPSTs") in 1999 for most MSOs (including the Company) and, for certain small cable operators, immediately eliminates rate regulation of CPSTs, and, in certain circumstances, basic services and equipment. The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company is currently unable to predict the ultimate effect of the 1992 Cable Act or the 1996 Telecom Act, the ultimate outcome of the various FCC rulemaking proceedings, or the litigation challenging various aspects of this federal legislation and the FCC's regulations implementing the legislation.

State and Local Regulation. Cable television systems generally operate pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local governmental entity. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. A number of states subject cable systems to the jurisdiction of centralized state governmental agencies. To date, no state in which the Company operates has enacted state level regulation. The Company cannot predict whether any of the states in which it currently operates will engage in such regulation in the future. See "Legislation and Regulation."

RISKS RELATING TO ACQUISITION STRATEGY

A significant element of the Company's acquisition strategy is to expand in certain regions of the United States by acquiring cable television systems located in reasonable proximity to existing systems or of a sufficient size to enable the acquired system to serve as the basis for a new local cluster. Furthermore, any acquisition may have an adverse effect upon the Company's operating results or cash flow, particularly for acquisitions of new systems which must be integrated with the Company's existing operations. There can be no assurances that the Company will be able to integrate successfully any acquired business with its existing operations or realize any efficiencies therefrom. There can also be no assurances that any such acquisition, if consummated, will be profitable or that the Company will be able to obtain any required financing to acquire additional systems in the future. In addition, the Company's purchase of the Acquisition Systems is subject to, among other things, the satisfaction of customary closing conditions and the receipt of certain third-party or governmental approvals, including the consent of franchising authorities and, in the case of the Acquisition

Systems to be purchased from ACE, the satisfactory conclusion of certain voluntary bankruptcy proceedings involving ACE. There can be no assurance that such closing conditions will be satisfied or that the consummation of the purchase of any of the Acquisition Systems will not otherwise be unduly delayed. See "Business--Business Strategy."

ABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

In order to purchase the Notes upon the occurrence of a Change of Control (as defined in the Indenture governing the Notes), the Issuers may be required to seek additional financings or engage in asset sales or similar transactions. There can be no assurance that the Issuers will have sufficient funds to purchase the Notes upon a Change of Control. In addition, the Senior Credit Facility includes "change of control" provisions that permit the bank lenders thereunder to accelerate the repayment of indebtedness under the Senior Credit Facility (which is senior in right of payment to the Notes), as well as other provisions that restrict the ability of the Issuers to consummate an offer to purchase outstanding Notes in connection with a Change of Control. See "Credit Arrangements of the Company" and "Description of the Notes."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

The Notes are a new issue of securities for which there is currently no established market. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. The Underwriters have informed the Issuers that, subject to applicable laws and regulations, they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. Therefore, no assurances can be given as to whether an active trading market will develop for the Notes. The Issuers do not intend to apply for listing of the Notes on any securities exchange.
See "Underwriting."

                                USE OF PROCEEDS

The net proceeds to be received by the Company from the Offering are estimated to be approximately $193.0 million. The Company will use such net proceeds, together with (i) $32.0 million of the proceeds from the Rights Offering, (ii) $16.9 million of proceeds (net of transaction costs) from the sale of the Disposition Systems, (iii) $5.7 million of net working capital adjustment related to the Acquisition Systems and (iv) $0.3 million of available cash on hand to (i) pay the purchase prices for the Acquisition Systems and (ii) pay estimated transaction costs associated with the purchase of the Acquisition Systems. To the extent that there is any delay in consummating the purchase of any of the Acquisition Systems, a portion of the net proceeds of the Offering corresponding to the purchase price of such system may be applied to reduce temporarily revolving indebtedness for borrowings under the Senior Credit Facility. See "Prospectus Summary -- The Transactions," "The Partnership Agreements" and "Credit Arrangements of the Company."

The following table sets forth the sources and uses of the proceeds to be received by the Company in connection with the Acquisition Transactions (determined as of March 31, 1996):


                                                                                                                   ======
In thousands                                                                                                       Amount
                                                                                                                   ------

SOURCES OF FUNDS:
Rights Offering (1)                                                                                             $  32,000
    % Senior Subordinated Notes due 2006 (2)                                                                      193,000
Sale of Disposition Systems (3)                                                                                    16,860
Net working capital adjustment                                                                                      5,732
Available cash on hand                                                                                                278
                                                                                                                      ---
    Total sources of funds                                                                                       $247,870
                                                                                                                 ========
USES OF FUNDS:

Purchase Acquisition Systems:
    ACE                                                                                                          $146,000
    Triax                                                                                                          85,000
    Grassroots and Penn/Ohio                                                                                       13,400
Estimated transaction costs for Acquisition Systems                                                                 3,470
                                                                                                                 --------
       Total uses of funds                                                                                       $247,870
                                                                                                                 ========

- -------------------

(1) The approximately $37.8 million of net proceeds remaining from the Rights Offering will be used to fund additional strategic acquisitions to be identified and approved by the Advisory Committee of FVP. See "Management" and "The Partnership Agreements." The size of the equity commitments to be made available to FVOP through the Rights Offering may be reduced if no such additional strategic acquisition is so identified or approved on or before June 30, 1997.

(2) Aggregate proceeds of $200.0 million reduced by underwriting discounts of $6.0 million and estimated Offering expenses of $1.0 million.

(3) Aggregate proceeds of $17.1 million reduced by approximately $0.2 million of transaction costs associated with the sale of the Disposition Systems.

                                 CAPITALIZATION

The following table sets forth (i) the actual capitalization of the Company at March 31, 1996, (ii) the Company's capitalization at March 31, 1996 as adjusted to give effect to the acquisition of certain systems from Cox as if such transaction had been consummated as of March 31, 1996, and (iii) the Company's capitalization on a pro forma basis to give effect to the acquisition of certain systems from Cox, the Offering and the other Transactions as if such transactions had been consummated as of March 31, 1996. See "Use of Proceeds."


                                                          ===============================================
                                                                            As of March 31, 1996
                                                                                    Actual
                                                                    Actual     as Adjusted     Pro Forma
                                                          -----------------------------------------------
 In thousands
 LONG-TERM INDEBTEDNESS:
      Senior Credit Facility (1)                                  $116,800        $210,000      $199,663
      ___% Senior Subordinated Notes due 2006                            -               -       200,000
      Capital leases                                                    72              72            72
      UVC Note (2)                                                   7,200           7,200             -
                                                                   -------         -------       -------
              Total long-term indebtedness                         124,072         217,272       399,735
 PARTNERS' EQUITY:
      Class A Partnership Interests (2)                                  -               -         5,000
      Other partnership interests                                   60,009         100,509       143,309
                                                                   -------         -------       -------
               Total partners' equity                               60,009         100,509       148,309
                                                                   -------         -------       -------
                  Total capitalization                            $184,081        $317,781      $548,044
                                                                  ========       =========     =========


(1) On a pro forma basis, after giving effect to the Transactions, $65.3 million aggregate principal amount will be unused and available for borrowing.

(2) Concurrently with or prior to the consummation of the Offering, it is anticipated that UVC will convert $5.0 million aggregate principal amount of the UVC Note into Class A Partnership Interests and the balance of accrued interest and principal under the UVC Note will be repaid. See "The Partnership Agreements--The Company Partnership Agreement--Class A Partnership Interests."

                            SELECTED FINANCIAL DATA

The following tables present selected financial and operating data derived from the Company's financial statements as of and for the period from inception (April 17, 1995) through December 31, 1995 which have been audited by Arthur Andersen LLP, independent public accountants. The following tables also present selected financial and operating data as of and for the three months ended March 31, 1996 derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim period. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year.

In addition, the following tables present unaudited pro forma selected financial and operating data for the Company as of and for the three months ended March 31, 1996 and the year ended December 31, 1995, as adjusted to give pro forma effect to the acquisition of the Existing Systems as if such transactions had been consummated on January 1, 1995 and as adjusted to give pro forma effect to the acquisition of the Existing Systems and the Transactions as if such transactions had been consummated on January 1, 1995. See "Pro Forma Financial Data." The unaudited pro forma balance sheet data as of March 31, 1996 give effect to the purchase of the systems from Cox and the Transactions as if they occurred on March 31, 1996. The unaudited pro forma financial and operating data presented below are based upon the historical financial statements of the Company and certain of the Existing Systems and the Acquisition Systems. The unaudited pro forma data give effect to the acquisitions under the purchase method of accounting and certain other operating assumptions. See "Pro Forma Financial Data."

The unaudited pro forma financial and operating data do not purport to represent what the Company's results of operations or financial condition would have actually been if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed or operations of the Company in any future period. The following information is qualified by reference to and should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and related notes thereto of the Company and certain of the Existing Systems and Acquisition Systems included elsewhere in this Prospectus.

                                                                      Annualized
                                                                     Three Months                                       April 17 to
                               Three Months Ended March 31          Ended March 31      Year Ended December 31          December 31
                               ---------------------------          --------------      ----------------------          -----------
                           Pro Forma for
                           Transactions     Pro Forma                 Pro Forma for      Pro Forma for      Pro Forma
                           and Existing   for Existing                 Transactions       Transactions    for Existing
                              Systems        Systems      Actual       and Existing      and Existing       Systems        Actual
                                1996          1996       1996 (1)      Systems 1996      Systems 1995         1995        1995 (1)
                           ------------   -----------   ---------     -------------   ----------------   ------------   -----------
In thousands, except
ratios and operating
statistical data

STATEMENT OF OPERATIONS
DATA:
Revenues                      $ 30,148     $ 17,704       $ 9,780         $120,592        $116,962        $70,827        $ 4,369

Operating expenses              14,367        8,362         4,688           57,468          58,441         34,748          2,311
Corporate administrative
expenses                         1,059          769           570            4,236           3,029          1,788            127
Depreciation and
amortization                    14,409        7,990         3,476           57,636          59,794         35,041          2,308
Pre-acquisition expenses             -            -             -                -             940           940             940
                              --------     --------       -------         --------       ---------      --------        --------
Operating income (loss)            313          583         1,046            1,252          (5,242)        (1,690)        (1,317)
Interest expense, net (2)       10,362        6,046         2,473           41,448          41,397         24,736          1,386
                              --------     --------       -------         --------       ---------       --------       --------

Net income (loss)             $(10,049)    $ (5,463)     $ (1,427)        $(40,196)       $(46,639)      $(26,426)      $ (2,703)
                              =========    =========     =========        =========       =========      =========      =========

BALANCE SHEET DATA (END OF
PERIOD):
Total assets                  $562,414     $325,005      $188,258                                                       $143,512
Total debt                     399,735      217,272       124,072                                                         93,579
Partners' capital              148,309      100,509        60,009                                                         46,407



FINANCIAL RATIOS AND OTHER
DATA:
EBITDA (3)                    $  14,722    $  8,573      $  4,522         $ 58,888        $ 54,552       $ 33,351       $    991
EBITDA margin                     48.8%       48.4%         46.2%            48.8%           46.6%          47.1%          22.7%
Total debt to EBITDA (4)           6.79       6.34s          6.86             6.79

EBITDA to interest expense         1.41        1.40          1.77             1.41            1.32           1.35           0.69
Earnings to fixed charges             -           -             -                -               -              -              -
(5)

OPERATING STATISTICAL DATA
(END OF PERIOD EXCEPT
AVERAGE):
Homes passed                    493,862     291,496       180,626                          490,610        288,428        177,553
Basic subscribers               351,983     204,519       126,264                          350,936        203,525        125,498
Basic penetration                 71.3%       70.2%         69.9%                            71.5%          70.6%          70.7%

Premium units                   143,218      78,219        49,759                          146,216         77,557         50,305
Premium penetration               40.7%       38.2%         39.4%                            41.7%          38.1%          40.1%
Average monthly revenue
per basic subscriber          $   28.55    $  28.85      $  27.15                          $ 27.77        $ 29.00       $  27.70

(1) All financial data exclude the systems acquired from Cox.

(2) Pro forma interest expense is calculated assuming that borrowings under the Senior Credit Facility were at a weighted average rate of 8.38% and the interest rate on the Notes was 11.5%. If the actual interest rate were to increase or decrease by 25 basis points, pro forma interest expense on the Notes would increase or decrease by $500,000 per annum. Interest expense of $10,362, $6,046, $2,473, $41,448, $41,397, $24,736 and $1,386 was net of
    interest income of $84, $84, $84, $334, $60, $60 and $60, respectively (dollars in thousands). Assuming the purchase of the Acquisition Systems does not occur, pro forma interest expense would have been approximately $24.6 million and $6.2 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

(3) EBITDA is defined as net income before interest, taxes, depreciation and amortization. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the Indenture for the Notes and the Senior Credit Facility contain certain covenants measured by computations substantially similar to those used in determining EBITDA.
    See "Credit Arrangements of the Company" and "Description of the Notes." However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.

(4) Based on annualized EBITDA for the quarter ended March 31, 1996.

(5) Earnings before fixed charges were inadequate to cover fixed charges by $1,427 and $2,703 for the three months ended March 31, 1996 and for the period from inception (April 17, 1995) to December 31, 1995, respectively (dollars in thousands). Pro forma for the Transactions and the acquisitions of the Existing Systems, as if each occurred on January 1, 1995, earnings before fixed charges were inadequate to cover fixed charges by $10,049 for the three months ended March 31, 1996 and inadequate to cover charges for the year ended December 31, 1995 by $46,639 (dollars in thousands). Pro forma for the acquisitions of the Existing Systems as if each occurred on January 1, 1995, earnings before fixed charges were inadequate to cover fixed charges for the three months ended
    March 31, 1996 and for the year ended December 31, 1995 by $5,463 and $26,426, respectively (dollars in thousands). For purposes of this computation, earnings are defined as income (loss) before fixed charges. Fixed charges are defined as the sum of (i) interest costs and (ii) amortization of deferred financing costs.

            SUMMARY COMBINED SELECTED HISTORICAL FINANCIAL DATA OF
               CERTAIN EXISTING SYSTEMS AND ACQUISITION SYSTEMS

The summary combined selected historical financial data presented below represent the combined historical financial data of certain of the Existing Systems and the Acquisition Systems. Combined financial data do not include results of operations of the systems acquired from UVC and Longfellow during the period in 1995 when such systems were owned by the Company. The presentation is made on two bases for both the Existing Systems and the Acquisition Systems. First, information for the Existing Systems is provided on a combined basis as of and for the year ended December 31, 1995. Second, combined historical financial data is presented as of and for the years ended December 31, 1995, 1994 and 1993 for certain of the Existing Systems, which represented approximately 96% of the Existing Systems in terms of number of basic subscribers, on a pro forma basis as of March 31, 1996 and include only the systems acquired from UVC, C4 and Cox (collectively the "Acquired Predecessor Systems"). Similarly, information for the Acquisition Systems is provided on a combined basis as of and for the year ended December 31, 1995.
In addition, combined historical financial data is presented as of and for the years ended December 31, 1995, 1994 and 1993 for the ACE and Triax systems (collectively the "Probable Predecessor Acquisition Systems"), which represented approximately 93% of the Acquisition Systems in terms of the number of basic subscribers, on a pro forma basis as of March 31, 1996.

The summary unaudited combined selected historical financial data presented below are derived from the audited and unaudited historical financial statements of the Existing Systems and the Acquisition Systems and should be read in conjunction with the audited financial statements and related notes thereto of the Acquired Predecessor Systems and the Probable Predecessor Acquisition Systems and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.
The combined selected financial data set forth below represent the combined results of operations for the systems for periods during which the systems were not owned by the Company and, accordingly, do not reflect any purchase accounting adjustments or any changes in the operation or management of the systems that the Company has made since the date of acquisition or that it intends to make in the future. Accordingly, the Company does not believe that such operating results are indicative of future operating results of the Company.


                                                                  EXISTING SYSTEMS
                                      =========================================================================
                                                                 YEAR ENDED DECEMBER 31
                                      -------------------------------------------------------------------------
                                       EXISTING SYSTEMS             ACQUIRED PREDECESSOR SYSTEMS
                                      -----------------   -----------------------------------------------------
                                            1995 (1)(2)        1995 (3)(4)        1994 (5)(6)       1993 (5)(6)
                                       ----------------       ------------    ----------------    -------------
 In thousands

 STATEMENT OF OPERATIONS DATA:
 Revenues                                    $   66,370         $   63,897         $   64,431          $ 63,383
 Operating expenses                              37,747             35,819             35,443            34,647
 Depreciation and amortization                   24,080             23,726             22,038            20,324
                                              ---------          ---------          ---------          --------
 Operating income                                 4,543              4,352              6,950             8,412
 Interest expense                              (12,254)           (12,216)           (11,905)          (11,763)
 Other expenses                                 (3,899)            (3,899)           ( 3,836)           (3,450)
                                             ----------         ----------         ----------          --------
 Net loss                                    $ (11,610)         $ (11,763)         $ ( 8,791)          $(6,801)
                                             ==========         ==========         ==========          ========

 BALANCE SHEET DATA (END OF
 PERIOD):
 Total assets                                $  204,657         $  195,341         $  132,016          $ 70,399
 Total debt                                      68,545             60,166             60,166            60,166

                                                               Acquisition Systems
                                         ======================================================================
                                                             Year Ended December 31
                                                             ----------------------
                                         Acquisition Systems      Probable Predecessor Acquisition Systems
                                         -------------------  ------------------------------------------------
                                                1995 (7)(8)      1995 (9)(10)   1994 (9)(10)     1993 (9)(10)
                                        -------------------     -------------  --------------    -------------
In thousands
STATEMENT OF OPERATIONS DATA:
Revenues                                      $ 49,698            $ 45,868         $ 40,937         $ 32,788
Operating expenses                              29,452              26,836           23,200           18,055
Depreciation and amortization                   19,939              18,628           24,307           21,539
                                               -------            --------         --------         --------
Operating income                                   307                 404           (6,570)          (6,806)
Interest expense                               (26,397)            (25,682)         (22,601)         (19,467)
Other expense                                        -                  48            1,266                -
                                              --------            ---------        ---------        --------
Net loss                                      $(26,090)           $(25,230)        $(27,905)        $(26,273)
                                              =========           =========        =========        =========

BALANCE SHEET DATA (END OF PERIOD):
Total assets                                  $ 97,121            $ 92,912         $ 96,804         $111,500
Total debt                                     220,296             210,252          206,131          195,153


- ------------------
(1) Includes the combined results of operations of systems acquired from UVC, Longfellow, C4, Americable and Cox for the period ended December 31, 1995 (except for UVC and Longfellow, which is for the period ended November 8, 1995 and November 20, 1995, respectively). As the results of operations of systems acquired from UVC and Longfellow are included in the Company's historical results of operations subsequent to the date of the Company's acquisition (November 9, 1995 and November 21, 1995, respectively), the amounts do not include $4.4 million in revenues, $2.4 million in operating expenses and $2.3 million in depreciation and amortization (computed after the application of purchase accounting adjustments attributable to such systems).

(2) Includes combined balance sheet data for systems acquired from UVC and Longfellow as of November 9, 1995 and November 21, 1995, the dates of the Company's acquisition thereof, and combined balance sheet data for systems acquired from C4, Americable and Cox as of December 31, 1995, because such acquisitions occurred after December 31, 1995.

(3) Includes the combined results of operations of systems acquired from UVC, C4 and Cox for the year ended December 31, 1995 (except for UVC, which is for the period ended November 8, 1995). As the results of operations of systems acquired from UVC are included in the Company's historical results of operations subsequent to the date of the Company's acquisition thereof (November 9, 1995), the amounts do not include $4.2 million in revenues, $2.4 million in operating expenses and $2.2 million in depreciation and amortization (computed after the application of purchase accounting adjustments attributable to such systems).

(4) Includes combined balance sheet data for systems acquired from UVC as of November 9, 1995, the date of the Company's acquisition thereof, and combined balance sheet data for systems acquired from C4 and Cox as of December 31, 1995, because such acquisitions occurred after that date.

(5) Includes the combined results of operations of systems acquired from UVC, C4 and Cox for the year ended December 31, 1994 and 1993.

(6) Includes combined balance sheet data for systems acquired from UVC, C4 and Cox as of December 31, 1994 and 1993.

(7) Includes the combined results of operations of systems expected to be acquired from ACE, Triax, Grassroots and Penn/Ohio for the year ended December 31, 1995.

(8) Includes combined balance sheet data for systems expected to be acquired from ACE, Triax, Grassroots and Penn/Ohio.

(9) Includes the combined results of operations of systems expected to be acquired from ACE and Triax for the years ended December 31, 1995, 1994 and 1993.

(10) Includes combined balance sheet data for systems acquired from ACE and Triax as of December 31, 1995, 1994 and 1993.

                            PRO FORMA FINANCIAL DATA

The unaudited pro forma financial data presented below are based upon the historical financial statements of the Company and certain of the Existing Systems and the Acquisition Systems. The unaudited pro forma condensed consolidated statement of operations data for the three months ended March 31, 1996 and for the period from inception (April 17, 1995) to December 31, 1995 give effect to the purchase of the Existing Systems and the Transactions as if each such transaction had occurred on January 1, 1995. The unaudited pro forma balance sheet data as of March 31, 1996 give effect to the the Transactions and the acquisition of the Cox systems as if each such transaction had occurred on March 31, 1996. The Transactions consist of the Rights Offering, the Offering, the Credit Agreement Restatement, the Credit Agreement Repayment, the sale of the Disposition Systems, the purchase of the Acquisition Systems and the of the UVC Note. The Rights Offering and the UVC Note Conversion are expected to be consummated concurrently with or prior to the closing of the Offering.

The unaudited pro forma financial data give effect to the acquisitions described above under the purchase method of accounting and are based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements presented on the following pages. The allocations of the total purchase price for certain of the Existing Systems as well as each of the Acquisition Systems are based on preliminary estimates and are subject to final allocation adjustments.

The unaudited pro forma financial statements may not be indicative of the results that actually would have occurred if the acquisitions and other transactions described above had been completed and in effect for the periods indicated or the results that may be obtained in the future. The unaudited pro forma financial data presented below should be read in conjunction with the audited and unaudited historical financial statements and related notes thereto of the Company and various Existing Systems and the Acquisition
Systems and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                            PRO FORMA BALANCE SHEET



                                              ===============================================================================
                                                                             As of March 31, 1996

                                                              Cox Systems  Existing Systems   ACE Systems     Triax Systems
                                                  Actual   Acquisition (1)         Subtotal  Acquisition (2)  Acquisition (3)
                                              ----------   --------------- ----------------  ---------------  ---------------
In thousands
Cash and cash equivalents                        $   407        $2,263      $     2,670       $               $
Accounts receivable, net                             471         1,784            2,255              305            769
Prepaid expenses                                     599             -              599              198              -
Property and equipment                            64,169        47,600          111,769           58,400         38,761
Franchise costs                                   80,612        40,800          121,412           51,100         31,414
Covenant not to compete                                -        13,600           13,600            7,300            100
Subscriber lists                                  27,939        27,200           55,139           21,900         14,725
Goodwill                                           4,125         6,800           10,925            7,300              -
Deferred financing costs and other                 2,936         3,700            6,636            6,207          3,710

Earnest money deposits                             7,000        (7,000)               -                -              -
                                                --------      ---------        --------        ---------         ------

Total assets                                    $188,258      $136,747         $325,005        $ 152,710         $89,479
                                                ========      ========         ========        =========         =======

Accounts payable                                     340           580              920            4,244           1,711
Accrued liabilities                                2,572         1,112            3,684                -             310
Subscriber prepayments and
deposits                                             424         1,355            1,779              259               -
Accrued interest payable                             841             -              841                -               -
Debt                                             124,072        93,200          217,272          123,981          73,329

Partners' capital - Existing                      60,009        40,500          100,509            5,110          3,000
Partners' capital - Rights Offering                    -             -                -           19,116          11,129
                                                --------      --------         --------         --------        --------
Total liabilities and partners' capital         $188,258      $136,747         $325,005         $152,710        $89,479
                                                ========      ========         ========         ========        =======

                                                     ======================================================================
                                                                           As of March 31, 1996

                                                       Other              Pending         The UVC
                                                     Acquisitions (4)  Dispositions (5)    Note (6)          Pro Forma
                                                     ----------------  ---------------    ---------        -----------
In thousands
Cash and cash equivalents                                  $266           $      -        $(2,529)(7)        $    407
Accounts receivable, net                                    147                  -              -               3,476
Prepaid expenses                                             42                  -              -                 839
Property and equipment                                    4,643             (5,264)             -             208,309
Franchise costs                                           4,990             (9,711)             -             199,205
Covenant not to compete                                     867             (1,108)             -              20,759
Subscriber lists                                          2,223                  -              -              93,987
Goodwill                                                    677               (577)             -              18,325
Deferred financing costs and other                          554                  -              -              17,107
Earnest money deposits                                        -                  -              -                   -
                                                        -------           --------        -------            --------

Total assets                                            $14,409           $(16,660)       $(2,529)           $562,414
                                                        =======           =========       ========           ========

Accounts payable                                            295                  -              -               7,170
Accrued liabilities                                         640                  -              -               4,634
Subscriber prepayments and                                    -                  -              -               2,038
deposits
Accrued interest payable                                     16                  -           (329)                528
Debt                                                      9,213            (16,860)        (7,200)            399,735
Partners' capital - Existing                              2,490                200              -             111,309 (8)
Partners' capital - Rights Offering                       1,755                             5,000              37,000
                                                        -------           --------        -------            --------
Total liabilities and partners' capital                 $14,409           $(16,660)       $(2,529)           $562,414
                                                        =======           =========       =======            ========


         FOOTNOTES FOR THE PRO FORMA BALANCE SHEET AS OF MARCH 31, 1996


(1) The Company purchased the Cox Systems on April 9, 1996 for approximately $136.5 million. See "Business--Development of the Systems--The Existing Systems--Cox Systems." The purchase price was allocated to the tangible and intangible assets comprising the Cox Systems as follows:


                               =========================================================================
                                                                                              Annualized
                                              Purchase Price   Preliminary              Depreciation and
                                    Historical   Adjustments    Allocation   Asset Life     Amortization
                                   -----------   -----------   -----------   ----------     ------------
In thousands
Property and equipment                $ 25,621      $ 21,979       $47,600            8           $5,950
Franchise costs                              -        40,800        40,800           15            2,720
Covenant not to compete                      -        13,600        13,600            5            2,720
Subscriber lists                             -        27,200        27,200            7            3,885
Goodwill                               110,796      (103,496)        7,300           15              453
                                                                  --------
    Total                                                         $136,500


(2) In July 1996, the Company entered into an agreement with ACE to acquire the ACE Systems for approximately $146.0 million. See "Business--Development of the Systems--The Acquisition Systems--ACE Systems." The total pro forma balance sheet effect of the purchase of the ACE Systems include the anticipated balance sheet effect of $146.0 million allocated according to the following table, approximately $6.2 million of anticipated transaction and allocated financing costs and the accounting for working capital of approximately $0.5 million. Liabilities assumed directly reduce the cash needed to finance the acquisition. Although the final allocation of the purchase price has not yet been determined, the Company estimates that the purchase price will be allocated to the tangible and intangible assets comprising the ACE Systems as follows:


                                                     ========================================================================
                                                                                                                  Annualized
                                                                      Purchase                                  Depreciation
                                                                        Price      Preliminary                           and
                                                        Historical   Adjustments   Allocation   Asset Life      Amortization
                                                        ----------   -----------   ----------   ----------      ------------
                     In thousands
                     Property and equipment                $25,864       $32,536     $ 58,400            8            $7,300
                     Franchise costs                         2,089        49,011       51,100           15             3,407
                     Covenant not to compete                    61         7,239        7,300            5             1,460
                     Subscriber lists                        1,317        20,583       21,900            7             3,129
                     Goodwill                                3,553         3,580        7,300           15               487
                                                                                      -------
                         Total                                                       $146,000


(3) In May 1996, the Company entered into an agreement with Triax to acquire the Triax Systems for approximately $85.0 million. See "Business--Development of the Systems--The Acquisition Systems--Triax Systems." The total pro forma balance sheet effect of the purchase of the Triax Systems include the anticipated balance sheet effect of $85.0 million allocated according to the following table, approximately $3.7 million of anticipated transaction and allocated financing costs and the accounting for working capital of approximately $0.8 million. Liabilities assumed directly reduce the cash needed to finance the acquisition. Although the final allocation of the purchase price has not yet been determined, the Company estimates that the purchase price will be allocated to the tangible and intangible assets comprising the Triax Systems as follows:


                               ==========================================================================
                                                                                               Annualized
                                               Purchase Price  Preliminary               Depreciation and
                                    Historical    Adjustments   Allocation   Asset Life      Amortization
                                    ----------    -----------  -----------   ----------      ------------
In thousands
Property and equipment                 $37,837        $   924      $38,761            8          $4,845
Franchise costs                          9,123         22,291       31,414           15           2,094
Covenant not to compete                      -            100          100            5              20
Subscriber lists                             -         14,725       14,725            7           2,104
Goodwill                                     -              -            -
                                                                 ---------
    Total                                                          $85,000



(4) The Company has entered into an agreement to acquire the Grassroots Systems for approximately $9.6 million and expects to enter into an agreement in August 1996 to acquire the Penn/Ohio Systems for approximately $3.8 million. See "Business--Development of the Systems--The Acquisition Systems--Grassroots Systems" and "--Penn/Ohio Systems." The total pro forma balance sheet effect at the purchase of the Grassroots and Penn/Ohio Systems include the anticipated balance sheet effect of $13.4 million allocated according to the following table, approximately $0.5 million of anticipated transaction and allocated deferred financing costs and the accounting for working capital of approximately $0.5 million. Liabilities assumed directly reduce the cash needed to finance the acquisition. Although the final allocation of the purchase price has not yet been determined, the Company estimates that the purchase price will be allocated to the tangible and intangible assets as follows:


                             ================================================================================
                                                                                                   Annualized
                                             Purchase Price   Preliminary                    Depreciation and
                                Historical      Adjustments    Allocation    Asset Life          Amortization
                                ----------      -----------    ----------    ----------          ------------
In thousands
Property and equipment              $3,158           $1,485        $4,643             8                  $593
Franchise costs                        312            4,678         4,990            15                   336
Covenant not to compete                 11              856           867             5                   174
Subscriber lists                         -            2,222         2,222             7                   317
Goodwill                                 -              678           678            15                    45
                                                                   ------
    Total                                                         $13,400



(5) On July 24, 1996, the Company sold its Chatsworth, Georgia System for approximately $8.6 million. The Company has also entered into an agreement to sell its Woodstock and New Market, Virginia systems for approximately $8.5 million. See "Business--Development of the Systems--Disposition Systems." The Company anticipates using the net proceeds from such sales to reduce revolving indebtedness under the Senior Credit Facility.

(6) Includes the conversion of $5.0 million of the $7.2 million aggregate principal amount outstanding under the UVC Note into Class A Partnership Interests of FVOP and the repayment of the balance of the outstanding principal and accrued interest of approximately $2.2 million and $329,000, respectively.

(7) Represents the use of certain of the available cash on hand resulting from prior equity contributions in excess of immediately needed funds.

(8) Total pro forma equity includes capital commitments previously received by the Company to fund prior acquisitions, earnest money deposits and accumulated operating losses, but does not include capital committed to the Company which has not yet been contributed by the general partner.

                                             FRONTIERVISION OPERATING PARTNERS, L.P.
                                                PRO FORMA STATEMENT OF OPERATIONS
                                            FOR THE THREE MONTHS ENDED MARCH 31, 1996
===================================================================================================================================
                                                                 Existing Systems
                              ================================================================================================
                                                                                                                   Pro Forma
                                                              Americable                 Cox                         for the
                                             C4 Systems          Systems             Systems       Pro Forma        Existing
                               Actual   Acquisition (1)   Acquisitions (2)   Acquisition (3)     Adjustments         Systems
                               ------   ---------------   ----------------   ---------------     -----------      ----------
In thousands

Revenues                        $9,780      $    945         $     284         $    6,695                 -       $  17,704
Expenses
 Operating expenses              4,688           579               181              3,250              (336)(5)       8,362
 Corporate                         570            67                41                321              (230)(7)         769
administrative
   expense
 Depreciation and
   amortization                  3,476           463               148              1,044             2,859 (9)       7,990

    Total expenses               8,734         1,109               370              4,615             2,293          17,121
Operating income                 1,046          (164)              (86)             2,080            (2,293)            583
(loss)
Interest expense, net           (2,473)         (682)              (12)                (5)           (2,874) (11)    (6,046)
Minority interest in
loss of subsidiary                   0            10                 0                  0               (10) (13)         0
                             ---------     ---------        ----------         ----------        -----------        --------
Net income (loss)               (1,427)         (836)              (98)             2,075            (5,177)         (5,463)
                             ==========    ==========       ===========        ==========        ===========     ===========

                                             FRONTIERVISION OPERATING PARTNERS, L.P.
                                                PRO FORMA STATEMENT OF OPERATIONS
                                            FOR THE THREE MONTHS ENDED MARCH 31, 1996
===================================================================================================================================
                                                          Acquisition Systems
                              =====================================================================
                                                           Grassroots                    Pro Forma
                                 ACE           Triax              and                      for the                    Pro Forma
                               Systems       Systems        Penn/Ohio     Pro Forma    Acquisition    Disposition       for all
                              Acquisition   Acquisition  Acquisitions   Adjustments        Systems    Systems (4)       Systems
                              -----------   -----------  -------------  -----------   ------------   ------------   -----------
In thousands

Revenues                       $  7,607      $  4,722     $     927     $      0       $  13,256       $    (812)    $  30,148
Expenses
 Operating expenses               4,046         2,202           468         (298) (6)      6,418            (413)       14,367
 Corporate                          228           349            16         (262) (8)        331             (41)        1,059
administrative
   expense
 Depreciation and
   amortization                   2,358         1,803           328         2,090 (10)     6,579            (160)       14,409

    Total expenses                6,632         4,354           812         1,530         13,328            (614)       29,835
Operating income                    975           368           115        (1,530)          (72)            (198)          313
(loss)
Interest expense, net            (6,698)         (796)         (295)        3,473 (12)   (4,316)                -      (10,362)
Minority interest in
loss of subsidiary                    0             0             -             -              0                -            0
                               --------      --------     ---------     ---------      ---------       ----------    ---------
Net income (loss)                (5,723)         (428)         (180)        1,943         (4,388)           (198)      (10,049)
                               =========     =========    ==========    ==========     ==========      ==========    ==========

(1) The C4 acquisition was completed on February 1, 1996. Accordingly, results of operations subsequent to February 1, 1996 are included in the Company's historical results. Amounts listed in this column represent the pre-acquisition results of operations of the systems acquired from C4 during the period from January 1, 1996 through January 31, 1996.

(2) The Americable acquisition was completed on March 29, 1996. Accordingly, the Company will reflect the results of operations of the systems acquired from Americable beginning April 1, 1996. The amounts reflected in this column represent the pre-acquisition results of operations of the systems acquired from Americable during the three months ended March 31, 1996.

(3) The Cox acquisition was completed on April 9, 1996. Accordingly, the Company will reflect the results of operations of the systems acquired from Cox beginning April 10, 1996. The amounts reflected in this column represent the pre-acquisition results of operations of the systems acquired from Cox during the three months ended March 31, 1996.

(4) Represents the operations of Chatsworth, Georgia and Woodstock and New Market, Virginia.

(5) Represents the estimated cost savings of the Company's master programming contracts and the elimination of duplicative functions and personnel attributable to the C4, Americable and Coxacquisitions:

                                                   ==================================================
                                                    Programming      Duplicative           Pro Forma
                                 In thousands             Costs        Functions             Savings
                                                   -------------    --------------     --------------
                                                           $272              $64                $336

(6) Represents the estimated cost savings of the Company's master programming contracts and the elimination of duplicative functions and personnel attributable to the acquisition of the Acquisition Systems.

                                                   ==================================================
                                                    Programming      Duplicative           Pro Forma
                                 In thousands             Costs        Functions             Savings
                                                   -------------    --------------     --------------
                                                            $67             $231                $298


(7) Represents the elimination of management fees and allocated overhead costs, and the inclusion of estimated incremental overhead costs of the Company attributable to the C4, Americable and Cox acquisitions:

                                                   ==================================================
                                                    Reversal of
                                                     Management          Company           Pro Forma
                                 In thousands              Fees         Overhead             Savings
                                                   -------------    --------------     --------------
                                                          $429            $(199)               $230

(8) Represents the elimination of management fees and allocated overhead costs, and the inclusion of estimated incremental overhead costs of the Company attributable to the acquisition of the Acquisition Systems:

                                               ======================================================


                                                   Reversal of
                                                    Management         Company             Pro Forma
                                   In                     Fees         Overhead              Savings
                                   thousands
                                               -----------------     ------------     ---------------
                                                          $593            $(331)               $262

(9) Represents additional depreciation and amortization of $2,859 (in thousands) resulting from the application of purchase accounting to the C4, Americable and Cox acquisitions.

(10) Represents additional depreciation and amortization of $2,090 (in thousands) resulting from the application of purchase accounting to the acquisition of the Acquisition Systems.

(11)(12)   Adjusted to account for the Transactions:

                                                                    ====================================================
                                                                     The Company          Existing          Acquisition
                                                                                            Systems             Systems
              In thousands                                          ------------       -------------      --------------
              Note number                                                                    (11)                   (12)
              Interest expense on the Notes                             $ 5,750             $3,351              $ 2,399
              Net incremental amortization of issuance costs                328                 80                  248
                 Commitment fee on unused amount                             82                 48                   34
                 Interest on Senior Credit Facility                       4,205              2,653                1,635
                 Less: Interest on former credit facility                (2,557)            (2,557)                  (0)
                 Less: Interest recorded by prior asset owners           (8,490)              (701)              (7,789)
                                                                    ------------       -------------      ----------------
                  Pro forma interest adjustment                         $  (682)            $2,874              $(3,473)
                                                                    ============       =============      ================


Interest expense is calculated based on total outstanding debt of approximately $399.7 million of which $200.0 million represents proceeds of the Offering and $199.7 million represents borrowings under the Company's Senior Credit Facility. Pro forma interest expense is calculated on the applicable outstanding principal amounts at rates of 11.5% on the Notes and rates at 275 to 325 basis points above LIBOR for the borrowings under the Senior Credit Facility. Interest expense for the 12 months also includes the amortization of deferred financing fees of approximately $1.3 million and commitment fees of $326,000 on the unfunded amount under the Senior Credit Facility of approximately $65.3 million. Pro forma interest expense is generally allocated to the Existing Systems and the Acquisition Systems based upon the relative approximate purchase price of each system. The net amount of the pro forma interest expense adjustment includes the effect of approximately $83,400 of interest income for the three months ended March 31, 1996.

(13) Represents the elimination of the minority interest in earnings of C4 prior to acquisition.

                    FRONTIERVISION OPERATING PARTNERS, L.P.
                       PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                           =======================================================================================================
                                                                               Existing Systems
                           -------------------------------------------------------------------------------------------------------
                             Actual for the                                   Longfellow
                                Period from                                  Systems and                                 Pro Forma
                                  Inception              UVC            C4    Americable            Cox                    for the
                         (July 14, 1995) to          Systems       Systems       Systems        Systems     Pro Forma     Existing
                          December 31, 1995(1)  Acquisition(2) Acquisition  Acquisitions(3) Acquisition   Adjustments      Systems
                          -----------------     ------------   -----------  ------------    -----------   -----------      -------
In thousands
Revenues                              $  4,369    $  25,417    $  11,756        $  2,561     $   26,724  $        -       $ 70,827
Expenses
  Operating expenses                     2,311       13,098        6,735           1,662         12,662      (1,720)(5)     34,748
  Corporate administrative                 127        1,270          546             347          1,513      (2,015)(7)      1,788
    expense
  Depreciation and                       2,308        9,625        5,552             354          8,549       8,653 (9)     35,041
    amortization
 Pre-acquisition expenses                  940            0            0               0              0           0            940
                                     ---------  -----------     ---------       ---------    ----------   ----------     ----------

   Total expenses                        5,686       23,993       12,833           2,363         22,724       4,918         72,517
Operating income  (loss)                (1,317)       1,424       (1,077)            198          4,000      (4,918)        (1,690)
Interest expense net                    (1,386)      (4,087)      (8,208)            (35)            79     (11,099)(11)   (24,736)
Other income (expense)                                                                                           -
Minority interest in loss                    0            0          103               0              0        (103)(14)         0
   of subsidiary
Net income (loss),
   before income taxes                  (2,703)      (2,663)      (9,182)            163          4,079     (16,120)       (26,426)
Provision for income taxes                   0            0            0               0         (3,997)      3,997 (16)         0
                                    ----------  -----------     ---------       ---------      ---------  ----------      ---------

Net income (loss)                     $ (2,703)    $ (2,663)    $ (9,182)       $    163     $       82   $ (12,123)     $ (26,426)
                                      =========   ==========    ==========      ========     ==========   ==========     ==========

                           ====================================================================================================
                                                                Acquisition Systems
                           ----------------------------------------------------------------------------------------------------
                                                        Grassroots                     Pro Forma
                                   ACE        Triax            and                       for the                  ProForma
                               Systems      Systems      Penn/Ohio      Pro Forma    Acquisition    Disposition    for all
                           Acquisition  Acquisition   Acquisitions     Adjustments       Systems     Systems(4)    Systems
                           -----------  -----------   ------------     -----------      --------     ----------    -------

In thousands
Revenues                      $28,088       $17,780       $  3,828            $0          $49,696      $(3,561)(15)  $116,962
Expenses
  Operating expenses           15,829         8,438          2,415        (1,166)(6)       25,516       (1,823)(14)    58,441
  Corporate administrative        843         1,168            247        (1,017)(8)        1,241            0          3,029
    expense
  Depreciation and             11,284         7,344          1,311         6,369(10)       26,308       (1,555)        59,794
    amortization
 Pre-acquisition expenses           0             0              0             0                0            -            940
                             --------      --------       --------      --------          -------      --------      --------

   Total expenses              27,956        16,950          3,973         4,186           53,065        (3,378)      122,204
Operating income  (loss)          132           830           (145)       (4,186)          (3,369)         (183)       (5,242)
Interest expense net          (22,366)       (3,316)          (715)        9,736 (12)     (16,661)            0       (41,397)
Other income  (expense)          (558)            0              0           558(13)            0             0             0
Minority interest in loss          48             0              0           (48)(15)           0             0             0
   of subsidiary
Net income (loss),
   before income taxes        (22,744)       (2,486)          (860)        6,060          (20,030)         (183)      (46,639)
Provision for income taxes          -             0              -             -                0             -             0
                             --------      --------       --------      --------          -------      --------      --------

Net income (loss)            $(22,744)      $(2,486)         $(860)       $6,060         $(20,030)     $   (183)     $(46,639)
                             ========      ========       ========      ========          =======      ========      ========

(1) Includes the results of operations of the systems acquired from UVC subsequent to November 9, 1995 and the results of operations of the systems acquired from Longfellow subsequent to November 21, 1995.

(2) Historical results for the period prior to acquisition (January 1, 1995 through November 8, 1995).

(3) Historical results of the systems acquired from Longfellow for the period from January 1, 1995 through November 20, 1995 and of the systems acquired from Americable for the year ended December 31, 1995.

(4) Represents the operations of Chatsworth, Georgia and Woodstock and New Market, Virginia.

(5) Represents the estimated cost savings of the Company's master programming contracts and the elimination of duplicative functions and personnel attributable to the acquisition of the Existing Systems:

                                                   ==================================================
                                                    Programming      Duplicative           Pro Forma
                       In thousands                       Costs        Functions             Savings
                                                   -------------    --------------      -------------
                                                           $762             $958              $1,720

(6) Represents the estimated cost savings of the Company's master programming contracts and the elimination of duplicative functions and personnel attributable to the acquisition of the Acquisition Systems:

                                                   ==================================================
                                                    Programming      Duplicative           Pro Forma
                       In thousands                       Costs        Functions             Savings
                                                   -------------    --------------      -------------
                                                        $(1)              $1,167              $1,166

(7) Represents the elimination of management fees and allocated overhead costs, and the inclusion of estimated incremental overhead costs of the Company attributable to the acquisition of the Existing Systems:

                                                   ==================================================
                                                    Reversal of
                       In thousands                  Management          Company           Pro Forma
                                                           Fees         Overhead             Savings
                                                   -------------    --------------      -------------
                                                        $3,676          $(1,661)             $2,015

(8) Represents the elimination of management fees and allocated overhead costs, and the inclusion of estimated incremental overhead costs of the Company attributable to the acquisition of the Acquisition Systems:

                                                  ===================================================
                                                   Reversal of
                                                    Management          Company           Pro Forma
                                                          Fees         Overhead             Savings
                                                  -------------      ------------       -------------
                      In thousands
                                                        $2,258          $(1,241)             $1,017

(9) Represents additional depreciation and amortization of $8,653 (in thousands) resulting from the application of purchase accounting from the acquisition of the Existing Systems:

(10) Represents additional depreciation and amortization of $6,369 (in thousands) resulting from the application of purchase accounting from the acquisition of the Acquisition Systems:

(11)(12)   Adjusted to account for the Transactions:

                                                                     =============      ==============      ==============
                                                                       The Company           Existing         Acquisition
                                                                                              Systems           Systems
                  In thousands                                       =============      ==============      ==============
                  Note number                                                                  (11)                   (12)
                  Interest expense on the Notes                         $23,000            $13,405                $ 9,595
                  Net incremental amortization of issuance                1,311                320                    991
                  costs
                     Commitment fee on unused amount                        326                190                    136
                     Interest on Senior Credit Facility                  16,820             10,881                  5,939
                     Less: Interest on former credit                     (1,446)            (1,446)                     -
                  facility
                     Less: Interest recorded by prior asset             (38,648)           (12,251)               (26,397)
                  owners
                                                                     -------------      ------------        ---------------
                      Pro forma interest adjustment                    $ (1,363)           $11,099                $(9,736)
                                                                     =============      ============        ===============

Interest expense is calculated based on total outstanding debt of approximately $399.7 million of which $200.0 million represents proceeds of the Offering and $199.7 million represents borrowings under the Company's Senior Credit Facility. Pro forma interest expense is calculated on the applicable outstanding principal amounts at rates of 11.5% on the Notes and rates at 275 to 325 basis points above LIBOR for the borrowings under the Senior Credit Facility. Interest expense for the 12 months also includes the amortization of deferred financing fees of approximately $1.3 million and commitment fees of $326,000 on the unfunded amount under the Senior Credit Facility of approximately $65.3 million. Pro forma interest expense is generally allocated to the Existing Systems and the Acquisition Systems based upon the relative approximate purchase price of each system The net amount of the pro forma interest expense adjustment includes the effect of approximately $59,000 of interest income for the year ended December 31, 1995.

(13) Represents the elimination of forbearance costs of ACE prior to acquisition.

(14) Represents elimination of the minority interest in earnings of C4 prior to acquisition.

(15) Represents elimination of the minority interest in earnings of ACE prior to acquisition.

(16) Represents elimination of the provision for income taxes of Cox prior to acquisition.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The Company commenced operations in November 1995. The Company acquired certain cable television systems from UVC on November 9, 1995 (the "UVC Systems") and certain other cable systems from Longfellow on November 21, 1995 (the "Longfellow Systems"), from C4 on February 1, 1996 (the "C4 Systems"), from Americable on March 29, 1996 and from Cox on April 9, 1996 (the "Americable Systems"), for aggregate consideration of $315.7 million. See "Business--Development of the Systems--The Existing Systems" for a description of the Existing Systems. The Company has operated the Existing Systems for a limited period of time and had no operations prior to November 9, 1995. All acquisitions have been accounted for under the purchase method of accounting and, therefore, the Company's historical results of operations include the results of operations for each acquired system subsequent to its respective acquisition date.

The Company has entered into definitive agreements to acquire cable system assets of ACE, Triax, Grassroots, and expects to enter into a definitive agreement to acquire cable system assets of Penn/Ohio, for aggregate consideration of approximately $244.4 million. See "Business--Development of the Systems--The Acquisition Systems" for a description of the Acquisition Systems. If consummated, the purchase of the Acquisition Systems will result in a substantial increase in the number of subscribers and the revenues and expenses of the Company. As a result of the Company's limited operating history and the expected effect of the purchase of the Acquisition Systems, the Company believes that its results of operations for the period ended December 31, 1995 and for the three months ended March 31, 1996 are not indicative of the Company's results of operations in the future.

RESULTS OF OPERATIONS

ACTUAL

The following table sets forth, for the periods indicated, certain statements of operations and other data of the Company expressed in dollar amounts (in thousands) and as a percentage of revenue.


                                                         ===================================================
                                                             Three Months Ended           April 17 to
                                                                 March 31, 1996      December 31, 1995 (1)
                                                         ----------------------      -----------------------
                                                                           % of                         % of
 In thousands                                             Amount        Revenue         Amount       Revenue
                                                          ------        -------         ------       -------
 Revenues                                              $  9,780          100.0%       $ 4,369          100.0%
 Expenses
     Operating expenses                                   4,688           47.9          2,311           52.9
     Corporate expenses                                     570            5.8            127            2.9
     Depreciation and amortization                        3,476           35.5          2,308           52.8
     Pre-acquisition expenses                               -              -              940           21.5
                                                         ------          -----         ------          -----
 Total expenses                                           8,734           89.3          5,686          130.1%
                                                         ------          -----         ------          -----
 Operating income (loss)                                  1,046           10.7        (1,317)          (30.1)
 Interest expense, net                                    2,473           25.3          1,386           31.7
                                                         ------          -----        -------          -----
 Net loss                                              $(1,427)          (14.6)      $(2,703)          (61.9)
                                                        =======          ======       =======          ======
 Other Data:
 EBITDA (2)                                           $  4,522           46.2%       $   991          22.7%

(1) Reflects the historical financial statements for the period from inception (April 17, 1995) through December 31, 1995.

(2) EBITDA represents operating income (loss) before depreciation and amortization.

Actual

First quarter of 1996 compared with the year ended December 31, 1995

Revenues increased 123.8% to $9.8 million in the first quarter of 1996 from $4.4 million in 1995. These increases were attributable to the commencement of operations in November 1995 with the acquisition of the UVC Systems on November 9, 1995 and of the Longfellow Systems on November 21, 1995. Revenues for the first quarter of 1996 reflect full period operations of the UVC and Longfellow systems, as well as the acquisition of the C4 Systems on February 1, 1996 and of the Americable Systems on March 29, 1996.

Operating expenses were reduced to 53.7% of sales in the first quarter of 1996 from 55.8% of sales in 1995 due to initial cost-cutting measures implemented by the Company. These efforts included the establishment of centralized regional service centers in Rockland, Maine and Greeneville, Tennessee and the elimination of ten customer service offices. Employee staffing was reduced by 9.0% from pre-acquisition levels. Other cost reductions have been realized through the elimination of duplicative expenses, such as customer billing, accounting, accounts payable and payroll administration.

As a result of such cost efficiencies and accounting for pre-acquisition expenses, EBITDA increased to 46.2% of sales in the first quarter of 1996 from 22.7% of sales in 1995.

Combined Historical Existing Systems

The discussion of the results of operations for the years ended December 31, 1993, 1994 and 1995 is based on the combined historical results of the Acquired Predecessor Systems (UVC, Cox and C4), which do not reflect changes in the operation or management of the Existing Systems that the Company has made or intends to make and are not necessarily indicative of the results that would have been achieved had such systems been owned and operated by the Company during the periods presented.

Year ended December 31, 1995 compared to the year ended December 31, 1994

Revenues increased to $68.1 million in the year ended December 31, 1995 from $64.4 million in the year ended December 31, 1994 due to increases in service rates and internal subscriber growth. During this period, basic subscribers increased by approximately 2.9%, primarily in the Cox Systems and the C4 Systems, which grew by 1,800 and 1,200 subscribers respectively. Basic penetration improved to 71.1% at year-end 1995 from 69.7% at year-end 1994. Premium penetration over the period declined to 42.1% at year-end 1995 from 45.9% at year-end 1994. Operating expenses grew at rates generally approximating revenue growth, increasing to $38.3 million in the year ended December 31, 1995 from $35.4 million in the year ended December 31, 1994. EBITDA increased to $29.8 million in 1995 from $29.0 million in 1994.

Year ended December 31, 1994 compared to the year ended December 31, 1993

Revenues increased to $64.4 million in the year ended December 31, 1994 from $63.4 million in the year ended December 31, 1993, primarily due to growth in the number of basic subscribers and premium units, which increased over the period by approximately 2.9% and 20.9% respectively. Basic service penetration improved to 70.1% at year end 1994 from 69.0% at year end 1993, while premium penetration increased to 45.9% from 42.1% over the same period. In spite of these increases, revenue growth was inhibited by regulations of basic service rates which were instituted by the 1992 Cable Act. See "Legislation and Regulation" for a further discussion of recent cable television regulation. Operating expenses increased to $35.4 million in the year ended December 31, 1994 from $34.6 million in the year ended December 31, 1993. Increases in expenses were partially attributable to higher administrative costs of complying with regulatory reporting requirements under the 1992 Cable Act, as well as the addition of new services and shifting of service tiers in response to regulation. As a result, EBITDA increased modestly to $29.0 million in 1994 from $28.7 million in 1993.

Combined Historical Acquisition Systems

The discussion of the results of operations for the years ended December 31, 1993, 1994 and 1995 is based on the combined historical results of the Probable Predecessor Acquisition Systems (ACE and Triax), which do not reflect changes in the operation or management of the Acquisition Systems that the Company has made or intends to make and are not necessarily indicative of the results that would have been achieved had such systems been owned and operated by the Company during the periods presented.

Year ended December 31, 1995 compared to the year ended December 31, 1994

Revenues increased to $45.9 million in the year ended December 31, 1995 from $40.9 million in the year ended December 31, 1994, primarily due to increases in service rates, internal subscriber growth and the acquisition of approximately 9,000 subscribers in the Triax Systems during the first quarter of 1995. Over this period, the number of basic subscribers and premium units increased by approximately 7.1% and 13.1%, respectively. Basic penetration improved to approximately 73.2% at year end 1995 from approximately 71.9% at year end 1994. Premium penetration increased to 44.9% at year end 1995 from 42.5% at year end 1994. Operating expenses increased 15.7% to $26.8 million in 1995 from $23.2 million in 1994. EBITDA increased to $19.0 million in 1995 from $17.7 million in 1994.

Year ended December 31, 1994 compared to the year ended December 31, 1993

Revenues increased to $40.9 million in the year ended December 31, 1994 from $32.8 million in the year ended December 31, 1993, primarily due to internal subscriber growth and the integration of system acquisitions. In 1993, the Triax Systems completed three acquisitions, totaling over 23,000 subscribers, 90% of which were acquired in December of 1993. The increase in revenues from 1993 to 1994 was largely attributable to the full period of operations of the acquired properties and a 5.0% increase in subscribers at ACE. Basic subscribers and premium units in the Acquisition Systems increased over the period by approximately 4.1% and 17.2%, respectively. Basic penetration improved to 71.9% at year end 1994 from 69.3% at year end 1993, while premium penetration increased to 42.5% from 36.4% over the same period. Operating expenses grew 28.5% to $23.2 million in 1994, an increase of 28.5% from $18.1 million in 1993, due in part to regulatory related expenses. EBITDA increased to $17.7 million in 1994 from $14.7 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

The cable television business generally requires substantial capital for the construction, expansion and maintenance of the delivery system. In addition, the Company has pursued, and intends to pursue in the future, a business strategy which includes selective acquisitions. The Company has financed these expenditures through a combination of cash from operations, indebtedness from outside sources and equity capital from its partners. On a pro forma basis for the Existing Systems, for the three months ended March 31, 1996, the Company's cash from operations totaled $8.6 million and was sufficient to meet the Company's debt service obligations, working capital and capital expenditure requirements with the exception of the acquisition of the C4 Systems, which was funded by borrowings under the Senior Credit Facility. As of March 31, 1996, and giving effect to the acquisition of all of the Existing Systems, the Company had outstanding indebtedness of $210.0 million. This debt was used principally for the acquisition of the Existing Systems. In addition to this debt, the Company had additional availability of $55.0 million under the Senior Credit Facility. Pro forma for the Transactions, the Company would have had $199.7 million outstanding and availability of $65.3 million under the Senior Credit Facility. See "Credit Arrangements of the Company" for a further discussion of the Company's credit facilities. From November 1995 to March 31, 1996, in connection with the acquisitions of the Existing Systems, the Company received aggregate equity contributions of approximately $112.5 million of the initial 123.4 million commitments for equity contributions from existing partners of Concurrently with or prior to the closing of the Offering, the Company will complete the Rights Offering pursuant to which $69.8 million in further equity will be available. It is anticipated that following consummation of the Transactions, approximately $37.8 million of proceeds from the Rights Offering will be available to fund additional acquisitions. On an actual basis, representing solely the Company's results for the three months ended March 31, 1996, annualized cash flow was $18.1 million with outstanding indebtedness of $124.1 million.

Historically, the combined cash flow of substantially all of the Existing Systems totaled approximately $28.7 million, $29.0 million and $29.9 million for the years ended December 31, 1993, 1994 and 1995, respectively. For the same periods, the combined cash flow of substantially all of the Acquisition Systems was $14.7 million, $17.7 million and $19.0 million, respectively.

CAPITAL EXPENDITURES

From November 9, 1995 to March 31, 1996, the Company had capital expenditures (exclusive of system acquisitions) of approximately $1.7 million which were financed through a variety of sources which included (i) cash flows from operations, (ii) credit facilities from institutional lenders and affiliates and
(iii) equity infusions. Capital expenditures included expansion and improvements of existing cable properties, plant and equipment, maintenance of existing equipment and the addition of new subscribers necessitating cable line drops and extension of cable plant facilities and installations.

During the first three months of 1996, the Company's capital expenditures were approximately $1.1 million. These expenditures were primarily to establish and equip regional service centers, to upgrade existing plant and facilities and to build out facilities to previously unserved areas. On a pro forma basis for that period, the Existing Systems and the Acquisition Systems expended approximately $2.3 in capital expenditures, primarily for extensions of cable plant facilities and for system rebuilds. Pro forma for the purchase of the Acquisition Systems, the Company expects capital expenditures to total approximately $116.8 million over the period ending December 31, 2001. Of that amount, approximately $59.1 million will be used to upgrade the technical platform of substantially all of the Company's systems to at least 400 MHz to 450 MHz, approximately $12.8 million will be invested in addressable converters, primarily for its two primary operating regions, approximately $18.7 million will be used to build out the system to new homes and the balance of approximately $26.2 million will be used for repair and maintenance. In general, the Company expects to expend approximately $120 per subscriber over the two years ending December 31, 1998. The Company intends to finance such capital expenditures through operating cash flow. See "Business--Business Strategy" for a discussion of the Company's capital improvement strategy.

                                    BUSINESS

GENERAL

The Company owns, operates and develops cable television systems in small and medium-sized suburban and exurban communities, primarily concentrated in two operating regions--New England and Ohio/Kentucky--with a third, smaller group of cable television systems in the Southeast. To date, the Company has acquired strategically located cable television systems at historically attractive values, thus establishing its core geographic base and building subscriber mass. Since closing its initial acquisition in November 1995, the Company has become one of the 35 largest MSOs in the U.S. The Existing Systems passed approximately 304,700 homes in six states and served approximately 215,100 basic subscribers as of March 31, 1996.

The Company has entered into agreements to acquire, for an aggregate purchase price of approximately $244.4 million, the Acquisition Systems which passed approximately 202,400 homes and served approximately 147,500 basic subscribers as of March 31, 1996. The Acquisition Systems primarily consist of certain significant cable television systems to be acquired from ACE and from Triax. The ACE systems, serving approximately 83,300 subscribers in Kentucky and Indiana, and the Triax systems, serving approximately 53,800 subscribers in Ohio/Kentucky and the Southeast, are contiguous or in close proximity to the Existing Systems, consistent with the Company's strategy of clustering its cable television systems to achieve economies of scale and operating efficiencies. In addition, the Company has sold or entered into agreements to sell the Disposition Systems in the Southeast for an aggregate sales price of approximately $17.1 million, representing a per subscriber sales price that is over 30% more than the average per subscriber acquisition cost of the Existing Systems in the Southeast.

As of March 31, 1996, after giving pro forma effect to the purchase of the Existing Systems and the Acquisition Systems and the sale of the Disposition Systems, the Company's cable television systems passed approximately 493,900 homes and served approximately 351,900 basic subscribers, representing basic penetration of 71.2%. On such a pro forma basis, as of March 31, 1996, the Company would be one of the 25 largest MSOs in the U.S. and a dominant cable operator in its two primary operating regions. On the same pro forma basis, for the three months ended March 31, 1996 annualized and for the year ended December 31, 1995, the Company had revenues of approximately $120.6 million and $117.0 million, respectively, and EBITDA of approximately $58.9 million and $54.6 million, respectively.

The Company focuses on cable television systems in small and medium-sized suburban and exurban markets in order to exploit unique acquisition opportunities in the cable television marketplace created by the confluence of several economic, regulatory, competitive and technical forces. The cable television industry has experienced rapid and continuing consolidation over the last several years. Operators also have been faced with the need for increased levels of capital expenditures to expand channel capacity and to provide new broadband services. In addition, in recent years cable operators have begun to face the threat of competition from new market entrants, including telephone company video programming services and DBS services. Many smaller MSOs, particularly those that were acquisitive during the late 1980's and purchased systems at significantly higher prices, are either seeking liquidity for their investors or are constrained from accessing additional capital to upgrade or rebuild aging plant to remain competitive with other video programming providers. At the same time that "financial players" and smaller operators are seeking to exit the cable television business, larger MSOs are directing their finite human and financial resources to the major urban and suburban markets, which industry analysts expect to be the first battlefield between cable television and telephone companies for "information superhighway" related services. Large MSOs are divesting less strategic systems or are trading for other assets in an effort to conserve capital, to rationalize their own geographic clusters and to increase subscriber density in their larger urban and suburban systems.

The convergence of these market forces has resulted in a large inventory of cable systems for sale in small to medium-sized markets, combined with a relatively small pool of capable buyers. As a result of this supply and demand anomaly, the Company has been able to acquire selectively cable properties at historically attractive prices. The aggregate purchase price paid by the Company for the Existing Systems was approximately $315.7 million, representing an average of
8.7 times the pro forma acquisition cash flow (as defined) of the Existing Systems. The aggregate purchase price to be paid by the Company for the Acquisition Systems is approximately $244.4 million.

The Company believes that other acquisition opportunities exist, and the Company is continuously engaged in discussions with other cable television system owners and operators to explore such potential opportunities. Some of these potential opportunities may involve systems serving substantial numbers of subscribers. Although the Company does not currently have definitive agreements to acquire systems other than those described herein, the Company intends to continue to pursue, on an opportunistic basis, additional strategic acquisitions and smaller "fill-in" acquisitions within its existing operating regions to further enhance their operational and financial performance.

The Existing Systems and the Acquisition Systems represent the substantial completion of the first phase of the Company's business plan. Through its core acquisitions in New England and Ohio/Kentucky, the Company has established significant subscriber mass and positioned itself as a dominant cable operator in each of its primary operating regions. The Company is currently the second largest MSO in Maine, and, after giving pro forma effect to the purchase of the Existing Systems and the Acquisition Systems, as of March 31, 1996, the Company would be the second largest MSO in Kentucky and one of the largest operators of small and medium-sized cable systems in southern Ohio. In the Southeast, the Company has accumulated attractive systems, which it expects either to consolidate with subsequent system acquisitions, trade for systems within the Company's primary operating regions or divest at favorable prices. The next phase of the Company's business plan will focus on increasing subscriber density within its primary operating regions through selective acquisitions, integrating and streamlining business operations, making significant investment and improvements in technical plant and developing existing and new cable and broadband telecommunications services.

BUSINESS STRATEGY

The Company's objective is to increase its operating cash flow and the value of its systems by utilizing its expertise in acquiring and managing cable systems. Through strategic acquisitions and internal growth, the Company seeks to own and operate cable television systems serving at least 500,000 subscribers in geographically concentrated clusters serving 100,000 or more subscribers. To achieve its objective, the Company pursues the following business strategies:

TARGET CLUSTERS IN SMALL AND MEDIUM-SIZED MARKETS. The Company has acquired clusters of cable television systems serving small and medium-sized suburban and exurban markets which are generally within 50 to 100 miles of larger urban and suburban communities. The Company believes that such markets have many of the beneficial attributes of larger urban and suburban markets--moderate to high household growth, economic stability, attractive subscriber demographics and favorable potential for additional clustering. Moreover, in such markets, the Company believes that (i) it will face less direct competition given the lower population densities and higher costs per subscriber of installing cable plant, (ii) it will maintain higher subscriber penetration levels and lower customer turnover based on fewer competing entertainment alternatives, and
(iii) its overhead and certain operating costs will generally be lower than those in larger markets.

GROW THROUGH STRATEGIC AND OPPORTUNISTIC ACQUISITIONS. Beginning with its initial acquisition in November 1995 of systems in Maine and Ohio, the Company has systematically implemented a focused acquisition and consolidation strategy within its two primary operating regions of New England and Ohio/Kentucky and its systems group in the Southeast. Going forward, the Company will seek to acquire systems that can be readily integrated into its primary operating regions, in order to maximize operating efficiencies. As a consolidator of systems within its operating regions, the Company will pursue both "fill-in" acquisitions of smaller systems as well as strategic acquisitions. The Company believes that such acquisition targets will have diminished strategic value to other prospective buyers given its geographic prominence in these regions. Consequently, the Company believes these systems can be purchased at favorable prices. The Company also opportunistically pursues acquisitions outside of its primary operating regions that can either be resold at higher prices or exchanged for systems that are contiguous to its primary operating regions. The Company has begun to execute this strategy with its Southeast systems.

IMPLEMENT OPERATING EFFICIENCIES. Upon acquiring a system, the Company implements extensive management, operational and technical changes designed to improve operating efficiencies, enhance operating cash flow and operating margins and reduce overhead through economies of scale. Within each of its operating regions, the Company has begun to streamline field operations by establishing centralized customer service facilities, installing state-of-the-art telephone systems, MIS and billing systems and eliminating duplicative functions. These changes have resulted in lower administrative costs, better trained employees and a higher level of customer service. Within the Existing Systems and Acquisition Systems, the Company plans to consolidate up to 31 customer service and sales offices into four regional service centers and seven local payment offices. Lastly, the Company seeks to reduce technical operating costs and capital expenditures by consolidating headend facilities. In the Existing Systems and the Acquisition Systems, the Company plans to eliminate up to 59 of 202 headends. By serving more subscribers from a single distribution point, the Company has begun to decrease ongoing technical maintenance expenses, improve system reliability and enhance cost efficiencies in adding new channels and services.

PROMOTE AND EXPAND SERVICE OFFERINGS. The Company aggressively promotes and expands services to add and retain customers and increase revenue per customer. The Company employs a coordinated array of marketing techniques, including door-to-door sales, telemarketing, direct mail, print and broadcast advertising, flyers and billing inserts and cross-channel promotion. Many of the Company's customers received limited service offerings prior to acquisition and, accordingly, the Company has begun to expand and repackage the basic and premium services it offers. The Company believes that significant opportunity exists to increase service revenue by expanding the programming and pricing options available to its customers. Towards this end, the Company has created new basic and premium packages and launched several lower priced premium channels such as The Disney Channel, Starz! and Encore. As systems are consolidated and technically enhanced, the Company will also seek to expand addressable penetration. Only approximately 27.6% of the subscribers in the Existing Systems and the Acquisition Systems access addressable technology. Addressability will enable the Company to increase revenues derived from pay-per-view movies and events and new pay services such as interactive video games, including The Sega Channel. In addition, with the expanded advertising market delivery afforded by larger, contiguous system clusters, the Company plans to intensify local spot advertising sales efforts.

STRATEGICALLY UPGRADE SYSTEMS. The Company will selectively upgrade its cable systems to increase channel capacity, enhance signal quality and improve technical reliability. The Company believes such technical upgrades will not only enhance the potential for increasing revenues, but also will improve customer and community relations and further solidify the Company's position as the preeminent local provider of video services in its operating regions. In addition, by implementing a hybrid fiber optic-backbone/coaxial cable design across the portions of its cable plant that serve its highest subscriber densities, the Company will effectively position itself for the introduction of new broadband and interactive services. In its primary operating regions in New England and Ohio/Kentucky, the Company intends to invest up to $49.0 million over the next five years to establish a technical platform of at least 400 MHz to 450 MHz (54 to 62 channels) in a majority of its systems and 550 MHz to 750 MHz (78 to 100 channels) in certain of its larger markets. Over the same period, the Company plans to invest up to an additional $10.6 million for addressable converters in its two primary operating regions.

Additional potential for increased revenues will result as the Company develops broadband service capability for the transmission of video, voice and data services. Creating full service broadband terrestrial and satellite networks interconnecting contiguous cable systems will enable the Company's regional systems to offer a wide range of new services. These service offerings will include multi-channel pay-per-view, interactive video games, advertising insertion and the delivery of videotext or other information services. The Company's regional systems could then be interconnected, creating potential opportunities to utilize the network for services such as Internet access, regional advertising, distance learning and telemedicine.
Over the longer term, potential applications for fiber interconnected networks include competitive telephone access, long distance telephone backhaul, PCS and ESMR interconnection and energy management and monitoring.

FOCUS ON THE CUSTOMER. The Company continually seeks to provide superior customer service and improve programming and service choices for its subscribers. By centralizing customer service at the regional level, all functions that directly impact subscribers--sales and marketing, customer service and administration and technical support--are implemented more quickly and effectively. In addition, as a result of its consolidation efforts, the Company has been able to enhance its customer service by increasing hours of operations for its customer service functions, better coordinating service calls, increasing responsiveness to customer inquiries and standardizing maintenance procedures. While centralizing and improving customer service, the Company has retained local payment and technical offices to maintain its presence and visibility within its communities.

THE CABLE TELEVISION INDUSTRY

A cable television system receives television, radio and data signals that are transmitted to the system's headend site by means of off-air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed, primarily through coaxial, and in some instances, fiber optic cable, to customers who pay a fee for this service. Cable television systems may also originate their own television programming and other information services for distribution through the system. Cable television systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified term of years, generally for extended periods of up to 15 years.

The cable television industry developed in the United States in the late 1940's and early 1950's in response to the needs of residents in predominantly rural and mountainous areas of the country where the quality of off-air television reception was inadequate due to factors such as topography and remoteness from television broadcast towers. In the 1960's, cable television systems also developed in small and medium-sized cities and suburban areas that had a limited availability of clear off-air television station signals. All of these markets are regarded within the cable industry as "classic" cable television system markets. In more recent years, cable television systems have been constructed in large urban cities and nearby suburban areas, where good off-air reception from multiple television stations usually is already available, in order to receive the numerous, satellite-delivered channels carried by cable television systems which are not otherwise available via broadcast television reception.

Cable television systems offer customers various levels (or "tiers") of basic cable services consisting of (i) off-air television signals of local network, independent and educational stations, (ii) a limited number of television signals from so-called super stations originating from distant cities (such as WTBS, WGN and WWOR), (iii) various satellite-delivered, non-broadcast channels (such as Cable News Network ("CNN"), MTV: Music Television, the USA Network ("USA"), Entertainment and Sports Programming Network ("ESPN") and Turner Network Television ("TNT")), (iv) certain programming originated locally by the cable television system (such as public, governmental and educational access programs) and (v) informational displays featuring news, weather, stock market and financial reports and public service announcements. For an extra monthly charge, cable television systems also offer premium television services to their customers. These services (such as Home Box Office ("HBO"), Showtime and regional sports networks) are satellite-delivered channels consisting principally of feature films, live sports events, concerts and other special entertainment features, usually presented without commercial interruption.

A customer generally pays an initial installation charge and fixed monthly fees for basic and premium television services and for other services (such as the rental of converters and remote control devices). Such monthly service fees constitute the primary source of revenues for cable television systems. In addition to customer revenues from these services, cable television systems generate revenues from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. Cable television systems frequently also offer to their customers home shopping services, which pay the systems a share of revenues from sales of products in the systems' service areas. See "--Programming, Services and Rates."

DEVELOPMENT OF THE SYSTEMS

THE EXISTING SYSTEMS. The Company's Existing Systems include cable television systems acquired in five separate asset purchase transactions since the Company's inception. The aggregate purchase price paid by the Company for the Existing Systems was approximately $315.7 million, representing an average of
8.7 times the pro forma acquisition cash flow of such systems. As of March 31, 1996, the Company's Existing Systems passed approximately 304,700 homes and served approximately 215,100 basic subscribers and 82,700 premium units, representing basic penetration of 70.6% and premium penetration of 38.4%. The information set forth below briefly describes the five acquisitions that comprise the Existing Systems, which are organized into two primary operating regions--New England and Ohio/Kentucky--and a third, smaller group of systems in the Southeast.

UVC Systems. On November 9, 1995, the Company completed its first acquisition by acquiring certain cable systems in Maine and Ohio owned by United Video Cablevision, Inc. (the "UVC Systems") for an aggregate purchase price of $120.7 million, an 8.3 times multiple of pro forma acquisition cash flow. At the date of acquisition, the UVC Systems passed approximately 116,600 homes and served approximately 87,700 basic subscribers. Approximately 50,600 subscribers in Maine formed the initial systems in the Company's New England cluster and approximately 37,100 subscribers in Ohio formed the initial systems in the Company's Ohio/Kentucky cluster.

Longfellow Systems. On November 21, 1995, the Company completed a "fill-in" acquisition by purchasing all of the cable systems in central Maine owned by Longfellow Cable Company, Inc. and two of its affiliates (the "Longfellow Systems") for an aggregate purchase price of $6.1 million, a 7.4 times multiple of pro forma acquisition cash flow. At the date of acquisition, the Longfellow Systems passed approximately 8,700 homes and served approximately 5,100 basic subscribers, all of which were integrated into the Company's New England cluster.

C4 Systems. On February 1, 1996, the Company completed the acquisition of all of the cable systems owned by C4 Media Cable Southeast, Limited Partnership and County Cable Company, L.P. (the "C4 Systems") for an aggregate purchase price of $47.6 million, an 8.2 times multiple of pro forma acquisition cash flow. At the date of acquisition, the C4 Systems passed approximately 60,300 homes and served approximately 40,700 basic subscribers. The C4 Systems, which are located in Virginia, Tennessee and Georgia, formed the initial systems in the Company's Southeast region.

Americable Systems. On March 29, 1996, the Company completed a second "fill-in" acquisition by purchasing additional cable systems located in Maine from Americable International Maine, Inc. (the "Americable Systems") for $4.7 million, a 6.5 times multiple of pro forma acquisition cash flow. At the date of acquisition, the Americable Systems passed approximately 5,200 homes and served approximately 3,400 basic subscribers. The Americable Systems have also been integrated into the Company's New England cluster.

Cox Systems. On April 9, 1996, the Company completed the acquisition of certain cable systems in Ohio and Kentucky owned by affiliates of Cox Communications, Inc. (the "Cox Systems") for an aggregate purchase price of $136.5 million, a 9.5 times multiple of pro forma acquisition cash flow. At the date of acquisition, the Cox Systems passed approximately 110,900 homes and served approximately 78,300 basic subscribers. The Cox Systems have been integrated into the Ohio/Kentucky cluster.

THE ACQUISITION SYSTEMS. The Company has entered into four agreements to purchase the Acquisition Systems for an aggregate purchase price of approximately $244.4 million. As of March 31, 1996, the Acquisition Systems passed approximately 202,400 homes and served approximately 147,500 basic subscribers and 65,000 premium units, representing basic penetration of 72.9% and premium penetration of 44.1%. As described below, many of the Acquisitions Systems are in close proximity to the Existing Systems, consistent with the Company's strategy of clustering its cable television systems to achieve operating efficiencies. It is anticipated that these acquisitions will be completed in the third quarter of 1996, but there can be no assurance that any of these transactions will be consummated.

ACE Systems. On July 15, 1996, the Company entered into an agreement with ACE to purchase substantially all of the assets comprising the 19 ACE Systems located in the central and northern Bluegrass region of Kentucky and adjacent southern Indiana for a purchase price of $146.0 million. The purchase price is subject to reduction in the event the number of basic subscribers or operating revenues do not meet a specified target at closing. As of March 31, 1996, the ACE Systems passed approximately 106,600 homes and served approximately 83,300 basic subscribers (76,400 in Kentucky and 6,900 in Indiana) who purchased approximately 29,800 premium service units, representing basic penetration of 78.2% and premium penetration of 35.8%. At March 31, 1996, the average monthly revenue per subscriber was $30.42. The Company intends to operate all of the ACE Systems as part of its Ohio/Kentucky cluster. The Company's agreement for the acquisition of the ACE Systems will be subject to approval of ACE's existing creditors and a bankruptcy court. Although there can be no assurances, the Company has no reason to believe that such creditors or the bankruptcy court will not approve the transaction or that the bankruptcy proceedings will have any material adverse effect on the operations of the ACE Systems.

Triax Systems. On May 16, 1996, the Company entered into an agreement with Triax to purchase substantially all of the assets comprising the 59 Triax Systems serving approximately 53,800 basic subscribers in Ohio, Kentucky, Virginia, West Virginia, Pennsylvania, Maryland and North Carolina for a purchase price of $85.0 million. The purchase price is subject to reduction in the event the operating revenues of the Triax Systems do not meet a specified target for the two calendar month period prior to closing. As of March 31, 1996, the Triax Systems operated at a 67.9% basic penetration and 56.2% premium penetration and generated average monthly revenue per basic subscriber of $29.06. The Company intends to operate the Kentucky, Ohio and West Virginia systems, serving approximately 28,900 basic subscribers, as part of its Ohio/Kentucky cluster. The Company intends to operate the North Carolina, Virginia, Pennsylvania and Maryland systems, serving approximately 24,900 basic subscribers, as part of its Southeast region.

Upon acquisition and the subsequent integration of the ACE Systems and the Triax Systems with the Existing Systems, the Company will serve over 200,000 subscribers in communities south of Columbus, Ohio to the southern perimeter of Lexington, Kentucky. Within this region are ten county service areas along the Interstate 75 "growth corridor," which runs from Cincinnati through Lexington to Atlanta, Georgia and is among the fastest growing areas in the region.
After completion of several capital projects by 1997, 30% of the Company's subscribers within this region will be served by fiber-to-the-feeder 500 MHz or 750 MHz technical plant.

Grassroots Systems. On July 19, 1996, the Company entered into an agreement with Grassroots to purchase substantially all of the assets comprising 21 cable television systems in New Hampshire and Maine (the "Grassroots Systems") for a purchase price of $9.6 million. The purchase price is subject to reduction in the event that minimum revenue thresholds are not met at closing. As of March 31, 1996, the Grassroots Systems passed approximately 12,400 homes and served approximately 7,000 basic subscribers (4,800 in New Hampshire and 2,200 in Maine), representing basic penetration of 56.4%. The Company intends to operate the Grassroots Systems as part of its New England cluster. The acquisition is expected to close in August 1996.

Penn/Ohio Systems. The Company expects to enter into an agreement in August 1996 with SRW Penn/Ohio to purchase substantially all the assets comprising two cable television systems in Ohio and Pennsylvania (the

"Penn/Ohio Systems") for a purchase price of $3.8 million. The purchase price is subject to reduction in the event that minimum subscriber thresholds are not met at closing. As of March 31, 1996, the Penn/Ohio Systems passed approximately 4,100 homes and served approximately 3,300 basic subscribers (1,700 in Ohio and 1,600 in Pennsylvania), representing basic penetration of 80.4%. The Company intends to operate the Ohio system as part of its Ohio/Kentucky cluster. The Pennsylvania system will be interconnected with the Triax Systems' Rockwood, Pennsylvania system and operated as part of the Southeast region.

THE DISPOSITION SYSTEMS. On July 24, 1996, the Company sold its Chatsworth, Georgia system, representing approximately 5,700 basic subscribers, to an affiliate of Helicon Partners for $8.6 million. The Company also has entered into an agreement to sell its Woodstock and New Market, Virginia systems, representing approximately 5,000 subscribers, to Shenandoah Cable Television Company, an affiliate of Shenandoah Telephone Company, for $8.5 million. It is anticipated that this sale will be completed in the fourth quarter of 1996.
The aggregate $17.1 million sales price for the Disposition Systems represents a per subscriber sales price that is over 30% more than the average per subscriber acquisition cost of the Existing Systems in the Southeast.

SYSTEM DESCRIPTIONS

After giving effect to the purchase of the Acquisition Systems and the sale of the Disposition Systems, the Company's cable television systems will consist of two primary operating regions--New England and Ohio/Kentucky--with a third, smaller group of systems in the Southeast. The following chart provides certain pro forma operating statistics as of and for the three-month period ended March 31, 1996:

               COMBINED EXISTING SYSTEMS AND ACQUISITION SYSTEMS

                                               ==================================================================
                                                   New England       Ohio/Kentucky      Southeast       Combined
                                                       Cluster             Cluster         Region        Systems
                                               ---------------   -----------------      ---------     ----------
 Homes passed                                         95,414             306,193         92,255        493,862
 Basic subscribers                                    65,940             229,819         56,093        351,852
 Basic penetration                                      69.1%               75.1%          60.8%          71.2%
 Premium units                                        24,608              88,316         30,294        143,218
 Premium penetration                                    37.3%               38.4%          54.0%          40.7%
 Avg. monthly revenue per basic subscriber            $27.83              $28.43         $23.98         $27.43
                                               ---------------   -----------------      ---------    -----------


New England Cluster. As of March 31, 1996, after giving pro forma effect to the purchase of the Acquisition Systems, the Company passed approximately 95,400 homes and served approximately 65,900 basic subscribers and 24,600 premium units in the New England cluster, which is comprised of communities primarily in southern and coastal Maine and central New Hampshire. The majority of the Maine systems are located within a 30-60 minute driving radius of the cities of Portland and Bangor in predominantly blue-collar, middle income bedroom communities. In addition, the Company serves resort communities in Maine's Carrabassett Valley that include Sugarloaf/USA and Sunday River. Most of the approximately 4,800 subscribers in New Hampshire are within commuting distance of Laconia, Plymouth and Littleton. The 1996 median household income and projected household growth rates (from 1996 to 2001) in the New England cluster meet or exceed U.S. averages for counties with less than 100,000 households ("Comparable Counties"), according to Equifax National Decision Systems, 1996. After giving pro forma effect to the purchase of the Acquisition Systems, eighty-seven percent of the counties in which the Company has systems have fewer than 100,000 households.

The New England systems are currently served by 70 headends, of which up to 19 are scheduled to be eliminated over the next three years by the Company as part of its consolidation efforts. Prior to acquisition, the New England cluster was served by seven customer service locations, which the Company will consolidate over the next six months into a single regional service center in Rockland, Maine and a local payment office in Madawaska, Maine. More than 66.0% of the current plant design for the New England

Systems is at 54 channels (400 MHz) or higher. Upon completion of the plant rebuild projects to fiber-to-the-feeder design by year-end 1996 in Rockland and Thomaston, Maine, 10.0% of the plant in the New England cluster will have channel capacities of 78 channels (550 MHz) or higher. Over the next five years, the Company expects to invest up to $11.1 million to selectively rebuild or upgrade the majority of the New England systems to at least a 54 channel technical platform to position the systems for business opportunities in advertising insertion, impulse pay-per-view, high speed data networking and Internet access. In addition, the Company plans to complete several line extension projects, which is expected to add approximately 1,000 homes passed to the New England systems by year-end 1996.

To date, the Company has added between three and seven tiered programming or premium channels to over 70.0% of its systems. In conjunction with the channel line-up improvements, direct mail promotions and follow-up telemarketing campaigns have enabled the Company to raise its average combined basic and tier service rates in those systems from $23.21 per month to $25.44 per month in May 1996. The Company believes that basic and premium penetration can be increased through such programming additions, repackaging and aggressive marketing. Moreover, the Company has begun to introduce addressability in the New England systems to improve revenues derived from pay-per-view and other interactive services such as video games, including The Sega Channel. As of March 31, 1996, none of the New England systems were addressable. As systems are interconnected and consolidated, the Company will more aggressively pursue spot advertising revenues, which accounted for only $0.20 per subscriber per month in March 1996.

Ohio/Kentucky Cluster. As of March 31, 1996, after giving effect to the purchase of the Acquisition Systems, the Company passed approximately 306,200 homes and served approximately 229,800 subscribers and 88,300 premium units in the Ohio/Kentucky cluster in communities primarily in southern Ohio and northern and central Kentucky. The majority of the Ohio systems are located within a 60 minute driving distance of Cincinnati, Columbus or Toledo. The majority of the Company's Kentucky subscribers reside in the outlying communities surrounding Lexington and Ashland, Kentucky. The Company's Madison, Indiana system, which served approximately 6,900 subscribers as of March 31, 1996, is near Cincinnati. The Company's approximately 240 West Virginia subscribers reside along the Ohio River and are served from the Ohio/Kentucky systems. The 1996 median household income in the Ohio/Kentucky cluster exceeds U.S. averages for Comparable Counties, according to Equifax National Decision Systems, 1996. However, growth in the number of households in the Ohio/Kentucky cluster is projected to lag that of Comparable Counties over the next five years.

Over the next three years, the Company plans to eliminate up to 32 of the 90 headends that currently serve the Ohio/Kentucky systems, which will increase the cluster's average system size to over 4,000 subscribers per headend. The Ohio/Kentucky cluster's fifteen customer service offices will be consolidated by the Company by early 1997 into two regional service centers, in Chillicothe, Ohio and Richmond, Kentucky, and five local payment offices. Over 40.0% of the current plant design for the Ohio/Kentucky systems is at 54 channels or higher, including fiber-to-the-feeder 550 MHz and 750 MHz systems in Delhi and Ironton, Ohio, Nicholasville and Cynthiana, Kentucky and Madison, Indiana. Upon completion of its current rebuild of the Chillicothe and Jackson, Ohio and Winchester, Kentucky systems by 1997, the Company will serve 26.0% of its subscribers with at least 78 channel plant. Similar to the New England cluster, the Company plans to invest significant capital to selectively rebuild or upgrade the majority of the Ohio/Kentucky systems to at least a 54 channel technical platform to position the systems for additional cable and broadband telecommunications service revenues. Over the next five years, the Company expects to invest $37.9 million in connection with its plant improvement program for these systems.

To date, the Company has added between three and six tiered programming or premium channels to 34.0% of its systems. Average combined basic and tier service rates in those systems were also increased from $22.80 to $24.43 at May 31, 1996, in conjunction with direct mail and telemarketing campaigns, as in the New England cluster. Similar new channel launches, rate increases and marketing programs are planned to be instituted by the Company in the majority of the remaining Ohio systems in the fourth quarter of 1996. As part of its technical improvement program, the Company plans to increase the deployment of addressable converters, which served only 42.0% of the Ohio/Kentucky subscribers as of March 31, 1996, and more aggressively market pay-per-view and other interactive services such as video games. In addition, the systems acquired from Cox and those to be acquired from ACE generated significant spot advertising revenues, averaging $0.76 and $1.32 per subscriber per month, respectively, in 1995.
The Company plans to leverage these advertising sales efforts in the remaining Ohio/Kentucky systems, which averaged only $0.07 per month per subscriber in March 1996.

Southeast Region. As of March 31, 1996, after giving effect to the purchase of the Acquisition Systems and the sale of the Disposition Systems, the Company passed approximately 92,300 homes and served approximately 56,100 subscribers and 30,300 premium units in the Southeast region. The Southeast region is comprised of four groups of systems located in the following states: (i) Tennessee, which served approximately 16,500 basic subscribers as of March 31, 1996; (ii) North Carolina, which served approximately 14,500 basic subscribers;
(iii) Virginia/West Virginia, which served approximately 20,300 basic subscribers; and (iv) Maryland/Pennsylvania, which served approximately 4,800 basic subscribers. The Tennessee systems are located primarily in Greeneville, Tennessee and surrounding communities in Eastern Tennessee. The North Carolina systems are located between Raleigh and Rocky Mount, North Carolina. The majority of the Virginia systems are located in north central Virginia between Charlottesville and Winchester and in Eastern Virginia near Richmond and the Chesapeake Bay. The Maryland/Pennsylvania systems are located at the Maryland and Pennsylvania border. The 1996 median household income and actual and projected growth rate in the number of households (from 1990 to 2001) in the Southeast region exceed U.S. averages for Comparable Counties, according to Equifax National Decision Systems, 1996.

As noted above, the Company plans either to consolidate further the Southeast region systems through acquisitions, trade the systems for properties within its primary operating regions in New England and Ohio/Kentucky, or sell the systems outright. To date, the Company has received expressions of interest to trade or sell all four system groups in this region. As such, the Company's operating and capital expenditure plans for the Southeast region will be limited to maintenance and discretionary projects that will increase the value of the systems to a potential buyer or trading partner. The Southeast systems are currently served by 41 headends. The Company has identified at least seven headends that could be eliminated by interconnected plant. Prior to the acquisitions, the Southeast region consisted of nine customer service locations. The Company has consolidated five offices from the Existing Systems into a regional service center in Greeneville, Tennessee and a local payment office in Matthews, Virginia. The Company believes that the remaining four offices of the Acquisition Systems can also be integrated into the Greeneville facility. Approximately 24% of the current plant design for the Southeast systems is at 54 channels (400 MHz) or higher. The Company will continue to evaluate capital expenditures to rebuild and upgrade plant based on the sales or trading status of the Southeast systems.

PROGRAMMING, SERVICES AND RATES

The Company has various contracts to obtain basic and premium programming for its systems from program suppliers whose compensation is typically based on a fixed fee per customer. The Company's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Some program suppliers provide volume discount pricing structures or offer marketing support to the Company. In particular, the Company has negotiated programming agreements with premium service suppliers that offer cost incentives to the Company under which premium service unit prices decline as certain premium service growth thresholds are met. The Company's successful marketing of multiple premium service packages emphasizing customer value has enabled the Company to take advantage of such cost incentives. In addition, the Company is a member of a programming consortium consisting of small to medium-sized MSOs serving, in the aggregate, over three million cable subscribers. The consortium was formed to help create efficiencies in the areas of securing and administering programming contracts, as well as to establish more favorable programming rates and contract terms for small to medium-sized operators.
Going forward, the Company intends to negotiate programming contract renewals both directly and through the consortium to obtain the best possible contract terms. The Company also has various retransmission consent arrangements with commercial broadcast stations. Some of these consents require direct payment of nominal fees for carriage. In some other instances no payment is required; however, the Company has entered into agreements with certain stations to carry satellite-delivered cable programming which is affiliated with the network carried by such stations. A substantial portion of these retransmission consent agreements are required to be renewed before October 1996. There can be no assurance that such agreements can or will be renewed under similar terms. See "Legislation and Regulation."

Although services vary from system to system due to differences in channel capacity, viewer interests and community demographics, the majority of the Company's systems offer a "basic service tier," consisting of local television channels (network and independent stations) available over-the-air and local public, governmental, home-shopping and leased access channels. The majority of the Company's systems offers, for a monthly fee, an expanded basic tier of "superstations" originating from distant cities (such as WTBS, WGN and WWOR), various satellite-delivered, non-broadcast channels (such as CNN, MTV, USA, ESPN and TNT) and certain programming originated locally by the cable system (such as public, governmental and educational access programs) providing information with respect to news, time, weather and the stock market. In addition to these services, the Company's systems typically provide one or more premium services purchased from independent suppliers and combined in different formats to appeal to the various segments of the viewing audience, such as HBO, Cinemax, Showtime, The Movie Channel, Starz! and The Disney Channel. These services are satellite-delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment features, usually presented without commercial interruption.
Such premium programming services are offered by the Company's systems both on an a la carte basis and as part of premium service packages designed to enhance customer value and to enable the Company's systems to take advantage of programming agreements offering cost incentives based on premium unit growth. Subscribers may subscribe for one or more premium units. Additionally, the Company plans to upgrade certain of its systems with fiber optic cable, which will allow the Company to expand its ability to use "tiered" packaging strategies for marketing premium services and promoting niche programming services. The Company believes that this ability will increase basic and premium penetration as well as revenue per subscriber.

Rates to subscribers vary from market to market and in accordance with the type of service selected. As of March 31, 1996, the average monthly basic fees for the Existing Systems was $9.09 for the basic service tier and $22.52 for the expanded basic service tier. These rates reflect reductions effected in response to the 1992 Cable Act's re-regulation of cable television industry rates, and in particular, the FCC's rate regulations implementing the 1992 Cable Act, which became effective in 1993. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new subscribers. Management believes that the Company's rate practices are generally consistent with the current practices in the industry. See "Legislation and Regulation."

MARKETING, CUSTOMER SERVICE AND COMMUNITY RELATIONS

The Company aggressively markets and promotes its cable television services with the objective of adding and retaining customers and increasing revenue per customer. The Company actively markets its basic and premium program packages through a number of coordinated marketing techniques, which include (i) direct door-to-door sales in targeted areas where subscriber concentration and efficiencies provide a reasonable cost of sale, (ii) telemarketing primarily for pay unit acquisition and customer satisfaction, quality control and retention, (iii) direct mail for promotional and target service offers, (iv) monthly billing statement inserts and flyers for major basic subscriber campaigns, (v) local newspaper and broadcast television and radio advertising where population densities are sufficient to provide a reasonable cost of sale, and (vi) cross-channel promotion of new services such as pay-per-view.

The Company is dedicated to providing superior customer service. To meet this objective, the Company provides its customers with a full line-up of programming, a wide variety of programming options and packages, timely and reliable service and improved technical quality. The Company's employees receive ongoing training in customer service, sales and subscriber retention and technical support. In general, following a new installation, customer service representatives will follow up by telephone contact with the subscriber to assess the quality of installation, the service the subscriber is receiving and to ensure overall subscriber satisfaction. Customer service representatives and technicians are also trained to market upgrades or cross-sell services at the point of sale or service. As part of its consolidation efforts, the Company has established centralized customer service facilities, increased hours of operation, and installed state-of-the-art telephone, information and billing systems to improve responsiveness to customer needs. In addition, the Company has retained local payment and technical offices to maintain its local presence and visibility within its communities.

Recognizing that strong governmental, franchise and public relations are crucial to the overall success of the Company, an aggressive initiative has been undertaken to maintain and improve the working relationships with all governmental entities within the franchise areas. Regional managers are required to meet regularly with local officials for the purposes of keeping them advised on the Company's activities within the communities, to receive information and feedback on the Company's standing with officials and customers alike and to ensure that the Company can maximize its growth potential in areas where new housing development is occurring or where significant technical plant improvement is underway. The regional managers are also responsible for all franchise renewal negotiations as well as the maintenance of Company visibility through involvement in various community and civic organizations and charities.

TECHNOLOGICAL DEVELOPMENTS

As part of its commitment to customer service, the Company maintains high technical performance standards in all of its cable systems. Acquired and existing systems are selectively upgraded to increase channel capacity and improve picture quality and reliability for the delivery of additional programming and new services. Before committing the capital to upgrade a system, Company management carefully assesses (i) subscribers' demand for more channels, (ii) upgrade requirements in connection with franchise renewals,
(iii) which competing technologies are currently available, (iv) the likely subscriber demand for other cable and broadband telecommunications services,
(v) the extent to which system improvements will increase the attractiveness of the property to a future buyer and (vi) the cost effectiveness of any such upgrades.

The following table sets forth certain information regarding the channel capacities and miles of plant for the Existing Systems and the Acquisition Systems as of March 31, 1996.

                      ===========================================================================================================
                             UP TO 36        37 TO 42        43 TO 54         55 TO 62        63 TO 78       79 TO 100
                             CHANNELS        CHANNELS        CHANNELS         CHANNELS        CHANNELS        CHANNELS      TOTAL
                             --------        --------        --------         --------        --------        --------      -----
EXISTING SYSTEMS:
    Number of systems            14.4            38.5            23.7             22.7             1.8             0.0      101.0
    Miles of plant                538           3,541           1,739            1,863             880               0      8,561
    % miles of plant             6.3%           41.4%           20.3%            21.8%           10.3%            0.0%     100.0%

ACQUISITION SYSTEMS:
    Number of systems            10.5            59.0             0.5             26.0             2.0             2.0      100.0
    Miles of plant              1,030           3,228             179            1,169             152             261      6,019
    % miles of plant            17.1%           53.6%            3.0%            19.4%            2.5%            4.3%     100.0%

TOTAL:
    Number of systems            24.9            97.5            24.2             48.7             3.8             2.0      201.0
    Miles of plant              1,568           6,769           1,918            3,032           1,032             261     14,580
    % miles of plant            10.8%           46.4%           13.2%            20.8%            7.1%            1.8%     100.0%


The Company's systems have an average capacity of approximately 49 channels and approximately 27.6% of the Company's subscribers currently access addressable technology. Addressable technology enables the Company, from the office or headend, to change the premium channels being delivered to each subscriber or to activate pay-per-view services. These service level changes can be effectuated without the delay or expense associated with dispatching a technician to the subscriber's home. Addressable technology also reduces premium service theft and allows the Company automatically to disconnect delinquent accounts electronically from the customer service center.

The use of fiber optic technology in concert with coaxial cable has significantly enhanced cable system performance. Fiber optics strands are capable of carrying hundreds of video, data and voice channels over extended distances without the extensive signal amplification typically required for coaxial cable. To date, the Company has used fiber to interconnect headends, to eliminate headends by installing fiber backbones and to reduce amplifier cascades, thereby improving both picture quality and system reliability and gaining operational efficiencies.

Digital compression and high capacity data modems may become commercially viable within the next few years. These developments may enable an increase in system channel capacity and may allow the introduction of alternative communications delivery systems for data and voice. The Company does not currently plan to deploy digital technology, as it believes such technologies will not become cost-effective for its systems in the near term. However, the Company will continue to monitor the development of such technology and its utilization by other cable operators to assess the cost-effectiveness of widespread deployment of such technology.

FRANCHISES

Cable television systems are generally constructed and operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and the provision of free service to schools and certain other public institutions; and the maintenance of insurance and indemnity bonds. The provisions of local franchises are subject to federal regulation under the Cable Acts. See "Legislation and Regulation."

As of March 31, 1996, the Company held 257 franchises. These franchises, the majority of which are non-exclusive, provide for the payment of fees to the issuing authority. In all of the Existing Systems, such franchise fees are passed through directly to the customers. The Cable Acts prohibit franchising authorities from imposing franchise fees in excess of 5% of gross revenues and also permit the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. See "Legislation and Regulation."

More than 95.0% of the Company's basic subscribers are in service areas that require a franchise. The table below groups the franchises of the Existing Systems by date of expiration and presents the approximate number and percentage of basic subscribers for each group of franchises as of March 31, 1996.

                             ====================================================================================
 YEAR OF FRANCHISE                NUMBER OF           PERCENTAGE OF           NUMBER OF           PERCENTAGE OF
 EXPIRATION                      FRANCHISES        TOTAL FRANCHISES         SUBSCRIBERS        TOTAL SUBSCRIBERS
 --------------------           -----------        ----------------         -----------        -----------------
 1996-2000                               93                   36.2%              80,394                    39.3%

 2001 and after                         164                   63.8%             123,994                    60.7%
                               ------------       -----------------         -----------       ------------------
     Total                              257                  100.0%             204,388                   100.0%




The Cable Acts provide, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is withheld, the franchising authority must pay the operator the "fair market value" for the system covered by such franchise. In addition, the 1984 Cable Acts established comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merits and not as part of a comparative process with competing applications. See "Legislation and Regulation."

The Company believes that it generally has very good relationships with its franchising communities. The Company has never had a franchise revoked or failed to have a franchise renewed. In addition, all of the franchises of the Company eligible for renewal have been renewed or extended at or prior to their stated expirations, and no franchise community has refused to consent to a franchise transfer to the Company.

COMPETITION

Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, online computer services and home video products, including videotape cassette recorders. The extent to which a cable communications system is competitive depends, in part, upon the cable system's ability to provide, at a reasonable price to customers, a greater variety of programming and other communications services than those which are available off-air or through other alternative delivery sources and upon superior technical performance and customer service.

Cable television systems generally operate pursuant to franchises granted on a nonexclusive basis. The 1992 Cable Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable television systems without a franchise. It is possible that a franchising authority might grant a second franchise to another company containing terms and conditions more favorable than those afforded the Company. Well-financed businesses from outside the cable industry (such as the public utilities that own the poles to which cable is attached) may become competitors for franchises or providers of competing services. In a limited number of the Company's franchise areas, the Company faces direct competition from another franchised cable television system.

Cable operators also face competition from private satellite master antenna television ("SMATV") systems that serve condominiums, apartment and office complexes and private residential developments. SMATV systems offer both improved reception of local television stations and many of the same satellite-delivered program services offered by franchised cable television systems. SMATV operators often enter into exclusive agreements with building owners or homeowners' associations, although some states have enacted laws that authorize franchised cable operators access to such private complexes. These laws have been challenged in the courts with varying results. The ability of the Company to compete for customers in residential and commercial developments served by SMATV operators is uncertain.

In recent years, the FCC and the Congress have adopted policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable television systems. These technologies include, among others, DBS service, whereby signals are transmitted by satellite to receiving facilities located on customer premises. Programming is currently available to the owners of DBS dishes through conventional, medium and high-powered satellites. DBS systems are expected to increase channel capacity and thus to provide movies, broadcast stations, and other program services comparable to those of cable television systems. Digital satellite service ("DSS") offered by DBS systems has certain advantages over cable systems with respect to programming and digital quality, as well as disadvantages that include high upfront costs and a lack of local programming, service and equipment distribution.


While DSS presents a potential competitive threat, the Company currently has excess channel capacity available in most of its systems, as well as strong local customer service and technical support, which will enhance its ability to compete. By selectively increasing channel capacities of systems to between 54 and 100 channels and introducing new premium channels, pay-per-view and other services, the Company will seek to maintain programming parity with DSS and magnify competitive service price points. Based on internal tracking of subscriber disconnects, the Company believes it has lost less than one percent of its customers to date to DSS providers. The Company will continue to monitor closely the activity level and the product and service needs of its customer base to counter potential erosion of its market position or unit growth to DSS.

Cable television systems also compete with wireless program distribution services such as MMDS, which uses low power microwave frequencies to transmit video programming over the air to customers. Additionally, the FCC recently adopted new regulations allocating frequencies in the 28 GHz band for a new multichannel wireless video service similar to MMDS. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology is likely to increase significantly the channel capacity of their systems. Because MMDS service requires unobstructed "line of sight" transmission paths, the ability of MMDS systems to compete may be hampered in some areas by physical terrain and large buildings. In the majority of the Company's franchise service areas, prohibitive topography and limited "line of sight" access has limited, and is likely to continue to limit, competition from MMDS systems. The Company is not aware of any significant MMDS operation currently within its cable franchise service areas.

The 1996 Telecom Act eliminated the previous prohibition on the provision of video programming by local exchange telephone companies ("LECs") in their telephone service areas. Various LECs currently are seeking to provide video programming services within their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless (MMDS) transmission. Cable television systems could be placed at a competitive disadvantage if the delivery of video programming services by LECs becomes widespread, since LECs may not be required, under certain circumstance, to obtain local franchises to deliver such video services or to comply with the variety of obligations imposed upon cable television systems under such franchises. Issues of cross-subsidization by LECs of video and telephony services also pose strategic disadvantages for cable operators seeking to compete with LECs that provide video services. The Company believes, however, that the small to medium-sized markets in which it provides or expects to provide cable services are unlikely to support competition in the provision of video and telecommunications broadband services given the lower population densities and higher costs per subscriber of installing plant. The 1996 Telecom Act's provisions promoting facilities-based broadband competition are primarily targeted at larger markets, and its prohibition on buy outs and joint ventures between incumbent cable operators and LECs exempts small operators and carriers meeting certain criteria. See "Legislation and Regulation." The Company believes that significant growth opportunities exist for the Company by establishing cooperative rather than competitive relationships with LECs within its service areas, to the extent permitted by law. The Company has initiated discussions with such carriers regarding possible joint ventures.

Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their subcarrier frequencies to provide nonbroadcast services including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. The expansion of fiber optic systems by LECs and other common carriers is providing facilities for the transmission and distribution to homes and businesses of video services, including interactive computer-based services like the Internet, data and other nonvideo services. The FCC has held spectrum auctions for licenses to provide PCS. PCS will enable license holders, including cable operators, to provide voice and data services.

Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environments are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry or on the operations of the Company.

PROPERTIES

The Company's principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and customer house drop equipment for each of its cable television systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. The Company's distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment. Customer devices consist of decoding converters, which expand channel capacity to permit reception of more than twelve channels of programming. Some of the Existing Systems utilize converters that can be addressed by sending coded signals from the headend over the cable network.
See "--Technological Developments."

The Company owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices, and owns most of its service vehicles. The Company believes that its properties, both owned and leased, are in good condition and are suitable and adequate for the Company's business operations.

The Company's cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of the Company's systems require maintenance and periodic upgrading to keep pace with technological advances.

LITIGATION

There are no material pending legal proceedings to which the Company is a party or to which any of its properties are subject.

EMPLOYEES

At March 31, 1996, the Company had approximately 265 equivalent full-time employees, nine of whom belonged to a collective bargaining unit. The Company considers its relations with its employees to be good.

                           LEGISLATION AND REGULATION

The cable television industry currently is regulated by the FCC and certain state and local governments. In addition, legislative and regulatory proposals under consideration by the Congress and federal agencies may materially affect the cable television industry.

The Cable Acts and the 1996 Telecom Act amend the Communications Act and establish a national policy to guide the development and regulation of cable television systems. Principal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act is allocated between the FCC and state or local franchising authorities. The FCC and state regulatory agencies are required to conduct numerous rulemaking and regulatory proceedings to implement the 1996 Telecom Act and such proceedings may materially affect the cable television industry. The following is a summary of federal laws and regulations materially affecting the growth and operation of the cable television industry and a description of certain state and local laws.

THE TELECOMMUNICATIONS ACT OF 1996

The 1996 Telecom Act, which became effective on February 8, 1996, is the most comprehensive reform of the nation's telecommunications laws since the Communications Act. The 1996 Telecom Act is expected to cause significant changes in the marketplace for cable, telephone and other telecommunications services. Although the long term goal of the 1996 Telecom Act is to promote competition and decrease regulation of various communications industries, in the short term, the law delegates to the FCC (and in some cases to the states) broad new rulemaking authority. The new law requires many of these rulemakings to be completed in a very limited period of time. The following is a brief summary of the important features of the 1996 Telecom Act that will affect the cable and telephone industries.

Cable Communications. The 1996 Telecom Act deregulates cable operators' CPST rates after March 31, 1999, except that such rates are immediately deregulated for certain small operators. Deregulation will occur sooner for systems in markets where comparable video programming services, other than DBS, are offered by local telephone companies, or their affiliates, or by third parties using the local telephone company's facilities, or where "effective competition" is established under the 1992 Cable Act. The 1996 Telecom Act also modifies the uniform rate provisions of the 1992 Cable Act by prohibiting regulation of bulk discount rates offered to multiple dwelling units (except that a cable operator may not charge predatory prices to a multiple dwelling unit) and permits regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level. The 1996 Telecom Act eliminates the right of individual customers to file rate complaints with the FCC concerning certain CPSTs and requires the FCC to issue a final order within 90 days after receipt of CPST rate complaints filed by any franchising authority after the date of enactment of the 1996 Telecom Act. The 1996 Telecom Act also modifies the existing statutory provisions governing cable system technical standards, equipment compatibility, customer notice requirements and program access, permits certain operators to include losses incurred prior to September 1992 in setting regulated rates and repeals the three-year anti-trafficking prohibition adopted in the 1992 Cable Act.

The 1996 Telecom Act eliminates the requirement that LECs obtain FCC approval under Section 214 of the Communications Act before providing video services in their telephone service areas and removes the telephone company/cable television cross-ownership prohibition that had been codified by the 1984 Cable Act, thereby allowing LECs to offer video services in their telephone service areas. LECs may provide service as traditional cable operators with local franchises or they may opt to provide their programming over unfranchised "open video systems," subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated
program distributors on a nondiscriminatory basis.   Under certain
circumstances, cable operators also will be able to offer services through open video systems. The 1996 Telecom Act also prohibits a local telephone company from acquiring a cable operator in its telephone service area except in limited circumstances, such as where a nonurbanized franchise area has a population of less than 35,000 or pursuant to an FCC waiver.

Telephone. The 1996 Telecom Act removes barriers to entry in the local telephone exchange market that is now monopolized by the seven RBOCs and other LECs by preempting state and local laws that restrict competition and by requiring LECs to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators and long distance companies. At the same time, the new law eliminates the prospective effects of the AT&T, GTE and McCaw consent decrees and permits the RBOCs to enter the market for long distance services (through a separate subsidiary) after they satisfy certain competitive requirements intended to open the local telephone markets to competition. The 1996 Telecom Act also permits interstate utility companies to enter the telecommunications market for the first time.

While the 1996 Telecom Act imposes new requirements with regard to interconnection, it also directs the FCC to substantially relax much of its regulation of telecommunications providers. The FCC may, for example, forbear from applying any regulation if it finds, inter alia, that forbearance would be consistent with the public interest and would promote competition. The new law also eliminates or streamlines many of the requirements applicable to local exchange carriers, such as the requirement to obtain prior approval of the extension or construction of telephone plant. In addition, the 1996 Telecom Act requires the FCC and states to review universal service programs and to encourage access to advanced telecommunications services by schools, libraries and other public institutions.

Other Communications Services. In addition to these provisions governing regulation of specific segments of the market, the 1996 Telecom Act also contains provisions regulating the content of video programming and computer services. Specifically, the new law prohibits the use of computer services to transmit "indecent" material to minors. Several special three-judge federal district courts have issued preliminary injunctions enjoining the enforcement of these provisions as unconstitutional to the extent they regulated the transmission of indecent material. The 1996 Telecom Act also requires the FCC to prescribe guidelines for a ratings system for violent and indecent video programming (unless video programming distributors adopt voluntary guidelines) and requires all new television sets to contain a so-called "V-chip" capable of blocking all programs with a given rating. The new law also substantially relaxes current broadcast ownership rules by eliminating, among other things, the statutory broadcast/cable television cross-ownership restriction that had been codified by the 1984 Cable Act and by directing the FCC to eliminate its network/cable cross-ownership regulation and review the need for its rule prohibiting broadcast/cable cross-ownership.

Rate Regulation. Prior to April 1, 1993, virtually all cable systems were free to adjust cable service rates without obtaining local governmental approval. The 1992 Cable Act authorized rate regulation for certain cable communications services and equipment in communities that are not subject to "effective competition" as defined by federal law. Under the 1992 Cable Act virtually all cable television systems were subject to rate regulation for basic cable service and equipment by local officials under the oversight of the FCC, which prescribed detailed guidelines for such rate regulation. The 1992 Cable Act also required the FCC to resolve complaints about rates for nonbasic cable programming services (other than programming offered on a per channel or per program basis) and to reduce any such rates found to be unreasonable. The 1992 Cable Act limited the ability of cable television systems to raise rates for basic and certain cable programming services (collectively the "Regulated Services") and eliminated the 5% annual basic service rate increase permitted by the 1984 Cable Act without local approval. Cable services offered on a per channel (a la carte) or per program (pay-per-view) basis are not subject to rate regulation by either local franchising authorities or the FCC.

The 1996 Telecom Act deregulates rates for CPSTs after March 31, 1999 for most MSOs (including the Company) and, for certain small cable operators, immediately eliminates rate regulation of CPSTs and, in certain circumstances, basic services and equipment. The deregulation of a smaller cable operator's rates only applies in franchise areas in which the small cable operator serves 50,000 or fewer subscribers. To qualify for the "small cable operator" rate deregulation under the 1996 Telecom Act, the operator (and its affiliates) must serve in the aggregate less than one percent (currently estimated by the FCC to be approximately 617,000 subscribers) of all U.S. cable television subscribers and may not be affiliated with an entity or group of entities that in the aggregate has annual gross revenues exceeding $250 million. The FCC has adopted interim rules in which it has defined "affiliate" as any entity that has a 20% or greater equity interest in the small cable operator (active or passive) or that holds de jure or de facto control over the small cable operator. The FCC is currently conducting a rulemaking to implement the 1996 Telecom Act's
"small cable operator" rate deregulation, including adoption of permanent affiliation standards.

On April 1, 1993, the FCC adopted regulations pursuant to the 1992 Cable Act governing the rates charged to customers for Regulated Services and ordered an interim freeze on these rates effective April 5, 1993. The FCC's rate regulations became effective on September 1, 1993 and the FCC's rate freeze was extended until the earlier of May 15, 1994 or the date on which a cable system's basic service rate was regulated by a franchising authority.

In implementing the 1992 Cable Act, the FCC adopted a benchmark method of regulating rates for Regulated Services. Cable operators with rates above the allowable level under the FCC's benchmark methodology may justify such rates using a cost-of-service methodology. As of September 1, 1993, cable operators subject to rate regulation whose then current rates were above FCC benchmark levels were required, absent a successful cost-of-service showing, to reduce those rates to the benchmark level or by up to 10% of the rates in effect on September 30, 1992, whichever reduction was less, adjusted for equipment costs and inflation and programming modifications occurring subsequent to September 30, 1992. Effective May 15, 1994, the FCC modified its benchmark methodology to require reductions of up to 17% of the rates for Regulated Services in effect on September 30, 1992, adjusted for inflation, channel modifications, equipment costs and increases in certain operating costs. The FCC's modified benchmark regulations were designed to cause an additional 7% reduction in the rates for Regulated Services on top of any rate reductions implemented under the FCC's initial benchmark regulations.

The FCC's initial "going-forward" regulations limited rate increases for Regulated Services after the establishment of an initial regulated rate to an inflation-indexed amount plus increases for channel additions and certain external costs beyond the cable operator's control, such as franchise fees, taxes and increased programming costs. Under these regulations, cable operators are entitled to take a 7.5% markup on certain programming cost increases. In November 1994, the FCC modified these regulations and instituted an alternative three-year flat fee markup plan for charges relating to new channels added to the CPST. As of January 1, 1995, cable operators may charge customers for channels added to the CPST after May 14, 1994 at a monthly rate of up to $0.20 per added channel, up to a total of $1.20 plus an additional $0.30 for programming license fees per customer over the first two years of the three-year period. Cable operators may charge an additional $0.20 plus the cost of the programming in the third year (1997) for one additional channel added in that year. Alternatively, operators may increase rates by the amount of any programming license fees in connection with such added channels, provided that the total monthly rate increase per customer for the added channels, including license fees, does not exceed $1.50 over the first two years, and $1.70, plus any increase in the license fees for the added channels, in the third year. Operators must make a one-time election to use either the $0.20 per channel adjustment or the 7.5% markup on programming cost increases for all channels added after December 31, 1994. The FCC is currently considering whether to modify or eliminate the regulation allowing operators to receive the 7.5% markup on increases in existing programming license fees.

In November 1994, the FCC adopted regulations permitting cable operators to create new product tiers ("NPTs") that will not be subject to rate regulation if certain conditions are met. The FCC also revised its previously adopted policy and concluded that packages of a la carte services are subject to rate regulation by the FCC as CPSTs. Because of the uncertainty created by the FCC's prior a la carte package guidelines, the FCC allows cable operators, under certain circumstances, to treat previously offered a la carte packages as NPTs.

In September 1995, the FCC authorized a new, alternative method of implementing rate adjustments which allows cable operators to increase rates for Regulated Services annually on the basis of projected increases in external costs (inflation, costs of programming, franchise-related obligations and changes in the number of regulated channels) rather than on the basis of cost increases incurred in the preceding calendar quarter. Operators electing not to recover all of their accrued external costs and inflation pass-throughs each year may recover them (with interest) in subsequent years.

In addition to rate deregulation for certain small cable operators under the 1996 Telecom Act, the FCC adopted regulations in June 1995 ("Small System Regulations") pursuant to the 1992 Cable Act that were designed to reduce the substantive and procedural burdens of rate regulation on "small cable systems." For purposes of these FCC regulations, a "small cable system" is a system serving 15,000 or fewer subscribers that is owned by or affiliated with a cable company which serves, in the aggregate, 400,000 or fewer subscribers. Under the FCC's Small System Regulations, qualifying systems may justify their regulated service and equipment rates using a simplified cost-of-service formula. The regulatory benefits accruing to qualified small cable systems under certain circumstances remain effective even if such systems are later acquired by a larger cable operator that serves in excess of 400,000 subscribers. Various franchising authorities and municipal groups have requested the FCC to reconsider its Small System Regulations. The FCC recently determined that the 1996 Telecom Act does not require modification of its Small System Regulations. The Company believes that many of the Company Systems and the Acquisition Systems currently satisfy the eligibility criteria under the FCC's Small System Regulations and would therefore be eligible to use the FCC's simplified cost-of-service methodology to justify basic service, CPST and equipment rates if regulated by a franchising authority or the FCC.

Franchising authorities are empowered to regulate the rates charged for additional outlets and for the installation, lease and sale of equipment used by customers to receive the basic service tier, such as converter boxes and remote control units. The FCC's rules require franchising authorities to regulate these rates on the basis of actual cost plus a reasonable profit as defined by the FCC. The 1996 Telecom Act requires the FCC to revise its regulations to permit operators to compute regulated equipment rates by aggregating costs of broad categories of equipment at the franchise, system, regional or company level. In November 1995, the FCC initiated a general rulemaking proposal that permits cable operators to price services uniformly across multiple franchise areas, as well as regional areas. If the FCC adopts the proposals, cable operators that provide service to clusters of systems would be permitted to charge uniform rates across large geographic areas. Because the proposal is designed to be revenue neutral, it would not affect the overall revenue that operators receive, but administrative and marketing costs could be reduced.

Cable operators required to reduce rates may also be required to refund overcharges with interest. Rate reductions will not be required where a cable operator can demonstrate that rates for Regulated Services are justified and reasonable using cost-of-service guidelines. In November 1993, the FCC ruled that operators choosing to justify above-benchmark rates through a cost-of-service submission must do so for all Regulated Services. In February 1994, the FCC adopted interim cost-of-service regulations establishing, among other things, an industry-wide 11.25% after-tax rate of return on an operator's allowable rate base and a rebuttable presumption that acquisition costs above original historic book value of tangible assets should be excluded from the allowable base. In December 1995, the FCC adopted final cost-of-service rate regulations requiring, among other things, cable operators to exclude 34% of system acquisition costs related to intangible and tangible assets used to provide Regulated Services. The FCC also reaffirmed the industry-wide 11.25% after-tax rate of return on an operator's allowable rate base, but initiated a further rulemaking in which it proposes to use an operator's actual debt cost and capital structure to determine an operator's cost of capital or rate of return.

"Anti-Buy Through" Provisions. The 1992 Cable Act also requires cable systems to permit customers to purchase video programming offered by the operator on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the system's lack of addressable converter boxes or other technological limitations does not permit it to do so. The statutory exemption for cable systems that do not have the technological capacity to offer programming in the manner required by the statute is available until a system obtains such capability, but not later than December 2002. The FCC may waive such time periods, if deemed necessary. Most of the Company's cable systems do not have the technological capability to offer programming in the manner required by the statute and currently are exempt from complying with the requirement. The Company cannot predict the extent to which this provision of the 1992 Cable Act and the corresponding FCC rules may cause customers to discontinue optional nonbasic service tiers in favor of the less expensive basic cable service.

Must Carry/Retransmission Consent. The 1992 Cable Act contains broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry the station, subject to certain exceptions, or to negotiate for "retransmission consent" to carry the station. A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether pursuant to the mandatory carriage or retransmission consent requirements of the 1992 Cable Act. Local noncommercial television stations are also given mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems are required to obtain retransmission consent for all "distant" commercial television stations (except for commercial satellite-delivered independent "superstations" such as WTBS), commercial radio stations and certain low power television stations carried by such systems after October 6, 1993. In April 1993, a special three-judge federal district court issued a decision upholding the constitutional validity of the mandatory signal carriage requirements. In June 1994, the United States Supreme Court vacated this decision and remanded it to the district court to determine, among other matters, whether the statutory carriage requirements are necessary to preserve the economic viability of the broadcast industry. In December 1995, the district court upheld the mandatory carriage requirements of the 1992 Cable Act. In February 1996, the United States Supreme Court agreed to review this decision. The Company cannot predict the ultimate outcome of this litigation. Pending final action by the Supreme Court, the mandatory broadcast signal carriage requirements remain in effect.

As a result of the mandatory carriage rules, some of the Company's systems have been required to carry television broadcast stations that otherwise would not have been carried and have caused displacement of possibly more attractive programming. The retransmission consent rules have resulted in the deletion of certain local and distant televisions broadcast stations which various Company systems were carrying. To the extent retransmission consent fees must be paid for the continued carriage of certain television stations, the Company's cost of doing business will increase with no assurance that such fees can be recovered through rate increases.

Designated Channels. The 1984 Cable Act permits franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act also requires a cable system with 36 or more channels to designate a portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator. The FCC has adopted rules regulating: (i) the maximum reasonable rate a cable operator may charge for commercial use of the designated channel capacity; (ii) the terms and conditions for commercial use of such channels; and (iii) the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity. The FCC is currently conducting a further rulemaking to consider adoption of a cost-based methodology to compute the maximum reasonable rate a cable operator may charge for commercial use of the designated channel capacity.

Franchise Procedures. The 1984 Cable Act affirms the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions and prohibits non-grandfathered cable systems from operating without a franchise in such jurisdictions. The 1992 Cable Act encourages competition with existing cable systems by (i) allowing municipalities to operate their own cable systems without franchises, (ii) preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area, and (iii) prohibiting (with limited exceptions) the common ownership of cable systems and co-located MMDS or SMATV systems. In January 1995, the FCC relaxed its restrictions on ownership of SMATV systems to permit a cable operator to acquire SMATV systems in the operator's existing franchise area so long as the programming services provided through the SMATV system are offered according to the terms and conditions of the cable operator's local franchise agreement.
The 1996 Telecom Act provides that the cable/SMATV and cable/MMDS cross-ownership rules do not apply in any franchise area where the cable operator faces "effective competition" as defined by federal law. The 1996 Telecom Act also permits local telephone companies to provide video programming services as traditional cable operators with local franchises.

The 1984 Cable Act also provides that in granting or renewing franchises, local authorities may establish requirements for cable-related facilities and equipment, but not for video programming or information services other than in broad categories. Among the more significant provisions, the Cable Act limits franchise fees to 5% of cable system revenues and permits cable operators to obtain modification of franchise requirements by the franchising authority or judicial action if warranted by changed circumstances. The Company's franchises typically provide for payment of fees to franchising authorities in the range of 3% to 5% of "revenues" (as defined by each franchise agreement).

The 1984 Cable Act contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. The 1992 Cable Act makes several changes to the renewal process which could make it easier for a franchising authority to deny renewal. Moreover, even if the franchise is renewed, the franchising authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal. Similarly, if a franchising authority's consent is required for the purchase or sale of a cable system or franchise, such authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for such consent. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises. The Company believes that it has generally met the terms of its franchises and has provided quality levels of service, and it anticipates that its future franchise renewal prospects generally will be favorable.

Various courts have considered whether franchising authorities have the legal right to limit franchise awards to a single cable operator and to impose certain substantive franchise requirements (i.e., access channels, universal service and other technical requirements). These decisions have been somewhat inconsistent and, until the United States Supreme Court rules definitively on the scope of cable operators' First Amendment protections, the legality of the franchising process generally and of various specific franchise requirements is likely to be in a state of flux.

Ownership Limitations. Pursuant to the 1992 Cable Act, the FCC adopted rules prescribing national customer limits and limits on the number of channels that can be occupied on a cable system by a video programmer in which the cable operator has an attributable interest. The FCC's horizontal ownership limits have been stayed because a federal district court found the statutory limitation to be unconstitutional. An appeal of that decision is pending. The 1996 Telecom Act eliminates the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area and directs the FCC to eliminate its regulatory restrictions on cross-ownership of cable systems and national broadcasting networks and to review its broadcast-cable ownership restrictions to determine if they are necessary in the public interest.

Telephone Company Ownership of Cable Systems. The 1984 Cable Act, FCC regulations and the 1982 federal court consent decree that settled the AT&T antitrust suit regulated the provision of video programming and other information services by telephone companies. The statutory provision and corresponding FCC regulations are of particular competitive importance because telephone companies already own much of the plant necessary for cable communications operations, such as poles, underground conduit and associated rights-of-way. The 1996 Telecom Act makes far-reaching changes in the regulation of telephone companies that provide video programming services. The new law eliminates current legal barriers to competition in the local telephone and cable communications businesses, preempts legal barriers to competition that previously existed in state and local laws and regulation and sets basic standards for relationships between telecommunications providers. The 1996 Telecom Act generally limits acquisitions and prohibits certain joint ventures between LECs and cable operators in the same market. LECs or their affiliates generally are prohibited from holding greater than a 10% financial interest or any management interest in a cable operator providing cable service within the LEC's telephone service area. Similarly, cable operators and their affiliates generally are prohibited from holding greater than a 10% financial interest or any management interest in an LEC which provides telephone service in the cable operator's franchise area. An LEC and cable operator who are operating in the same market may not enter into any joint venture or partnership to provide video programming directly to subscribers or to provide telecommunications services to households within that market. There are some statutory exceptions to the buy out and joint venture prohibitions, including exceptions for certain small cable systems (as defined by federal law) and for cable systems or telephone facilities serving certain rural areas, and the FCC is authorized to grant waivers of the prohibitions under certain circumstances. The FCC and, in some cases, states are required to conduct numerous rulemaking proceedings to implement the 1996 Telecom Act. The ultimate outcome of these rulemakings, and the ultimate impact of the 1996 Telecom Act or any final regulations adopted pursuant to the new law on the Company or its business, cannot be determined at this time.

Pole Attachment. The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities can demonstrate that they adequately regulate pole attachment rates. In the absence of state regulation, the FCC administers pole attachment rates through the use of a formula that it has devised. In some cases, utility companies have increased pole attachment fees for cable systems that have installed fiber optic cables and that are using such cables for the distribution of nonvideo services. The FCC concluded that, in the absence of state regulation, it has jurisdiction to determine whether utility companies have justified their demand for additional rental fees and that the Communications Act does not permit disparate rates based on the type of service provided over the equipment attached to the utility's pole.

The 1996 Telecom Act modifies the current pole attachment provisions of the Communications Act by immediately permitting certain providers of telecommunications services to rely upon the protections of the current law and by requiring that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility. Additionally, within two years of enactment of the 1996 Telecom Act, the FCC is required to adopt new regulations to govern the charges for pole attachments used by companies providing telecommunications services, including cable operators. These new pole attachment regulations will become effective five years after enactment of the 1996 Telecom Act, and any increase in attachment rates resulting from the FCC's new regulations will be phased in equal annual increments over a period of five years beginning on the effective date of the new FCC regulations.

Other Statutory Provisions. The 1992 Cable Act and the 1996 Telecom Act preclude video programmers affiliated with cable companies or common carriers providing video programming directly to customers from favoring the affiliated company over competitors and require such programmers to sell their programming to other multichannel video distributors. These provisions limit the ability of cable program suppliers affiliated with cable companies or common carriers providing video programming to offer exclusive programming arrangements to their affiliates. The Communications Act also includes provisions, among others, concerning horizontal and vertical ownership of cable systems, customer service, customer privacy, commercial leased access channels, marketing practices, equal employment opportunity, franchise renewal and transfer, award of franchises, technical standards, consumer equipment compatibility and obscene or indecent programming. The United States Supreme Court recently held parts of the 1992 Cable Act regulating "indecent" programming on local access channels to be unconstitutional, but upheld the statutory right of cable operators to prohibit or limit the provision of "indecent" programming on commercial leased access channels.

Other FCC Regulations. The FCC has numerous rulemaking proceedings pending that will implement various provisions of the 1996 Telecom Act; it also has adopted regulations implementing various provisions of the 1992 Cable Act and the 1996 Telecom Act that are the subject of petitions requesting reconsideration of various aspects of its rulemaking proceedings. In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as equal employment opportunity, syndicated program exclusivity, network program nonduplication, registration of cable systems, maintenance of various records and public inspection files, microwave frequency usage, lockbox availability, origination cablecasting and sponsorship identification, antenna structure notification, marking and lighting, carriage of local sports programming, application of the fairness doctrine and rules governing political broadcasts, limitations on advertising contained in nonbroadcast children's programming, consumer protection and customer service, leased commercial access, ownership of home wiring, indecent programming, programmer access to cable systems, programming agreements, technical standards, consumer electronics equipment compatibility and DBS implementation. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations.

The 1992 Cable Act and the FCC's rules implementing it generally have increased the administrative and operational expenses of cable systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. The Company will continue to develop strategies to minimize the adverse impact the FCC's regulations and the other provisions of the 1992 Cable Act and the 1996 Telecom Act have on the Company's business. However, no assurances can be given that the Company will be able to develop and successfully implement such strategies to minimize the adverse impact of the FCC's rate regulations, or the 1992 Cable Act or the 1996 Telecom Act on the Company's business.

COPYRIGHT

Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool, cable operators can obtain blanket permission to retransmit copyrighted material on broadcast signals. The nature and amount of future payments for broadcast signal carriage cannot be predicted at this time. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect the Company's ability to obtain suitable programming and could substantially increase the cost of programming that remained available for distribution to the Company's customers. The Company cannot predict the outcome of this legislative activity.

Cable operators may produce programming and advertising that use music controlled by the two major music performing rights organizations, ASCAP and BMI. In October 1989, the special rate court of the United States District Court for the Southern District of New York imposed interim rates on the cable industry's use of ASCAP-controlled music. The same federal district court recently established a special rate court for BMI. BMI and certain cable industry representatives recently concluded negotiations for a standard licensing agreement covering the usage of BMI music contained in advertising and other information inserted by operators into cable programming and on certain local access and origination channels carried on cable systems. ASCAP and cable industry representatives have met to discuss the development of a standard licensing agreement covering ASCAP music in local origination and an access licensing agreement covering ASCAP music in local origination and access channels and pay-per-view programming. Although the Company cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees it may be required to pay for past and future use of ASCAP-controlled music, it does not believe such license fees will be material to the Company's operations.

STATE AND LOCAL REGULATION

Cable systems are subject to state and local regulation, typically imposed through the franchising processing because they use local streets and rights-of-way. Regulatory responsibility for essentially local aspects of the cable business such as franchisee selection, billing practices, system design and construction, and safety and consumer protection remains with either state or local officials and, in some jurisdictions, with both.

Cable systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchisee fails to comply with material provisions. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing payment of franchise fees, franchise term, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, franchise renewal, sale or transfer of the franchise, territory of the franchisee, indemnification of the franchising authority, use and occupancy of public streets and types of cable services provided. A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. To date, no state in which the Company operates has enacted such state level regulation. The Company cannot predict whether any of the states in which it currently operates will engage in such regulation in the future. State and local franchising jurisdiction is not unlimited, however, and must be exercised consistently with federal law. The 1992 Cable Act immunizes franchising authorities from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

The foregoing does not purport to describe all present and proposed federal, state, and local regulations and legislation affecting the cable industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor the impact on the cable communications industry or the Company can be predicted at this time.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF FRONTIERVISION INC.

FVOP's sole general partner is FVP, whose sole general partner is FVP GP, L.P. ("FVP GP"). FVP GP's sole general partner is FrontierVision Inc. Information with respect to the directors and executive officers of FrontierVision Inc. is set forth below.


NAME                            AGE               POSITION
- ----                            ---               --------
James C. Vaughn                 50                President, Chief Executive Officer and
                                                  Director

John S. Koo                     35                Senior Vice President, Chief Financial
                                                  Officer, Secretary and Director

William Mahon                   55                Vice President of Operations

Gary T. Crosby                  44                Vice President of Development

James W. McHose                 32                Vice President and Treasurer

Robert G. Sullivan              35                Corporate Controller

Todd E. Padgett                 30                Director of Finance

JAMES C. VAUGHN, President, Chief Executive Officer and a Director of FrontierVision Inc. and a founder of the Company, is a cable television system operator and manager with over 30 years of experience in the cable television industry. From 1987 to 1995, he served as Senior Vice President of Operations for Triax Communications Corp., a top 40 MSO, where he was responsible for managing all aspects of small and medium-sized cable television systems. These systems grew from serving 57,000 subscribers to over 376,000 subscribers during Mr. Vaughn's tenure. Prior to joining Triax Communications, Mr. Vaughn served as Director of Operations for Tele-Communications, Inc. from 1986 to 1987, with responsibility for managing the development of Chicago-area cable television systems. From 1985 to 1986, Mr. Vaughn was Division Manager for Harte-Hanks Communications. From 1983 to 1985, Mr. Vaughn served as Vice President of Operations for Bycom, Inc. From 1979 to 1983, Mr. Vaughn served as Director of Engineering for the Development Division of Cox Cable Communications Corp. From 1970 to 1979, Mr. Vaughn served as Senior Staff Engineer for Viacom, Inc.'s cable division, and as Director of Engineering for Showtime, a division of Viacom International, Inc.

JOHN S. KOO, Senior Vice President, Chief Financial Officer, Secretary and a Director of FrontierVision Inc. and a founder of the Company, has over 11 years of banking experience in the telecommunications industry. From 1990 to 1995, Mr. Koo served as a Vice President at Canadian Imperial Bank of Commerce ("CIBC"), where he co-founded CIBC's Mezzanine Finance Group, targeted at emerging media and telecommunications businesses. From 1986 to 1990, Mr. Koo was a Vice President at Bank of New England specializing in media finance.
From 1984 to 1986, he was a management consultant to the financial services industry.

WILLIAM MAHON, Vice President of Operations of FrontierVision Inc. since December 1995, has over 15 years of cable television operations management experience. Prior to joining FrontierVision Inc., Mr. Mahon served as Vice President of Operations for UVC, a top 50 MSO, from 1990 to 1995, where he was responsible for the day-to-day operations of approximately 130 cable systems located in twelve states. From 1983 to 1989, Mr. Mahon served as President and General Manager of Heritage Cable Vision, a 90,000 subscriber MSO.

Mr. Mahon is a member of the Society of Cable Engineers and serves on the Board of Directors of the New England Cable Television Association.

GARY T. CROSBY, Vice President of Development of FrontierVision Inc. since October 1995, has over 22 years of experience in the cable television industry. Mr. Crosby served as Regional Manager for Triax Communications Corp., a top 40 MSO, from 1988 to 1995, where he managed 130 cable systems representing
233 franchising authorities.  From 1982 to 1988, Mr. Crosby served as Regional
Manager for Dowden Communications, Inc., an Atlanta-based MSO.   From 1978 to
1982, he served as Vice President for Crosby Cable Company, where he was responsible for day-to-day operations. Mr. Crosby has been actively involved in the Illinois Cable Television Association (ICTA), where he served as Chairman.

JAMES W. MCHOSE, Vice President and Treasurer of FrontierVision Inc. since July 1996, has over 10 years of accounting and tax experience, including during the past six years providing tax, accounting and consulting services to companies engaged in the cable television industry. Prior to joining the Company, Mr. McHose was a Senior Manager in the Information, Communications, and Entertainment practice of KPMG Peat Marwick, LLP, where he specialized in taxation of companies in the cable television industry. In this capacity, Mr. McHose served MSOs with over 14 million subscribers in the aggregate. Mr. McHose is a member of the Cable Television Tax Professional's Institute and is a Certified Public Accountant.

ROBERT G. SULLIVAN, Corporate Controller of FrontierVision Inc. since February 1996, has over 14 years of accounting experience, including the past eight in the cable television field. Prior to joining the Company, Mr. Sullivan served as the Corporate Controller and Chief Financial Officer for UVC, a top 50 MSO, from 1991 to 1995. From 1988 until 1991, Mr. Sullivan was Regional Controller with Simmons Communications, a top 40 MSO with over 400,000 subscribers and revenues in excess of $100 million. Prior to that, Mr. Sullivan was a Senior Accountant with the international public accounting firm of Pannell Kerr Forster in New York City, and an Internal Auditor for Avon Products, Inc. Mr. Sullivan is a Certified Public Accountant.

TODD E. PADGETT, Director of Finance of FrontierVision Inc. since July 1995, has over five years of project management and corporate finance experience in the natural gas transmission and marketing industry, where he specialized in developing, evaluating, negotiating and financing natural gas pipeline and international power projects. From 1990 to 1995, Mr. Padgett served as Project Manager for Natural Gas Pipeline Company of America, a subsidiary of MidCon Corp., which is a division of Occidental Petroleum Corporation. Mr. Padgett is a Certified Public Accountant and has an MBA from the University of Chicago.

ADVISORY COMMITTEE

The partnership agreement of FVP provides for the establishment of an Advisory Committee to consult with and advise FVP GP, the general partner of FVP, with respect to FVP's business and overall strategy. The Advisory Committee has broad authority to review and approve or disapprove matters relating to all material aspects of FVP's business. The approval of seventy-five percent (75%) of the members of the Advisory Committee that are entitled to vote on the matter is required in order for the Company to effect any cable television system acquisition. The Advisory Committee consists of four representatives of the Attributable Class A Limited Partners of FVP and one representative of FVP GP. Subject to certain conditions, each of J.P. Morgan Investment Corporation, Brown Brothers Harriman & Co., Olympus Growth Fund II, L.P. and First Union Capital Partners, Inc., through their respective affiliates listed in "Principal Security Holders," is entitled to designate one member of the Advisory Committee. See "The Partnership Agreements" and "Principal Security Holders." Their respective designees are John W. Watkins, Richard H. Witmer, Jr., James A. Conroy and L. Watts Hamrick, III. FVP GP's designee is Mr. Vaughn.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid to FrontierVision Inc.'s Chief Executive Officer and to each of its other most highly compensated officers receiving compensation in excess of $100,000 for services rendered during the fiscal year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE


                                                   ===============================================

                                                                       ANNUAL COMPENSATION
                                                                       -------------------
             NAME AND
             PRINCIPAL POSITION
             ------------------
                                                                YEAR          SALARY         BONUS
                                                                ----          ------         -----
             James C. Vaughn                                    1995       $169,635       $110,000
                President
                and Chief Executive Officer

             John S. Koo                                        1995         93,416         90,000
                Senior Vice President,
                Chief Financial Officer and
                Secretary


- ----------------------

(1) Bonus paid for the employment contract year ending April 16, 1996. Mr. Vaughn and Mr. Koo deferred $35,000 and $50,000, respectively, of the bonus to the Deferred Compensation Plan described below.

401(k) PLAN

The Company established the FrontierVision Operating Partners 401(k) Plan (the "401(k) Plan") effective January 1, 1996. In general, all employees of the Company, except certain employees covered by a collective bargaining agreement, may participate in the 401(k) Plan immediately upon employment with the Company. Employees who participate in the 401(k) Plan may elect to defer and have contributed to the 401(k) Plan an amount up to 15% of such employees' eligible compensation, on a pre-tax basis. The Company makes a matching contribution to a participating employee's account under the 401(k) Plan in an amount equal to 100% of the amount of eligible compensation deferred and contributed to the employee's account, up to a maximum of 3% of such employee's eligible compensation. The Company in its discretion may also make an additional company contribution for any year. The Company's matching contribution and any additional contribution to the 401(k) Plan are subject to a five-year vesting schedule, based upon each participating employee's years of employment with the Company. Such contributions vest at the rate of 20% per year of service, so that an employee's account will be fully (100%) vested after five years of service.

DEFERRED COMPENSATION PLAN

FVP established the FrontierVision Partners, L.P. Executive Deferred Compensation Plan (the "Deferred Compensation Plan") effective January 1, 1996 to allow key employees the opportunity to defer the payment of compensation to a later date and to participate in any appreciation of FVP's business. The Deferred Compensation Plan is administered by FVP's Advisory Committee. Participation in the Deferred Compensation Plan is limited to James C. Vaughn, John S. Koo and other key executives of FVP or its affiliates approved by the Compensation Committee of the Advisory Committee (the "Compensation Committee").

Under the Deferred Compensation Plan, eligible employees may elect to defer the payment of a portion of their compensation each year up to an amount determined by the Compensation Committee. Any amount deferred is credited to a bookkeeping account, which is credited with interest at the rate of 12% per annum. Each participant's account also has a phantom equity component through which the account will be credited with earnings in excess of 12% per annum to the extent the Net Equity Value of FVP appreciates in excess of 12% per annum during the term of the deferral. Net Equity Value of FVP is determined by multiplying each cable television system's EBITDA for the most recent fiscal quarter by the weighted average multiple of EBITDA paid by FVP to acquire each cable television system; provided that if substantially all of the assets or partnership interests of FVP are sold, Net Equity Value shall be based upon such actual sale price adjusted to reflect any prior distributions to the partners and any payments during the term of the deferral to the holders of certain subordinated notes issued to the limited partners of FVP. See "Prospectus Summary--The Transactions." Accounts shall be paid following (i) the sale of all of FVP's partnership interests or upon liquidation of FVP, other than sales or liquidations which are part of a reorganization, or (ii) the death or disability of the participant prior to termination of employment with FVP. The Compensation Committee may agree to pay the account in the event the participant incurs a severe financial hardship or if the participant agrees to an earlier payment. There are four employees currently participating in the Deferred Compensation Plan, including Messrs. Vaughn and Koo.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

A Compensation Committee of the Advisory Committee of FVP, consisting of Messrs. Watkins and Witmer, as representatives of J.P. Morgan & Co. Incorporated and Brown Brothers Harriman & Co., respectively, sets the compensation of the executive officers of the Company. See "Certain Relationships and Related Transactions."

EMPLOYMENT AGREEMENT

James C. Vaughn has entered into an employment agreement with FVP, dated as of April 17, 1995 (the "Employment Agreement"). The agreement provides that Mr. Vaughn will be employed as President and Chief Executive Officer of FVP. The agreement establishes a base salary to be paid to Mr. Vaughn each year which is subject to annual adjustment to reflect increases in the Consumer Price Index for All Urban Consumers, as published by the Bureau of Labor Statistics of the United States Department of Labor (or, in the event of the discontinuance thereof, another appropriate index selected by FVP, with the approval of the Advisory Committee). Mr. Vaughn's base salary may from time to time be increased if FVP shall deem it advisable to do so. For 1995, Mr. Vaughn's base salary was $275,000. In addition, he is entitled to annual bonuses up to $75,000, subject to the attainment of certain performance objectives set forth in the Employment Agreement. Pursuant to the Employment Agreement, for 1995, Mr. Vaughn received a $75,000 bonus. If FVP terminates Mr. Vaughn's employment without "cause" (as defined in the Employment Agreement), then Mr. Vaughn is entitled to receive a severance payment equal to 25% of his then base salary. Mr. Vaughn has agreed not to compete with FVP for the term of his employment with FVP and for an additional period of two years thereafter and to keep certain information in connection with FVP confidential.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's sole general partner (owning 99.9% of the partnership interests therein) is FVP. The Company's sole limited partner (owning 0.1% of the partnership interests therein) is FrontierVision Operating Partners, Inc., which is a wholly owned subsidiary of FVP. FVP's sole general partner (owning 1% of the partnership interests therein) is FVP GP. FVP's limited partners (owning 99% of the partnership interests therein) consist of J.P. Morgan Investment Corporation, an affiliate of J.P. Morgan Securities Inc., First Union Capital Partners, Inc., an affiliate of First Union Capital Markets Corp., and various institutional investors and accredited investors. FVP GP's sole general partner (owning 1% of the partnership interests therein) is FrontierVision Inc., which is owned by James C. Vaughn and John S. Koo. FVP GP's limited partners (owning 99% of the partnership interests therein) consist of J.P. Morgan Investment Corporation, First Union Capital Partners, Inc., various institutional investors, James C. Vaughn and John S. Koo. See "Principal Security Holders."

J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. have committed approximately $25,339,224 and $15,203,534, respectively, to FVP. FrontierVision Inc. has committed approximately $12,335 to FVP, representing commitments of approximately $8,224 and $4,112 by James C. Vaughn and John S. Koo, respectively, who are directors of FrontierVision Inc. Such capital commitments are contributed as equity to FVOP in connection with the closing of acquisitions by FVOP. As of June 30, 1996, J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. have paid $22,966,588 and $13,779,953 of such commitments, respectively, to fund the closing of acquisitions by FVOP, for escrow deposits for acquisitions by FVOP under contract and for FVOP working capital requirements. In addition, concurrently with or prior to the completion of the Offering, FVP will consummate the Rights Offering, pursuant to which it is anticipated that J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. will acquire additional partnership interests in FVP.

J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. are
"Special Class A" limited partners of FVP.   Upon the termination of FVP and in
connection with distributions to its partners in respect of their partnership interests, J.P. Morgan Investment Corporation, First Union Capital Partners, Inc. and FVP GP will be entitled to receive "carried interest" distributions or will be allocated a portion of 15% of any remaining capital to be distributed by FVP after certain other distributions are made. See "The Partnership Agreements." J.P. Morgan Securities Inc. acted as placement agent for the initial offering of limited partnership interests of FVP (other than with respect to the investment made by J.P. Morgan Investment Corporation) and the placement of debt securities of FVP and in connection with those activities received customary fees and reimbursement of expenses.

Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., The Chase Manhattan Bank, an affiliate of Chase Securities Inc., and CIBC Inc., an affiliate of CIBC Wood Gundy Securities Corp., are agents and lenders under the Senior Credit Facility and have received customary fees for acting in such capacities.

In addition, the Underwriters will receive the compensation described under the caption "Underwriting" in connection with the Offering. There are no other arrangements between the Underwriters and their affiliates and the Company or any of its affiliates pursuant to which the Underwriters or their affiliates will receive any additional compensation from the Company or any of its affiliates.

                           PRINCIPAL SECURITY HOLDERS

The following table sets forth, as of March 31, 1996, (i) the units of general partnership interest and limited partnership interest of the Company beneficially owned by the directors and executive officers of FrontierVision Inc. and each person who is known to the Company to own beneficially more than 5.0% of any class of the Company's partnership interests and (ii) the units of the equity securities of FrontierVision Inc., FVP GP, FVP and the Company owned by each director or executive officer of FrontierVision Inc. named in the Summary Compensation Table and by all executive officers of the Company as a group. For a more detailed discussion of the ownership of the Company, see "Certain Relationships and Related Transactions."


NAME AND ADDRESS OF BENEFICIAL OWNERS              TYPE OF INTEREST                                  % OF CLASS
- -------------------------------------              ----------------                                  ----------
FrontierVision Partners, L.P.(1)                   General Partner Interest in the Company                99.90%
1777 South Harrison Street, Suite P-200
Denver, Colorado  80210

FVP GP, L.P.(1)                                    General Partner Interest in FVP                         1.00%
1777 South Harrison Street, Suite P-200
Denver, Colorado  80210

J.P. Morgan Investment Corporation                 Limited Partnership Interest in FVP                    20.47%
101 California Street, Suite 3800                  Limited Partnership Interest in FVP GP                 13.62%
San Francisco, CA  94111

1818 II Cable Corp.                                Limited Partnership Interest in FVP                    20.18%
c/o Brown Brothers Harriman & Co.                  Limited Partnership Interest in FVP GP                 13.62%
59 Wall Street
New York, NY  10005

Olympus Cable Corp.                                Limited Partnership Interest in FVP                    20.18%
Metro Center - One Station Place                   Limited Partnership Interest in FVP GP                 13.62%
Stamford, CT  06920

First Union Capital Partners, Inc.                 Limited Partnership Interest in FVP                    12.28%
One First Union Center, 18th Floor                 Limited Partnership Interest in FVP GP                  8.17%
Charlotte, NC  28288

James C. Vaughn                                    Stockholder of FrontierVision Inc.                     66.67%
1777 South Harrison Street, Suite P-200            Limited Partnership Interest in FVP GP                 39.20%
Denver, Colorado  80210

John S. Koo                                        Stockholder of FrontierVision Inc.                     33.33%
1777 South Harrison Street, Suite P-200            Limited Partnership Interest in FVP GP                 11.76%
Denver, Colorado  80210

All other executive officers
and directors as a group                                                                                   0.00%

- ----------------------

(1) FVOP's sole general partner (owning 99.9% of the partnership interests therein) is FVP, a Delaware limited partnership, and FVOP's sole limited partner (owning 0.1% of the partnership interests therein) is FrontierVision Operating Partners, Inc., a

    Delaware corporation which is a wholly owned subsidiary of FVP. FVP's sole general partner (owning 1% of the partnership interests therein) is FVP GP, a Delaware limited partnership, and FVP's limited partners (owning 99% of the partnership interests therein) are various institutional investors and accredited investors. FVP GP's sole general partner (owning 1% of the partnership interests therein) is FrontierVision Inc., which is owned by James C. Vaughn and John S. Koo, and FVP GP's limited partners (owning 99% of the partnership interests therein) consist of various institutional investors, James C. Vaughn and John S. Koo. See "The Partnership Agreements--FVP Partnership Agreement."

                              OWNERSHIP STRUCTURE

The following chart illustrates the ownership structure of the Company.

                                                                    ---------------------------------------------------
                                                                    |               James C. Vaughn                   |
                                                                    |                  John S. Koo                    |
                                                                    ---------------------------------------------------
                                                                                             |     (100% interest)
                                                                                             V
- ---------------------------------------------------                 ---------------------------------------------------
|           Institutional Investors               |                 |                                                 |
|               James C. Vaughn                   |                 |              FrontierVision Inc.                |
|                 John S. Koo                     |                 |                                                 |
- ---------------------------------------------------                 ---------------------------------------------------
                  |   Limited Partners                                                       |     General Partner
                  |   (99.0% interest)                                                       |     (1.0% interest)
                  |                                                                          V
                  |                                                 ---------------------------------------------------
                  ----------------------------------------------}   |                FVP GP, L.P.                     |
                                                                    |                 ("FVP GP")                      |
- ---------------------------------------------------                 ----------------------------------------------------
|          Institutional Investors                |                                          |     General Partner
|          Other Limited Partners                 |                                          |     (1.0% interest)
- ---------------------------------------------------                                          |
                  |  Limited Partners                                                        V
                  |  (99.0% interest)                               ----------------------------------------------------
                  ----------------------------------------------}   |          FrontierVision Partners, L.P.          |
                                                                    |                   ("FVP")                       |
                  |-------------------------------------------------|                                                 |
                  |  (100% interest)                                ----------------------------------------------------
                  |                                                                          |      General Partner
                  |                                                                          V      (99.9% interest)
                  V                                                 ----------------------------------------------------
- ---------------------------------------------------                 |       FrontierVision Operating Parners, L.P.    |
|        Frontier Vision Operating Partners, Inc.  |------------}   |             ("FVOP" or the "Company")           |
- ---------------------------------------------------                 ----------------------------------------------------
                                                    Limited                                  |    (100% interest)
                                                     Partner                                 V
                                                 (0.1% interest)    ----------------------------------------------------
                                                                    |           FrontierVision Corporation            |
                                                                    |                   ("Capital")                   |
                                                                    ----------------------------------------------------

                           THE PARTNERSHIP AGREEMENTS

The following is a summary of certain material terms of the Agreement of Limited Partnership of FVOP, as amended (the "Company Partnership Agreement"), the First Amended and Restated Agreement of Limited Partnership of FVP, as amended (the "FVP Partnership Agreement") and the First Amended and Restated Agreement of Limited Partnership of FVP GP, as amended (the "FVP GP Partnership Agreement" and together with the Company Partnership Agreement and FVP Partnership Agreement, the "Partnership Agreements"). This summary reflects certain amendments to certain of the Partnership Agreements which will be made at or prior to the closing of the offering of the Notes. Complete copies of the form of Partnership Agreements have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are available in
the manner described in "Additional Information."   All capitalized terms not
otherwise defined herein shall have the meanings ascribed to them in the respective Partnership Agreement.

THE COMPANY PARTNERSHIP AGREEMENT

Organization and Duration. The Company was formed as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended (the "Act"), and a certificate of limited partnership of the Company was filed with the Secretary of State of Delaware on July 14, 1995. The purpose of the Company, as set forth in the Company Partnership Agreement, is to conduct and promote the business of acquiring, investing in, disposing of, operating, managing and financing cable systems and to engage in all activities necessary, desirable or incidental for such purpose.

The Company will be dissolved and its affairs shall be wound up upon the earliest to occur of (i) June 30, 2007, (ii) all of the partners of the Company approve such action in writing, (iii) the Company sells or otherwise disposes of its interest in all or substantially all of its property, (iv) an event of withdrawal of the General Partner has occurred under the Act or (v) an entry of a decree of judicial dissolution has occurred under the Act.

Control of Operations. The Company Partnership Agreement provides that the powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of Delaware, including the right and power to manage and control the business and affairs of the Company and to delegate to one or more other persons such right and power. Upon the occurrence and continuance of any Event of Default under and as defined in the Senior Credit Facility, Chase Manhattan Bank, N.A. (the "Administrative Agent") shall be entitled to be admitted (or to have a designee of its choice admitted) as a new general partner of the Company (the "New General Partner"). On and after the admission of the New General Partner to the Company, the New General Partner shall have all powers, statutory and otherwise, possessed by general partners under the laws of Delaware and shall have the authority to manage the business and affairs of the Company and the General Partner shall have no further powers or privileges with respect to the management of the Company.

Capital Contributions.  Under the Company Partnership Agreement, the partners
have made certain capital contributions to the Company.   Each partner of the
Company may, but is not required to, make additional capital contributions to the Company. The Company Partnership Agreement provides that upon the admission of any additional Limited Partners or Substituted Limited Partners to the Company, the Company's Limited Partner shall withdraw from the Company and shall be entitled to receive the return of its capital contribution, without interest or deduction. In the event of the admission of the New General Partner to the Company, no capital contribution by the New General Partner shall be required. Following the admission of the New General Partner to the Company, if requested by the Administrative Agent, the partnership interest held by the General Partner shall be converted into a limited partnership interest and in that connection, the New General Partner may make such additional capital contributions and alter the allocation of the Company profits and losses among the partners in such manner as it determines to be appropriate to preserve the status of the Company as a partnership for federal income tax purposes.

Withdrawal or Removal of Partners. In general, no right is given to any partner of the Company to withdraw from the Company. The General Partner may admit (i) additional Limited Partners, (ii) an assignee of the Limited Partner's partnership interest in the Company as a Substituted Limited Partner of the Company and (iii) one or more additional general partners to the Company. In addition, upon the occurrence and continuance of any Event of Default under and as defined in the Senior Credit Facility, the Administrative Agent shall be entitled to be admitted (or to have a designee of its choice admitted) as a New General Partner.

Assignment of Partnership Interests. Under the Company's Partnership Agreement, the Limited Partner may assign all or any part of its partnership interest in the Company only with the consent of the General Partner. The Limited Partner has no right to grant an assignee of its partnership interest in the Company the right to become a Substituted Limited Partner of the Company. Following the admission of the New General Partner to the Company, neither the General Partner nor the Limited Partner may transfer its partnership interest in the Company without the prior written consent of the New General Partner.

Class A Partnership Interests. Concurrently with or prior to the consummation of the Offering, it is anticipated that UVC will convert $5.0 million aggregate principal amount of the UVC Note into limited partnership interests of the Company represented by the Class A Partnership Interests and the balance of the UVC Note will be repaid. Such conversion and repayment of the UVC Note are both included as part of the Transactions. The Class A Partnership Interests will be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to 100% of the aggregate capital contribution represented thereby plus a return on the undistributed portion thereof at a rate of 17% per annum, compounded annually (the "Liquidation Value"). The Class A Partnership Interests also will be redeemable in full at their Liquidation Value upon consummation of the sale of all or substantially all of the Company's assets following repayment of all of the Company's indebtedness. In addition, the Class A Partnership Interests will be redeemable in full at their Liquidation Value, at the option of the holders thereof (within six months of notice to the Company) following the earlier to occur of (i) the twelfth anniversary of the issue date of such Interests or (ii) the fifth anniversary of the issue date if, as of such date, the Company has no unmatured indebtedness for borrowed money outstanding (which indebtedness was part of a major senior or subordinated debt financing).

FVP PARTNERSHIP AGREEMENT

Organization and Duration. FVP was formed as a limited partnership pursuant to the provisions of the Act, and a certificate of limited partnership of FVP was filed with the Secretary of State of Delaware on April 17, 1995. The principal purpose of FVP, as set forth in the FVP Partnership Agreement, is to (i) acquire, invest in, own, finance, operate, improve, develop, maintain, promote, sell, dispose of and otherwise exploit cable television systems and properties and interests therein, (ii) conduct related business activities, including telephony and other communications businesses and activities that are related to FVP's cable television businesses and activities, directly or indirectly through other entities, alone or with others, and (iii) do any and all acts necessary, desirable or incidental to the accomplishment of such purpose.

FVP will be dissolved and its affairs wound up upon the earliest to occur of
(i) June 30, 2007, (ii) the Incapacity, withdrawal, removal or other event of withdrawal (as defined in the Act) of a General Partner, (iii) on or after the time when all of the Capital Commitments and Loan Amounts have been paid, upon the sale or other disposition by FVP of all or substantially all of the Investments it then owns and (iv) the entry of a decree of judicial dissolution under the Act. Thereafter, the term of FVP can be extended by (i) the General Partner of FVP for up to two additional one-year periods from such date if the General Partner determines, in each instance, that such extension is in the best interests of FVP and the Advisory Committee approves such extension or
(ii) the General Partner for up to two additional one-year periods from such date if the Advisory Committee requests such extension. In each case, such extension shall not be later than 30 days prior to the last day of the term, as then extended, or until dissolution prior thereto. In the case of dissolution described in clause (ii), if at such time there is at least one remaining General Partner, the remaining General Partner(s) may unanimously elect to carry on the business of FVP. In addition, within 90 days thereafter, Class A Limited Partners representing at least a majority in Interest of the remaining partners (based on their profits interests and capital interests), or such greater percentage in Interest as may be required under the Act, may agree to continue the business of FVP and to the appointment of one or more additional general partners to be effective as of the date of such event.

Control of Operations. The FVP Partnership Agreement provides that the General Partner has the full, exclusive and complete right, power and discretion to operate, manage and control the affairs and business of FVP and to make all decisions affecting FVP's affairs and business, subject to the terms and provisions of the FVP Partnership Agreement. Among, but not limited to, the limitations on its power, the General Partner does not have the right: (i) to possess any FVP property or assign rights to such property for other than a partnership purpose; (ii) to perform any act or employ any assets of FVP in contravention of the FVP Partnership Agreement; (iii) to take any action which requires approval of the Advisory Committee, unless such action shall first have been so approved; (iv) to permit FVP to take any action or operate in any manner as would cause FVP to be classified as an "investment company" for purposes of the Investment Company Act of 1940, as amended, or as would cause all or any portion of the assets of FVP to constitute "plan assets" for federal income tax purposes; (v) to admit a person as a Partner except as otherwise provided in the FVP Partnership Agreement; (vi) to transfer its Interest as General Partner, or (vii) to amend the FVP Partnership Agreement, except as provided by the FVP Partnership Agreement.

Advisory Committee. The FVP Partnership Agreement provides for the establishment of an Advisory Committee to consult with and advise the General Partner with respect to FVP's business and overall strategy. Under the FVP Partnership Agreement, the Advisory Committee has broad authority to review and approve or disapprove matters relating to all material aspects of FVP's business, including, but not limited to, determinations with respect to (i) the acquisition by FVP of any Investment (including any cable television system acquisition), (ii) the sale, exchange or other disposition by FVP of Investments, (iii) financing or refinancing of FVP, (iv) borrowings, loans or guarantees by FVP relating to indebtedness for borrowed money, (v) capital calls under the FVP Partnership Agreement, (vi) the admission of additional partners to FVP or additional partners to the General Partner and their obligations and liabilities thereto, (vii) the issuance of additional Interests in the General Partner and the amendment of the allocation provisions of the General Partnership Agreement, (viii) the issuance of additional shares or transfer of capital stock of FrontierVision, Inc. or the merger or consolidation of FrontierVision, Inc., (ix) the creation and issuance of additional classes or series of Limited Partnership Interests and (x) the termination of the Vaughn Employment Agreement and/or the Koo Employment Agreement. Upon termination of the Vaughn Employment Agreement, the General Partner may be removed from FVP. In addition, the failure of the General Partner to follow any such direction of the Advisory Committee in connection with such determinations shall constitute a material breach of the FVP Partnership Agreement whereby the General Partner may be removed from FVP. As provided in the FVP Partnership Agreement, the approval of seventy-five percent (75%) of the members of the Advisory Committee that are entitled to vote on the matter is required in order for the Company to effect any cable television system acquisition. The Advisory Committee is to consist of four representatives of the Attributable Class A Limited Partners and one representative of the General Partner. Subject to certain conditions, each of J.P. Morgan Investment Corporation, Brown Brothers Harriman & Co., Olympus Growth Fund II, L.P. and First Union Capital Partners, Inc. shall be entitled to designate one member of the Advisory Committee.

Voting Rights. Except as to matters for which consent or approval is expressly required under the FVP Partnership Agreement, the Limited Partners of FVP have no right to vote on any partnership matters. Where consent of a majority or specified percentage in Interest of the Limited Partners of FVP or of a class or classes of Limited Partners is required, such consent will be determined by reference to the aggregate Capital Commitments of the Limited Partners entitled to approve the act or thing for which approval is sought in accordance with the terms of the FVP Partnership Agreement.

Amendments and Modifications. In general, the FVP Partnership Agreement is subject to modification or amendment only with the written consent of the General Partner and a majority in Interest of the Class A and Class B Limited Partners of FVP; provided, however, the FVP Partnership Agreement may be amended from time to time by the General Partner without the consent of any of the Limited Partners to (i) add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner by the FVP Partnership Agreement, (ii) admit one or more additional Limited Partners or Substituted Limited Partners, or withdraw one or more Limited Partners in accordance with the FVP Partnership Agreement, (iii) provide any necessary information regarding any Partner, (iv) adjust certain allocations of net profit and loss with the approval of the Advisory Committee and (v) reflect any change in the amount of the Capital Commitments of any Partner in accordance with the terms of the FVP Partnership Agreement; provided, however, such amendment shall not be adopted if, in the opinion of counsel for FVP, such amendment alters, or results in the alteration of, the limited liability of the Limited Partners or the status of FVP as a partnership for federal income tax purposes.

Notwithstanding the foregoing, no amendment to the FVP Partnership Agreement may add to, detract from or otherwise modify the purposes of FVP. In addition, amendments with respect to certain liabilities or responsibilities of certain Limited Partners require the consent of certain Limited Partners.

Capitalization and Certain Distributions. In connection with its initial formation, FVP issued to its Limited Partners units consisting of limited partnership interests in FVP, 12% Senior Subordinated Notes due 2004 and 14% Junior Subordinated Notes due 2004. Pursuant to such transaction, and under the FVP Partnership Agreement, each General Partner and Limited Partner of FVP has made certain capital contributions to FVP. The General Partner is required under the FVP Partnership Agreement to make such Capital Commitments to FVP as are necessary to maintain at all times a Capital Commitment equal to not less than one percent (1%) of the total Capital Commitments of all Partners. The Limited Partners are not required to make additional capital contributions to FVP in excess of their respective Capital Commitments. Except for provisions allowing for the return of capital to Partners upon dissolution of FVP, the FVP Partnership Agreement provides that no Partner of FVP shall have the right to withdraw or demand return of its capital contribution.

In consideration of significant Capital Commitments to FVP during its initial formation, the FVP Partnership Agreement provides that certain "Special" Limited Partners and the General Partner are entitled to receive a portion of 15% of any remaining capital to be distributed by FVP after certain distributions are made to the Class A and Class B Limited Partners and the General Partner in accordance with the FVP Partnership Agreement. The Special Class A and the Special Class B Limited Partners will be allocated 8% (in the aggregate) of such remaining capital, in proportion to the amount of their respective Capital Commitments. The General Partner will be allocated 7% (in the aggregate) of such remaining capital; provided, however, that such percentage shall be subject to adjustment by the General Partner, with the approval of the Advisory Committee, under certain circumstances pursuant to the terms of the FVP Partnership Agreement.

Admission of Additional Partners. The General Partner is authorized, subject to certain conditions and the approval of the Advisory Committee, to cause FVP to (i) admit additional Limited Partners to the partnership, (ii) permit any existing Limited Partner to increase its Capital Commitment or (iii) create and issue such additional classes or series of Limited Partnership Interests having such designations, preferences and relative, participating or other special rights, powers and duties as the General Partner, with the approval of the Advisory Committee, shall determine.

Preemptive Rights. The FVP Partnership Agreement provides that, except under certain circumstances, the General Partner, without the consent of a majority in Interest of the Class A Limited Partners, shall not be able to (i) issue, sell or grant (x) Limited Partnership Interests in FVP, (y) warrants, options, or other rights to purchase Limited Partnership Interests in FVP or (z) securities convertible or exchangeable for Limited Partnership Interests in FVP or (ii) permit any Limited Partner to increase its Capital Commitment to FVP until the Capital Commitments of all of the Class A and Class B Limited Partners have been fully drawn upon or expired. Except under certain circumstances, after the Capital Commitments of all of the Class A and Class B Limited Partners have been fully drawn upon or have expired, if FVP proposes to admit additional Limited Partners to the partnership or permit any Limited Partner to increase its Capital Commitment to the partnership pursuant to the FVP Partnership Agreement, the General Partner must give notice to each Limited Partner of such proposed action. Thereafter, each Limited Partner will have the right to acquire its pro rata share of any such additional Limited Partnership Interests or increase its Capital Commitment subject to the provisions of the FVP Partnership Agreement.

Rights of First Refusal; Tag-Along Rights. The FVP Partnership Agreement provides that in the event of a proposed transfer of a Limited Partnership Interest or Note by a Limited Partner (to the extent permitted under the FVP Partnership Agreement), such Limited Partner must provide 45 days' written notice to the General Partner and to all of the Class A and Class B Limited Partners of such proposed transfer and the proposed cash purchase price.
During the first 30 days of such period, the General Partner and each of the Class A and Class B Limited Partners (other than any Defaulting Partner) will have the right to propose to acquire such Interest or Note, or some portion thereof, for the proposed cash purchase price. If the Partners as a group propose to acquire more than the Interest or Note, then each such Partner shall have the right to propose to acquire its pro rata portion of the Interest or Note; provided, however, that the Limited Partner that proposes such transfer shall not be obligated to sell any portion of the Interest or Note to any Partner unless the Partners have collectively proposed to purchase all of the Interest or Note.

In the case of a proposed transfer in a single transaction or a series of related transactions of fifty percent (50%) or more of the outstanding Limited Partnership Interests, if the Partners do not exercise their rights of first refusal, then, as a further condition to the transfer by a Limited Partner, such Limited Partner shall obtain for each other Class A and Class B Limited Partner the right to sell the same proportion of its Limited Partnership Interests as that being sold by the selling Limited Partner at the same purchase price, subject to certain adjustments.

Liability of General Partner. In general, under the FVP Partnership Agreement, FVP will indemnify and hold harmless, out of its assets, the General Partner, its partners and their respective officers, directors, employees, agents or stockholders (including when any of the foregoing is serving at the request of the General Partner on behalf of FVP as a partner, officer, director, employee or agent of any other Person) against losses, damages, expenses (including reasonable attorneys' fees), judgments and settlement amounts incurred by such party by reason of actions or omissions in connection with activities performed on behalf of FVP and not constituting fraud, breach of fiduciary duty, willful misconduct or gross negligence. In the event that the General Partner of FVP ceases to be a General Partner, it shall remain liable for obligations and liabilities incurred on account of its activities as General Partner prior to the time it ceased to be a General Partner, but shall be free of any obligation or liability as a General Partner incurred on account of the activities of FVP from and after the time it ceased to be a General Partner.

Withdrawal or Removal of Partners. The General Partner may not voluntarily dissolve, retire or withdraw as a General Partner of FVP. In addition, the General Partner may not directly or indirectly assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any fraction of its Interest as a General Partner of FVP. Subject to certain procedures, the General Partner may be removed at any time after the occurrence of a Vaughn Expiration Date (as defined below) or for "cause," in each case with the consent of a majority in Interest of the Attributable Class A Limited Partners with the approval of the Advisory Committee. In addition, in the event that FVP shall or would suffer an FCC Regulatory Issue due to a GP Principal or any of its Affiliates, at the request of the Advisory Committee, the General Partner shall cause the GP Principal to divest all direct and indirect Interests in FVP.

Under the FVP Partnership Agreement, "cause" is defined as one or more of the following: (i) any action by the General Partner or GP Principal which constitutes dishonesty, a violation of law or a fraud against FVP; (ii) the indictment of the General Partner or GP Principal for a felony; (iii) willful misconduct, drunkenness or abuse of any controlled substance by the General Partner or any GP Principal; (iv) any material violation by the General Partner or any GP Principal of its fiduciary obligations to FVP or the Partners; (v) any material breach by the General Partner or any GP Principal of the FVP Partnership Agreement or any material breach by FrontierVision, Inc. or any GP Principal of the General Partner Partnership Agreement or (vi) in the event that FVP shall or would suffer an FCC Regulatory Issue due to the General Partner, any GP Principal or any of their Affiliates, unless such FCC Regulatory Issue is cured within 15 days after the General Partner becomes aware thereof. Under the FVP Partnership Agreement, "Vaughn Expiration Date" means the earliest of the following dates: (i) the date on which Mr. Vaughn is neither a General Partner nor a GP Principal; (ii) the date on which the Vaughn Employment Agreement is terminated pursuant to its terms, and (iii) the date on which Mr. Vaughn ceases to own beneficially for his own account, directly or indirectly, at least one of the following: (x) at least two-thirds of the General Partner's share of distributions under the FVP Partnership Agreement or (y) at least two-thirds of the Interests of the General Partner that correlate to the General Partner's share of distributions pursuant to the FVP Partnership Agreement.

Upon the removal of the General Partner, at the election of a majority in Interest of the Attributable Class A Limited Partners with the approval of the Advisory Committee, FVP shall redeem the Interest of the removed General Partner for a price equal to the fair market value thereof as determined pursuant to the FVP Partnership Agreement. In the absence of such election and approval, the General Partner's Interest in FVP shall be converted to a nonvoting, nonconvertible Limited Partnership Interest. Upon the removal of the General Partner, a majority in Interest of the Attributable Class A Limited Partners with the approval of the Advisory Committee shall have the power to appoint a new General Partner.

Put and Call Rights. In the event of the Incapacity of a Limited Partner, to the fullest extent permitted by law, the General Partner may require the transfer of the Interest in and/or certain debt securities of FVP held by such Limited Partner. The General Partner shall provide at least 60 days' notice of such transfer. "Incapacity" is defined by the FVP Partnership Agreement to mean, as to any person, (i) the adjudication of incompetence or insanity of such person, or the Bankruptcy of such person, or (ii) the death, dissolution or termination (other than by merger or consolidation), as the case may be, of such person. In addition, the General Partner, with the approval of the Advisory Committee, shall also have the right to cause any Defaulting Partner to transfer its Limited Partnership Interest in accordance with the FVP Partnership Agreement.

Under certain circumstances where FVP would suffer an FCC Regulatory Issue due to a Limited Partner or an Attributable Person through such Limited Partner, such Limited Partner may be required to use all commercially reasonable efforts to sell such portion of its Limited Partnership Interests as may be necessary to cure such FCC Regulatory Issue. If such Limited Partner is unable to sell its Limited Partnership Interest within 180 days of the date that the General Partner requests that such Interest be sold (or within the time established by the FCC), then for a specified period, the General Partner, with the approval of the Advisory Committee, may elect on behalf of FVP to make Buyout Payments to such Limited Partner in accordance with the FVP Partnership Agreement. The economic interest of such Limited Partner shall be deemed to have been converted into debt and such Limited Partner shall immediately cease to be a Partner.

Liability of Limited Partners. Limited Partners of FVP do not have any personal liability for the repayment or discharge of the debts and obligations of FVP; provided, however, that each Limited Partner shall be liable to FVP for its Unused Capital Commitment and Loan Amount in accordance with the terms of the FVP Partnership Agreement.

Assignment of Partnership Interests. Under the FVP Partnership Agreement, the General Partner may not directly or indirectly assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any fraction of its Interest as a General Partner of FVP.

A Limited Partner may transfer all or any fraction of such Limited Partner's Limited Partnership Interest (subject in certain cases to the rights of first refusal discussed above and more fully set forth in the FVP

Partnership Agreement) to another person only if such transfer meets the conditions set forth in the FVP Partnership Agreement.

FVP GP PARTNERSHIP AGREEMENT

Organization and Duration. FVP GP was formed as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and a certificate of limited partnership of FVP GP was filed with the Secretary of State of Delaware on April 17, 1995. The purpose of FVP GP, as set forth in the FVP GP Partnership Agreement, is to (i) serve as general partner of FVP and (ii) do all other lawful things necessary, desirable or incidental to the accomplishment of such purposes.

FVP GP will be dissolved and its affairs wound up upon the earliest to occur of
(i) June 30, 2007, (ii) the Incapacity, withdrawal, removal or other event of withdrawal (as defined in the Act) of the General Partner or (iii) the entry of a decree of judicial dissolution under the Act. In the case of dissolution described in clause (ii), if at such time there is at least one remaining General Partner, the remaining General Partner(s) may unanimously elect to carry on the business of FVP GP. In addition, within 90 days thereafter, Class X Limited Partners and Class Y Limited Partners representing at least a majority in Interest of the remaining Partners (based on their profits interests and capital interests), or such greater percentage in Interest as may be required under the Act, may agree to continue the business of FVP GP and to the appointment of one or more additional general partners to be effective as of the date of such event.

Control of Operations. The FVP GP Partnership Agreement provides that the General Partner has the full, exclusive and complete right, power and discretion to operate, manage and control the affairs and business of FVP GP and to make all decisions affecting FVP GP's affairs and business, subject to certain customary exceptions specified in the FVP GP Partnership Agreement.

Voting Rights. Except as to matters for which consent or approval is expressly required under the FVP GP Partnership Agreement, the Limited Partners of FVP GP have no right to vote on any partnership matters. Where consent of a majority or specified percentage in Interest of the Limited Partners of FVP GP or of a class or classes of Limited Partners is required, such consent will be determined by reference to the aggregate capital commitments of the Limited Partners entitled to approve the act or thing for which approval is sought in accordance with the terms of the FVP GP Partnership Agreement.

Amendments and Modifications. In general, the FVP GP Partnership Agreement is subject to modification or amendment only with the written consent of the General Partner and a majority in Interest of the Class X and Class Z Limited Partners of FVP GP and a majority in Interest of the Class Y Limited Partners; provided, however, the FVP GP Partnership Agreement may be amended from time to time by the General Partner without the consent of any of the Limited Partners to (i) add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner by the FVP GP Partnership Agreement, (ii) admit one or more additional Limited Partners or Substituted Limited Partners, or withdraw one or more Limited Partners in accordance with the FVP GP Partnership Agreement, (iii) provide any necessary information regarding any Partner, (iv) adjust certain allocations of net profit and loss with the consent of a majority in Interest of the Class X Limited Partners and (v) reflect any change in the amount of the Capital Commitments of any Partner in accordance with the terms of the FVP GP Partnership Agreement; provided, however, such amendment shall not be adopted if, in the opinion of counsel for FVP GP, such amendment alters, or results in the alteration of, the limited liability of the Limited Partners or the status of FVP GP as a partnership for federal income tax purposes.

Notwithstanding the foregoing, no amendment to the FVP GP Partnership Agreement may add to, detract from or otherwise modify the purposes of FVP GP. In addition, amendments with respect to certain liabilities or responsibilities of certain Limited Partners require the consent of certain Limited Partners.

Capital Contributions. Under the FVP GP Partnership Agreement, the Partners have made certain capital contributions to FVP GP. The General Partner is required under the FVP GP Partnership Agreement to make such Capital Commitments to FVP GP as are necessary to maintain at all times a Capital Commitment equal to not less than one percent (1%) of the total Capital Commitments of all Partners. The Limited Partners are not required to make additional capital contributions to FVP GP. Except for provisions allowing for the return of capital to Partners upon dissolution of FVP GP, the FVP GP Partnership Agreement provides that no Partner of FVP GP shall have the right to withdraw or demand return of its capital contribution.

Rights of First Refusal. The FVP GP Partnership Agreement provides that in the event of a proposed transfer of a Limited Partnership Interest by a Limited Partner (to the extent permitted by the FVP GP Partnership Agreement), such Limited Partner must provide 45 days' written notice to the General Partner and to all of the Limited Partners of such proposed transfer and the proposed cash purchase price. During the first 30 days of such period, the General Partner and each of the Limited Partners (other than any Defaulting Partner) will have the right to propose to acquire such Interest or some portion thereof for the proposed cash purchase price. If the Partners as a group propose to acquire more than the Interest, then each such Partner shall have the right to propose to acquire its pro rata portion of the Interest; provided, however, that the Limited Partner that proposes such transfer shall not be obligated to sell any portion of the Interest to any Partner unless the Partners have collectively proposed to purchase all of the Interest.

Liability of General Partner. In general, under the FVP GP Partnership Agreement, FVP GP will indemnify and hold harmless, out of its assets, the General Partner, its partners and their respective officers, directors, employees, agents or stockholders (including when any of the foregoing is serving at the request of the General Partner on behalf of FVP GP or FVP as a partner, officer, director, employee or agent of any other Person) against losses, damages, expenses (including reasonable attorneys' fees), judgments and settlement amounts incurred by such party by reason of actions or omissions in connection with activities performed on behalf of FVP GP and not constituting fraud, breach of fiduciary duty, willful misconduct or gross negligence. In the event that the General Partner of FVP GP ceases to be a General Partner, it shall remain liable for obligations and liabilities incurred on account of its activities as General Partner prior to the time it ceased to be a General Partner, but shall be free of any obligation or liability as a General Partner incurred on account of the activities of FVP GP from and after the time it ceased to be a General Partner.

Withdrawal or Removal of Partners. The General Partner may not voluntarily dissolve, retire or withdraw as a General Partner of FVP GP. In addition, the General Partner may not directly or indirectly assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any fraction of its Interest as a General Partner of FVP GP. Subject to certain procedures, the General Partner may be removed at any time after the occurrence of a Vaughn Expiration Date or for "cause," in each case by the consent of a majority in Interest of the Attributable Class X and Class Y Limited Partners. In addition, in the event that FVP GP shall or would suffer an FCC Regulatory Issue due to a GP Principal or any of its Affiliates, the General Partner shall cause the GP Principal to divest all direct or indirect Interests in FVP GP.

Under the FVP GP Partnership Agreement, "cause" is defined as under the FVP
Partnership Agreement.   Under the FVP GP Partnership Agreement, "Vaughn
Expiration Date" means the earliest of the following dates: (i) the date on which Mr. Vaughn is neither a General Partner nor a GP Principal, (ii) the date on which the Vaughn Employment Agreement is terminated pursuant to its terms and (iii) the date on which Mr. Vaughn ceases to own beneficially for his own account, directly or indirectly, at least one of the following: (x) at least two-thirds of the Special Distribution (as defined in the FVP GP Partnership Agreement) or (y) at least two-thirds of the Interests in FVP GP that correlate to the Special Distribution.

Upon the removal of the General Partner, at the election of a majority in Interest of the Attributable Class X Limited Partners, FVP GP shall redeem the Interest of the removed General Partner for a price equal to the fair market value thereof as determined pursuant to the FVP GP Partnership Agreement. In the absence of such election and approval, the General Partner's Interest in FVP shall be converted to that of a nonvoting, nonconvertible Limited Partnership Interest. Upon the removal of the General Partner, a majority in Interest of the Attributable Class X Limited Partners shall have the power to appoint a new General Partner.

Put and Call Rights. In the event of the Incapacity of a Limited Partner, to the fullest extent permitted by law, the General Partner may require the transfer of the Interest of such Limited Partner. The General Partner shall provide at least 60 days' notice of such transfer. "Incapacity" is defined by the FVP GP Partnership Agreement to mean, as to any person, (i) the adjudication of incompetence or insanity of such person, or the Bankruptcy of such person or (ii) the death, dissolution or termination (other than by merger or consolidation), as the case may be, of such person. In addition, the General Partner shall also have the right to cause any Defaulting Partner (in the case of a default by a Class X or Class Z Limited Partner) to transfer its Limited Partnership Interest in accordance with the FVP GP Partnership Agreement. A majority in Interest of the Class X Limited Partners shall have the right to cause any Defaulting Partner (in the case of a default by a Class Y Limited Partner) to transfer its Limited Partnership Interest in accordance with the FVP GP Partnership Agreement.

Under certain circumstances where FVP GP would suffer an FCC Regulatory Issue due to a Limited Partner or an Attributable Person through such Limited Partner, such Limited Partner may be required to use all commercially reasonable efforts to sell such portion of its Limited Partnership Interests as may be necessary to cure such FCC Regulatory Issue. If such Limited Partner is unable to sell its Limited Partnership Interest within 180 days of the date that the General Partner requests that such Interest be sold (or within the time established by the FCC), then for a specified period, the General Partner (with the consent of a majority in Interest of the Class X Limited Partners if the Limited Partner is a Class Y Limited Partner) may elect on behalf of FVP GP to make Buyout Payments to such Limited Partner in accordance with the FVP GP Partnership Agreement. The economic interest of such Limited Partner shall be deemed to have been converted into debt and such Limited Partner shall immediately cease to be a partner.

Liability of Limited Partners. Limited Partners of FVP GP do not have any personal liability for the repayment or discharge of the debts and obligations of FVP GP; provided, however, that Limited Partners shall be liable to FVP GP for their Unused Capital Commitments in accordance with the terms of the FVP GP Partnership Agreement.

Assignment of Partnership Interests. Under the FVP GP Partnership Agreement, the General Partner may not directly or indirectly assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any fraction of its Interest as a General Partner of FVP GP.

A Limited Partner may transfer all or any fraction of such Limited Partner's Limited Partnership Interest (subject in certain cases to the rights of first refusal discussed above and more fully set forth in the FVP GP Partnership Agreement) to another person only if such transfer meets the conditions set forth in the FVP GP Partnership Agreement.

                       CREDIT ARRANGEMENTS OF THE COMPANY


THE SENIOR CREDIT FACILITY

On April 9, 1996, the Company entered into the $265.0 million Amended and Restated Credit Agreement with The Chase Manhattan Bank, as Administrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, CIBC Inc., as Managing Agent, and the other lenders signatory thereto. The Company used these proceeds to refinance an existing $130.0 million senior credit facility, to finance the purchase of the Cox Systems and for general business purposes. As of March 31, 1996, borrowings under the Senior Credit Facility totaled approximately $116.8 million and are expected to be approximately $199.7 million after giving pro forma effect to the Offering and the other Transactions.

The Senior Credit Facility includes a $75.0 million, 8.25-year reducing revolving credit facility ("Revolving Credit Facility"), a $100.0 million, 8.25-year term loan ("Senior Term Loan") and a $90.0 million, 9.25-year term loan ("Tranche B Loan"). The Company has outstanding borrowings of $20.0 million as of March 31, 1996 under the Revolving Credit Facility bearing interest at varying rates, based upon different borrowing options and financial ratios, and maturing on June 30, 2004. The weighted average interest rate at March 31, 1996 on the outstanding borrowings under the Revolving Credit Facility was approximately 8.19%. The Company has outstanding borrowings of $100.0 million under the Senior Term Loan bearing interest at varying rates, based upon different borrowing options and financial ratios, and maturing on June 30, 2004. The weighted average interest rate at March 31, 1996 on the outstanding borrowings under the Senior Term Loan was approximately 8.19%. The Company has outstanding borrowings of $90.0 million under the Tranche B Loan bearing interest at varying rates, based upon different borrowing options and financial ratios, and maturing on June 30, 2005. The weighted average interest rate at March 31, 1996 on the outstanding borrowings under the Tranche B Loan was approximately 8.59%. The Company has entered into interest rate protection agreements to hedge its underlying Treasury rate exposure for $110.0 million of borrowings through November 1999.

The Senior Credit Facility is secured by a pledge of all limited and general partnership interests in the Company and in any subsidiaries of the Company and a first priority lien on all the tangible and intangible assets of the Company and each of its subsidiaries. In addition, in the event of the occurrence and continuance of an event of default under the Senior Credit Facility, the Administrative Agent is entitled to replace the general partner of the Company with its designee. See "The Partnership Agreements--The Company Partnership Agreement."

                            DESCRIPTION OF THE NOTES

As used below in this "Description of the Notes" section, the "Company" means FrontierVision Operating Partners, L.P., but not any of its subsidiaries, unless otherwise specified. The Notes are to be issued under an Indenture, to
be dated as of         , 1996 (the "Indenture"), among the Issuers and
, as Trustee (the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. A copy of the proposed form of Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

The Notes are joint and several obligations of the Company and Capital. The Notes will be general unsecured senior subordinated obligations of the Issuers, will be limited to $200 million aggregate principal amount and will rank subordinate in right of payment to all existing and future Senior Indebtedness. The Notes will rank pari passu in right of payment with all other senior subordinated indebtedness of the Company. At March 31, 1996, as adjusted to give effect to the Rights Offering, the initial borrowings under the New Credit Agreement and the transactions described herein under "Use of Proceeds," the Company would have had approximately $199.7 million of Senior Indebtedness outstanding. Secured creditors of the Company will have a claim on the assets which secure such obligations prior to claims of the holders of the Notes against those assets. Capital has nominal assets and does not conduct any operations.

The Notes will mature on       , 2006 and will bear interest at the rate per
annum shown on the front cover of this Prospectus from the date of issuance or from the most recent interest payment date to which interest has been paid or
provided for.  Interest will be payable semiannually on        and
of each year, commencing           , 1997, to the Person in whose name a Note
is registered at the close of business on the preceding        or
(each, a "Record Date"), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. The Issuers will pay principal and interest by check and may mail interest checks to a holder's registered address.

The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar for the Notes.

OPTIONAL REDEMPTION

The Notes are not redeemable prior to                 , 2001, except as set
forth below.  The Notes will be subject to redemption, at the option of the
Issuers, in whole or in part, at any time on or after       , 2001 and prior to
maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at his address appearing in the register for the Notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest to but excluding the date fixed for redemption (subject to the right of holders of record on the relevant Record Date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), if
redeemed during the 12-month period beginning        of the years indicated:

                          YEAR                                                        PERCENTAGE
                          ----                                                        ----------
                          2001                                                                %
                          2002                                                                %
                          2003                                                                %
                          2004 and thereafter                                           100.00%


In addition, prior to       , 1999, the Issuers may redeem up to 35% of the
principal amount of the Notes with the net cash proceeds received by the Company from one or more Public Equity Offerings or Strategic Equity Investments, at a redemption price (expressed as a percentage of the principal
amount) of        % of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least 65% in aggregate principal amount of the Notes originally issued remains outstanding immediately after any such redemption (excluding any Notes owned by the Issuers or any of their Affiliates). Notice of redemption pursuant to this paragraph must be mailed to holders of Notes not later than 60 days following the consummation of such Public Equity Offering or Strategic Equity Investment.

Selection of Notes for any partial redemption shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the Notes may be listed or, if the Notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed before the date fixed for redemption to each holder of Notes to be redeemed at his registered address. On and after the date fixed for redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

The Notes will not have the benefit of any sinking fund.

SUBORDINATION

The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Indebtedness.

Upon any payment or distribution of assets or securities of either of the Issuers of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), upon any dissolution or winding-up or total liquidation or reorganization of either of the Issuers, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash, or payment provided for, before the holders of the Notes or the Trustee on behalf of such holders shall be entitled to receive any payment by the Issuers of the principal of, premium, if any, or interest on the Notes, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, the Issuers of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or liquidation or reorganization, any payment or distribution of assets or securities of either of the Issuers of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), to which the holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Issuers or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

No direct or indirect payment (including any payment made to the holders of the Notes under the terms of Indebtedness subordinated to the Notes, but excluding any payment or distribution of Permitted Junior Securities) by or on behalf of the Issuers of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment default or non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, then, unless and until such default or event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full, no direct or indirect payment (including any payment made to the holders of the Notes under the terms of Indebtedness subordinated to the Notes, but excluding any payment or distribution of Permitted Junior Securities) will be made by or on behalf of the Issuers of principal of, premium, if any, or interest on the Notes, except from those funds held in trust for the benefit of the holders of any Notes, pursuant to the procedures set forth under "--Satisfaction and Discharge of Indenture; Defeasance" below, to such holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given. Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had, or should have had, knowledge of such existing or continuing default or event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this "Subordination" heading will not be construed as preventing the occurrence of an Event of Default described in clause (a), (b) or (c) of the first paragraph under "--Events of Default."

By reason of the subordination provisions described above, in the event of insolvency of either of the Issuers, funds which would otherwise be payable to holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Issuers may be unable to fully meet their obligations with respect to the Notes. Subject to the restrictions set forth in the Indenture, in the future the Issuers may issue additional Senior Indebtedness.

COVENANTS

The Indenture contains, among others, the following covenants:

Limitation on Indebtedness. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests except for Permitted Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness and the Company or any Restricted Subsidiary may issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to (i) 7.0 to 1.0 if the date of such Incurrence is on or before December 31, 1997 and (ii) 6.75 to 1.0 thereafter.

The foregoing limitations will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

              (a)      Indebtedness under the Notes and the Indenture;

              (b) Indebtedness and Disqualified Equity Interests of the Company and the Restricted Subsidiaries outstanding on the Issue Date;

              (c) Indebtedness under the Senior Credit Facility in an aggregate principal amount at any one time outstanding
                       not to exceed the sum of (A) $       million, which
                       amount shall be reduced by (x) any permanent reduction of commitments thereunder and (y) any other repayment accompanied by a permanent reduction of commitments thereunder (other than in connection with any refinancing thereof) plus (B) any amounts outstanding under the Senior Credit Facility that utilizes clause (i) below;

              (d) (x) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Wholly Owned Restricted Subsidiary and (y) Indebtedness of the Company owed to and held by any Wholly Owned Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Issuers' obligations under any Senior Indebtedness, the Indenture and the Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (d) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Company or a Wholly Owned Restricted Subsidiary referred to in this clause (d) to a Person (other than the Company or a Wholly Owned Restricted Subsidiary), (ii) any sale or other disposition of Equity Interests of a Wholly Owned Restricted Subsidiary which holds Indebtedness of the Company or another Wholly Owned Restricted Subsidiary such that such Wholly Owned Restricted Subsidiary ceases to be a Wholly Owned Restricted Subsidiary or (iii) designation of a Wholly Owned Restricted Subsidiary which holds Indebtedness of the Company as an Unrestricted Subsidiary;

              (e) guarantees by any Restricted Subsidiary of Indebtedness of the Company;

              (f) Interest Rate Protection Obligations of the Company or any Restricted Subsidiary relating to Indebtedness of the Company or such Restricted Subsidiary, as the case may be (which Indebtedness (i) bears interest at fluctuating interest rates and (ii) is otherwise permitted to be Incurred under this covenant); provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

              (g) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company or any Restricted Subsidiary
                       which do not exceed $     million in the aggregate at
                       any one time outstanding;

              (h) Indebtedness or Disqualified Equity Interests of the Company or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness or Disqualified Equity

                       Interests of the Company or any Restricted Subsidiary Incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that (i) Indebtedness or Disqualified Equity Interests of the Company may not be refinanced under this clause (h) with Indebtedness or Disqualified Equity Interests of any Restricted Subsidiary, (ii) any such refinancing shall not exceed the sum of the principal amount (or, if such Indebtedness or Disqualified Equity Interests provide for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the Indebtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (iii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, and (iv) Indebtedness that is pari passu with the Notes may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes and Subordinated Indebtedness or Disqualified Equity Interests may only be refinanced with Subordinated Indebtedness or Disqualified Equity Interests; and

              (i) in addition to the items referred to in clauses (a) through (h) above, Indebtedness of the Company (including any Indebtedness under the Senior Credit Facility that utilizes this clause (i)) having an
                       aggregate principal amount not to exceed $     million
                       at any time outstanding.

Limitation on Senior Subordinated Indebtedness. The Indenture will provide that (i) the Issuers will not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and expressly rank subordinate in right of payment to any Senior Indebtedness and (ii) the Company will not permit any Subsidiary Guarantor to and no Subsidiary Guarantor will, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor and expressly rank subordinate in right of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor.

Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

         (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary (other than payments or distributions made to the Company or a Wholly Owned Restricted Subsidiary and dividends or distributions payable solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

         (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or a Wholly Owned Restricted Subsidiary);

         (iii) purchase, redeem, defease or retire for value more than one year prior to the stated maturity thereof any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); or

         (iv) make any Investment (other than Permitted Investments) in any Person (other than in the Company, a Wholly Owned Restricted Subsidiary or a Person that becomes a Wholly Owned Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Wholly Owned Restricted Subsidiary (provided the Company or a Wholly Owned Subsidiary is the survivor), as a result of such Investment)

(such payments or any other actions (other than Permitted Investments) described in (i), (ii), (iii) and (iv) collectively, "Restricted Payments"), unless

         (a) no Default or Event of Default shall have occurred and be continuing at the time or after giving effect to such Restricted Payment;

         (b) immediately after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

         (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) 140% of cumulative Consolidated Interest Expense of the Company determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment, plus (2) the aggregate net proceeds (with the value of any non-cash proceeds to be the Fair Market Value thereof as determined by an Independent Financial Advisor) received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) the principal amount (or accrued amount, if less) of any Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company, plus
                 (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Cumulative Available Cash Flow) equal to the lesser of: (i) the return of capital with respect to such Investment and (ii) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment, plus (5) the Company's proportionate interest in the lesser of the Fair Market Value or the net worth of any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Designation of Unrestricted Subsidiaries" below not to exceed in any case the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus (6) the Designation Amount with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "--Designation of Unrestricted Subsidiaries" below.

The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the Indenture, (ii) so long as no Default or Event of Default shall have occurred and be continuing, the retirement of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale

(other than to a Restricted Subsidiary) of, Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time), (iii) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph (and were not included therein at any time) or (y) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the final stated maturity of the Notes, (iv) the payment of any dividend or distribution on Equity Interests of the Company or any Restricted Subsidiary to the extent necessary to permit the direct or indirect beneficial owners of such Equity Interests to pay federal and state income tax liabilities arising from income of the Company or such Restricted Subsidiary and attributable to them solely as a result of the Company or such Restricted Subsidiary (and any intermediate entity through which such holder owns such Equity Interests) being a partnership or similar pass-through entity for federal income tax purposes, (v) so long as no Default or Event of Default has occurred and is continuing, any Investment made out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time) or (vi) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests, of the Company or any Restricted Subsidiary, or similar securities, held by officers or employees or former officers or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates), upon death, disability, retirement or
termination of employment not to exceed $      in any calendar year.

In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i) and (vi) of the immediately preceding paragraph shall be included as Restricted Payments and amounts expended pursuant to clauses (ii) through (v) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Indenture will provide that in the event that any Restricted Subsidiary (other than a Subsidiary Guarantor), directly or indirectly, guarantees any Indebtedness of the Company other than the Notes (the "Other Indebtedness") the Company shall cause such Restricted Subsidiary to concurrently guarantee (a "Subsidiary Guarantee") the Company's Obligations under the Indenture and the Notes to the same extent that such Restricted Subsidiary guaranteed the Company's Obligations under the Other Indebtedness (including waiver of subrogation, if any); provided, however, that if such Other Indebtedness is (i) Senior Indebtedness, the Subsidiary Guarantee shall be subordinated in right of payment to all Guarantor Senior Indebtedness (which shall include such guarantee of such Other Indebtedness) pursuant to the subordination provisions of the Indenture (which subordination shall be substantially identical to the subordination provisions of the Indenture applicable to the Notes), (ii) Senior Subordinated Indebtedness, the Subsidiary Guarantee shall be pari passu in right of payment with the guarantee of the Other Indebtedness, or (iii) Subordinated Indebtedness, the Subsidiary Guarantee shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Subsidiary Guarantees to the same extent and in the same manner as the Notes are subordinated to Senior Indebtedness); provided, further, however, that each Subsidiary issuing a Subsidiary Guarantee will be automatically and unconditionally released and discharged from its obligations under such Subsidiary Guarantee upon the release or discharge of the guarantee of the Other Indebtedness that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by, or as a result of, any payment under the guarantee of such Other Indebtedness by such Subsidiary Guarantor. The Company shall cause each Restricted Subsidiary issuing a Subsidiary Guarantee to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be subject to customary assumptions and qualifications). Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the Indenture) be a Subsidiary Guarantor for all purposes of the Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (c) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) the Senior Credit Facility or other agreements of the Company or the Restricted Subsidiaries outstanding on the Issue Date, in each case as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings (collectively, a "refinancing") thereof; provided, however, that such refinancings are no more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the Senior Credit Facility on the Issue Date or in the Indenture, (ii) applicable law, (iii) any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary, other than the Acquired Person, (iv) customary non-assignment provisions in leases or cable television franchises entered into in the ordinary course of business and consistent with past practices, (v) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired, (vi) any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "--Disposition of Proceeds of Asset Sales" below to the extent applicable thereto, (vii) refinancing Indebtedness permitted under clause (h) of "--Limitation on Indebtedness" above; provided, however, that the encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing, (viii) the Indenture or
(ix) any such encumbrance or restriction existing under any other agreement, instrument or document hereafter in effect; provided, however, that the terms and conditions of any such encumbrance or restriction are not more restrictive than those contained in the Senior Credit Facility as in effect on the Issue Date.

Limitation on Liens. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Indebtedness with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness or any guarantee of Senior Indebtedness by any Restricted Subsidiary and (ii) Permitted Liens.

Disposition of Proceeds of Asset Sales. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (b) either (i) at least 75% of such consideration consists of cash or Cash Equivalents or (ii) at least 75% of such consideration consists of (x) properties and capital assets (including franchises and licenses required to own or operate such properties) to be used in the same lines of business being conducted by the Company or any Restricted Subsidiary at such time or (y) Equity Interests in one or more Persons which thereby become Wholly Owned Restricted Subsidiaries whose assets consist primarily of such properties and capital assets. The amount of any (i) liabilities of the Company or any Restricted Subsidiary that are actually assumed by the transferee in such Asset Sale and for which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries and (ii) notes or other similar obligations received by the Company or the Restricted Subsidiaries from such transferee that are immediately converted (or are converted within thirty days of the related Asset
Sale) by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to repay Senior Indebtedness and permanently reduce any related commitment; provided, however, that if Indebtedness under the revolving credit portion of the Senior Credit Facility is repaid, the Company need not reduce the commitments for such revolving credit portion, or (ii) commit in writing to acquire, construct or improve properties and capital assets (including franchises and licenses required to own or operate any such assets or properties) to be used in the same line of business being conducted by the Company or any Restricted Subsidiary at such time and so apply such Net Cash Proceeds within 365 days of the receipt thereof.

To the extent all or part of the Net Cash Proceeds of any Asset Sale are not so applied within 365 days of such Asset Sale (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 30 days of such 365th day, make an Offer to Purchase from all holders of Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $5.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph. In the event that any other Indebtedness of the Company which ranks pari passu with the Notes requires the repayment or prepayment thereof, or an offer to purchase to be made to repurchase such Indebtedness, upon the consummation of any Asset Sale, the Company may apply the Unutilized Net Cash Proceeds otherwise required to be applied to an Offer to Purchase to repay, prepay or offer to purchase such other Indebtedness and to an Offer to Purchase pro rata based upon the aggregate principal amount of the Notes then outstanding and the aggregate principal amount (or accreted amount, if less) of such other Indebtedness then outstanding. The Offer to Purchase shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent an Offer to Purchase is oversubscribed, Notes shall be purchased among holders on a proportionate basis (based on the relative aggregate principal amounts validly tendered for purchase by holders thereof). To the extent the Offer to Purchase is not fully subscribed to by the holders of the Notes, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes for any purpose consistent with the other terms of the Indenture.

In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such

Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

Limitation on Transactions with Affiliates and Related Persons. The Indenture will provide that the Company will not, and will not permit, cause or suffer any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any beneficial holder of 10% or more of the Equity Interests of the Company or any officer, director or employee of the Company or any Restricted Subsidiary (each an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party, (b) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value in excess of $5.0 million, a majority of the disinterested members of the Board of Directors of FV Inc. shall have approved such transaction and determined that such transaction complies with the foregoing provisions and (c) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value of $25.0 million or more, the Company has obtained a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Company or the Restricted Subsidiary, as the case may be, are fair from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and the Wholly Owned Restricted Subsidiaries, (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses, or employment agreements, compensation or employee benefit arrangements, and incentive arrangements with any officer, director or employee of the Company entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law, (iii) the Agreement of Limited Partnership of the Company as in effect on the Issue Date, including any amendment or extension thereof that does not otherwise violate any other covenant set forth in the Indenture, and any transactions undertaken pursuant to any other contractual obligations in existence on the Issue Date, (iv) the issue and sale by the Company to its partners or stockholders of Qualified Equity Interests, (v) any Restricted Payments made in compliance with "--Limitation on Restricted Payments" above (including without limitation the making of any payments or distributions permitted to be made in accordance with clauses (i) through (vi) of the penultimate paragraph of " --Limitation on Restricted Payments"), (vi) loans and advances to officers, directors and employees of the Company and the Restricted Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices, (vii) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to the Company and its Subsidiaries in the ordinary course, (viii) the Incurrence of intercompany Indebtedness permitted pursuant to clause (d) under the definition of "Permitted Indebtedness" set forth under "--Limitation on Indebtedness," (ix) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof and (x) the Senior Credit Facility.

Designation of Unrestricted Subsidiaries. The Indenture will provide that the Company may designate any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

         (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

         (b) at the time of and after giving effect to such Designation, the Company could incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

         (c) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Company's proportionate interest in the Fair Market Value of such Subsidiary on such date.

Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except, in the case of clause (x) or (y), to the extent otherwise permitted under the terms of the Indenture, including, without limitation, pursuant to "--Limitation on Restricted Payments" and "--Limitation on Indebtedness" above.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

         (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

         (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Limitation on Conduct of Business of Capital. The Indenture will provide that Capital will not own any operating assets or other properties or conduct any business other than to serve as an Issuer and an obligor on the Notes.

CHANGE OF CONTROL

The Indenture will provide that within 30 days following the date of consummation of a transaction resulting in a Change of Control, the Company will commence an Offer to Purchase all outstanding Notes at a purchase price in cash equal to 101% of their principal amount plus accrued interest to the Purchase Date. Such Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof. Each holder shall be entitled to tender all or any portion of the Notes owned by such holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must bear an integral multiple of $1,000 principal amount.

In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of the Company or the General Partner will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company or the General Partner has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control. The ability of the Company to pay cash to the holders of Notes upon a Change of Control may be limited by its then existing financial resources. The Senior Credit Facility contains certain covenants prohibiting, or requiring waiver or consent of the lenders thereunder prior to, the repurchase of the Notes upon a Change of Control, and future debt agreements of the Company may provide the same. If the Company does not obtain such waiver or consent or repay such Indebtedness, the Company will remain prohibited from repurchasing the Notes. In such event, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would in turn constitute a default under the Senior Credit Facility and possibly other Senior Indebtedness. In such circumstances, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes. None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of FV Inc. or the Trustee.

The foregoing provisions will not prevent the Issuers from entering into a transaction of the types described under the definition of "Change of Control" with management or their affiliates. In addition, such provisions may not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Issuers that may adversely affect the holders of the Notes because such transactions may not involve a shift in voting power or beneficial ownership, or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions.

PROVISION OF FINANCIAL INFORMATION

The Indenture will provide that whether or not the Issuers are subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Issuers shall file with the Commission the annual reports, quarterly reports and other documents which the Issuers would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Issuers were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Issuers would have been required so to file such documents if the Issuers were so required. The Issuers shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Notes, as their names and addresses appear in the note register, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Issuers are required to file with the Commission pursuant to the preceding sentence, and (b) if, notwithstanding the preceding sentence, filing such documents by the Issuers with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective holder of Notes. The Company shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings for all companies similarly situated other than due to any action or inaction by the Company.

MERGER, SALE OF ASSETS, ETC.

The Indenture will provide that the Issuers will not consolidate with or merge with or into (whether or not such Issuer is the Surviving Person) any other entity and the Issuers will not and will not permit any of their respective Restricted Subsidiaries to sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of such Issuer's properties and assets (determined, in the case of the Company, on a consolidated basis for the Company and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless: (a) either (i) such Issuer shall be the Surviving Person or (ii) the Surviving Person (if other than such Issuer) shall be, in the case of Capital, a corporation or, in any other case, a corporation, partnership, limited liability company, limited liability limited partnership or trust organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture to be performed or observed on the part of the Issuers; (b) immediately thereafter, no Default or Event of Default shall have occurred and be continuing; (c) immediately after giving effect to any such transaction involving the Incurrence by the Company or any

Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the latest fiscal quarter for which consolidated financial statements of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and (d) immediately thereafter the Surviving Person shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of such Issuer immediately prior to such transaction.

Subject to the requirements of the immediately preceding paragraph, the Indenture will provide that in the event of a sale of all or substantially all of the assets of any Subsidiary Guarantor or all of the Equity Interests of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, then the Surviving Person of any such merger or consolidation, or such Subsidiary Guarantor, if all of its Equity Interests are sold, shall be released and relieved of any and all obligations under the Subsidiary Guarantee of such Subsidiary Guarantor if (i) the Person or entity surviving such merger or consolidation or acquiring the Equity Interests of such Subsidiary Guarantor is not a Restricted Subsidiary, and (ii) the Net Cash Proceeds from such sale are used after such sale in a manner that complies with the provisions of "--Covenants--Disposition of Proceeds of Asset Sales" above. Except as provided in the preceding sentence, the Indenture will provide that no Subsidiary Guarantor shall consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Subsidiary Guarantor and whether or not such Subsidiary Guarantor is the Surviving Person, unless
(i) the Surviving Person is a corporation, partnership, limited liability company, limited liability limited partnership or trust organized or existing under the laws of the United States, any State thereof or the District of Columbia, (ii) the Surviving Person (if other than such Subsidiary Guarantor) assumes all the Obligations of such Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing, and (iv) the Surviving Person will have Consolidated Net Worth (immediately after giving pro forma effect to the Disposition) equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction; provided, however, that clause (iv) of this paragraph shall not be a condition to a merger or consolidation of a Subsidiary Guarantor if such merger or consolidation only involves the Company and/or one or more Wholly Owned Restricted Subsidiaries.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which an Issuer or any Subsidiary Guarantor is not the Surviving Person and the Surviving Person is to assume all the Obligations of such Issuer or any such Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or such Subsidiary Guarantor, as the case may be, and such Issuer or such Subsidiary Guarantor, as the case may be, shall be discharged from its Obligations under the Indenture, the Notes or its Subsidiary Guarantee, as the case may be.

EVENTS OF DEFAULT

The following will be Events of Default under the Indenture:

         (a) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indenture described under "--Subordination" above);

         (b) failure to pay any interest on any Note when due, continued for 30 days (whether or not prohibited by the provisions of the Indenture described under "--Subordination" above);

         (c) default in the payment of principal of and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "--Covenants--Disposition of Proceeds of Asset Sales" and "--Change of Control" above when due and payable (whether or not prohibited by the provisions of the Indenture described under "--Subordination" above);

         (d) failure to perform or comply with any of the provisions described under "--Merger, Sale of Assets, etc.," "--Change of Control" and "--Covenants--Disposition of Proceeds of Asset Sales" above;

         (e) failure to perform any other covenant or agreement of the Issuers or any Subsidiary Guarantor under the Indenture or the Notes continued for 30 days after written notice to the Issuers by the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes;

         (f) default under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $10 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the stated maturity of any such Indebtedness;

         (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Restricted Subsidiary in an amount of $10 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

         (h) any holder or holders of at least $10 million in aggregate principal amount of Indebtedness of the Company or any Restricted Subsidiary, after a default under such Indebtedness, shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Restricted Subsidiary with an aggregate Fair Market Value (as determined in good faith by the Board of Directors of FV Inc.) of at least $2 million that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of setoff), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of such Indebtedness, such assets of the Company or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements) which continues for five business days after notice has been given to the Company and the representative of such Indebtedness and Indebtedness under the Senior Credit Facility;

         (i) certain events of bankruptcy, insolvency or reorganization affecting either of the Issuers or any Significant Restricted Subsidiary; and

         (j) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and such Subsidiary Guarantee).

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the

Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an Event of Default (other than an Event of Default with respect to either of the Issuers described in clause (i) above) shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice in writing to the Company (and to the Trustee if given by the holders) may declare the unpaid principal of and accrued interest to the date of acceleration on all the outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount and accrued interest shall become immediately due and payable; provided, however, that so long as the Senior Credit Facility shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than as specified in clause (i) above), the Notes shall not become due and payable until the earlier to occur of (x) five business days following delivery of a written notice of such acceleration of the Notes to the agent under the Senior Credit Facility and (y) the acceleration of any Indebtedness under the Senior Credit Facility. If an Event of Default specified in clause (i) above with respect to either of the Issuers occurs, the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "--Modification and Waiver" below.

The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes, give the holders thereof notice of all uncured Defaults or Events of Default known to it; provided, however, that, except in the case of an Event of Default or a Default in payment with respect to the Notes or a Default or Event of Default in complying with "--Covenants--Merger, Sale of Assets, Etc." above, the Trustee shall be protected in withholding such notice if and so long as the Board of Directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the holders of the Notes.

No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Issuers will be required to furnish to the Trustee annually a statement as to the performance by them of certain of their obligations under the Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND PARTNERS

The Indenture will provide that no director, officer, employee, incorporator, or limited or general partner of the Issuers or any of their Subsidiaries shall have any liability for any obligation of the Issuers or any of their Subsidiaries under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each holder by accepting a Note waives and releases such Persons from all such liability and such waiver and release is part of the consideration for the issuance of the Notes.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

The Issuers may terminate their substantive obligations in respect of the Notes by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by them on account of principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Issuers may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (i) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Indebtedness would result therefrom, terminate their substantive obligations in respect of the Notes (except for their obligations to pay the principal of (and premium, if any, on) and the interest on the Notes) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the Notes, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes solely as a result of such deposit and termination of obligations, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Issuers' exercise of their option under this paragraph will not result in any of the Issuers, the Trustee or the trust created by the Issuers' deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture. In addition, the Issuers may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (i) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Indebtedness would result therefrom, terminate all of their substantive obligations in respect of the Notes (including their obligations to pay the principal of (and premium, if any, on) and interest on the Notes) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the Notes, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes solely as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the Trustee or a change in the applicable Federal tax law since the date of the Indenture to such effect,
(iii) delivering to the Trustee an Opinion of Counsel to the effect that the Issuers' exercise of their option under this paragraph will not result in any of the Issuers, the Trustee or the trust created by the Issuers' deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture.

The Issuers may make an irrevocable deposit pursuant to this provision only if at such time they are not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the Senior Indebtedness and the Issuers have delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

The Indenture and the Notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

The Issuers and the Subsidiary Guarantors, when authorized by a resolution of their respective Boards of Directors, and the Trustee may amend or supplement the Indenture or the Notes without notice to or consent of any holder: (i) to cure any ambiguity, defect or inconsistency; provided, however, that such amendment or supplement does not adversely affect the rights of any holder;
(ii) to effect the assumption by a successor Person of all obligations of the Issuers under the Notes and the Indenture in connection with any transaction complying with "--Merger, Sale of Assets, Etc." above; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iv) to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (v) to make any change that would provide any additional benefit or rights to the holders;
(vi) to make any other change that does not adversely affect the rights of any holder under the Indenture; (vii) to evidence the succession of another Person to any Subsidiary Guarantor and the assumption by any such successor of the covenants of such Subsidiary Guarantor in the Subsidiary Guarantee; (viii) to add to the covenants of the Issuers or the Subsidiary Guarantors for the benefit of the holders, or to surrender any right or power conferred upon the Issuers or any Subsidiary Guarantor under the Indenture; (ix) to secure the Notes pursuant to the requirements of "--Covenants--Limitation on Liens" above or otherwise; or (x) to reflect the release of a Subsidiary Guarantor from its obligations with respect to its Subsidiary Guarantee in accordance with the provisions of the Indenture and to add a Subsidiary Guarantor pursuant to the requirements of the Indenture; provided, however, that the Issuers have delivered to the Trustee an opinion of counsel stating that such amendment or supplement complies with the provisions of the Indenture.

Modifications and amendments of the Indenture may be made by the Issuers and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (a) change the Stated Maturity of the principal of or any installment of interest on any Note or alter the optional redemption or repurchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes, (b) reduce the principal amount (or the premium) of any Note, (c) reduce the rate of or extend the time for payment of interest on any Note, (d) change the place or currency of payment of principal of (or premium) or interest on any Note, (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any Note or the modification and amendment of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder affected), (f) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default, (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, any Note (except a recision of acceleration of the Notes by the holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration), (h) modify the ranking or priority of the Notes or the Subsidiary Guarantee of any Subsidiary Guarantor or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify the subordination provisions of the Indenture in any manner adverse to the holders, (i) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the Indenture, or (j) modify the provisions relating to any Offer to Purchase required under the covenants described under "--Covenants--Disposition of Proceeds of Asset Sales" or "--Change of Control" above in a manner materially adverse to the holders.

The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Issuers with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

THE TRUSTEE

The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of either of the Issuers, any Subsidiary Guarantor or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Issuers or an Affiliate of either of the Issuers; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary.

"Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

"Advisory Committee" means the Advisory Committee of the General Partner established pursuant to the provisions of Article VI of the First Amended and Restated Agreement of Limited Partnership of the General Partner, as amended to the date of issuance of the Notes.

"Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary in any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated, merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

"Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary, (ii) any material license, franchise or other authorization of the Company or any Restricted Subsidiary, (iii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary or (iv) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transaction consummated in compliance with "--Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by the provisions described under "--Covenants--Limitation on Liens" above, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, and (iii) any transaction consummated in compliance with "--Covenants--Limitation on Restricted Payments" above. In addition, solely for purposes of "--Covenants--Disposition of Proceeds of Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions involving assets with a Fair Market Value not in excess of
$        individually or $        in any fiscal year shall be deemed not to be
an Asset Sale.

"Bankruptcy Law" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

"Board of Directors" means the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of the Company, the General Partner, FVP GP or FV Inc., as the case may be.

"Capitalized Lease Obligation" means, with respect to any Person for any period, an obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount shown on the balance sheet of such Person as determined in accordance with GAAP.

"Cash Equivalents" means (A) any security, maturing not more than six months after the date of acquisition, issued by the United States of America or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (B) any certificate of deposit, time deposit, money market account or bankers' acceptance, maturing not more than six months after the date of acquisition, issued by any commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor rating agency and (C) commercial paper, maturing not more than three months after the date of acquisition, issued by any corporation (other than an Affiliate of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor rating agency.

"Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the outstanding Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be; (b) the Company, the General Partner, FVP GP or FV Inc., as the case may be, consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, the General Partner, FVP GP or FV Inc., as the case may be, in any such event pursuant to a transaction in which the outstanding Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, are converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding

Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, are converted into or exchanged for Voting Equity Interests (other than Disqualified Equity Interests) of the surviving or transferee Person and, immediately after such transaction, the Permitted Holders or the holders of the Voting Equity Interests of the Company, the General Partner, FVP GP or FV Inc., as the case may be, immediately prior thereto own, directly or indirectly, more than 50% of the total voting power of the outstanding Voting Equity Interests of the surviving or transferee Person; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company, FVP GP or FV Inc., as the case may be (together with any new directors whose election to such Board of Directors was approved by the Permitted Holders or by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason (other than by action of the Permitted Holders) to constitute a majority of the Board of Directors of the Company, FVP GP or FV Inc., as the case may be, then in office in any such case in connection with any actual or threatened solicitation to which Rule 14a-11 of Regulation 14A promulgated under the Exchange Act applies or other actual or threatened solicitation of proxies or consents; (d) the admission of any Person as a member of the Advisory Committee without the prior written consent of 75% of the members of the Advisory Committee immediately prior to the time of such proposed admission; or (e) the admission of any Person as a general partner of the Company, the General Partner or FVP GP, as the case may be, after which the General Partner, FVP GP or FV Inc., as the case may be, does not have the sole power to take all of the actions it is entitled or required to take under the limited partnership agreement of the Company, the General Partner or FVP GP, as the case may be, as in effect on the Issue Date.

"Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all capitalized interest and all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by the Company during such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, with respect to any period, the net income of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses and all gains and losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period, (ii) that portion of such net income derived from or in respect of investments in Persons other than Restricted Subsidiaries, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (v) of this definition), (iii) the portion of such net income (or loss) allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause
(v) of this definition), (iv) net income (or loss) of any other Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and (v) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its Equity Interest holders.

"Consolidated Net Worth" with respect to any Person means the equity of the holders of Qualified Equity Interests of such Person and its Restricted Subsidiaries, as reflected in a balance sheet of such Person determined on a consolidated basis and in accordance with GAAP.

"Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased (without duplication) by the sum of (i) Consolidated Income Tax Expense accrued according to GAAP for such period to the extent deducted in determining Consolidated Net Income for such period, (ii) Consolidated Interest Expense (other than dividends on Preferred Equity Interests) for such period to the extent deducted in determining Consolidated Net Income for such period, and (iii) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

"Cumulative Available Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

"Debt to Operating Cash Flow Ratio" means the ratio of (i) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (ii) four times the Consolidated Operating Cash Flow for the latest fiscal quarter for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and (III) if the Company or any Restricted Subsidiary shall have in any manner
(x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that such pro forma adjustment shall not give effect to the Operating Cash Flow of any Acquired Person to the extent that such Person's net income would be excluded pursuant to clause (v) of the definition of Consolidated Net Income.

"Default" means any event that is or with the passing of time or giving of notice or both would be an Event of Default.

"Designated Senior Indebtedness" means (i) any Indebtedness outstanding under the Senior Credit Facility and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $25.0 million.

"Designation" has the meaning set forth under "--Covenants--Designation of Unrestricted Subsidiaries" above.

"Designation Amount" has the meaning set forth under "--Covenants--Designation of Unrestricted Subsidiaries" above.

"Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

"Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding.

"Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

"Equity Market Capitalization" of any Person, means the aggregate market value of the outstanding Equity Interests (other than Preferred Equity Interests and excluding any such Equity Interests held in treasury by such Person) of such Person of a class that is listed or admitted to unlisted trading privileges on a United States national securities exchange or included for trading on the Nasdaq National Market System. For purposes of this definition the "market value" of any such Equity Interest shall be the average of the high and low sale prices, or if no sales are reported, the average of the closing bid and ask prices, as reported in the composite transactions of the principal national securities exchange on which such Equity Interests are listed or admitted to trading or, if such Equity Interests are not listed or admitted to trading on a national securities exchange, as reported by Nasdaq, for each trading day in a 20 consecutive trading day period ending not more than 45 days prior to the date such Person commits to make an investment in the Equity Interests of the Company.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

"Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of FV Inc., acting in good faith and shall be evidenced by resolutions of the Board of Directors of FV Inc. delivered to the Trustee.

"FVP GP" means FVP GP, L.P., a Delaware limited partnership.

"FV Inc." means FrontierVision Inc., a Delaware corporation.

"GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

"General Partner" means FrontierVision Partners, L.P., a Delaware limited partnership.

"guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

"Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with the Company or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

"Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capitalized Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person, (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, and (viii) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i) through
(vii) above. Indebtedness (i) shall never be calculated taking into account any cash and cash equivalents held by such Person, (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents,
(iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination, (iv) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any

Disqualified Equity Interests of the Company or any Restricted Subsidiary and
(v) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business, including in connection with the requirements of cable television franchising authorities, and otherwise consistent with industry practice.

"Independent Financial Advisor" means a nationally recognized investment banking firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of FV Inc., is otherwise independent and qualified to perform the task for which it is to be engaged.

"Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

"Interest Rate Protection Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

"Investment" means, with respect to any Person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise) or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other Person.

"Issue Date" means the date of first issuance of the Notes under the Indenture.

"Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrances of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal accounting and investment banking fees, and sales commissions) and any relocation expenses Incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) amounts, in good faith, deemed appropriate by the Board of Directors of FV Inc. to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve) and (v) with respect to Asset Sales by Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Subsidiary.

"Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

"Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

(2)    the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

(4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

(5) that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

(8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

(10) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

(12) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

"Permitted Holders" means any of (a) the General Partner, FVP GP or FV Inc. for so long as a majority of the voting power of the Voting Equity Interests of such Person is beneficially owned by any of the Persons listed in the other clauses of this definition, (b) James C. Vaughn, the President and Chief Executive Officer of FV Inc. on the Issue Date, (c) John S. Koo, the Chief Financial Officer of FV Inc. on the Issue Date, (d) any of J.P. Morgan Investment Corporation, a Delaware corporation, Olympus Cable Corp., a Delaware corporation, First Union Capital Partners, Inc., a Virginia corporation, and 1818 II Cable Corp., a Delaware corporation, (e) any Person controlling, controlled by or under common control with any other Person described in clauses (a) - (d) of this definition and (f) (i) the spouse or children of any Person named in clause (b) or (c) of this definition and any trust for the benefit of any such Persons; provided, however, that with respect to any such trust, such Persons have the sole right to direct and control such trust and any Voting Equity Interest owned by such trust, and (ii) any such Person's estate, executor, administrator and heirs.

"Permitted Investments" means (a) Cash Equivalents, (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits, (c) loans and advances to employees made in the ordinary course of business not to exceed $1 million in the aggregate at any one time outstanding, (d) Interest Rate Protection Obligations, (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under "--Covenants--Disposition of Proceeds of Asset Sales" above not to exceed 25% of the total consideration for such Asset Sales, (f) transactions with officers, directors and employees of the Company or any Restricted Subsidiary entered into in ordinary course of business (including compensation or employee benefit arrangements with any such director or employee) and consistent with past business practices, (g) Investments existing as of the Issue Date and any amendment, extension, renewal or modification thereof to the extent that any such amendment, extension, renewal or modification does not require the Company or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith, (h) any Investment for which the sole consideration provided is Qualified Equity Interests of the Company and
(i) any Investment consisting of a guarantee by a Restricted Subsidiary of Senior Indebtedness or any guarantee permitted under clause (e) of "Covenants--Limitation on Indebtedness" above.

"Permitted Junior Securities" means any securities of the Company or any other Person that are (i) equity securities without special covenants or (ii) subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the date of the Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date of the Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

"Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation, (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith and by appropriate proceedings, (c) Liens existing on the Issue Date, (d) Liens securing only the Notes, (e) Liens in favor of the Company or any Restricted Subsidiary, (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (g) easements, reservation of rights-of-way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries, (h) Liens resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business, (i) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case Incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "--Covenants--Limitation on Indebtedness" above and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement, (j) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto), and (k) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

"Preferred Equity Interest", in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

"Public Equity Offering" means, with respect to any Person, a public offering by such Person of some or all of its Qualified Equity Interests, the net proceeds of which (after deducting any underwriting discounts and commissions) exceed $25.0 million.

"Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not exceed 100.00% of the lesser of the Fair Market Value of such property or such purchase price or cost.

"Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

"Restricted Investment" means any Investment other than a Permitted Investment.

"Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of FV Inc.'s by a resolution of the Board of Directors of FV Inc. delivered to the Trustee as an Unrestricted Subsidiary pursuant to "--Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of FV Inc. delivered to the Trustee, subject to the provisions of such covenant.

"Senior Credit Facility" means the Amended and Restated Credit Agreement, dated as of April 9, 1996, between the Company, the lenders named therein, The Chase Manhattan Bank, as Administrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, and CIBC Inc., as Managing Agent, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor, whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantee and security agreements and other instruments and agreements executed in connection therewith.

"Senior Indebtedness" means, at any date, (i) all Obligations of the Company under the Senior Credit Facility, (ii) all Interest Rate Protection Obligations, (iii) all obligations of the Company under stand-by letters of credit and (iv) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (i) to the extent that it may constitute Indebtedness, any Obligation for federal, state, local or other taxes, (ii) any Indebtedness among or between the Company and any Subsidiary, (iii) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business, (iv) that portion of any Indebtedness that is Incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indenture for purposes of this clause (iv) if (I) the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustee an opinion of recognized independent legal counsel, unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an officers' certificate of the Company) to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture or (II) in the case of any Obligations under the Senior Credit Facility, the holder(s) of such Obligations or their agent or representative shall have received a representation from the Company to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture, (v) Indebtedness evidenced by the Notes, (vi) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company, (vii) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements and (viii) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company.

"Significant Restricted Subsidiary" means, at any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (h) of "--Events of Default" above has occurred, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

"Stated Maturity," when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

"Strategic Equity Investment" means the issuance and sale of Qualified Equity Interests of the Company for net proceeds to the Company of at least $25.0 million to a Person engaged primarily in the cable television, wireless cable television, telephone, or interactive television business that has an Equity
Market Capitalization of at least $      million.

"Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

"Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (ii) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

"Subsidiary Guarantee" means any guarantee of the Issuers' obligations under the Indenture and the Notes issued after the Issue Date pursuant to "--Covenants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" above.

"Subsidiary Guarantor" means any Subsidiary of the Company that guarantees the Issuers' obligations under the Indenture and the Notes issued after the Issue Date pursuant to "--Covenants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" above.

"Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

"Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness and Disqualified Equity Interests of the Company and the Restricted Subsidiaries outstanding as of such date of determination.

"Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

"Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to the provisions of "--Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

"Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

"Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in the Underwriting
Agreement dated          , 1996 (the "Underwriting Agreement"), J.P. Morgan
Securities Inc., Chase Securities Inc., CIBC Wood Gundy Securities Corp. and First Union Capital Markets Corp. (collectively, the "Underwriters") have severally agreed to purchase from the Issuers, and the Issuers have agreed to sell to them, severally, the principal amount of Notes set forth opposite their names below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for the entire principal amount of the Notes, if any Notes are purchased.



                                                                 ============

                                                                    PRINCIPAL
                                                                       AMOUNT
                                                                 ------------
J.P. Morgan Securities Inc.                                     $
Chase Securities Inc.
CIBC Wood Gundy Securities Corp.
First Union Capital Markets Corp.                                ------------

Total                                                           $ 200,000,000
                                                                 ============

The Underwriters propose initially to offer the Notes directly to the public at the price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of      % of the principal amount of the Notes to
certain other dealers. After the initial public offering of the Notes, the initial public offering price and such concessions may be changed.

The Issuers have agreed to indemnify jointly and severally the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

There is currently no trading market for the Notes, and the Issuers do not intend to apply for listing of the Notes on a national securities exchange. The Issuers have been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes; however, the Underwriters are not obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the development or liquidity of any trading market for the Notes.

Certain of the Underwriters or their affiliates have provided investment banking and other financial services to the Company in the past and may do so in the future. In addition, affiliates of each of the Underwriters (except for First Union Capital Markets Corp.) serve as lenders and agents under the Senior Credit Facility and have received customary fees for acting in such capacities. Each of such affiliates will receive its proportionate share of any repayment by the Company of amounts outstanding under the Senior Credit Facility from the proceeds of the Offering. See "Use of Proceeds" and "Certain Relationships and Related Transactions."

Because an affiliate of J.P. Morgan Securities Inc. and an affiliate of First Union Capital Markets Corp. each beneficially owns in excess of 10% of the partnership interests of the Company, the underwriting arrangements for the Offering must be made in compliance with certain requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"). In this regard, Chase Securities Inc. will act as "qualified independent underwriter" within the meaning of the NASD's Conduct Rules and is assuming the responsibilities of acting as a qualified independent underwriter in pricing the Offering and conducting due diligence.

Pursuant to the requirements of Rule 2720 of the Conduct Rules of the NASD, the Underwriters will not confirm sales of the Notes to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

                                 LEGAL MATTERS

The validity of the Notes will be passed upon for the Issuers by Dow, Lohnes & Albertson, a Professional Limited Liability Company, Washington, D.C. Certain legal matters in connection with the Notes offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

The financial statements of FrontierVision Operating Partners, L.P. included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. The financial statements referred to above are included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The financial statements for United Video Cablevision, Inc. included elsewhere in this Prospectus have been audited by Piaker & Lyons, P.C., independent public accountants, as indicated in their report with respect thereto. The financial statements referred to above are included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The financial statements for Ashland and Defiance Clusters included elsewhere in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for C4 Media Cable Southeast, Limited Partnership included elsewhere in this Prospectus have been audited by Williams, Rogers, Lewis & Co., P.C., independent public accountants, as indicated in their report with respect thereto. The consolidated financial statements referred to above are included in the Prospectus in reliance upon the authority of said firm as experts in giving said reports.

The financial statements of Triax Southeast Associates, L.P. included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of American Cable Entertainment of Kentucky-Indiana, Inc. included elsewhere in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

The following is a description of certain terms used in this Prospectus.

A LA CARTE -- The purchase of programming services on a per-channel or per-program basis.

ADDRESSABILITY -- "Addressable" technology permits the cable operator to activate remotely the cable television services to be delivered to subscribers who are equipped with addressable converters. With addressable technology, a cable operator can add to or reduce services provided to a subscriber from the headend site without dispatching a service technician to the subscriber's home.

BASIC PENETRATION -- Basic subscribers as a percentage of the total number of homes passed in the system.

BASIC SERVICE -- A package of over-the-air broadcast stations, local access channels and certain satellite-delivered cable television services (other than premium services).

BASIC SUBSCRIBER -- A subscriber to a cable or other television distribution system who receives the basic level of television service and who is usually charged a flat monthly rate for a number of channels. A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts are included on a "basic customer equivalent" basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

CABLE PLANT -- A network of coaxial and/or fiber optic cables that transmit multiple channels carrying videoprogramming, sound and data between a central facility and an individual customer's television set. Networks may allow one-way (from a headend to a residence and/or business) or two-way (from a headend to a residence and/or business with a data return path to the headend) transmission.

CHANNEL CAPACITY -- The number of video programming channels that can be carried over a communications system.

CLASSIC CABLE TELEVISION SYSTEMS -- Cable television systems that serve primarily smaller communities where customers generally require cable television to receive television signals as a result of an inadequate over-the-air television signal reception due to topography or remoteness of broadcast towers.

CLUSTERING -- A general term used to describe the strategy of operating cable television systems in a specific geographic region, thus allowing for the achievement of economies of scale and operating efficiencies in such areas as system management, marketing and technical functions.

COAXIAL PLANT -- Cable consisting of a central conductor surrounded by and insulated from another conductor. It is the standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair copper wire, but less than is possible with optical fiber.

COST-OF-SERVICE -- A general term used to refer to the regulation of prices charged to a customer. Existing prices are set and price increases are regulated by allowing a company to earn a reasonable rate of return, as determined by the regulatory authority.

DENSITY -- A general term used to describe the number of homes passed per mile of cable plant.

DIGITAL COMPRESSION -- The conversion of the standard analog video signal into a digital signal, and the compression of that signal so as to facilitate multiple channel transmission through a single channel's bandwidth.

DIRECT BROADCAST SATELLITE (DBS) -- A service by which packages of satellite-delivered television programming are transmitted directly to individual homes, each serviced by a single satellite dish.

ESMR -- Enhanced specialized mobile radio, a wireless telecommunications service using digital technology to provide enhanced mobile telecommunications services, including two-way radio dispatch and paging services. ESMR services may be interconnected with the public switched telephone network.

EXPANDED BASIC SERVICE -- A package of satellite-delivered cable programming services available only for additional subscription over and above the basic level of television service.

FCC --  Federal Communications Commission.

FIBER OPTICS -- Technology that involves sending laser light pulses across glass strands to transmit digital information; fiber is virtually immune to electrical interference and most environmental factors that affect copper wiring and satellite transmissions. Use of fiber optic technology reduces noise on the cable system, improves signal quality and increases system channel capacity and reliability.

FIBER OPTIC BACKBONE CABLE -- The principal fiber optic trunk lines for a cable system which is using a hybrid fiber-coaxial architecture to deliver signals to customers.

FIBER OPTIC TRUNK LINES -- Cables made of glass fibers through which signals are transmitted as pulses of light to the distribution portion of the cable television system which in turn goes to the customer's home. Capacity for a very large number of channels can be more easily provided.

FIBER-TO-THE-FEEDER -- Network topology/architecture using a combination of fiber optic cable and coaxial cable transmission lines to deliver signals to customers. Initially signals are transmitted from the headend on fiber optic trunk lines into neighborhood nodes and then from the nodes to the end user on a combination of coaxial cable distribution/feeder and drop lines. The coaxial feeder and drop lines typically represent the operator's "last mile" of plant to the end user.

HEADEND -- A collection of hardware, typically including satellite receivers, modulators, amplifiers and video cassette playback machines, within which signals are processed and then combined for distribution within the cable network.

HOMES PASSED -- Homes that can be connected to a cable distribution system without further extension of the distribution network.

HSD -- Home Satellite Dish Earth Station. A large dish-shaped antenna that is connected to an individual home in order to receive a wide variety of television programming signals from a number of satellites.

LONG DISTANCE BACKHAUL -- Utilization of an alternate access network, provided by a cable system or other carrier, to link long distance telephone calls with a long distance carrier's network.

MICROWAVE LINKS -- The transmission of voice, video or data using microwave radio frequencies, generally above 1 GHz, from one location to another.

MMDS -- Multichannel Multipoint Distribution Service. A one-way radio transmission of programming over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

MSO -- A term used to describe cable television companies that are "multiple system operators."

NEW PRODUCT TIERS -- A general term used to describe unregulated cable television services.

NODES -- An individual point of origination and termination or intersection on the network, usually where electronics are housed.

OVERBUILD -- The construction of a second cable television system in a franchise area in which such a system had previously been constructed.

OVER-THE-AIR BROADCAST STATIONS -- A general term used to describe signals transmitted by local television broadcast stations, including network affiliates or independent television stations, that can be received directly through the air by the use of a standard rooftop receiving antenna.

PAY-PER-VIEW -- Payment made for individual movies, programs or events as opposed to a monthly subscription for a whole channel or group of channels.

PCS -- Personal Communications Services, or PCS, is the name given to a new generation of cellular-like telecommunications services which are expected to provide customers new choices in wireless mobile telecommunications using digital technology for voice and data service compared to traditional analog technology.

PREMIUM PENETRATION -- Premium service units as a percentage of the total number of basic service subscribers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service unit.

PREMIUM SERVICE -- An individual cable programming service available only for additional subscription over and above the basic or expanded basic levels of television service.

PREMIUM UNITS -- The number of subscriptions to premium services which are paid for on an individual basis.

PRO FORMA ACQUISITION CASH FLOW -- Net income of a system, as of the date of acquisition of such system, before interest, taxes, depreciation, amortization and corporate general and administrative expenses.

SMATV -- Satellite Master Antenna Television system. A video programming delivery system to multiple dwelling units utilizing satellite transmissions.

TELEPHONY -- The provision of telephone service.

TIERS -- Varying levels of cable services consisting of differing combinations of several over-the-air broadcast and satellite-delivered cable television programming services.

VIDEO DIALTONE -- A general term used to describe a video programming delivery system through telephone lines.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                      Page
FrontierVision Operating Partners, L.P.

     Report of Independent Public Accountants                                                          F-3

     Balance Sheets as of March 31, 1996 (unaudited) and December 31, 1995                             F-4

     Statements of Operations for the three months ended March 31, 1996 (unaudited) and                F-5
     for the period from inception (April 17, 1995) through December 31, 1995

     Statements of Partner's Capital for the three months ended March 31, 1996                         F-6
     (unaudited) and for the period from inception (April 17, 1995) through
     December 31, 1995

     Statements of Cash Flows for the three months ended March 31, 1996 (unaudited) and                F-7
     for the period from inception (April 17, 1995) through December 31, 1995

     Notes to Financial Statements                                                                     F-8

United Video Cablevision, Inc. (Selected Assets Acquired by FVOP)

     Independent Accountants' Report                                                                  F-16

     Divisional Balance Sheets as of March 31, 1995 (unaudited), November 8, 1995 and                 F-17
     December 31, 1994

     Statements of Divisional Operations for the three-month period ended March 31, 1995              F-18
     (unaudited), for the period from January 1, 1995 through November 8, 1995 and for the years ended December 31, 1994 and 1993

     Statements of Divisional Equity for the period from January 1, 1995 through                      F-19
     November 8, 1995 and for the years ended December 31, 1994 and 1993

     Statements of Divisional Cash Flows for the three-month period ended March 31, 1995              F-20
     (unaudited),  for the period from January 1, 1995 through November 8, 1995 and for the years ended December 31, 1994 and 1993

     Notes to Divisional Financial Statements                                                         F-21

Cox Communications, Inc. (Selected Assets Acquired by FVOP)

     Independent Auditors' Report                                                                     F-24

     Combined Statements of Net Assets as of December 31, 1995, January 31, 1995 and                  F-25
     December 31, 1994

     Combined Statements of Operations for the eleven-month period ended December 31,                 F-26
     1995, for the one-month period ended January 31, 1995 and for the years ended
     December 31, 1994 and 1993

     Statements of Changes in Net Assets for the eleven-month period ended December 31,               F-27
     1995, for the one-month period ended January 31, 1995 and for the years ended
     December 31, 1994 and 1993

                                                                                                      Page

     Combined Statements of Cash Flows for the eleven-month period ended December 31,                 F-28
     1995, for the one-month period ended January 31, 1995 and for the years ended
     December 31, 1994 and 1993

     Notes to Combined Financial Statements                                                           F-29

C4 Media Cable Southeast, Limited Partnership

     Independent Auditors' Report                                                                     F-37

     Consolidated Balance Sheets as of December 31, 1995 and 1994                                     F-38

     Consolidated Statements of Loss for the years ended December 31, 1995 and 1994                   F-39

     Consolidated Statements of Partners' Deficit for the years ended December 31, 1995               F-40
     and 1994

     Consolidated Statements of Cash Flows for the years ended December 31, 1995 and                  F-41
     1994

     Notes to Consolidated Financial Statements                                                       F-42

Triax Southeast Associates, L.P.

     Report of Independent Public Accountants                                                         F-47

     Balance Sheets as of March 31, 1996 (unaudited) and December 31, 1995 and 1994                   F-48

     Statements of Operations for the three-month periods ended March 31, 1996 and 1995               F-49
     (unaudited) and for the years ended December 31, 1995, 1994 and 1993

     Statements of Partners' Capital for the three-month period ended March 31, 1996                  F-50
     (unaudited) and for the years ended December 31, 1995, 1994 and 1993

     Statements of Cash Flows for the three-month periods ended March 31, 1996 and 1995               F-51
     (unaudited) and for the years ended December 31, 1995, 1994 and 1993

     Notes to Financial Statements                                                                    F-52

American Cable Entertainment of Kentucky-Indiana, Inc.

     Independent Auditors' Report                                                                     F-58

     Balance Sheets as of  March 31, 1996 (unaudited) and December 31, 1995 and 1994                  F-59

     Statements of Operations for the three-month periods ended March 31, 1996 and 1995               F-60
     (unaudited) and for the years ended December 31, 1995, 1994 and 1993

     Statements of Shareholders' Deficiency for the three-month period ended March 31,                F-61
     1996 (unaudited) and for the years ended December 31, 1995, 1994 and 1993

     Statements of Cash Flows for the three-month periods ended March 31, 1996 and 1995               F-62
     (unaudited) and for the years ended December 31, 1995, 1994 and 1993

     Notes to Financial Statements                                                                    F-63

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To FrontierVision Operating Partners, L.P.:

We have audited the accompanying balance sheet of FRONTIERVISION OPERATING PARTNERS, L.P. (a Delaware partnership) as of December 31, 1995, and the related statements of operations, partners' capital and cash flows for the period from inception (April 17, 1995 -- see Note 1) through December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FrontierVision Operating Partners, L.P. as of December 31, 1995, and the results of its operations and its cash flows for the period from inception (April 17, 1995 -- see Note 1) through December 31, 1995, in conformity with generally accepted accounting principles.


                                                ARTHUR ANDERSEN LLP


Denver, Colorado,
   April 9, 1996.

                    FRONTIERVISION OPERATING PARTNERS, L.P.


                                 BALANCE SHEETS
                                 (In Thousands)


                                                                          As of              As of
                                                                         March 31,        December 31,
                        ASSETS                                             1996              1995
                        ------                                         ------------      -------------
                                                                        (Unaudited)
Cash and cash equivalents                                               $    407          $  2,650
Accounts receivable, net of allowance for doubtful
   accounts of $42 and $40                                                   354               358
Receivable from seller                                                       117             1,667
Prepaid expenses and other                                                   599               201
Investment in cable television systems, net:
   Property and equipment                                                 64,169            42,917
   Franchise costs                                                        80,612            50,184
   Subscriber lists                                                       27,939            29,000
   Goodwill                                                                4,125             4,094
                                                                        --------          --------
             Total investment in cable television systems, net           176,845           126,195
                                                                        --------          --------
Deferred financing costs, net                                              2,767             2,853
Earnest money deposits                                                     7,000             9,502
Other, net                                                                   169                86
                                                                        --------          --------
             Total assets                                               $188,258          $143,512
                                                                        ========          ========

           LIABILITIES AND PARTNERS' CAPITAL
           ---------------------------------

Accounts payable                                                        $    340          $  1,606
Accrued liabilities                                                        2,572             1,558
Subscriber prepayments and deposits                                          424               362
Accrued interest payable                                                     841               420
Debt                                                                     124,072            93,159
                                                                        --------          --------
             Total liabilities                                           128,249            97,105
                                                                        --------          --------
Commitments

Partners' capital:
   FrontierVision Partners, L.P.                                          59,950            46,361
   FrontierVision Operating Partners, Inc.                                    59                46
                                                                        --------          --------
             Total partners' capital                                      60,009            46,407
                                                                        --------          --------
             Total liabilities and partners' capital                    $188,258          $143,512
                                                                        ========          ========


                 The accompanying notes to financial statements are an integral part of these balance sheets.

                    FRONTIERVISION OPERATING PARTNERS, L.P.


                            STATEMENTS OF OPERATIONS
                                 (In Thousands)




                                                                                 For the Period
                                                                                 From Inception
                                                                                 (April 17, 1995
                                                               For the Three     -- see Note 1)
                                                               Months Ended          through
                                                                 March 31,        December 31,
                                                                   1996               1995
                                                              --------------     ---------------
                                                                (Unaudited)
REVENUES                                                         $ 9,780            $ 4,369

EXPENSES:
   Operating expenses                                              4,688              2,311
   Corporate administrative expenses                                 570                127
   Depreciation and amortization                                   3,475              2,308
   Pre-acquisition expenses                                        -                    940
                                                                 -------            -------
             Total expenses                                        8,733              5,686
                                                                 -------            -------
OPERATING INCOME (LOSS)                                            1,047             (1,317)

INTEREST EXPENSE, net                                             (2,473)            (1,386)
                                                                 -------            -------
NET LOSS                                                         $(1,426)           $(2,703)
                                                                 =======            =======


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                    FRONTIERVISION OPERATING PARTNERS, L.P.


                        STATEMENTS OF PARTNERS' CAPITAL

                                 (In Thousands)



                                               FrontierVision      FrontierVision Operating
                                                Partners, L.P.           Partners, Inc.
                                              (General Partner)       (Limited Partner)            Total
                                              -----------------    ------------------------  ---------------

BALANCE, at inception
   (April 17, 1995 -- see Note 1)                  $   -                      $ -                $   -

      Capital contributions                         49,061                     49                 49,110
      Net loss                                      (2,700)                    (3)                (2,703)
                                                   -------                    ---                -------
BALANCE, December 31, 1995                          46,361                     46                 46,407

      Capital contributions (unaudited)             15,014                     14                 15,028
      Net loss (unaudited)                          (1,425)                    (1)                (1,426)
                                                   -------                    ---                -------
BALANCE, March 31, 1996
   (unaudited)                                     $59,950                    $59                $60,009
                                                   =======                    ===                =======


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                    FRONTIERVISION OPERATING PARTNERS, L.P.

                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)


                                                                                                     For the Period
                                                                                                     From Inception
                                                                                                     (April 17, 1995
                                                                                   For the Three     -- see Note 1)
                                                                                   Months Ended          through
                                                                                     March 31,        December 31,
                                                                                       1996               1995
                                                                                   -------------     --------------
                                                                                    (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                         $ (1,426)          $  (2,703)
   Adjustments to reconcile net loss to net cash flows from
      operating activities-
          Depreciation and amortization                                                3,475               2,377
          (Increase) decrease in accounts receivable                                   1,671                (261)
          (Increase) decrease in prepaid expenses and other                             (514)                 75
          Increase (decrease) in accounts payable and accrued liabilities               (252)              1,637
          Increase in subscriber prepayments and deposits                                 62                 362
          Increase in accrued interest payable                                           421                 420
                                                                                    --------           ---------
             Total adjustments                                                         4,863               4,610
                                                                                    --------           ---------
             Net cash flows from operating activities                                  3,437               1,907
                                                                                    --------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash paid for capital expenditures                                                 (1,141)               (573)
   Earnest money deposits                                                                -                (9,502)
   Acquisition of cable television systems, including
      purchased intangibles                                                          (50,466)           (121,270)
                                                                                    --------           ---------
             Net cash flows from investing activities                                (51,607)           (131,345)
                                                                                    --------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Debt borrowings                                                                    30,913              85,900
   Increase in deferred financing fees                                                   (14)             (2,922)
   Partner capital contributions                                                      15,028              49,110
                                                                                    --------           ---------
             Net cash flows from financing activities                                 45,927             132,088
                                                                                    --------           ---------
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                                   (2,243)              2,650

CASH AND CASH EQUIVALENTS, at beginning period                                         2,650                 -
                                                                                    --------           ---------
CASH AND CASH EQUIVALENTS, end of year                                              $    407           $   2,650
                                                                                    ========           =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
   Cash paid for interest                                                           $  1,807           $     957
                                                                                    ========           =========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                    FRONTIERVISION OPERATING PARTNERS, L.P.


                         NOTES TO FINANCIAL STATEMENTS

                            AS OF DECEMBER 31, 1995
                             (Amounts in thousands)



(1)   THE PARTNERSHIP

      Organization and Capitalization

FrontierVision Operating Partners, L.P. (the "Partnership") is a Delaware partnership formed on July 14, 1995 for the purpose of acquiring and operating cable television systems. As of December 31, 1995, the Partnership had acquired operating cable television systems in Maine and Ohio (see Note 3).
The Partnership was initially capitalized in November 1995 with approximately $38 from its sole limited partner, FrontierVision Operating Partners, Inc. ("FVOP Inc."), a Delaware corporation, and approximately $38,300 from its sole general partner, FrontierVision Partners, L.P. ("FVP"), a Delaware partnership. FVOP Inc. is a wholly owned subsidiary of FVP. During the period from January 1, 1996 to April 9, 1996, the Partnership received additional capital contributions of approximately $58,500 from its partners.

      Allocation of Profits, Losses and Distributions

Generally, the Partnership agreement provides that profits, losses and distributions will be allocated to the general partner and the limited partner pro rata based on capital contributions.

      Pre-Acquisition Expenses

The Partnership had no substantive operations of its own until the date of the acquisitions described in Note 3. However, FVP, which was formed on April 17, 1995, incurred certain general and administrative costs deemed attributable to FVOP prior to the Partnership's legal formation. Such expenditures have been reflected in the accompanying financial statements as pre-acquisition expenses as if the Partnership had incurred those costs directly. In addition, the accompanying balance sheet as of December 31, 1995 reflects earnest money deposits paid by FVP on behalf of the Partnership related to planned acquisitions (see Note 8). All such amounts have been reflected as capital contributions in the accompanying financial statements.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition

Revenues are recognized in the period in which the related services are provided to the subscribers.

      Property and Equipment

Property and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged to expense when incurred. The Partnership capitalized a portion of salaries and overhead related to installation activities of approximately $39 for the period ended December 31, 1995. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:


                                                        As of              As of
                                                       March 31,        December 31,
                                                         1996               1995              Life
                                                      -----------       ------------    ---------------
                                                      (Unaudited)

         Property and equipment                         $66,592            $43,906         5-20 years
         Less- Accumulated depreciation                  (2,423)              (989)
                                                        -------            -------
                                                        $64,169            $42,917
                                                        =======            =======

      Franchise Costs, Subscriber Lists and Goodwill

Franchise costs, subscriber lists and goodwill are being amortized using the straight-line method over the following estimated useful lives:


                                                   As of               As of
                                                  March 31,         December 31,
                                                    1996                1995              Life
                                                 -----------        ------------     --------------
                                                 (Unaudited)

      Franchise costs                               $81,973            $50,748           15 years
      Less- Accumulated amortization                 (1,361)              (564)
                                                    -------            -------
                                                    $80,612            $50,184
                                                    =======            =======

      Subscriber lists                              $29,707            $29,707            7 years
      Less- Accumulated amortization                 (1,768)              (707)
                                                    -------            -------
                                                    $27,939            $29,000
                                                    =======            =======

      Goodwill                                      $ 4,252            $ 4,140           15 years
      Less- Accumulated amortization                   (127)               (46)
                                                    -------            -------
                                                    $ 4,125            $ 4,094
                                                    =======            =======

      Deferred Financing Costs

Deferred financing costs are being amortized using the effective interest method over the life of the loans:


                                                        As of               As of
                                                       March 31,         December 31,
                                                         1996                1995              Life
                                                      -----------        ------------     --------------
                                                      (Unaudited)

         Deferred financing costs                        $2,936              $2,922          1-9 years
         Less- Accumulated amortization                    (169)                (69)
                                                         ------              ------
                                                         $2,767              $2,853
                                                         ======              ======

      Cash and Cash Equivalents

For purposes of the financial statements, the Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

      Income Taxes

No provision has been made for federal, state or local income taxes related to the Partnership because they are the responsibility of the individual partners. The principal difference between results reported for financial reporting purposes and for income tax purposes results from differences in depreciable lives and amortization methods utilized for tangible and intangible assets.

      Interim Financial Statements

The financial statements as of March 31, 1996 and for the three months ended March 31, 1996 are unaudited. In management's opinion, the unaudited financial statements as of March 31, 1996 and for the three months ended March 31, 1996 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

      New Accounting Principles

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership has not adopted the principles of this statement within the accompanying consolidated financial statements; however, the Partnership does not believe that the provisions of SFAS 121 would have had a material effect on the Company's previously reported results of operations or financial condition for fiscal 1995.

The FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. The Partnership does not believe that the provisions of SFAS 123 will have a material effect on the Company's reported results of operations.

(3)   ACQUISITIONS

On November 9, 1995, the Partnership purchased certain cable television system assets, primarily in Maine and Ohio, from United Video Cablevision, Inc. ("UVC") for approximately $113,485 in cash plus a note payable to the seller of $7,200 and the assumption of certain liabilities of the acquired business. The acquisition was financed with the partner contributions and loans noted above, together with a portion of a $130,000 credit facility (see Note 5). The Partnership has recorded a receivable from UVC related to certain estimated post closing adjustments to be made to the cash paid to UVC. The purchase price was allocated to the acquired assets and liabilities as follows:

                 Current assets                                            $    379
                 Receivable from seller                                       1,667
                 Property, plant and equipment                               39,828
                 Franchise costs                                             49,785
                 Subscriber lists                                            28,139
                 Goodwill                                                     4,026
                                                                           --------
                       Subtotal                                             123,824

                 Less- Current liabilities assumed                           (1,472)
                                                                           --------
                                                                            122,352

                 Less- Subordinated promissory note to seller                (7,200)
                                                                           --------
                 Total cash paid                                           $115,152
                                                                           ========


On November 21, 1995, the Partnership acquired the net assets of Longfellow Cable Company, Inc. ("Longfellow") in Maine for approximately $6,118 in cash. The purchase price was allocated to the acquired assets and liabilities as follows:

                 Current assets                                             $   22
                 Property, plant and equipment                               3,505
                 Franchise costs                                               963
                 Subscriber lists                                            1,568
                 Goodwill                                                      114
                                                                            ------
                       Subtotal                                              6,172

                 Less- Current liabilities assumed                             (54)
                                                                            ------
                 Total cash paid                                            $6,118
                                                                            ======

The Partnership has reported the operating results of its acquired cable systems from the dates of acquisition. The following table shows the unaudited pro forma results of operations as if the Partnership had acquired the UVC and Longfellow properties on January 1, 1995. The fiscal 1995 pre-acquisition results for Longfellow have not been audited and were provided to the Partnership by the seller.

                                                              Pro Forma Adjustments
                                                       -----------------------------------      Unaudited
                                        Historical           UVC              Longfellow        Pro Forma
                                         Results       Acquisition (A)     Acquisition (B)       Results
                                       -----------     ---------------     ---------------      ---------
                                                                   (unaudited)

    Revenues                              $ 4,369            $ 25,417             $1,470          $ 31,256
    Operating, selling, general
       and administrative expenses         (2,438)            (14,393)            (1,047)          (17,878)
    Depreciation and
       amortization                        (2,308)            (11,454)              (585)          (14,347)
    Pre-acquisition expenses                 (940)               -                   -                (940)
                                          -------            --------            -------          --------
    Operating income (loss)                (1,317)               (430)              (162)           (1,909)
    Interest and other expense             (1,386)             (7,680)              (336)           (9,402)
                                          -------            --------            -------          --------
    Net loss                              $(2,703)           $ (8,110)            $ (498)         $(11,311)
                                          =======            ========            =======          ========

    (A) Period from January 1, 1995 through November 8, 1995. Includes additional depreciation and amortization expense of $2,204, as well as additional interest expense of $6,594 related to the UVC acquisition.

    (B) Period from January 1, 1995 through November 20, 1995. Includes additional depreciation and amortization expense of $207, as well as additional interest expense of $336 related to the Longfellow acquisition.


(4)   COMMITMENTS

The Partnership is committed to annual pole rentals of approximately $1,077 as of December 31, 1995, to various utilities. These agreements are subject to termination rights by both parties.

The Partnership leases the land upon which certain of its towers and antennae are constructed. The annual rental commitments under these leases amount to approximately $59 as of December 31, 1995.

The Partnership leases office space pursuant to which its commitments under these leases are approximately $124 per year.

(5)   DEBT

The Partnership's debt was comprised of the following:

                                                                        As of             As of
                                                                      March 31,       December 31,
                                                                         1996             1995
                                                                     -----------      ------------
                                                                     (Unaudited)

    Bank Credit Facility-
       Revolving credit loan, due June 30, 2004, interest
           based on various floating rate options (8.69%
           on $50,000 and 8.50% on $5,900 at December 31,
           1995), payable monthly                                    $ 86,800           $55,900

       Term loans, due June 30, 2004, interest based on
           various floating rate options (8.69% at December 31,
           1995), payable monthly                                      30,000            30,000

    Subordinated promissory note to seller, due
       December 31, 2004, with interest as described below              7,200             7,200

    Capital lease obligations, monthly payments of $2,
       including interest at 9%, due November 1998                         72                59
                                                                     --------           -------
           Total debt                                                $124,072           $93,159
                                                                     ========           =======


The Partnership has entered into a credit agreement with a maximum availability of $130,000 (see Note 8). The Partnership has drawn $30,000 in the form of term loans with the remainder of $100,000 available as a revolving line of credit, of which $55,900 had been drawn as of December 31, 1995. Escalating principal payments are due, quarterly, beginning March 31, 1998 on these term loans. The credit facility has a termination date of June 30, 2004. The maximum amount available under the revolving line of credit reduces over time, beginning March 31, 1998.

Under the terms of the credit agreement, the Partnership has a mandatory prepayment obligation upon any sale of new partnership interests and the sale of any of its operating systems. Further, beginning with the year ended December 31, 1998, the Partnership is required to make prepayments equal to 50% of its excess cash flow, as defined in the credit agreement.

The agreement also requires the Partnership to maintain compliance with various financial covenants including, but not limited to total indebtedness, debt ratios, interest coverage ratios and earnings before interest, taxes, depreciation and amortization.

In connection with the revolving credit loan and the term loan, the Partnership has entered into an interest rate swap agreement, which expires November 15, 1999. Under the terms of the agreement, the Partnership has agreed to pay the lender interest at a rate of 5.912% on a notional amount totaling $65,000. In turn, the lender has agreed to pay the Partnership interest on a three-month maturity basis based upon various available floating rate options on the same notional amount. The effect of this swap agreement is to convert a portion of the Partnership's floating rate exposure to a fixed rate facility. Through December 31, 1995, the Partnership has recognized a reduction in interest expense of approximately $18 as a result of this agreement.

The subordinated promissory note to seller bears interest at 9% for the first three years. At the end of each subsequent year, the annual interest rate increases 2% per year. Under the terms of the subordinated promissory note, the Partnership may issue additional subordinated promissory notes rather than making cash interest payments. Further, in the event the Partnership's leverage ratio exceeds defined amounts, the interest rate also increases by 2%. Under the terms of the subordinated promissory note, the Partnership can prepay the balance at any time.

The debt of the Partnership matures as follows:

           Year ended December 31-
              1996                               $    19
              1997                                    20
              1998                                 5,174
              1999                                 6,872
              2000                                10,308
              Thereafter                          70,766
                                                 -------
                                                 $93,159
                                                 =======

(6)   REGULATORY MATTERS

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers.

In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish rates no higher than $1.24 per channel, the rates are deemed to be reasonable.

In February 1996, the Telecommunications Act of 1996 was enacted which, among other things, deregulated cable rates for small systems on their programming tiers.

(7)   INCOME TAXES

Income taxes have not been recorded in the accompanying financial statements because they accrue directly to the partners. Taxable losses reported to the partners are different from that reported in the accompanying statements of operations due primarily to differences in depreciation methods and estimated useful lives under regulations prescribed by the Internal Revenue Service.

A reconciliation between the net loss reported for financial reporting purposes and the net loss reported for federal income tax purposes is as follows:

Net loss for financial reporting purposes                           $ (2,703)
Excess depreciation and amortization recorded
   for income tax purposes                                              (192)
Other temporary differences                                              186
                                                                    --------
Net loss for federal income tax purposes                            $ (2,709)
                                                                    ========

(8)   SUBSEQUENT EVENTS

On February 1, 1996, the Partnership acquired certain cable television assets, primarily in Virginia and Tennessee, from C4 Media Cable Southeast L.P. ("C4"), resulting in a cash purchase price of approximately $48,000 and the assumption of certain related liabilities. As of December 31, 1995, the Partnership had advanced $2,502 as an earnest money deposit related to this transaction.

The Partnership has reported the operating results of C4 from the date of acquisition. The following table shows the unaudited pro forma results of operations as if the Partnership had acquired C4 as of January 1, 1996:


                                         For the Three
                                         Months Ended
                                        March 31, 1996                              Unaudited
                                          Historical      C4 Acquisition (A)    Pro Forma Results
                                        --------------    ------------------    -----------------
                                         (unaudited)          (unaudited)
Revenues                                 $ 9,780              $ 945               $10,725
Operating, selling, general
   and administrative expenses            (5,258)              (531)               (5,789)
Depreciation and amortization             (3,475)              (443)               (3,918)
                                         --------             ------              --------

Operating income (loss)                    1,047                (29)                1,018
Interest and other expenses               (2,473)              (831)               (3,304)
                                         --------             ------              --------

Net loss                                 $(1,426)             $(860)              $(2,286)
                                         ========             ======              ========

(A) Period from January 1, 1996 through January 31, 1996. Includes decreased depreciation and amortization expenses of $20, as well as additional interest expense of $147.

On March 29, 1996, the Partnership acquired certain cable television assets, primarily in Maine, from Americable International Maine, Inc. for approximately $4,750 in cash and the assumption of certain related liabilities.

On April 9, 1996, the Partnership increased its bank credit facility by $135,000, for a total availability of $265,000. A total of $190,000 of the new bank credit facility is available as a term loan, with the remainder available as a revolving credit facility. The revolver and $100,000 of the term loan matures June 30, 2004. The remaining $90,000 of the term loan matures on June 30, 2005.

On April 9, 1996, the Partnership acquired certain cable television system assets, primarily in Ohio, from Cox Communications resulting in a cash purchase price of approximately $136,000 and the assumption of certain related liabilities. As of December 31, 1995, the Partnership had advanced $7,000 as an earnest money deposit related to this transaction.

(9)   EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

During May, 1996, the Partnership agreed to acquire certain cable television assets, primarily in Kentucky and Ohio, from Triax Southeast Associates, L.P. ("Triax"), for approximately $85,000 in cash and the assumption of certain related liabilities. The Triax acquisition is expected to close in the third quarter of 1996.

During July 1996, the Partnership agreed to acquire certain cable television assets, primarily in Kentucky and Ohio, from American Cable Entertainment ("ACE") for approximately $146,000 and the assumption of certain liabilities. The ACE acquisition is expected to close in the third quarter of 1996.

In addition, the Partnership intends to file a registration statement with respect to $200,000 of Senior Subordinated Notes due 2006.

                         INDEPENDENT AUDITORS' REPORT


                                  May 7, 1996



To the Board of Directors and Stockholders of United Video Cablevision, Inc.:



         We have audited the accompanying divisional balance sheet of UNITED VIDEO CABLEVISION, INC. - MAINE AND OHIO DIVISIONS as of November 8, 1995 and December 31, 1994 and the related statements of divisional operations, cash flows and equity for the period of January 1, 1995 through November 8, 1995 and for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Divisions' management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the divisional financial position of United Video Cablevision, Inc. - Maine and Ohio Divisions as of November 8, 1995 and December 31, 1994, and the results of its divisional operations and its cash flows for the period ending November 8, 1895, and the years ending December 31, 1994 and 1993 in conformity with generally accepted accounting principles.





                              PIAKER & LYONS, P.C.


















May 7, 1996
Vestal, NY

                         UNITED VIDEO CABLEVISION, INC.-
                            MAINE AND OHIO DIVISIONS
                            DIVISIONAL BALANCE SHEETS


                                                                ASSETS

                                                          March 31,
                                                            1995           November 8,     December 31,
                                                         (Unaudited)           1995            1994
                                                         -----------           ----            ----
CURRENT ASSETS
  Cash and Cash Equivalents                             $    168,932     $     75,100     $     35,461
                                                        ------------     ------------     ------------

ACCOUNTS RECEIVABLE (Note 1)
  Accounts Receivable, Trade                                  50,510          143,673          206,676
  Accounts Receivable, Other                                  10,773           25,980           31,034
  Less: Allowance for Doubtful Accounts                (      34,920)   (      53,994)   (      34,928)
                                                        ------------     ------------     ------------

NET ACCOUNTS RECEIVABLE                                       26,363          115,659          202,682
                                                        ------------     ------------     ------------

  Prepaid Expenses                                           249,447          165,080          108,045
                                                        ------------     ------------     ------------

TOTAL CURRENT ASSETS                                         444,742          355,839          346,188
                                                        ------------     ------------     ------------

PROPERTY, PLANT AND EQUIPMENT - At Cost
  Land                                                        61,556           61,556           61,223
  Buildings and Improvements                               1,583,165        1,586,150        1,570,888
  Vehicles                                                 2,606,808        2,608,730        2,282,936
  Cable Television Distribution Systems                   83,683,992       85,010,454       83,296,885
  Office Furniture, Tools and Equipment                    1,383,737        1,386,288        1,363,828
  Less: Accumulated Depreciation (Note 1)                (61,704,897)     (68,243,467)     (59,163,656)
                                                        ------------     ------------     ------------

NET PROPERTY, PLANT AND EQUIPMENT                         27,569,361       22,409,711       29,758,104
                                                        ------------     ------------     ------------

INTANGIBLE ASSETS
  Franchise Rights                                         1,984,351        1,994,336        1,984,349
  Non Compete Agreements                                      71,753           71,753           71,753
  Other Intangible Assets                                  1,943,836        1,943,836        1,943,836
  Less: Accumulated Amortization (Note 1)              (   2,661,593)   (   2,930,019)   (   2,550,708)
                                                        ------------     ------------     ------------

NET INTANGIBLE ASSETS                                      1,338,347        1,079,906        1,449,230
                                                        ------------     ------------     ------------

TOTAL ASSETS                                            $ 29,352,450     $ 23,845,456     $ 31,553,522
                                                        ============     ============     ============

                                                  LIABILITIES AND DIVISIONAL EQUITY
LIABILITIES
  Accounts Payable                                      $         --     $         --     $    684,264
  Subscriber Deposits and Unearned Income                    383,181          341,263          401,608
  Accrued Franchise Fees                                     143,769          424,312          469,578
  Accrued Programming Fees                                   522,417          686,599          513,151
  Other Accrued Expenses                                   1,302,429        1,596,134        1,154,024
                                                        ------------     ------------     ------------

TOTAL LIABILITIES                                          2,351,796        3,048,308        3,222,623

DIVISIONAL EQUITY                                         27,000,654       20,797,148       28,330,899
                                                        ------------     ------------     ------------

TOTAL LIABILITIES AND DIVISIONAL EQUITY                 $ 29,352,450     $ 23,845,456     $ 31,553,522
                                                        ============     ============     ============





See the accompanying notes to divisional financial statements.

                        UNITED VIDEO CABLEVISION, INC. -
                            MAINE AND OHIO DIVISIONS
                       STATEMENTS OF DIVISIONAL OPERATIONS





                                                          For the Three
                                                           Months Ended    Period from
                                                            March 31,       January 1,     For the Year     For the Year
                                                              1995        1995 through        Ended            Ended
                                                              ----         November 8,     December 31,     December 31,
                                                           (Unaudited)         1995            1994             1993
                                                                               ----            ----             ----
REVENUES (NOTE 1)                                        $ 7,205,917      $25,417,064      $27,964,550      $27,917,090
                                                           ---------       ----------       ----------       ----------

OPERATING EXPENSES
  Programming                                              1,518,717        5,350,664        5,717,160        5,361,127
  Plant and Operation                                      1,038,768        3,741,207        4,185,894        3,902,847
  General and Administrative                               1,118,097        3,754,474        4,415,919        4,628,442
  Marketing and Advertising                                  115,571          276,712          248,572          409,890
  Corporate Overhead (Note 3)                                327,274        1,270,072        1,327,127        1,470,702
  Depreciation and Amortization (Note 1)                   2,704,439        9,625,116       11,225,978        9,960,536
                                                           ---------       ----------       ----------       ----------

TOTAL EXPENSES                                             6,822,866       24,018,245       27,120,650       25,733,544
                                                           ---------       ----------       ----------       ----------

OPERATING INCOME                                             383,051        1,398,819          843,900        2,183,546
                                                           ---------       ----------       ----------       ----------

OTHER (INCOME) EXPENSE
  Interest Expense (Note 1)                                1,250,754        4,086,738        4,892,250        4,960,032
  Gain on Sale of Fixed Assets                                (7,890)         (25,034)         (33,835)          (3,810)
                                                           ---------       ----------       ----------       ----------

TOTAL OTHER (INCOME) EXPENSE                               1,242,864        4,061,704        4,858,415        4,926,222
                                                           ---------       ----------       ----------       ----------


NET LOSS                                                 $ (859,813)     $ (2,662,885)    $ (4,014,515)    $ (2,742,676)
                                                           =========       ==========       ==========       ==========





See the accompanying notes to divisional financial statements.

                        UNITED VIDEO CABLEVISION, INC. -
                            MAINE AND OHIO DIVISIONS
                       STATEMENTS OF DIVISIONAL CASH FLOWS

                                                       For the Three     Period from
                                                        Months Ended      January 1,     For the Year     For the Year
                                                          March 31,      1995 through        Ended            Ended
                                                            1995          November 8,     December 31,     December 31,
                                                            ----             1995             1994             1993
                                                         (Unaudited)         ----             ----             ----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

OPERATING ACTIVITIES
  Net Loss                                               $ (  859,813)    $( 2,662,885)   $ ( 4,014,515)     $(2,742,676)
                                                         ------------     ------------     ------------     ------------

ADJUSTMENTS TO RECONCILE NET LOSS TO
  NET CASH PROVIDED BY OPERATIONS:
   Depreciation                                             2,593,554        9,245,805       10,771,263        9,497,062
   Amortization of Intangibles                                110,885          379,311          454,715          463,474
   Allowance for Doubtful Accounts                         (        8)          19,066            6,124       (    3,007)
   Gain on Sale of Assets                                  (    7,890)     (    25,034)     (    33,835)      (   33,810)
  CHANGES IN OPERATING ASSETS AND LIABILITIES, NET
    OF EFFECTS FROM ACQUISITION OF CORPORATE ENTITIES:
     Accounts Receivable and Other Receivables                176,327           67,957      (   132,182)         122,248
     Prepaid Expenses                                      (  141,402)     (    57,035)          13,897       (  158,603)
     Accounts Payable and Accrued Expenses                 (  852,402)     (   113,972)     (   846,244)      (   52,046)
     Subscriber Deposits and Unearned Income               (   18,427)     (    60,343)     (    45,895)      (   72,253)
                                                          -----------     ------------      -----------      -----------

TOTAL ADJUSTMENTS                                           1,860,637        9,455,755       10,187,843        9,762,995
                                                          -----------      -----------      -----------      -----------

NET CASH PROVIDED BY OPERATING ACTIVITIES                   1,000,824        6,792,870        6,173,328        7,002,319
                                                          -----------      -----------      -----------      -----------

INVESTING ACTIVITIES
  Purchase of Property, Plant and Equipment                (  449,234)     ( 2,037,144)     ( 5,712,592)      (5,024,998)
  Acquisition of Intangible Assets                                 --      (     9,987)     (   216,154)      (    1,928)
  Proceeds from Sale of Assets                                 52,313          164,766           41,789           37,600
                                                          -----------      -----------      -----------      -----------

NET CASH USED IN INVESTING ACTIVITIES                      (  396,921)     ( 1,882,365)     ( 5,886,957)      (4,989,266)
                                                          -----------      -----------      -----------      -----------

FINANCING ACTIVITIES
  Payments to Corporate Division, Net                      (  470,432)     ( 4,870,866)     (   354,675)      (2,084,179)
                                                          -----------      -----------      -----------      -----------

NET INCREASE (DECREASE) IN CASH EQUIVALENTS                   133,471           39,639      (    68,304)      (   53,126)

Cash and Cash Equivalents at Beginning of Period               35,461           35,461          103,765          156,891
                                                          -----------      -----------      -----------      -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                $   168,932    $      75,100    $      35,461     $    103,765
                                                          ===========      ===========       ==========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest Paid, Net of Amount Capitalized                $ 1,250,754    $   4,086,738    $   4,892,250     $  4,960,032
  Income Taxes Paid                                                --               --               --               --



DISCLOSURE OF ACCOUNTING POLICY:

  For purposes of the statement of cash flows, the Divisions consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

See the accompanying notes to divisional financial statements.

                        UNITED VIDEO CABLEVISION, INC. -
                            MAINE AND OHIO DIVISIONS
                         STATEMENTS OF DIVISIONAL EQUITY
                     FOR THE PERIOD ENDED NOVEMBER 8, 1995
                 AND THE YEARS ENDED DECEMBER 31, 1994 AND 1993





                                                             1995             1994             1993
                                                             ----             ----             ----
BALANCE, JANUARY 1,                                      $28,330,899      $32,700,089      $37,526,944

  Net Loss                                                (2,662,885)      (4,014,515)      (2,742,676)

  Payments to Corporate Division, Net                     (4,870,866)      (  354,675)      (2,084,179)
                                                         -----------      -----------      -----------

BALANCE, NOVEMBER 8, 1995                                $20,797,148
                                                         ===========
BALANCE, DECEMBER 31,                                                     $28,330,899      $32,700,089
                                                                          ===========      ===========




See the accompanying notes to divisional financial statements.

                        UNITED VIDEO CABLEVISION, INC. -
                            MAINE AND OHIO DIVISIONS
                    NOTES TO DIVISIONAL FINANCIAL STATEMENTS
                                NOVEMBER 8, 1995



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING, POLICIES

     BUSINESS ACTIVITY - The accompanying divisional financial statements include the Maine and Ohio Divisions of United Video Cablevision, Inc. (the "Divisions"). The Divisions are engaged in providing cable television programming services to subscribers in their franchised areas. For the purpose of the divisional financial statements, no debt has been allocated to the Divisions from the corporate division of United Video Cablevision, Inc. Under the terms of the agreement with FrontierVision Operating Partners, L.P., no such debt will be assumed.

     CONCENTRATIONS OF CREDIT RISK - The Divisions' trade receivables are comprised of amounts due from subscribers in varying regions throughout the states. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Divisions' customer base and geographic dispersion.

     REVENUE RECOGNITION - The Divisions recognize service revenues on the accrual basis in the month in which the service is to be provided. Payments received in advance are included in deferred revenue until the month they become due at which time they are recognized as income.

     CAPITALIZATION AND DEPRECIATION - The Divisions have adopted the policy of capitalizing interest costs as part of construction costs to properly reflect the total costs of the property in accordance with Statement No. #34 of the Financial Accounting Standards Board. The interest capitalization rate during the period is based on the rates applicable to borrowings outstanding during the period. For the period ended November 8, 1995, the total interest charges amounted to $4,086,738, of which $-0- was capitalized. During 1994 and 1993, respectively, the total interest charges amounted to $4,892,250 and $4,960,032, of which $-0- was capitalized.

     In accordance with Statement No. #51 of the Financial Accounting Standards Board, the Divisions have adopted the policy of capitalizing certain expenses applicable to the construction and operating of a cable television system during the period while the cable television system is partially under construction and partially in service. For the period ended November 8, 1995, the total capitalized costs amounted to $314,347. During 1994 and 1993, the total capitalized costs amounted to $244,276 and $300,429, respectively.

     The Divisions, for financial reporting purposes, provide depreciation on the straight-line method, which is considered adequate for the recovery of the cost of the properties over their estimated useful lives. For income tax purposes, however, the Divisions utilize both accelerated methods and the accelerated cost recovery system. For the period ended November 8, 1995, the provision for depreciation in the accompanying statements of operations amounted to $9,245,805. For the years ended December 31, 1994 and 1993, the provision amounted to $10,771,263 and $9,497,062, respectively.

                        UNITED VIDEO CABLEVISION, INC. -
                            MAINE AND OHIO DIVISIONS
                    NOTES TO DIVISIONAL FINANCIAL STATEMENTS
                                NOVEMBER 8, 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Depreciation lives for financial statement purposes are as follows:

     Headend Equipment
         Tower                                              12 Years
         Antennae                                            7 Years
         Other Headend Equipment                             8 Years

     Trunk and Distribution Equipment
         Traps, Descramblers, Converters, Decoders           5 Years
         Other Trunk and Distribution Equipment              8 Years

     Test Equipment                                          5 Years
     Local Origination Equipment                             8 Years
     Vehicles                                                3 Years
     Furniture and Fixtures                                 10 Years
     Leasehold Improvements                                  8 Years
     Computer and EDP Equipment                              5 Years

     AMORTIZATION - The Divisions are amortizing various intangible assets acquired and incurred on a straight-line basis, generally from 5 to 40 years. For the period ended November 8, 1995, the provision for amortization in the accompanying statements of operations amounted to $379,311. For the years ended December 31, 1994 and 1993, the provision amounted to $454,715 and $463,474, respectively.

     INCOME TAXES - The Divisions are a part of United Video Cablevision, Inc. which has elected to be taxed as a small business corporation under "Sub-Chapter S" of the Internal Revenue Code effective January 1, 1987, wherein the stockholders of United Video Cablevision, Inc. are taxed on any earnings or losses of the Company.

     BAD DEBTS - The Divisions have adopted the reserve method for recognizing bad debts for financial statement purposes and continue to utilize the direct write-off method for tax purposes.

     USE OF ESTIMATES - Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.


NOTE 2 - COMMITMENTS

     The Divisions were committed to annual pole rentals of approximately $823,000 at November 8, 1995 and $830,000 and $832,000 at December 31, 1994
and 1993, respectively, to various utilities. These agreements are subject to termination rights by both parties.

     The Divisions lease in various systems the land upon which their towers and antennae are constructed. The annual rental payments under these leases amounted to approximately $37,000 at November 8, 1995, approximately $32,000 at December 31, 1994 and approximately $46,000 at December 31, 1993.

NOTE 3 - MANAGEMENT AGREEMENT WITH RELATED PARTY

     The Divisions are being provided with certain management and technical services by a related party by means of a management agreement. For the period ended November 8, 1995, the allocated billings amounted to $1,270,072, and for the years ended December 31, 1994 and 1993, billings amounted to $1,327,127 and $1,470,702, respectively.

NOTE 4 - SALE OF DIVISIONS

     On November 9, 1995, United Video Cablevision, Inc. consummated an agreement by which it sold substantially all of the net assets and associated current liabilities in its Maine and Ohio franchise areas (the Divisions) for approximately $120,500,000. Upon the completion of the transaction, United Video Cablevision, Inc. realized a gain of approximately $100,000,000.

INDEPENDENT AUDITORS' REPORT


Cox Communications, Inc.:

We have audited the accompanying combined statements of net assets of the combined operations of Cox Communications, Inc.'s ("CCI") cable television systems serving 57 communities in Ashland, Kentucky and Defiance, Ohio (collectively referred to as the "Ashland and Defiance Clusters" or "Successor") whose assets and certain liabilities were acquired by FrontierVision Operating Partners, L.P. on April 9, 1996, as of December 31, 1994 ("Predecessor") and 1995 ("Successor"), and the related combined statements of operations, changes in net assets, and cash flows for the years ended December 31, 1993 and 1994 (Predecessor), for the one-month period ended January 31, 1995 (Predecessor), and for the eleven-month period ended December 31, 1995 (Successor). These financial statements are the responsibility of the Ashland and Defiance Clusters' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Ashland and Defiance Clusters at December 31, 1994 (Predecessor) and 1995 (Successor), and the combined results of its operations and its cash flows for years ended December 31, 1993 and 1994 (Predecessor), for the one-month period ended January 31, 1995 (Predecessor), and for the eleven-month period ended December 31, 1995 (Successor), in conformity with generally accepted accounting principles.

As discussed in Note 1, effective February 1, 1995, CCI acquired the Ashland and Defiance Clusters in connection with the acquisition of Times Mirror Cable Television, Inc.


                                                   DELOITTE & TOUCHE LLP

April 10, 1996

ASHLAND AND DEFIANCE CLUSTERS

COMBINED STATEMENTS OF NET ASSETS
(IN THOUSANDS)
- ----------------------------------------------------------------------------

ASSETS                                                           PREDECESSOR              SUCCESSOR
                                                                 ----------------------------------
                                                                   December 31,         December 31,
                                                                     1994                    1995
CASH                                                                $    188

ACCOUNTS RECEIVABLE - Less allowance
  for doubtful accounts of $43, $37 and $52                            1,563              $   1,784

AMOUNTS DUE FROM AFFILIATE                                                                    5,848

INTERCOMPANY INCOME TAXES RECEIVABLE                                                          1,182

NET PLANT AND EQUIPMENT                                               18,096                 25,621

INTANGIBLE ASSETS                                                     51,210                110,796

OTHER ASSETS                                                             580                  1,149
                                                                    --------              ---------

                                                                    $ 71,637              $ 146,380
                                                                    ========              =========

LIABILITIES AND NET ASSETS

ACCOUNTS PAYABLE                                                    $    692              $     580

ACCRUED EXPENSES                                                         915                    966

INTERCOMPANY INCOME TAXES PAYABLE                                      2,160

DEFERRED INCOME                                                        1,142                  1,355

DEFERRED INCOME TAXES                                                  3,147                  7,644

OTHER LIABILITIES                                                         99                    146

AMOUNTS DUE TO AFFILIATE                                              52,317
                                                                    --------              ---------

  Total liabilities                                                   60,472                 10,691

NET ASSETS                                                            11,165                135,689
                                                                    --------              ---------

                                                                    $ 71,637              $ 146,380
                                                                    ========              =========

See notes to combined financial statements.

ASHLAND AND DEFIANCE CLUSTERS

COMBINED STATEMENTS OF OPERATIONS
(IN THOUSANDS)
- --------------------------------------------------------------------------------

                                                                     PREDECESSOR                                SUCCESSOR
                                                      ------------------------------------------------        -------------
                                                              YEAR ENDED                   ONE MONTH          ELEVEN MONTHS
                                                             DECEMBER 31,                    ENDED               ENDED
                                                      --------------------------           JANUARY 31,         DECEMBER 31,
                                                        1993               1994               1995                1995
REVENUES                                              $24,679            $25,235              $2,096              $24,628

COSTS AND EXPENSES
  Operating                                             6,773              7,188                 689                8,035
  Selling, general, and administrative                  5,398              5,507                 503                4,919
  Depreciation                                          3,413              3,293                 214                5,480
  Amortization                                          2,129              1,830                 128                2,727
                                                      -------            -------              ------              -------

     Total costs and expenses                          17,713             17,818               1,534               21,161
                                                      -------            -------              ------              -------

OPERATING INCOME                                        6,966              7,417                 562                3,467

INTEREST EXPENSE                                          133                434                  79

OTHER - Net                                                (4)                (3)                                     (29)
                                                      -------            -------              ------              -------

INCOME BEFORE INCOME TAXES                              7,095              7,849                 641                3,438

INCOME TAXES                                            3,559              3,982                 249                3,749
                                                      -------            -------              ------              -------

NET INCOME (LOSS)                                     $ 3,536            $ 3,866              $  393              $  (311)
                                                      =======            =======              ======              =======


See notes to combined financial statements.

ASHLAND AND DEFIANCE CLUSTERS

COMBINED STATEMENTS OF CHANGES IN NET ASSETS
(IN THOUSANDS)
- --------------------------------------------------------------------------------

PREDECESSOR
- -----------

BALANCE, JANUARY 1, 1993                                            $ 11,303

  Net income for the year ended December 31, 1993                      3,536

  Dividends to Affiliate                                              (1,570)
                                                                    --------

BALANCE, DECEMBER 31, 1993                                            13,269

  Net income for the year ended December 31, 1994                      3,866

  Dividends to Affiliate                                              (5,970)
                                                                    --------

BALANCE, DECEMBER 31, 1994                                            11,165

  Net income for the one month ended January 31, 1995                    393
                                                                    --------

BALANCE, JANUARY 31, 1995                                           $ 11,558
                                                                    ========

- --------------------------------------------------------------------------------

SUCCESSOR
- ---------

FAIR VALUE OF ASSETS ACQUIRED AND LIABILITIES ASSUMED FROM
  TIMES MIRROR CABLE TELEVISION, INC. ON FEBRUARY 1, 1995           $136,000

  Net loss for the eleven months ended December 31, 1995                (311)
                                                                    --------

BALANCE, DECEMBER 31, 1995                                          $135,689
                                                                    ========

- --------------------------------------------------------------------------------

See notes to combined financial statements.

ASHLAND AND DEFIANCE CLUSTERS

COMBINED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
- --------------------------------------------------------------------------------

                                                                    PREDECESSOR                                 SUCCESSOR
                                                      ---------------------------------------------------------------------
                                                              YEAR ENDED                   ONE MONTH          ELEVEN MONTHS
                                                              DECEMBER 31,                    ENDED               ENDED
                                                      --------------------------           JANUARY 31,         DECEMBER 31,
                                                         1993            1994                  1995                1995
OPERATING ACTIVITIES:
  Net income (loss)                                   $ 3,536            $ 3,866               $ 393              $  (311)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization                       5,542              5,123                 342                8,207
    Deferred income taxes                                 293                298                 (70)                (142)
    (Increase) decrease in accounts receivable            (45)               114                  66                 (287)
    Increase (decrease) in accounts payable and
       accrued expenses                                   (92)              (214)               (360)                 467
    Income taxes payable                                 (906)             1,914                  31               (1,182)
    Other, net                                            (61)               162                  45                  274
                                                      -------            -------               -----              -------

        Net cash provided by operating activities       8,267             11,263                 447                7,026

INVESTING ACTIVITIES:
  Capital expenditures                                 (6,075)            (3,795)                (65)              (1,362)
  Advances to Affiliate                                                                                            (5,848)
                                                      -------            -------               -----              -------

        Net cash used in investing activities          (6,075)            (3,795)                (65)              (7,210)

FINANCING ACTIVITIES:
  Net change in amounts due to Affiliate                 (580)            (1,466)               (386)
  Dividends paid                                       (1,570)            (5,970)
                                                      -------            -------               -----              -------

        Net cash used in financing activities          (2,150)            (7,436)               (386)
                                                      -------            -------               -----              -------

NET INCREASE (DECREASE) IN CASH                            42                 32                  (4)                (184)

CASH AT BEGINNING OF PERIOD                               114                156                 188                  184
                                                      -------            -------               -----              -------

CASH AT END OF PERIOD                                 $   156            $   188               $ 184              $     -
                                                      =======            =======               =====              =======

CASH PAID DURING THE PERIOD FOR:
  Interest                                            $   133            $   434               $  79              $     -
                                                      =======            =======               =====              =======

See notes to combined financial statements.

ASHLAND AND DEFIANCE CLUSTERS

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1993 AND 1994,
ONE MONTH ENDED JANUARY 31, 1995, AND
ELEVEN MONTHS ENDED DECEMBER 31, 1995
- --------------------------------------------------------------------------------

1.       ORGANIZATION AND BASIS OF PRESENTATION

         These combined financial statements represent the combined operations of Cox Communications, Inc.'s ("CCI") cable television systems serving 57 communities in Ashland, Kentucky and Defiance, Ohio (collectively referred to as the "Ashland and Defiance Clusters") whose assets and certain liabilities were acquired by FrontierVision Operating Partners, L.P. on April 9, 1996. These cable television systems were acquired by CCI, a majority owned subsidiary of Cox Enterprises, Inc. ("CEI"), from The Times Mirror Company ("Times Mirror") in connection with CCI's acquisition of Times Mirror Cable Television, Inc. ("TMCT") on February 1, 1995. The operations of the Ashland and Defiance Clusters prior to February 1, 1995 are referred to as "Predecessor" and as "Successor" after February 1, 1995.

         All significant intercompany accounts and transactions have been eliminated in combination. The acquisition of the Ashland and Defiance Clusters was accounted for by the purchase method of accounting, whereby the allocable share of the TMCT purchase price was pushed down to the assets acquired and liabilities assumed based on their fair values at the date of acquisition as follows (thousands of dollars):

           Net working capital                                               $ (2,836)
           Plant and equipment                                                 30,022
           Deferred taxes related to plant and equipment write-up              (4,709)
           Intangible Assets                                                  113,523
                                                                             --------

                                                                             $136,000
                                                                             ========

         The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed had the Ashland and Defiance Clusters been an independent company.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Revenue Recognition - The Ashland and Defiance Clusters bill their customers in advance; however, revenue is recognized as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disconnecting services to customers who are delinquent generally greater than 60 days. Other revenues are recognized as services are provided. Revenues obtained from the connection of customers to the cable television systems are less than related direct selling costs; therefore, such revenues are recognized as received.

         Plant and Equipment - Depreciation is computed using principally the straight-line method at rates based upon estimated useful lives of 5 to 20 years for buildings and building improvements, 5 to 12 years for cable television systems, and 3 to 10 years for other plant and equipment.

         The costs of initial cable television connections are capitalized as cable plant at standard rates for the Ashland and Defiance Clusters' labor and at actual costs for materials and outside labor. Expenditures for maintenance and repairs are charged to operating expense as incurred. At the time of retirements, sales or other dispositions of property, the original cost and related accumulated depreciation are written off.

         Intangible Assets - Intangible assets consist primarily of goodwill and franchise costs recorded in business combinations which is amortized on a straight-line basis over 40 years. The Ashland and Defiance Clusters assess on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value.

         Income Taxes - Through January 31, 1995, the accounts of the Ashland and Defiance Clusters were included in the consolidated federal income tax returns and certain state income tax returns of Times Mirror. Beginning on February 1, 1995, the accounts of the Ashland and Defiance Clusters were included in the consolidated federal income tax returns and certain state income tax returns of CEI. Current federal and state income tax expenses and benefits are allocated on a separate return basis to the Ashland and Defiance Clusters based on the current year tax effects of the inclusion of their income, expenses, and credits in the consolidated income tax returns of Times Mirror, CEI, or based on separate state income tax returns.

         Deferred income taxes arise from temporary differences between income taxes and financial reporting and principally relate to depreciation and amortization.

         Fees and Taxes - The Ashland and Defiance Clusters incur various fees and taxes in connection with the operation of their cable television systems, including franchise fees paid to various franchise authorities, copyright fees paid to the U.S. Copyright Tribunal, and business and franchise taxes paid to the States of Ohio and Kentucky. A portion of these fees and taxes are passed through to the Ashland and Defiance Clusters' subscribers. Amounts collected from subscribers are recorded as a reduction of operating expenses.

         Pension and Postretirement Benefits - CCI generally provides defined pension benefits to all employees based on years of service and compensation during those years. CEI provides certain health care and life insurance benefits to substantially all retirees and employees. For employees and retirees of the Ashland and Defiance Clusters, these benefits are provided through the CCI plans. Expense related to these plans is allocated to the Ashland and Defiance Clusters through the intercompany account. The amount of the allocations is generally based on actuarial determinations of the effects of the Ashland and Defiance Clusters employees' participation in the plans.

         Times Mirror Cable generally provides defined pension benefits to all employees based on years of service and the employee's compensation during the last five years of employment. Prior to December 31, 1992, these benefits were primarily provided under the Times Mirror Cable Television, Inc. Pension Plan (the "Times Mirror Cable Plan") in conjunction with the Times Mirror Employee Stock Ownership Plan. On December 31, 1992, the Times Mirror Cable Plan was merged with the Times Mirror Pension Plan.

         Net periodic pension expense for 1993 and 1994 was estimated by an actuary under the assumption that the Times Mirror Cable Plan continued to be a stand-alone plan. This expense was allocated to the Ashland and Defiance Clusters based on its salary expense as a percentage of total TMCT salary expense.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Recently Issued Accounting Pronouncements - In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of," was issued. This Statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amount or fair value less cost to sell. CCI, including the Ashland and Defiance Clusters, adopted SFAS No. 121 in the first quarter of 1996. The effect on the combined financial statements upon adoption of SFAS No. 121 was not significant.

3.       CASH MANAGEMENT SYSTEM

         The Ashland and Defiance Clusters participate in CEI's cash management system, whereby the bank sends daily notification of checks presented for payment. CEI transfers funds from other sources to cover the checks presented for payment. Prior to February 1, 1995, the Ashland and Defiance Clusters participated in a similar cash management system with Times Mirror.

4.       PLANT AND EQUIPMENT

         Plant and equipment is summarized as follows (thousands of dollars):

                                                           PREDECESSOR       SUCCESSOR
                                                           -----------------------------
                                                           DECEMBER 31,     DECEMBER 31,
                                                                1994             1995
         Land                                               $     10          $     5
         Buildings and building improvements                     646              207
         Transmission and distribution plant                  34,543           30,235
         Miscellaneous equipment                                 472              343
         Construction in progress                                 59                3
                                                            --------          -------
             Plant and equipment, at cost                     35,730           30,793
         Less accumulated depreciation                       (17,634)          (5,172)
                                                            --------          -------

             Net plant and equipment                        $ 18,096          $25,621
                                                            ========          =======

5.       INTANGIBLE ASSETS

         Intangible assets are summarized as follows (thousands of dollars).


                                                          PREDECESSOR       SUCCESSOR
                                                          -----------------------------
                                                          DECEMBER 31,     DECEMBER 31,
                                                              1994             1995
         Goodwill                                           $ 60,907         $113,523
         Other                                                   134
                                                            --------         --------

             Total                                            61,041          113,523
         Less accumulated amortization                        (9,831)          (2,727)
                                                            --------         --------

             Net intangible assets                          $ 51,210         $110,796
                                                            ========         ========

6.       INCOME TAXES

         Income tax expense (benefit) is summarized as follows (thousands of dollars):

                                                         PREDECESSOR                         SUCCESSOR
                                           -------------------------------------------------------------
                                                   YEAR ENDED               ONE MONTH      ELEVEN MONTHS
                                                  DECEMBER 31,                ENDED            ENDED
                                           -------------------------        JANUARY 31,     DECEMBER 31,
                                             1993              1994            1995             1996
         Current:
             Federal                       $2,614             $2,866            $ 248           $3,054
             State                            652                818               70              837
                                           ------             ------            -----           ------

               Total current                3,266              3,684              318            3,891

         Deferred:
             Federal                          250                183              (68)            (113)
             State                             43                115               (2)             (29)
                                           ------             ------            -----           ------

               Total deferred                 293                298              (70)            (142)
                                           ------             ------            -----           ------

               Total income taxes          $3,559             $3,982            $ 248           $3,749
                                           ======             ======            =====           ======

         The tax effects of significant temporary differences which comprise the net deferred tax liabilities are as follows (thousands of dollars):

                                                                  DECEMBER 31,
                                                             ------------------------
                                                              1994              1995
         Plant and equipment                                  $3,408           $7,942
         Other                                                  (261)            (298)
                                                              ------           ------
             Net deferred tax liability                       $3,147           $7,644
                                                              ======           ======

         Income tax expense computed using the United States federal statutory rates is reconciled to the reported income tax provisions as follows:

                                                                            PREDECESSOR                        SUCCESSOR
                                                              ------------------------------------------------------------
                                                                     YEAR ENDED               ONE MONTH      ELEVEN MONTHS
                                                                     DECEMBER 31,               ENDED            ENDED
                                                              -----------------------         JANUARY 31,     DECEMBER 31,
                                                                1993             1994             1995            1995
         Federal statutory income tax rate                       35%              35%              35%              35%
         Computed tax expense at federal
           statutory rates on income before
           income taxes                                       $2,483           $2,747            $ 224           $1,203
         State income taxes (net of federal
           tax benefit)                                          424              560               33              534
         Acquisition adjustments                                 541              543               44            2,033
         1% increase in enacted tax rate                          76
         Other, net                                               35              132              (53)             (21)
                                                              ------           ------            -----           ------

           Income tax provision                               $3,559           $3,982            $ 248           $3,749
                                                              ======           ======            =====           ======

7.       RETIREMENT PLANS

         As a result of the acquisition of TMCT by CCI, effective January 1, 1996, CEI established the Cox Communications, Inc. Pension Plan (the "CCI Plan"), a noncontributory defined benefit plan for substantially all of CCI's employees including Ashland and Defiance Clusters' employees. The Ashland and Defiance Clusters employees will become participants in the CCI Plan retroactive to the Merger date of February 1, 1995. The CCI Plan will be established with a transfer of plan assets from CEI and Times Mirror. The CCI Plan assets are expected to have an estimated fair value equal to or greater than the projected benefit obligation attributable to substantially all of the Ashland and Defiance Clusters employees. Prior to February 1, 1995, substantially all of the Ashland and Defiance Clusters' employees participated in a similar defined benefit plan provided by TMCT. Several of the Ashland and Defiance Clusters' employees were covered under a separate defined benefit plan funded by the Communication Workers of America.

         Assumptions used in the actuarial computations were:

                                                                          DECEMBER 31,
                                                               ---------------------------------------
                                                               1993             1994             1995
         Discount rate                                          7.50%            8.25%            7.25%
         Rate of increase in compensation levels                6.25             6.00             5.00
         Expected long-term rate of return on assets            9.75             9.50             9.00



         Total pension expense allocated to the Ashland and Defiance Clusters was $53,000, $44,000, $0, and $64,000 for the years ended December 31, 1993 and 1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1995, respectively.

         Beginning February 1, 1995, CEI provides certain health care and life insurance benefits to substantially all retirees of CEI and its subsidiaries, Postretirement expense allocated to the Ashland and Defiance Clusters by CEI was $14,000 for the eleven months ended December 31, 1995.

         The funded status of the portion of the postretirement plan covering the employees of the Ashland and Defiance Clusters is not determinable. The accumulated postretirement benefit obligation for the postretirement plan of CEI substantially exceeded the fair value of assets held in the plan at December 31, 1995.

         Beginning February 1, 1995, substantially all of the Ashland and Defiance Clusters employees were eligible to participate in the savings and investment plan of CEI. Under the terms of the plan, the Ashland and Defiance Clusters match 50% of employee contributions up to a maximum of 6% of the employee's base salary. Prior to February 1, 1995, the Ashland and Defiance Clusters employees were eligible to participate in a similar savings and investment plan with Times Mirror. The Ashland and Defiance Clusters' expense under the plan was $39,000, $43,000, $3,000, and $44,000 for the years ended December 31, 1993 and 1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1996, respectively.

8.       TRANSACTIONS WITH AFFILIATED COMPANIES

         The Ashland and Defiance Clusters borrow funds for working capital and other needs from CEI. Certain management services are provided to the Ashland and Defiance Clusters by CCI and CEI. Such services include legal, corporate secretarial, tax, treasury, internal audit, risk management, benefits administration, and other support services. Prior to February 1, 1995, the Ashland and Defiance Clusters had similar arrangements with Times Mirror. The Ashland and Defiance Clusters were allocated expenses for the years ended December 31, 1993 and 1994, for the one-month period ended January 31, 1995, and the eleven-month period ended December 31, 1995 of approximately $1,040,000, $1,298,000, $117,000, and $1,513,000, respectively, related to these services. Allocated expenses are based on management's estimate of expenses related to the services provided. Management believes that these allocations were made, on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Ashland and Defiance Clusters contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third-parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses to be paid by the Ashland and Defiance Clusters are subject to change.

         The amounts due from affiliate represent the net of various transactions, including those described above. Prior to February 1, 1995, amounts due to Times Mirror bore interest at Times Mirror's estimated ten-year financing rate and ranged between 6% and 8% between 1993 and 1994. Such interest charges for 1993 and 1994 were $1,040,000 and $1,298,000, respectively. Effective February 1, 1995, advances to affiliate are noninterest-bearing.

         In accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Ashland and Defiance Clusters have estimated the fair value of its intercompany advances. Given the short-term nature of these advances, the carrying amounts reported in the balance sheets approximate fair value.

9.       COMMITMENTS AND CONTINGENCIES

         The Ashland and Defiance Clusters lease office facilities and various items of equipment under noncancelable operating leases. Rental expense under operating leases amounted to $119,000 and $122,000 for the years ended December 31, 1993 and 1994 and $163,000 for the eleven-month period ended December 31, 1995. Future minimum lease payments as of December 31, 1995 for all noncancelable operating leases are as follows (thousands of dollars),

         1996                                                   $126
         1997                                                    103
         1998                                                     59
         1999                                                     50
         2000                                                     42
         Thereafter                                                4
                                                                ----

             Total                                              $383
                                                                ====

         At December 31, 1995, the Ashland and Defiance Clusters had outstanding purchase commitments totaling approximately $2 million.

         The Ashland and Defiance Clusters are a party to various legal proceedings that are ordinary and incidental to its business. Management does not expect that any legal proceedings currently pending will have a material adverse impact on the Ashland and Defiance Clusters' combined financial position or combined results of operations.

10.      RATE REGULATION AND OTHER DEVELOPMENTS

         In 1993 and 1994, the FCC adopted rate regulations required by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which utilized a benchmark price cap system, or alternatively a cost-of-service regime, for establishing the reasonableness of existing basic and cable programming service rates. The regulations resulted in, among other things, an overall reduction of up to 17% in basic rates and other charges in effect on September 30, 1992, before inflationary and other allowable adjustments, if those rates exceeded the revised per-channel benchmarks established by the FCC and could not otherwise be justified under a cost-of-service showing.

         In September 1995, the FCC authorized a new, alternative method of implementing rate adjustments which will allow cable operators to increase rates for programming annually on the basis of projected increases in external costs rather than on the basis of cost increases incurred in the preceding quarter.

         Many franchising authorities have become certified by the FCC to regulate rates charged by the Ashland and Defiance Clusters for basic cable service and associated basic cable service equipment. Some local franchising authority decisions have been rendered that were adverse to the Ashland and Defiance Clusters. In addition, a number of such franchising authorities and customers of the Ashland and Defiance Clusters filed complaints with the FCC regarding the rates charged for cable programming services.

         In September 1995, CCI and the Cable Services Bureau of the FCC reached a settlement in the form of a resolution of all outstanding rate complaints covering the CCI, the Ashland and Defiance Clusters, and the former Times Mirror cable television systems. In December 1995, the FCC approved the Resolution which, among other things, provided for refunds ($115,000 to the Ashland and Defiance Clusters' customers) in January 1996, and the removal of additional outlet charges for regulated services from all of the Times Mirror cable television systems, which accounts for a majority of the refund amounts. The resolution also finds that the Ashland and Defiance Clusters' cable programming services tier rates as of June 30, 1995 are not unreasonable. At December 31, 1995, refunds under the resolution were fully provided for in the Ashland and Defiance Clusters' financial statements.

         On February 1, 1996, Congress passed the Telecommunications Competition and Deregulation Act of 1996 ("the 1996 Act") which was signed into law by the President on February 8, 1996, The 1996 Act is intended to promote substantial competition in the delivery of video and other services by local telephone companies (also known as local exchange carriers or "LECs") and other service providers, and permits cable television operators to provide telephone services.

         Among other provisions, the 1996 Act deregulates the Cable Programming Services ("CPS") tier of large cable television operators on March 31, 1999 and upon enactment, the CPS rates of small cable television operators where a small cable operator serves 50,000 or fewer subscribers, revises the procedures for filing a CPS complaint, and adds a new effective competition test.

         The 1996 Act establishes local exchange competition as a national policy by preempting laws that prohibit competition in the telephone local exchange and by establishing uniform requirements and standards for entry, competitive carrier interconnection, and unbundling of LEC monopoly services. Both the FCC and state commissions have substantial new responsibilities to promote the 1996 Act's competition policy. Depending on the degree and form of regulatory flexibility afforded the LECs as part of the 1996 Act's implementation, the Ashland and Defiance Clusters' ability to offer competitive telephony services may be adversely affected.

         The 1996 Act repeals the cable television/telephone cross-ownership ban and allows LECs and other common carriers, as well as cable systems providing local exchange service, to provide video programming services as either cable operators or as open video system ("OVS") operators within their service areas upon certification from the FCC and pursuant to regulations which the FCC is required to adopt. The 1996 Act exempts OVS operators from many of the regulatory obligations that currently apply to cable operators such as rate regulation and franchise fees, although other requirements are still applicable. OVS operators, although not subject to franchise fees as defined by the 1992 Cable Act may be subject to fees charged by local franchising authorities or other governmental entities in lieu of franchise fees.

The Partners
C4 Media Cable Southeast, Limited Partnership
Lockney, Texas 79241



                          INDEPENDENT AUDITORS' REPORT


We have audited the consolidated balance sheets of C4 Media Cable Southeast, Limited Partnership and its subsidiary (the Partnership) as of December 31, 1995, and 1994, and the related consolidated statements of loss, partners' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C4 Media Cable Southeast Limited Partnership and its subsidiary as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, the Partnership sold substantially all assets on February 1, 1996. The sales price was not sufficient to satisfy the liabilities of the Partnership. The remaining unpaid principal and interest on Senior and Junior loans have been due and payable since September 30, 1990. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 7. The historical consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





Williams, Rogers, Lewis & Co., P.C.
March 11, 1996

                C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994



                                    ASSETS
                                    ------
                                                                         1995             1994
                                                                         ----             ----
CURRENT ASSETS
- --------------
Cash                                                            $     203,955          204,255
Accounts Receivable, Net                                              168,823          141,025
Prepaid Expense and Other                                             211,289          201,952
                                                                  -----------       ----------

Total Current Assets                                                  584,067          547,232
                                                                  -----------       ----------

PROPERTY, PLANT AND EQUIPMENT
- -----------------------------
Plant and Equipment                                                41,057,969       39,251,506
Less: Accumulated Depreciation                                   (20,386,652)     (16,172,050)
                                                                  -----------       ----------

Net Property, Plant and Equipment                                  20,671,317       23,079,456
                                                                   ----------       ----------

OTHER ASSETS
- ------------
Deposits and Other                                                     17,314           17,899
Franchises, Net                                                     2,967,669        4,031,170
Acquisition Costs, Net                                                874,863        1,148,913
Covenant Not to Compete                                                  -0-               -0-
                                                                    ---------        ---------

Total Other Assets                                                  3,859,846        5,197,982
                                                                    ---------        ---------

Total Assets                                                      $25,115,230       28,824,670
                                                                  ===========       ==========

                      LIABILITIES AND PARTNERS' DEFICIT
                      ---------------------------------

CURRENT LIABILITIES                                                      1995             1994
- -------------------                                                      ----             ----
Accounts Payable                                                $     735,138          691,305
Other Current Liabilities                                             393,423          568,455
Accrued Interest Payable                                           30,022,386       24,315,384
Notes Payable                                                      60,165,844       60,165,844
                                                                  -----------      -----------

Total Liabilities                                                  91,316,791       85,740,988
                                                                  -----------      -----------

MINORITY INTEREST                                                   (371,926)        (268,729)
- -----------------                                                 -----------      -----------

PARTNERS' DEFICIT
- -----------------
General Partners                                                 (65,829,635)     (56,647,589)
                                                                  -----------      -----------

Total Liabilities and Partners' Deficit                           $25,115,230       28,824,670
                                                                  ===========      ===========


                  The accompanying notes are an integral part
                          of the financial statements.

                C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP

                        CONSOLIDATED STATEMENTS OF LOSS
                           DECEMBER 31, 1995 AND 1994

                                                                         1995             1994
                                                                         ----             ----
REVENUE
- -------
Cable Service                                                    $ 11,755,860       11,231,123
                                                                  -----------      -----------

EXPENSE
- --------
Programming Costs                                                   3,003,682        2,602,692
Salaries                                                            1,124,203        1,046,895
Other Operating Expenses                                            2,607,023        2,642,777
Management Fees                                                       545,641          561,114
Depreciation                                                        4,214,602        4,113,809
Amortization                                                        1,337,551        1,575,551
Interest                                                            8,208,401        7,447,251
                                                                  -----------      -----------

                                                                   21,041,103       19,990,089
                                                                  -----------      -----------

Loss Before Minority Interest                                     (9,285,243)      (8,758,966)

Minority Interest in Loss
of Subsidiary                                                         103,197          116,472
                                                                  -----------      -----------

NET LOSS                                                         $(9,182,046)      (8,642,494)
                                                                  ===========      ===========



                  The accompanying notes are an integral part
                          of the financial statements.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP

                 CONSOLIDATED STATEMENTS OF PARTNER'S DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                     Class A
                                     General         General         Limited
                                     Partners        Partners        Partners          Total
                                     --------        --------        --------          -----
Balance, December 31, 1993         (539,910)        (47,465,185)        -0-      (48,005,095)

Net Loss, 1994                      (86,425)        ( 8,556,069)        -0-      ( 8,642,494)
                                   ---------         -----------        ---       -----------

Balance, December 31, 1994         (626,335)        (56,021,254)        -0-      (56,647,589)

Net Loss, 1995                      (91,820)        ( 9,090,226)        -0-      ( 9,182,046)
                                   ---------         -----------        ---       -----------

Balance, December 31, 1995        $(718,155)        (65,111,480)        -0-      (65,829,635)
                                   =========         ===========        ===       ===========





                   The accompanying notes am an integral part
                          of the financial statements.

                 C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


CASH FLOW FROM OPERATING ACTIVITIES:                                     1995             1994
- ------------------------------------                                     ----             ----
Net Loss                                                         $(9,182,046)      (8,642,494)
Adjustments to reconcile net loss to net cash:
  Minority interest in loss of subsidiary                           (103,197)        (116,472)
  Depreciation                                                      4,214,602        4,113,809
  Amortization                                                      1,337,551        1,575,551
  Changes in Assets and Liabilities:
    Accounts receivable                                              (27,798)            2,330
    Prepaid expenses and other                                        (8,752)          (7,701)
    Accounts payable                                                   43,833           20,388
    Other liabilities                                               (175,032)           51,392
    Accrued interest                                                5,707,002        3,928,106
                                                                  -----------      -----------

  Net cash provided by operating activities                         1,806,163          924,909
                                                                  -----------      -----------

CASH FLOW FROM INVESTING ACTIVITIES:
- ------------------------------------

  Purchase of plant, equipment and other assets                   (1,806,463)        (854,999)
                                                                  -----------      -----------

    Net cash used in investing activities                         (1,806,463)        (854,999)
                                                                  -----------      -----------

  Net Increase (Decrease) in Cash                                       (300)           69,910

  Cash, Beginning of Year                                             204,255          134,345
                                                                  -----------      -----------

  Cash, End of Year                                               $   203,955          204,255
                                                                  ===========      ===========
Supplemental Disclosure for Statements of Cash Flows:
  Cash Paid for Interest                                            2,470,936        3,519,145

Non-Cash Investing Activities:
  Deposit added to cost of plant and equipment                            -0-           39,622




                  The accompanying notes are an integral part
                          of the financial statements.

C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

         ENTITIES:

         C4 Media Cable Southeast, Limited Partnership and its subsidiary (the "Partnership") is a Delaware limited partnership organized to own and operate cable television systems in various communities throughout Virginia, Tennessee, and Georgia. The Partnership provides basic and pay cable television service to approximately 40,500 subscribers in these states. General partners are C4 Media Cable, Inc. and C4 Media Cable Employees Investment Corporation. C4 Media Cable, Inc. also participates as a limited partner. Under a letter agreement dated May 9, 1992, Philips Credit Corporation ("Philips") has exercised its rights under certain pledge agreements to exercise voting control over all partnership interests. Accordingly, effective October 30, 1992, C4 Media Cable, Inc. was replaced by Southeast Cable, Inc., a corporate affiliate of Philips, as the managing general partner. The managing general partner utilized Doucette Management Company ("DMC") as the business manager for the Partnership until December 30, 1993 at which time the management agreement was assigned to Cablevision of Texas III, LP ("CAB III"). See note 4.

         PRINCIPLES OF CONSOLIDATION:

         The consolidated financial statements include the accounts of C4 Media Cable Southeast, Limited Partnership and County Cable Company, Limited Partnership of which the Partnership is an 80% owner and general partner. All significant intercompany transactions have been eliminated.

         PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION:

         Property, plant and equipment used in the business are stated at cost and depreciated over estimated useful lives generally on the straight line method for financial statement purposes. Expenditures which significantly increase asset values or extend useful lives are capitalized, limited by projected recoverability of such current year expenditures in the ordinary course of business from expected future revenue.

         The useful lives of property, plant and equipment for purposes of computing depreciation range from 3 to 10 years.

         FRANCHISES:

         The company has been granted rights to operate within the locations wherein it has cable television systems. Such franchises grant certain operating rights and impose certain costs and restrictions. The Partnership pays its franchise fees annually on most of its locations based upon either gross or basic service revenues. Franchise fee expense for the years ended December 31, 1995 and 1994 was $327,088 and $303,375, respectively.

         Such franchises have varying lives and are renewable at the discretion of the franchise's governing boards. For financial statement purposes, franchise costs acquired in connection with the purchase of cable systems are being amortized over the remaining average lives of the related cable television franchises at the date of acquisition, which approximates 7 to 13 years. Franchise amortization expense for the years ended December 31, 1995 and 1994 was $1,063,501 in each year.

C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994

Page 2


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         ACQUISITION COSTS:

         Acquisition costs are those costs incurred related to the acquisition of new systems. For financial statement purposes, such costs are amortized by using the straight-line method over 10 years.
         Amortization expense for acquisition costs for the years ended December 31, 1995 and 1994 was $274,050, and $274,050, respectively.

         COVENANTS NOT TO COMPETE:

         The portion of the purchase price of systems allocated to non-competition agreements with former owners is capitalized and amortized by using the straight-line method over the life of the agreements. Amortization expense for non-competition agreements for the year ended December 31, 1994 was $238,000.

         INCOME TAXES:

         The partnership does not pay federal income tax, but is a pass through entity so that partners are taxed on their share of partnership earnings. Partnership net income or loss is allocated to each partner under a formula established in the partnership agreement.

         CASH EQUIVALENTS:

         For cash flow purposes, cash equivalents are cash and cash items with a maturity of less than 90 days.

         USE OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2:  ACCOUNTS RECEIVABLE, NET

         Following is a summary of accounts receivable at December 31, 1995 and 1994:

                                                                1995             1994
                                                                ----             ----
                 Trade Accounts                             $175,671       $  146,239
                 Other                                           281              642
                 Related Parties (See Note 4)                    -0-          194,873
                 Less: Allowance for Doubtful Accounts
                   (See Note 4)                              (7,129)        (200,729)
                                                            --------       ----------
                                                            $168,823       $  141,025
                                                            ========       ==========

C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994

Page 3


NOTE 3:  NOTES PAYABLE

         Following is a summary of notes payable at December 31, 1995 and 1994:


                                                                                                1995                1994
                                                                                                ----                ----
                 Senior loan payable to Philips, originally due September 30,
                 1990, interest due at prime + 2.25%, secured by substantially all assets of the partnership and the pledge of partnership interests. In addition, the loan is collateralized by the
                 pledge of all stock held in C4 Media Cable, Inc. and C4 Media
                 Cable, Employees Investment Corporation by the President and
                 Chairman of C4 Media Cable, Inc.                                          $44,185,831        $ 44,185,831

                 Junior Loan payable to Philips, originally due September 30,
                 1990 interest due at 20%, secured by substantially all assets of the partnership and the pledge of partnership interests.
                 In addition, the loan is collateralized by the pledge of all stock held in C4 Media Cable, Inc. and C4 Media Cable
                 Employees Investment Corporation by the President and Chairman
                 of C4 Media Cable, Inc.                                                    15,980,013          15,980,013
                                                                                           -----------          ----------

                 Total                                                                     $60,165,844        $ 60,165,844
                                                                                           ===========          ==========

         The Philips notes contain performance covenants concerning homes passed, subscriber levels, miles of plant, etc., some of which the Partnership had violated as of December 31, 1995 and 1994. Philips has not waived compliance with these provisions.

         All notes payable and accrued interest to Philips were due
         September 30, 1990. Philips has the right to demand payment at any time. A significant amount of accrued interest and principle was paid when substantially all operating assets of the Partnership were sold February 1, 1996. See note 7.

C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994

Page 4



NOTE 4:  RELATED PARTY TRANSACTIONS

         Effective October 30, 1992, C4 Media Cable, Inc. was replaced by Southeast Cable, Inc., a corporate affiliate of Philips, as the managing general partner. Effective May 10, 1992 under the provisions of an agreement with Philips, the Partnership terminated its management agreement with C4 Media Cable, Inc. and entered into a management agreement with DMC for a term extending to December 30, 1993. At December 30, 1993 the management agreement was assigned to CAB III. The agreement provides for fixed fees and the reimbursement of direct expenses incurred on behalf of the Partnership as defined in the agreement. Management fees paid under these agreements for the years ended December 31, 1995 and 1994 were $545,641 and $550,214, respectively. Other fees and expense reimbursements paid under the agreements for the years ended December 31, 1995 and 1994 were $120,000 and are included in Other Operating Expenses.

         Other related parties include Caribbean Cable TV ("CCTV") and MCT Cablevision ("MCT"). Related party lending was done without independent business judgment, terms, collateral or a method of settlement. Due to the manner in which this lending was done and questions surrounding the collectibility of these accounts, all the related party receivables were reserved in the allowance for doubtful accounts prior to 1994 and were written off in 1995. See note 2. Related party receivables at December 31, 1994 were as follows:

                                                                          1994
                                                                          ----
                   CCTV                                               $ 23,965
                   MCT                                                  35,968
                   C4 Media Cable, Inc.                                134,940
                                                                      --------
                                                                      $194,873
                                                                      ========


         The Partnership purchased leasehold improvements from J-D Partnership, Ltd. ("J-D") for the Lockney, Texas office of $5,366 on April 24, 1995. J-D is a limited partnership 99% owned by James and Denise Doucette (Doucette). Doucette is also the managing general partner and owns
         62% of CAB III, as well as being the sole stockholder of DMC, an S-Corporation. The Partnership paid a management fee to Doucette of $10,900 for the year ended December 31, 1994.


NOTE 5:  COMMITMENTS

         The Company has certain obligations under pole rental agreements, tower site leases, etc. for assets utilized in the operation of the systems. These are mostly short term agreements. Expenses charged to operations for the periods ended December 31, 1995 and 1994 were $536,368 and $518,837, respectively, and are included in Other Operating Expenses.

NOTE 6:  CONTINGENCIES

         The Company is to a significant degree self-insured for risks consisting primarily of physical loss to property and plant. The headend equipment is insured, but the plant itself is not and represents a potential exposure for the Company. Management is of the opinion that the various systems' distance from each other make the likelihood of a complete loss to the plant unlikely.

C4 MEDIA CABLE SOUTHEAST, LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994

Page 5


NOTE 7:  SUBSEQUENT EVENT AND CONSIDERATION OF ABILITY TO
         CONTINUE AS A GOING CONCERN

         The accompanying financial statements have been prepared assuming the Partnership will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

         On February 1, 1996 substantially all assets of the Partnership were sold to FrontierVision Operating Partners, L.P. The agreement had a stated sales price of $48,000,000 and a net payment amount of $46,237,708 after escrow holdback of $1,375,200 and other adjustments. At the date of the auditors' report the Partnership was still liable for the remaining balance of the note payable to Philips with no significant assets to satisfy that liability, and the escrow items remain open.

         An unaudited pro forma consolidated balance sheet is presented below giving effect to the sale as if it had occurred December 31, 1995 including escrowed items. The pro forma information is presented for the purpose of additional analysis and is not a required part of the basic consolidated financial statements.


                                                           Pro-forma
                                                           Unaudited
                                                             1995
                                                           ----------

    Current Assets                                       $    685,773
    Other Assets                                            1,392,514
                                                            ---------
            Total Assets                                 $  2,078,287
                                                            =========

    Current Liabilities                                  $ 45,303,939
    Partners' Deficit                                     (43,225,652)
                                                           ----------
            Total Liabilities and Partners' Deficit      $  2,078,287
                                                           ==========




         The Partnership has been unable to pay all of its principle and interest as required under its loan agreements since the loans matured September 30, 1990.

         These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. The historical consolidated financial statements do not include any adjustments that might result from this sale of assets or this uncertainty. Management has not fully evaluated the options for the Partnership subsequent to the sale.

INDEPENDENT AUDITORS' REPORT

American Cable Entertainment of Kentucky-Indiana, Inc.

We have audited the accompanying balance sheets of American Cable Entertainment of Kentucky-Indiana, Inc. (the "Company") as of December 31, 1995 and 1994 and the related statements of operations, shareholders' deficiency and cash flows for each of the the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of American Cable Entertainment of Kentucky-Indiana, Inc. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that American Cable Entertainment of Kentucky-Indiana, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is unable to meet its scheduled debt maturity repayments which raises substantial doubt about the Company's ability to continue as a going concern. Consequently, the Company has entered into an agreement to sell all of its assets, has entered into agreements with its creditors who have consented, under certain circumstances, to forbear taking any action against the Company pending the sale of the Company and has filed a prepackaged bankruptcy under Chapter 11 of the Federal Bankruptcy Code. Management's plans in regard to these matters are described further in Note 1. The accompanying financial statements do not purport to reflect or provide for the consequences of the sale of the Company or the filing of the prepackaged bankruptcy. In particular, such financial statements do not purport to show the realizable value of assets or liabilities on a liquidation basis nor do they include any adjustments that might result from the outcome of these uncertainties.





DELOITTE & TOUCHE LLP

STAMFORD, CT
March 15, 1996 (Except for Note 1, as to which the date is August 1, 1996.)

AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.

BALANCE SHEETS

ASSETS
- ------
                                                MARCH 31, 1996            DECEMBER 31,         DECEMBER 31,
                                                  (Unaudited)                1995                  1994
                                                  -----------                ----                   ----
INVESTMENT IN CABLE TELEVISION SYSTEMS:
Land and land improvements                     $   247,561              $   247,561          $    247,561
Vehicles                                         1,757,546                1,702,997             1,507,850
Buildings and improvements                         998,414                  998,414               967,794
Office furniture and equipment                     802,377                  802,377               733,465
CATV distribution systems and
 related equipment                              52,266,722               51,757,161            49,161,506
                                                ----------               ----------            ----------

Total Fixed Assets                              56,072,620               55,508,510            52,618,176

Less accumulated depreciation                   30,208,687               28,887,790            23,683,730
                                                ----------               ----------            ----------

Total Fixed Assets - net                        25,863,933               26,610,720            28,934,446

Franchise costs - net                            2,089,128                2,785,425             5,964,805
Subscriber lists - net                           1,157,480                1,543,307             3,531,021
Covenant not to compete - net                       60,511                   80,682               242,045
                                                ----------               ----------            ----------
Investment in cable television systems - net    29,171,052               31,020,134            38,672,317

GOODWILL - net                                   3,553,155                3,579,784             3,686,299
DEFERRED CHARGES - net                             305,879                  371,691               963,949
CASH AND CASH EQUIVALENTS                        1,939,451                3,704,823             3,427,849
ACCOUNTS RECEIVABLE - less allowance
  for doubtful accounts of $270,636 in 1996,
  $240,212 in 1995 and $195,736 in 1994            348,491                  304,734               276,709
PREPAID AND OTHER                                  165,370                  197,802               194,514
                                                ----------               ----------            ----------

TOTAL ASSETS                                   $35,483,398              $39,178,968          $ 47,221,637
                                               ===========              ===========          ============


LIABILITIES AND SHAREHOLDERS' EQUITY
- ------------------------------------

LIABILITIES:
Notes and loans payable                         $184,976,901             $182,430,902          $167,707,411
Accrued interest-Senior debt                         680,505                1,314,032               329,004
Accrued interest-Senior/Junior Subordinated
  Debentures                                       4,545,401                3,068,862             4,345,047
Accounts payable and accrued expenses              3,005,326                4,244,348             3,973,224
Unearned income                                      160,554                  124,109               124,344
Converter deposits                                   134,688                  134,366               136,588
                                               -------------            -------------         -------------

Total Liabilities                                193,503,375              191,316,619           176,615,618
                                               -------------            -------------         -------------

COMMITMENTS (See Note 7)

SHAREHOLDERS' DEFICIENCY:
Capital stock - all series                            10,000                   10,000                    26
Additional paid-in capital                         1,490,000                1,490,000             1,499,974
Deficit                                        (159,519,977)            (153,637,651)         (130,893,981)
                                               -------------            -------------         -------------
Total shareholders' deficiency                 (158,019,977)            (152,137,651)         (129,393,981)
                                               -------------            -------------         -------------

TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                       $  35,483,398            $  39,178,968         $  47,221,637
                                               =============            =============         =============




See notes to financial statements

AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.

STATEMENTS OF OPERATIONS


                                                      FOR THE      FOR THE
                                                   THREE MONTHS  THREE MONTHS  FOR THE YEAR    FOR THE YEAR   FOR THE YEAR
                                                   ENDED MARCH   ENDED MARCH       ENDED           ENDED          ENDED
                                                    31, 1996       31, 1995     DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                   (UNAUDITED)    (UNAUDITED)       1995            1994           1993
                                                   -----------    -----------       ----            ----           ----
Revenue                                            $7,606,789    $ 6,794,072     $28,088,127     $25,879,525    $24,976,818
                                                   ----------    -----------     -----------     -----------    -----------

Costs and expenses:
  Operating expenses                                2,804,965      2,568,180      10,880,854       9,388,813      8,699,878
  Selling, general and administrative expenses      1,240,556      1,201,022       4,948,493       4,912,150      4,743,783
                                                   ----------    -----------     -----------     -----------    -----------

Total costs and expenses                            4,045,521      3,769,202      15,829,347      14,300,963     13,443,661
                                                   ----------    -----------     -----------     -----------    -----------

Operating Income before management fees,
  depreciation and amortization, and override
  and forbearance expenses                          3,561,268      3,024,870      12,258,780      11,578,562     11,533,157
                                                   ----------    -----------     -----------     -----------    -----------

Management fees                                       226,204        203,822         842,644         819,095        749,305

Depreciation and amortization                       2,516,958      3,061,733      11,284,315      18,054,371     18,231,734

Expenses incurred in connection with override
  and forbearance agreements                          510,122              0         557,664               0              0
                                                   ----------    -----------     -----------     -----------    -----------

Operating Income (Loss)                               307,984     ( 240,685)      ( 425,843)     (7,294,904)    (7,447,882)

Interest expense - net                              6,190,310      5,275,400      22,366,189      20,241,202     18,410,503

Net gain on sale of cable television system
  and marketable securities                                 0              0          48,362       1,266,020              0
                                                   ----------    -----------     -----------     -----------    -----------

Net Loss                                         $(5,882,326)   $(5,516,085)   $(22,743,670)   $(26.270,086)  $(25,858,385)
                                                 ============   ============   =============   =============  =============


See notes to financial statements.

AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.

STATEMENTS OF SHAREHOLDERS' DEFICIENCY
FOR THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                     COMMON STOCK
                              -------------------------------------------------------------
                                 NUMBER OF
                                   SHARES                                      ADDITIONAL                                TOTAL
                                 ISSUED AND                     PAR              PAID-IN                             SHAREHOLDERS'
                                OUTSTANDING                    VALUE             CAPITAL           DEFICIT            DEFICIENCY
                                -----------                    -----             -------           -------            ----------

                                  CLASS                        CLASS
                             ------------------         ------------------

                              A            D              A           D
                              -            -              -           -
BALANCE AT
  JANUARY 1, 1993           255                         $26                      $1,499,974     $( 78,765,510)       $(77,265,510)

NET LOSS                                                                                         ( 25,858,385)        (25,858,385)
                          -----                        ----                      ----------     -------------       -------------

BALANCE AT
  DECEMBER 31, 1993         255                          26                       1,499,974      (104,623,895)       (103,123,895)

NET LOSS                                                                                         ( 26,270,086)        (26,270,086)
                          -----                        ----                      ----------     -------------       -------------

BALANCE AT
  DECEMBER 31, 1994         255                          26                       1,499,974      (130,893,981)       (129,393,981)

NET LOSS                                                                                          (22,743,670)        (22,743,670)

RECAPITALIZATION OF
COMMON STOCK              (254)       99,999           (26)     $10,000          (   9,974)
                          -----       ------           ----     -------          ----------     --------------       -------------


BALANCE AT
  DECEMBER 31, 1995           1       99,999              0      10,000           1,490,000      (153,637,651)       (152,137,651)

NET LOSS (Unaudited)                                                                               (5,882,326)       (  5,882,326)
                          -----       ------           ----     -------          ----------     --------------       -------------

BALANCE AT MARCH 31,
  1996 (Unaudited)            1       99,999            $ 0     $10,000          $1,490,000     $(159,519,977)      $(158,019,977)
                           ====       ======            ===     =======          ==========     ==============      ==============





See notes to financial statements

AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.

STATEMENTS OF CASH FLOWS





                                                    FOR THE THREE   FOR THE THREE
                                                        MONTHS         MONTHS       FOR THE YEAR   FOR THE YEAR     FOR THE YEAR
                                                     ENDED MARCH    ENDED MARCH         ENDED          ENDED            ENDED
                                                       31, 1996       31, 1995         DECEMBER       DECEMBER         DECEMBER
                                                      (UNAUDITED)    (UNAUDITED)       31, 1995       31, 1994         31, 1993
                                                      -----------    -----------       --------       --------         --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                            $(5,882,326)   $(5,516,085)    $(22,743,670)  $(26,270,086)    $(25,858,385)
Adjustments to reconcile net loss to net
cash (used in) provided by operating activities:
  Depreciation                                         1,322,222      1,498,448        5,257,085      6,397,956        5,452,940
  Amortization                                         1,194,736      1,563,285        6,027,230     11,656,415       12,778,794
  Accretion of discount on step coupon
     senior subordinated notes                         2,747,014      2,604,144       10,171,124      9,519,095        8,189,478
  Accretion of discount on junior subordinated
     debentures                                        1,476,540      1,354,645        5,416,469      4,820,269        4,231,918
  Net gain on sale of cable television system,
     marketable securities, and other assets                                         (   48,362)    (1,266,020)
  Change in assets and liabilities:
     Decrease (increase) in accounts receivable       (  43,757)        101,994      (   28,025)    (   94,868)           23,917
     Decrease (increase) in prepaid and
       other assets                                       32,432     (  48,958)      (    3,288)         51,799      (   59,414)
     (Decrease) increase in accounts payable
       and accrued expenses                         ( 1,239,022)     ( 782,517)          271,124    (  414,333)          169,808
     (Decrease) increase in accrued interest-senior
       debt                                         (   633,527)         41,215          985,028        129,505
     Increase (decrease) in converter deposits               322          1,270      (    2,222)    (      237)      (    9,384)
     Increase (decrease) in unearned income               36,445         47,715      (      235)    (   91,827)            9,518
                                                     -----------      ---------       ----------    -----------      -----------

Net cash (used in) provided by operating             (  988,921)        865,156        5,302,258      4,437,668        4,929,190
  activities                                         -----------      ---------       ----------    -----------      -----------

CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to reception and distribution
     facilities and equipment                        (  575,435)     ( 656,297)      (2,933,359)    (3,605,498)      (5,083,401)
  Net proceeds from sale of assets                                                        48,362      1,523,137
                                                     -----------      ---------       ----------    -----------      -----------

Net cash used in investing activities                (  575,435)     ( 656,297)      (2,884,997)    (2,082,361)      (5,083,401)
                                                     -----------      ---------       ----------    -----------      -----------

CASH FLOWS USED IN FINANCING ACTIVITIES:
  Payments on senior bank loan                       (   76,340)                    ( 1,262,542)    (  309,165)
  Payments on senior revolving credit facility       (   18,621)                    (   131,616)    (    3,668)
  Payments on senior secured notes                   (  105,040)                    (   742,447)    (   20,712)
  Increase in deferred charges                       (    1,015)     (  18,188)                     (  186,563)       (     598)
  (Decrease) increase in obligations under capital
     lease                                                           (   1,015)     (     3,682)          7,281
                                                     -----------      ---------       ----------    -----------      -----------

Net cash used in financing activities                (  201,016)     (  19,203)     ( 2,140,287)    (  512,827)       (     598)
                                                     -----------      ---------       ----------    -----------      -----------

Net (decrease) increase in cash and cash
equivalents                                          (1,765,372)        189,656          276,974      1,842,480       ( 154,809)

Cash and cash equivalents at beginning of period       3,704,823      3,427,849        3,427,849      1,585,369        1,740,178
                                                     -----------      ---------       ----------    -----------      -----------
Cash and cash equivalents at end of period           $ 1,939,451    $ 3,617,505       $3,704,823    $ 3,427,849      $ 1,585,369
                                                     ===========    ===========       ==========    ===========      ===========
Supplemental disclosures of cash flow information:

Cash paid during the period for interest             $ 1,992,611    $ 1,403,473      $ 6,900,613    $ 5,952,791      $ 6,038,557
                                                     ===========    ===========      ===========    ===========      ===========



See notes to financial Statements

AMERICAN CABLE ENTERTAINMENT OF KENTUCKY-INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED AS TO MARCH 31, 1996 AND 1995)

1.   DEBT MATURITIES AND THE SALE OF THE COMPANY

     During the fourth quarter of 1995 the Company's senior debt obligations matured without being paid. In addition, the Company failed to make the full payment of interest on the Step Coupon Senior Subordinated Notes which became due in 1995.

     Prompted by these payment defaults, effective December 31, 1995, the Company, its shareholders, and Kentucky-Indiana Management Company, Inc. ("KYMC"), which acts as manager for the Company, entered into two agreements: a "Forbearance Agreement" with its senior lenders; and an "Override Agreement" with the holders of its Senior Subordinated and Junior Subordinated Notes.

     Under the terms of the Forbearance Agreement the senior lenders have agreed to forebear in the exercise of their rights and remedies with respect to the payment default described above as well as defaults with respect to certain specified financial covenants, through September 30, 1996 which allows the Company time to sell its assets in an orderly manner. It contains certain financial covenants as well as procedures that the Company and KYMC have agreed to follow during the sales process. Subsequent to September 30, 1996, certain financial covenants, which the Company is currently in default upon, revert back to the terms in the original agreements.

     The Override Agreement requires that the Company undertake to sell substantially all of its assets, and to enter into a contract for sale and to consummate that sale in accordance with an agreed upon time schedule. It also contains certain financial covenants and procedures to be followed.

     Effective July 15, 1996, the Company entered into an asset purchase agreement with FrontierVision Operating Partners, L.P. ("FrontierVision") for the sale of the assets of the Company for $146 million, subject to certain purchase price adjustments. Due to the expected shortfall of payments to existing creditors from the sale proceeds, the Company filed a prepackaged bankruptcy under Chapter 11 of the Federal Bankruptcy code with the Federal Bankruptcy court on August 1, 1996. Management anticipates the sale to FrontierVision to be consummated in the fourth quarter of 1996, subject to the required regulatory approvals and the approval of the bankruptcy court. There are no assurances that this sale will be consummated.

     As a result of the matters discussed above, Management does not believe that it is practical to estimate the fair value of the Company's debt facilities.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not reflect adjustments or provide for the potential consequences of the sale of the Company's assets. In particular, the financial statements do not purport to show the realizable value of assets on a liquidation basis or their availability to satisfy liabilities.

     FORMATION OF COMPANY

     On November 7, 1989 cable systems were purchased from Centel Cable Television Company to form Simmons Cable TV of Kentucky-Indiana, Inc. (the "Company"). The Company owns and operates cable systems in Kentucky and Indiana. On April 12, 1994 the Company changed its name to American Cable Entertainment of Kentucky-Indiana, Inc.

     MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

     INVESTMENT IN CABLE TELEVISION SYSTEMS

     Reception and distribution facilities and equipment additions are stated at cost. Depreciation is provided using the straight-line method over the useful lives of the assets (four to ten years for CATV distribution facilities and related equipment, vehicles, building improvements and office furniture and equipment; forty years for buildings). Included in depreciation expense for the year ended December 31, 1994 were write-offs related to a rebuilt cable system of $942,850.

     Franchise acquisition costs are amortized over the average remaining term of the franchises as of November 7, 1989 of seven years using the straight-line method, Accumulated amortization of franchise costs at March 31, 1996, December 31, 1995 and 1994 aggregated $20,166,530, $19,470,233 and $16,290,853, respectively.

     Covenants not to compete are amortized over the life of the agreements (five years). Accumulated amortization of such covenants at March 31, 1996 December 31, 1995, and 1994 aggregated $746,306, $726,315 and
     $564,772, respectively.

     Subscriber lists are amortized over seven years. Accumulated amortization of subscriber lists at March 31, 1996, December 31, 1995 and 1994 aggregated $12,756,520, $12,370,693 and $10,382,979, respectively.

     Deferred charges consist of $882,408 of organizational costs and $3,616,230 of loan acquisition costs at December 31, 1995. The loan acquisition costs are amortized over the average life of the related debt, and organizational costs are amortized over five years. Accumulated amortization at March 31, 1996, December 31, 1995 and 1994 was $4,192,759 $4,126,947 and $3,534,689, respectively.

     Goodwill is amortized over forty years. Accumulated amortization of goodwill at March 31, 1996, December 31, 1995 and 1994 aggregated $707,454, $680,825 and $574,310, respectively.

     VALUATION OF INTANGIBLE ASSETS

     The Company, on an annual basis, undertakes a review and valuation of the net carrying value, recoverability and write-off of all categories of its intangible assets. The Company in its valuation considers current market values of its properties, competition, prevailing economic conditions, government policy including taxation, and the Company's and the industry's historical and current growth patterns, as well as the recoverability of the cost of its intangible assets based on a comparison of estimated undiscounted operating cash flows.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and liquid investments with a maturity of three months or less from the date of purchase.

     INCOME TAXES

     The Company has elected to be taxed as an S Corporation under the Internal Revenue Code and, accordingly, pays no federal income taxes. The income or loss of the Company for its tax year is passed through to its shareholder(s) and reported in the income tax returns of the shareholder(s).

     SUBSCRIPTION REVENUES

     Subscription revenues received in advance of services rendered are deferred and recorded in income in the period in which the related services are provided.

     CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations or credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

     DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the immediate or short-term maturity of these financial instruments. Management does not believe it is practicable to estimate the fair value of the Company's debt facilities. (See Note 4).

3.   DISPOSITIONS

     On June 30, 1994 the Company sold its cable television system serving Jackson County, Kentucky. The carrying value of the assets sold at the date of sale, net of accumulated depreciation and amortization was as follows:


     Reception and distribution facilities and equipment    $69,527
     Franchise cost                                          55,714
     Goodwill and other intangible assets                    50,300

     The net loss on this transaction was $157,630, recognized in 1994. Additional proceeds of $48,362 were received in 1995 and recorded as a gain.

     On October 17, 1994 the Company tendered all of its holding in QVC, Inc., which resulted in a gain of $1,423,650.

     These transactions are reflected in the statements of operations for the years ended December 31, 1995 and 1994.

4.   NOTES AND LOANS PAYABLE

     Notes and loans payable at March 31, 1996 and December 31, 1995 and 1994 are comprised of the following:

                                                      March 31,     December 31,   December 31,
                                                        1996           1995            1994
                                                        ----           ----            ----
     Senior Debt
       Bank Credit Agreement (a)                    $ 23,351,954     $23,428,293    $24,690,835
       Revolving Credit Facility (b)                   5,696,095       5,714,716      5,846,332
       Senior Secured Notes (c)                       32,131,801      32,236,841     32,979,288
     Step Coupon Senior Subordinated Notes (d)        80,763,678      78,016,664     66,137,000
     Junior Subordinated Debentures (e)               43,030,789      43,030,789     38,046,675
     Capitalized lease obligation                          2,584           3,599          7,281
                                                    ------------    ------------   ------------
                                                    $184,976,901    $182,430,902   $167,707,411
                                                    ============    ============   ============


(a) The Company has a credit agreement with Crestar Bank providing for total borrowings of $25,000,000. This agreement provided for interest up to 1.5 percentage points over the bank's prime rate (or from 1.0 to 2.5 percentage points over LIBOR). Interest only was payable quarterly in arrears on the last day of March, June, September and December, and at the end of any LIBOR borrowing period. The total commitment terminated at its maturity date of October 31, 1995. Upon the payment default at maturity, the default rate of prime plus 4% was charged. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

(b) The Company has a revolving credit facility with Sanwa Business Credit Corporation which originally provided for borrowings of up to $15,000,000. The total commitment was reduced to $7,000,000 in early 1994, and in December 1994, the balance of the unused commitment was terminated. The agreement provided for interest of up to 1.5 points over the Sanwa's prime rate (or from 1.0 to 2.5 percentage points over LIBOR). Interest was payable quarterly in arrears on the last day of March, June, September and December, and at the end of any LIBOR borrowing period. The total commitment terminated at its maturity date of October 31, 1995.
     Upon the payment default at maturity, the default rate of prime plus 4% was charged. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

(c) Senior Secured Notes were issued on November 7, 1989 bearing interest at 10.125% and matured November 7, 1995. The interest rate increased to 10.225% effective January 1, 1991. Interest only was payable quarterly in arrears on the last day of March, June, September and December. Upon the payment default at maturity, interest was charged at 12.25%. Upon the effective date of the Override Agreement, interest is payable monthly at the rate of 11.75% per annum.

(d) Step Coupon Senior Subordinated Notes due April 30, 1996 were issued on November 7, 1989 in the principal amount of $66,137,000 with a stated interest rate of 15.7472%. Interest accreted and compounded semi-annually through October 31, 1994. Although interest payments of $5,125,618 were payable semi-annually beginning April 30, 1995 until maturity, only $700,000 of interest has been paid. These notes were issued with warrants to purchase up to 150 shares of Class C Non-voting Common Stock for an aggregate exercise price of $330,000. As a result of the recapitalization (See Note 5), the number of shares the warrant holders were entitled to purchase was increased to 58,531 shares of the Class C stock. There are certain restrictions as to when the warrants may be exercised, and they expire on November 7, 2001. Total proceeds from the issuance of these warrants amounted to $200,000. Accreted interest was $14,626,678, $11,879,664 and $1,708,540 at March 31, 1996, December 31, 1995 and
     December 31, 1994, respectively.

(e) Junior Subordinated Debentures due October 31, 1997, were issued on November 7, 1989 for $20,800,000, bearing interest at 13.1%. Interest is deferred and compounds annually on September 30 of each year and is payable on the maturity date. On the maturity date, the Company shall pay as additional interest on the Notes, an amount equal to the greater of 4% of net operating income of the Company from November 7, 1989 through and including the maturity date, or 15% of the fair market value of the Company, but in no event shall the amount exceed $2,153,000. Accreted and accrued interest was $26,776,191, $25,299,651 and $19,883,183 at March 31,
     1996, December 31, 1995 and December 31, 1994, respectively. These notes were issued with warrants to purchase up to 595 shares of common stock and up to 1,000 shares of 6% non-cumulative preferred stock. These warrants are exercisable in whole or in part through November 7, 1999 for an aggregate exercise price of $2,000,000. Upon exercise, the warrants can be converted into either Class A Voting Stock or Class B Non-Voting Stock at the option of the warrant holder. Shares will be issued in the ratio of .595 shares of common stock to each share of preferred stock. As a result of the recapitalization (See Note 5), the number of shares the warrant holders were entitled to purchase was increased to 233,359 shares of common stock, in the ratio of 233.359 shares of common stock to each share of preferred stock. Total proceeds from the issuance of these warrants amounted to $1,200,000.

The Senior Subordinated and Junior Subordinated Notes will continue to earn interest at the rate of 15.5% and 13.1%, respectively, although, unless any of certain specified defaults occur, net proceeds of a sale will be distributed as provided for in the Override Agreement. The Company leased equipment under a lease agreement which is classified as a capital lease. The lease term is 3 years and expires in December, 1996.

In 1989 the Company entered into an interest cap agreement and an interest floor agreement covering $25,000,000 of borrowings which expired November 1, 1994. Under the cap agreement, Fleet Bank, (as successor to Bank of New England), made payments to the Company on a quarterly basis in an amount equal to $25,000,000 multiplied by the excess of the then current three month LIBOR rate over 9%. Under the floor agreement, the Company made payments to Crestar Bank on a quarterly basis in an amount equal to $25,000,000 multiplied by the difference between the then current three month LIBOR rate and 8%, to the extent that the three month LIBOR rate is less than 8%. Approximately 793,000 was charged to interest expense and paid in 1994 relating to the floor agreement.

The Senior Debt and Senior Subordinated Notes are secured by substantially all the assets of the Company. The Company's debt agreements contain certain restrictive covenants requiring the maintenance of minimum subscriber levels and certain financial ratios. The Company has not been in compliance with certain covenants in its debt agreements, including the timely payment of principal and interest. (See Note 1).

     DEBT MATURITIES

     All of the Company's debt is due upon the consummation of the sale of the Company in accordance with the Forbearance and Override Agreements. (see
     Note 1).

5.   CAPITAL STOCK

     The Company's Board of Directors adopted a resolution on December 31, 1995 which, among other things, established a new class of common stock (Class
     D), and authorized the exchange of the outstanding Class A shares for one share of Class A and 99,999 shares of Class D. Additional shares of Class B and Class C stock were authorized as well. The Company's Certificate of Incorporation was amended on February 29, 1996 to reflect these changes.

     Capital stock of the Company at December 31, 1994 and prior to the December 31, 1995 resolution noted above, consisted of the following:

                                                  NUMBER OF SHARES
                                                  ----------------
                                                            ISSUED AND
                                             AUTHORIZED     OUTSTANDING
     Common Stock
          Class A - $.10 par value               850                255
          Class B - $.10 par value               595
          Class C - $.10 par value               150
     6% Non-cumulative Preferred
          Stock $1,000 par value               1,000

     Capital stock of the Company after the recapitalization consists of the following at March 31, 1996 and December 31, 1995:

                                                  NUMBER OF SHARES
                                                  ----------------
                                                            ISSUED AND
                                             AUTHORIZED     OUTSTANDING
     Common Stock
          Class A - $.10 par value           233,360                  1
          Class B - $.10 par value           231,940
          Class C - $.10 par value            58,531
          Class D - $.10 par value            99,999             99,999
          6% Non-cumulative Preferred
          Stock $1,000 par value               1,000

     The Class A common stock is voting.  The Class B, Class C and Class
     D shares are non-voting. Class B shares are convertible into Class A shares at a rate of one for one. See Note 4 for disclosure of warrants for unissued capital stock at December 31, 1995 and 1994.

6.   TRANSACTIONS WITH RELATED PARTIES

     KYMC acts as manager for the Company. In accordance with the management agreement, KYMC is paid a management fee equal to 3% of total revenue (as defined in the management agreement) plus out-of-pocket expenses not to exceed 1% of total revenue. The management fee for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993 was $226,204, $203,822, $842,644, $819,095 and $749,305 respectively.

     Included in accounts payable and accrued expenses at December 31, 1994 is a payable in the amount of $151,190 to Scott Cable Communcations, Inc. ("Scott"), an affiliated Company, for certain administrative costs paid by Scott on behalf of the Company.

7.   COMMITMENTS

     The Company rents pole space, office space and equipment under operating leases. Future minimum payments, by year and in the aggregate, under noncancelable operating leases with terms of one year or more are as follows:

          1996           $132,081
          1997            104,417
          1998             59,412
          1999             56,006
          2000             45,182
          Thereafter       53,675
                         --------

          Total          $450,773
                         ========

     Rent expense for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993 was $47,318, $49,592,
     $202,652, $204,164 and $207,901 respectively.

8.   401K RETIREMENT/SAVINGS PLAN

     The Company's employees are covered by a 401(k) retirement/savings plan covering all employees who meet service requirements. Total plan expenses for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993 was $2,903, $3,749, $7,660, $5,769 and
     $7,099, respectively.

9.   REGULATORY MATTERS

     On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") which regulates the cable television industry. Pursuant to the 1992 Cable Act, the Federal Communications Commission (the "FCC") has issued numerous regulations which include provisions regarding rates and other matters.
     As a result of these rules, the Company was required to reduce many of its basic service rates effective September 1, 1993, and again on August 1, 1994.

     On June 5, 1995, the FCC extended regulatory relief to small cable operators. All of the Company's cable systems qualified for this regulatory relief, which allows for greater flexibility in establishing rates (including increases). On February 8, 1996, Congress enacted the 1996 Telecommunications Act which, among other things, immediately deregulated all levels of service except broadcast basic service for small cable operators for which all of the Company's cable systems qualified.

                    Report of Independent Public Accountants




To Triax Southeast Associates, L.P.:

We have audited the accompanying balance sheets of TRIAX SOUTHEAST ASSOCIATES, L.P. (a Delaware limited partnership) as of December 31, 1995 and 1994, and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triax Southeast Associates, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.


                                                ARTHUR ANDERSEN LLP



Denver, Colorado,
February 27, 1996.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.

                                 BALANCE SHEETS




                                                                                                  December 31,
                                                                      March 31,        ----------------------------------
                                                                        1996               1995                  1994
                                                                    --------------     -------------         ------------
                    ASSETS                                           (Unaudited)
                    ------
CASH                                                                  $ 3,097,029        $ 3,380,723         $   699,077

RECEIVABLES, net of allowance
     of $899, $29,985 and $52,302 at March 31, 1996
      and December 31, 1995 and 1994, respectively                        614,170            600,866             542,832

PREPAID EXPENSES                                                          182,064            167,908             174,821

INVENTORY                                                                 345,988            346,274             444,624

PROPERTY, PLANT AND EQUIPMENT, net                                     37,836,576         38,761,227          36,496,820

PURCHASED INTANGIBLES, net                                              9,122,683          9,542,002          10,105,115

OTHER ASSETS, net                                                         881,012            933,591           1,118,718
                                                                      -----------        -----------         -----------
TOTAL ASSETS                                                          $52,079,522        $53,732,591         $49,582,007
                                                                      ===========        ===========         ===========


                              LIABILITIES AND PARTNERS' CAPITAL
                              ---------------------------------

ACCRUED INTEREST EXPENSE                                              $   254,654        $   258,223        $   168,559

ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES                             1,426,853          1,710,636          1,962,757

SUBSCRIBER PREPAYMENTS AND DEPOSITS                                        65,564             71,105             42,470

PAYABLE TO AFFILIATES                                                     237,573            239,021            227,355

DEBT                                                                   41,614,901         42,546,539         35,787,218
                                                                      -----------        -----------        -----------
TOTAL LIABILITIES                                                      43,599,545         44,825,524         38,188,359

PARTNERS' CAPITAL:
    General Partner                                                       (55,200)           (50,929)           (26,063)
    Limited Partners                                                    8,535,177          8,957,996         11,419,711
                                                                      -----------        -----------        -----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                               $52,079,522        $53,732,591        $49,582,007
                                                                      ===========        ===========        ===========




                 The accompanying notes to financial statements are an integral part of these balance sheets.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.

                            STATEMENTS OF OPERATIONS



                                               Three Months Ended
                                                    March 31,                         Years Ended December 31,
                                          -------------------------        --------------------------------------------
                                             1996          1995               1995             1994            1993
                                          ----------    -----------        ------------    ------------     -----------
                                                 (Unaudited)

REVENUES                                  $4,722,028     $4,074,693       $17,780,041      $15,057,652      $7,810,891
                                          ----------     ----------       -----------      -----------      ----------

EXPENSES:
  Programming                                952,906        774,240         3,400,604        2,661,058       1,128,730
  Operating, selling, general and
    administrative                         1,304,712      1,176,782         5,104,803        4,489,003       2,268,325
  Overhead expenses paid to affiliate         57,263         48,569           211,993          176,705          74,393
  Management fees paid to affiliate          236,101        203,737           888,996          752,882         390,545
  Depreciation and amortization            1,802,557      1,721,795         7,344,035        6,252,573       3,307,310
                                          ----------     ----------       -----------      -----------      ----------

                                           4,353,539      3,925,123        16,950,431       14,332,221       7,169,303

Operating Income                             368,489        149,570           829,610          725,431         641,588

Interest Expense, net                        795,579        786,377         3,316,191        2,359,980       1,056,256
                                          ----------     ----------       -----------      -----------      ----------

NET LOSS                                  $ (427,090)    $ (636,807)      $(2,486,581)     $(1,634,549)     $ (414,668)
                                          ==========     ==========       ===========      ===========      ==========





                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.

                        STATEMENTS OF PARTNERS' CAPITAL





                                                 General              Limited
                                                 Partner              Partners               Total
                                                ---------            ----------           -----------

Balances, December 31, 1992                     $ (5,571)          $ 6,448,436           $ 6,442,865

     Contributions                                   ---             7,000,000             7,000,000

     Net loss                                     (4,147)             (410,521)             (414,668)
                                                --------           -----------           -----------

Balances, December 31, 1993                       (9,718)           13,037,915            13,028,197

     Net loss                                    (16,345)           (1,618,204)           (1,634,549)
                                                --------           -----------           -----------

Balances, December 31, 1994                      (26,063)           11,419,711            11,393,648

     Net loss                                    (24,866)           (2,461,715)           (2,486,581)
                                                --------           -----------           -----------

Balances, December 31, 1995                      (50,929)            8,957,996             8,907,067

     Net loss (unaudited)                         (4,271)             (422,819)             (427,090)
                                                --------           -----------           -----------

Balances, March 31, 1996 (unaudited)            $(55,200)          $ 8,535,177           $ 8,479,977
                                                ========           ===========           ===========





                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.

                            STATEMENTS OF CASH FLOWS



                                                               Three Months Ended
                                                                    March 31,                    Years Ended December 31,
                                                            --------------------------     --------------------------------------
                                                               1996            1995           1995          1994          1993
                                                            -----------     ----------     ----------   ------------  ------------
                                                                   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                $ (427,090)   $  (636,807)    $(2,486,581)  $(1,634,549) $   (414,668)
    Adjustments to reconcile net loss to net cash flows
       from operating activities:
          Depreciation and amortization                      1,802,557      1,721,795       7,344,035     6,252,573     3,307,310
          (Increase) decrease in receivables, net              (13,304)      (123,877)        (58,034)        6,042      (345,197)
          (Increase) decrease in prepaid expenses              (14,156)       (80,613)          6,913      (128,309)      (20,657)
          (Decrease) increase in accrued interest expense       (3,569)        (7,355)         89,664        26,923       (45,894)
          (Decrease) increase in accounts payable
            and other accrued expenses                        (283,783)      (215,102)       (252,121)      803,714       274,125
          (Decrease) increase in subscriber
            prepayments and deposits                            (5,541)        86,978          28,635        (3,886)       17,495
          (Decrease) increase in payable to affiliates          (1,448)        (7,908)         11,666        72,286        30,849
                                                            ----------    -----------     -----------   -----------  ------------
          Net cash flows from operating activities           1,053,666        737,111       4,684,177     5,394,794     2,803,363
                                                            ----------    -----------     -----------   -----------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of properties, including
       purchased intangibles                                  (184,000)    (6,186,668)     (6,065,116)      (74,203)  (25,342,487)
    Purchase of property, plant and equipment                 (405,880)      (807,155)     (2,369,183)   (3,643,894)   (1,269,346)
    (Increase) in inventory                                        286         45,971          98,350       263,815      (610,502)
    Increase in franchise costs and other assets                  (128)       (10,631)        (10,387)     (121,663)          ---
                                                            ----------    -----------     -----------   -----------  ------------
          Net cash flows from investing activities            (589,722)    (6,958,483)     (8,346,336)   (3,575,945)  (27,222,335)
                                                            ----------    -----------     -----------   -----------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from borrowings                                       ---      5,584,000       9,400,000     1,000,000    19,400,000
    Repayment of borrowings                                   (715,000)           ---      (2,880,000)   (2,500,000)   (1,400,000)
    Partners' contributions                                        ---            ---             ---           ---     7,000,000
    Cash paid for loan costs                                       ---            (88)        (66,520)     (117,107)     (340,789)
    Repayment of capital lease obligations                     (32,638)       (22,261)       (109,675)      (60,007)      (24,725)
                                                            ----------    -----------     -----------   -----------  ------------
          Net cash flows from financing activities            (747,638)     5,561,651       6,343,805    (1,677,114)   24,634,486
                                                            ----------    ------------    -----------   -----------  ------------

NET INCREASE IN CASH                                          (283,694)      (659,721)      2,681,646       141,735       215,514

CASH, beginning of period                                    3,380,723        699,077         699,077       557,342       341,828
                                                            ----------    -----------     -----------   -----------  ------------
CASH, end of period                                         $3,097,029    $    39,356     $ 3,380,723   $   699,077  $    557,342
                                                            ==========    ===========     ===========   ===========  ============


SUPPLEMENTAL DISCLOSURE OF
    CASH FLOW INFORMATION:
       Cash paid during the period for interest             $  837,740    $   793,732     $ 3,268,546   $ 2,333,057  $  1,102,150
                                                            ==========    ===========     ===========   ===========  ============


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
    AND FINANCING ACTIVITIES:
       Acquisitions with capital leases                     $      ---    $       ---     $   164,996   $   233,047  $     66,236
                                                            ==========    ===========     ===========   ===========  ============
       Note issued for acquisition of properties            $      ---    $       ---     $   184,000   $       ---  $        ---
                                                            ==========    ===========     ===========   ===========  ============


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        TRIAX SOUTHEAST ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS





(1)    THE PARTNERSHIP

       Organization and Capitalization

Triax Southeast Associates, L.P. (the "Partnership") is a Delaware limited partnership formed January 23, 1992 for the purpose of acquiring, constructing, owning, and operating cable television systems, located primarily in Kentucky, North Carolina, West Virginia and Ohio. The Partnership was capitalized and commenced operations on July 28, 1992, with $7,000,000 of limited partner contributions and a $70,000 demand non-interest bearing note from its general partner, Triax Southeast General Partner, L.P. ("Southeast, G.P."). Triax Investors Southeast, L.P. ("Investors"), a limited partnership in which Triax Southeast Associates, Inc. ("Southeast Inc."), a Delaware corporation, is the general partner, contributed $1,000,000 to the Partnership.

Southeast Inc. is a wholly owned subsidiary of Triax Communications Corporation ("TCC"), a Delaware corporation. Southeast Inc. contributed capital of $1,000,000 and a $59,500 demand non-interest bearing note to Investors for a general partnership interest. In addition, Southeast Inc. contributed a $700 demand non-interest bearing note to Southeast, G.P. for a general partnership interest. Investors contributed a $59,500 demand non-interest bearing note for a limited partner interest in Southeast, G.P.

On December 15, 1993, the Partnership Agreement was amended to reflect additional capital contributions of $7,000,000 by certain limited partners. Southeast Inc. contributed $1,250,000 to Investors, who in turn contributed an additional $1,250,000 to the Partnership.

The Partnership Agreement, as amended, provides that at any time after April 30, 1997, upon notice from a majority of the limited partners that they desire to cause a sale of the Partnership's assets and business (or all of the interests in the Partnership), TCC may purchase all of the Partnership's assets and business (or all of the interests in the Partnership), subject to the approval of the majority of limited partners. In addition, after July 31, 1998, each limited partner who has made capital contributions in excess of $1,000,000 may cause the sale of the Partnership's assets and business and liquidation of the Partnership. The above dates may be extended to 1998 or 1999 to coincide with the revised termination date of one of the limited partner's partnership agreement, if and when the limited partner extends the termination date.

       Allocation of Profits, Losses and Distributions

       Profits

The Partnership Agreement, as amended, provides that profits will be allocated as follows: (i) 1% to the general partner and 99% to the limited partners until profits allocated to them equal losses previously allocated; (ii) to the limited partners until the limited partners have been allocated profits equal to a 12% per annum cumulative preferred return on their capital contributions plus the amount of losses previously allocated; then, (iii) 20% to the general partner and 80% to the limited partners.

       Losses

The Partnership Agreement, as amended, provides that losses will be allocated 1% to the general partner and 99% to the limited partners, except no losses shall be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than the limited partner's share of the Partnership's "minimum gain" (the excess of the Partnership's nonrecourse debt over its adjusted basis in the assets encumbered by nonrecourse debt), as defined, plus any amount of Partnership debt assumed by the limited partner or any amount the limited partner is obligated to contribute to the Partnership; then 100% to the general partner.

       Distributions

The Partnership Agreement, as amended, provides that Distributable Cash, as defined, will be distributed as follows: (i) to the partners in proportion to their Capital Contribution Accounts, as defined, until the balances are reduced to zero; (ii) to the limited partners until the limited partners have received a 12% per annum cumulative preferred return on their capital contributions and then, (iii) 20% to the general partner and 80% to the limited partners.


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Interim Financial Statements

The financial statements as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 are unaudited. In management's opinion, the unaudited financial statements as of March 31,1996 and for the three months ended March 31, 1996 and 1995 include all adjustments necessary for a fair presentation. Such adjustments were of a normal recurring nature.

       Revenue Recognition

Revenues are recognized in the period the related services are provided to the subscribers.

       Income Taxes

No provision has been made for federal, state or local income taxes because they are the responsibility of the individual partners. The principal difference between net income or loss for income tax and financial reporting purposes results from the use of accelerated depreciation for tax purposes.

       Inventory

Inventory is carried at historical cost, which approximates market value, and consists primarily of installation materials.

       Property, Plant and Equipment

Property, plant and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged directly to expense when incurred. The Partnership capitalized a portion of technician and installer salaries to property , plant, and equipment which amounted to approximately $105,000 for the three months ended March 31,1996 and $283,000 and $422,000 for the years ended December 31, 1995 and 1994, respectively. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

                                                   March 31,               December 31,
                                                 ------------      ---------------------------
                                                     1996            1995             1994             Life
                                                 ------------      ----------      -----------      -----------
                                                 (Unaudited)


       Property, plant and equipment           $ 51,594,347      $ 51,188,466     $43,704,363        5-10 years
       Less: Accumulated depreciation           (13,757,771)      (12,427,239)     (7,207,543)
                                               ------------      ------------     -----------
                                               $ 37,836,576      $ 38,761,227     $36,496,820
                                               ============      ============     ===========

       Purchased Intangibles

Purchased intangibles are being amortized using the straight-line method over the following estimated useful lives:

                                                   March 31,               December 31,
                                                 ------------      ---------------------------
                                                     1996            1995             1994           Life
                                                 ------------      ----------      -----------    -----------
                                                 (Unaudited)

       Franchise costs                           $13,026,848      $13,026,720     $11,832,807       10 years
       Noncompete agreements                         850,000          850,000       1,700,000        3 years
                                                 -----------      -----------     -----------
                                                  13,876,848       13,876,720      13,532,807
       Less: Accumulated amortization             (4,754,165)      (4,334,718)     (3,427,692)
                                                 -----------      -----------     -----------
                                                 $ 9,122,683      $ 9,542,002     $10,105,115
                                                 ===========      ===========     ===========

During 1995, the Partnership wrote-off approximately $1,000,000 of noncompete agreements, and the associated accumulated amortization, as the noncompete agreements had expired.

       Impairment of Long-Lived Assets

The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is required to be adopted by the Company in fiscal 1996. Management believes the adoption of SFAS 121 will not have a material impact on the financial statements.

       Other Assets

Other assets are being amortized using the straight-line method over the following estimated useful lives:

                                                   March 31,                December 31,
                                                 ------------      ---------------------------
                                                     1996            1995              1994            Life
                                                 ------------      ----------      -----------      -----------
                                                 (Unaudited)

       Loan costs                                $1,111,608        $1,111,608      $1,084,999        5 years
       Organization costs                           441,435           441,435         441,435        5 years
       Other                                          3,875             3,875             ---       10 years
                                                 ----------        ----------      ----------
                                                  1,556,918         1,556,918       1,526,434
       Less: Accumulated amortization              (675,906)         (623,327)       (407,716)
                                                 ----------        ----------      ----------
                                                 $  881,012        $  933,591      $1,118,718
                                                 ==========        ==========      ==========

(3)    ACQUISITIONS

On February 28, 1995, the Partnership acquired certain cable television systems and related assets of Rodgers Cable TV, Inc. ("Rodgers"). The purchase price of approximately $5,700,000, including closing costs, was accounted for by the purchase method of accounting and allocated as follows:

           Property, plant and equipment                             $4,580,000
           Franchise costs                                            1,019,400
           Non-compete                                                  100,600
                                                                     ----------
                 Total cash paid                                     $5,700,000
                                                                     ==========

On March 31, 1995, the Partnership acquired cable television systems and related assets of Green Tree Cable T.V., Inc. The purchase price of approximately $570,000, including closing costs, was accounted for by the purchase method of accounting. The Partnership issued a note payable for $184,000 to the Seller, in partial satisfaction of the total purchase price.

On December 15, 1993, the Partnership acquired cable television systems and related assets of C4 Media Cable South, L.P. for approximately $17 million, and on December 21, 1993, acquired additional cable television system assets and related liabilities of Charter Cable, Inc. for approximately $6.5 million. Acquisition-related fees totalled approximately $700,000. The acquisitions were financed by additional limited partners' contributions of $7 million, the drawdown by the Partnership of $17.6 million under its amended Revolving Credit and Term Loan and available cash of $750,000. The acquisitions were accounted for by the purchase method of accounting and allocated as follows:

           Property, plant and equipment                            $20,144,000
           Franchise costs                                            2,756,000
           Non-compete                                                  600,000
                                                                    -----------
                 Total cash paid                                    $23,500,000
                                                                    ===========


(4)    DEBT

Debt consisted of the following at March 31, 1996, and December 31, 1995 and 1994, respectively.

                                                                                                December 31,
                                                                      March 31,         ---------------------------
                                                                        1996              1995              1994
                                                                    ------------        ----------       ----------
                                                                    (Unaudited)
    Revolving Credit and Term Loan, interest payable
      quarterly based on varying interest rate options              $41,305,000       $42,020,000       $35,500,000
    Note Payable to seller                                                  ---           184,000               ---
    Vehicle leases                                                      309,901           342,539           287,218
                                                                    -----------       -----------       -----------
                                                                    $41,614,901       $42,546,539       $35,787,218
                                                                    ===========       ===========       ===========


The Revolving Credit and Term Loan Agreement, as amended through February 28, 1995 (the "Revolver"), is collateralized by all property, plant and equipment, inventory and accounts receivable of the Partnership and all rights under present and future permits, licenses and franchises. On September 30, 1995, the outstanding principal was converted into a term loan with quarterly payments from December 31, 1995 through June 30, 2002. Commencing in 1996, within 120 days after the close of the fiscal year, the Partnership must make a mandatory prepayment in an amount equal to 50% of the excess cash flow, as defined, for the prior year. A commitment fee of 1/2% per annum is charged on the daily unused portion of the commitment amount.

The Partnership entered into LIBOR interest rate agreements with the banks related to the Revolver. The Partnership fixed the interest rate on $21 million at 7.58% for the period from December 5, 1995 through March 4, 1996, on $16 million at 7.56% for the period from December 18, 1995 through March 18, 1996, and on $4.5 million at 7.38% for the period from January 4, 1996 through April 3, 1996. The remaining outstanding balance bears interest at prime plus 1%.

On July 1, 1994 the Partnership paid $135,000 for an interest rate cap of 7% on the LIBOR rate on $18 million effective July 1, 1994 through July 1, 1996, and on March 27, 1995, paid $62,000 for an interest rate cap of 7.5% on the LIBOR rate on $10 million effective March 27, 1995 through March 27, 1997.

The loan agreement contains certain covenants, the more significant of which include leverage and interest coverage ratios and limitations on capital expenditures.

Debt maturities required as of December 31, 1995 are as follows:

          Year                      Amount
         ------                    --------
         1996                   $ 3,174,759
         1997                     4,731,241
         1998                     5,578,235
         1999                     6,842,304
         2000                     7,920,000
         Thereafter              14,300,000
                                 ----------
                                $42,546,539
                                 ==========



(5)    RELATED PARTY TRANSACTIONS

TCC provides management services to the Partnership for a fee equal to 5% of gross revenues, as defined. The Partnership incurred management fees totaling $236,101 and $203,737 for the three months ended March 31, 1996 and 1995, respectively, and $888,996, $752,882 and $390,545 in 1995, 1994 and 1993,
respectively.

TCC also allocates certain overhead expenses to the Partnership, which primarily relate to employment costs, which expenses are limited to 1.25% of gross revenues. These overhead expenses amounted to $57,293 and $48,569 for the three months ended March 31, 1996 and 1995, respectively, and $211,993, $176,705 and $74,393 in 1995, 1994 and in 1993, respectively.

TCC was paid acquisition fees of $235,000 in 1993 related to the acquisition of certain assets. Such fees are included in purchased intangibles in the accompanying balance sheets. TCC may be paid a disposition fee of 1% of the sales price of the Partnership after certain approvals of the limited partners, and after certain other conditions are met.

The Partnership purchases programming from TCC at TCC's cost, which includes volume discounts TCC might earn.



(6)    FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximates fair value because of the nature of the investments and the length of maturity of the investments.

The estimated fair value of the Partnership's debt instruments are based on borrowing rates that would be equal to existing rates, therefore, there is no material difference in the fair market value and the current value.

(7)    REGULATORY MATTERS

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services (other than programming offered on a per-channel or per-program basis). The FCC implemented regulation which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers.

In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish rates no higher than $1.24 per channel, the rates are deemed to be reasonable. In February 1996, the Telecommunications Act of 1996 was enacted which, among other things, deregulated cable rates for small systems on their programming tiers.

To date, the FCC's regulations have not had a material adverse effect on the Partnership due to the lack of certifications by the local franchising authorities.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                   SUBJECT TO COMPLETION                     ALTERNATE
[LOGO]                        DATED AUGUST 2, 1996

FRONTIERVISION OPERATING PARTNERS, L.P.
FRONTIERVISION CAPITAL CORPORATION

$
     % Senior Subordinated Notes due 2006
Interest payable          and
ISSUE PRICE:     %

This Prospectus relates to offers and sales by J.P. Morgan Securities Inc. of % Senior Subordinated Notes due 2006 (the "Notes") which have been issued by FrontierVision Operating Partners, a Delaware limited partnership ("FVOP" or the "Company"), and FrontierVision Capital Corporation, a Delaware corporation ("Capital") which is a wholly owned subsidiary of FVOP. The Notes are the joint and several obligations of FVOP and Capital (collectively, the "Issuers"). The Notes were originally purchased by J.P. Morgan Securities Inc. directly from the Issuers as part of the original offering of the Notes described herein.

The Notes mature on            , 2006, unless previously redeemed.  Interest on
            the Notes is payable semiannually on each                  and ,
            commencing            , 1997.  The Notes are not redeemable prior
            to         , 2001, except as set forth below.  The Notes will
be redeemable at the option of the Issuers, in whole or in part, at any time on
or after         , 2001, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. In addition, prior to , 1999, the Issuers may redeem up to 35% of the principal amount of the Notes with the net cash proceeds received from one or more Public Equity Offerings or Strategic Equity Investments (as such terms are defined) at a redemption price
of    % of the principal amount thereof, together with accrued and unpaid interest to the redemption date; provided, however, that at least 65% in aggregate principal amount of the Notes originally issued remains outstanding immediately after any such redemption.

Upon a Change of Control (as defined), the Issuers will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the purchase date.

The Notes will be general unsecured obligations of the Issuers and will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Issuers. The Notes will rank pari passu in right of payment with any other senior subordinated indebtedness of the Issuers. At March 31, 1996, as adjusted to give effect to the Rights Offering (as defined) and to the transactions described herein under "Use of Proceeds," the Company would have had approximately $199.7 million of Senior Indebtedness outstanding.

SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                --------------

This Prospectus has been prepared for and is to be used by J.P. Morgan Securities Inc. in connection with offers and sales of the Notes related to market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. may act as principal or agent in such transactions. See "Plan of Distribution."

J.P. MORGAN & CO.
          , 1996

                                                                       ALTERNATE
                              PLAN OF DISTRIBUTION

This Prospectus is to be used by J.P. Morgan Securities Inc. in connection with offers and sales of the Notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. may act as principal or agent in such transactions and has no obligation to make a market in the Notes and may discontinue its market-making activities at any time without notice, at its sole discretion. The Issuers have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that J.P. Morgan Securities Inc. may be required to make in respect thereof.

An affiliate of J.P. Morgan Securities Inc. beneficially owns approximately 20.47% of the partnership interests of the Company. See "Certain Relationships and Related Transactions--Ownership of Equity Interests in FVP GP, FVP and FVOP," "Principal Security Holders" and "The Partnership Agreement."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                   SUBJECT TO COMPLETION                     ALTERNATE
[LOGO]                        DATED AUGUST 2, 1996

FRONTIERVISION OPERATING PARTNERS, L.P.
FRONTIERVISION CAPITAL CORPORATION

$
     % Senior Subordinated Notes due 2006
Interest payable          and
ISSUE PRICE:     %

This Prospectus relates to offers and sales by First Union Capital Markets
Corp. of      %  Senior Subordinated Notes due 2006 (the "Notes") which have been issued by FrontierVision Operating Partners, a Delaware limited partnership ("FVOP" or the "Company"), and FrontierVision Capital Corporation, a Delaware corporation ("Capital") which is a wholly owned subsidiary of FVOP. The Notes are the joint and several obligations of FVOP and Capital (collectively, the "Issuers"). The Notes were originally purchased by First Union Capital Markets Corp. directly from the Issuers as part of the original offering of the Notes described herein.

The Notes mature on            , 2006, unless previously redeemed.  Interest on
            the Notes is payable semiannually on each                  and ,
            commencing            , 1997.  The Notes are not redeemable prior
            to         , 2001, except as set forth below.  The Notes will
be redeemable at the option of the Issuers, in whole or in part, at any time on
or after         , 2001, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. In addition, prior to , 1999, the Issuers may redeem up to 35% of the principal amount of the Notes with the net cash proceeds received from one or more Public Equity Offerings or Strategic Equity Investments (as such terms are defined) at a redemption price
of    % of the principal amount thereof, together with accrued and unpaid interest to the redemption date; provided, however, that at least 65% in aggregate principal amount of the Notes originally issued remains outstanding immediately after any such redemption.

Upon a Change of Control (as defined), the Issuers will be required to make an offer to purchase all outstanding Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the purchase date.

The Notes will be general unsecured obligations of the Issuers and will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Issuers. The Notes will rank pari passu in right of payment with any other senior subordinated indebtedness of the Issuers. At March 31, 1996, as adjusted to give effect to the Rights Offering (as defined) and to the transactions described herein under "Use of Proceeds," the Company would have had approximately $199.7 million of Senior Indebtedness outstanding.

SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                --------------

This Prospectus has been prepared for and is to be used by First Union Capital Markets Corp. in connection with offers and sales of the Notes related to market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. First Union Capital Markets Corp. may act as principal or agent in such transactions. See "Plan of Distribution."

FIRST UNION CAPITAL MARKETS CORP.
            , 1996

                                                                       ALTERNATE
                              PLAN OF DISTRIBUTION

This Prospectus is to be used by First Union Capital Markets Corp. in connection with offers and sales of the Notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. First Union Capital Markets Corp. may act as principal or agent in such transactions and has no obligation to make a market in the Notes and may discontinue its market-making activities at any time without notice, at its sole discretion. The Issuers have agreed to indemnify First Union Capital Markets Corp. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that First Union Capital Markets Corp. may be required to make in respect thereof.

An affiliate of First Union Capital Markets Corp. beneficially owns approximately 12.28% of the partnership interests of the Company. See "Certain Relationships and Related Transactions--Ownership of Equity Interests in FVP GP, FVP and FVOP," "Principal Security Holders" and "The Partnership Agreement."

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

             Set forth below is an estimate of the fees and expenses, other than underwriting discounts and commissions, payable by the Registrants in connection with the Offering. All amounts are estimated except the filing fees:

       Securities and Exchange Commission Registration Fee  . . . . . . . . . . .            $68,966
       NASD Filing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $20,500
       Printing and Engraving Fees  . . . . . . . . . . . . . . . . . . . . . . .               *
       Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .               *
       Rating Agency Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .               *
       Fees of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               *
       Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .               *
       Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .               *
       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               *
                                                                                             -------
                  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $  *
                                                                                             =======

- --------------------
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 5.6 of the First Amended and Restated Agreement of Limited Partnership of FVP, dated as of August 11, 1995 (the "FVP Partnership Agreement"), provides that in the absence of fraud, breach of fiduciary duty, willful misconduct or gross negligence, FVP GP, its partners, their respective officers, directors, employees, agents or stockholders (including when any of the foregoing is serving at the request of FVP GP on behalf of FVP as a partner, officer, director, employee or agent of any other Person) (as such term is defined in the FVP Partnership Agreement) (in each case, the "Indemnitee") shall not be liable to any other partner of FVP or FVP (i) for any mistake in judgment, (ii) for any action taken or omitted to be taken in good faith and in a manner reasonably believed by such Person to be in the best interests of FVP and to be within the scope of its authority under the FVP Partnership Agreement, or (iii) for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent, provided that such broker or other agent shall have been selected and supervised by FVP GP or other Indemnitee with reasonable care. In addition, Indemnitee will be indemnified and held harmless by FVP against losses, damages and expenses for which such Person has not otherwise been reimbursed actually and reasonably incurred by such Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than any action by or in the name of FVP), by reason of any action taken or omitted to be taken in connection with or arising out of such Person's activities on behalf of FVP or in furtherance of FVP, if such actions were taken or omitted to be taken in good faith and in a manner reasonably believed by such Person to be in the best interests of FVP and within the scope of the FVP Partnership Agreement, provided, that any Person entitled to indemnification shall obtain the written consent of FVP GP (which consent will not be given without the approval of the Advisory Committee) prior to entering into any compromise or settlement which would result in an obligation of FVP to indemnify such Person.

Section 5.6 of the First Amended and Restated Agreement of Limited Partnership of FVP GP, dated as of August 11, 1995 (the "FVP GP Partnership Agreement"), provides that in the absence of fraud, breach of fiduciary duty, willful misconduct or gross negligence, FrontierVision, Inc., its officers, directors, employees, agents or stockholders (including when any of the foregoing is serving at the request of FrontierVision, Inc. on behalf of FVP GP or FVP as a partner, officer, director, employee or agent of any other Person) (as such term is defined in the FVP GP Partnership Agreement) (in each case, the "Indemnitee") shall not be liable to any other partner of FVP GP or FVP GP (i) for any mistake in judgment, (ii) for any action taken or omitted to be taken in good faith and in a manner reasonably believed by such Person to be in the best interests of FVP GP and to be within the scope of its authority under the FVP GP Partnership Agreement, or
(iii) for any loss due to the mistake, action, inaction negligence dishonesty, fraud or bad faith of any broker or other agent, provided that such broker or other agent shall have been selected and supervised by FrontierVision, Inc. or other Indemnitee with reasonable care. In addition, Indemnitees will be indemnified and held harmless by FVP GP against losses, damages and expenses for which such person has not otherwise been reimbursed actually and reasonably incurred by such Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than any action by or in the name of FVP GP), by reason of any action taken or omitted to be taken in connection with or arising out of such Person's activities on behalf of FVP GP or in furtherance of FVP GP, if such actions were taken or omitted to be taken in good faith and in a manner reasonably believed by such person to be in the best interests of FVP GP and within the scope of the FVP GP Partnership Agreement, provided, that any Person entitled to indemnification shall obtain the written consent of FrontierVision Inc. (which consent will not be given without the consent of a majority in interest of the Class X Limited Partners (as such term is defined in the FVP GP Partnership Agreement)) prior to entering into any compromise or settlement which would result in an obligation of FVP GP to indemnify such person.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of FrontierVision, Inc.'s Certificate of Incorporation and Article Eleventh of Capital's Certificate of Incorporation each limit the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

The following is a summary of securities sold by the Registrants during the past three years without registration under the Act:

1. On July 15, 1995, in connection with the formation of the Company, the Company issued to FVP a 99.9% general partner interest in the Company for cash consideration of $99.90. Simultaneously, the Company issued to FrontierVision Operating Partners, Inc. a 0.1% limited partnership interest for cash consideration of $.10.

2. On July 26, 1996, in connection with the formation of Capital, Capital issued to the Company 100 shares of the voting common stock of Capital, one cent ($.01) par value per share, for cash consideration of $100.00.

In the foregoing instances, the issuance of the general partner interest in the Company and the limited partnership interest in the Company and the issuance of the voting common stock of Capital were deemed to be exempt from the registration requirements of the Act as a transaction not involving any public offering, pursuant to Section 4(2) of the Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationships with the Company and Capital, to information about the Company and Capital.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a)  Exhibits:

                   *1     --   Form of Underwriting Agreement.
                  3.1     --   The Company's Agreement of Limited Partnership.
                  3.2     --   Certificate of Limited Partnership of the
                               Company.
                  3.3     --   First Amended and Restated Agreement of Limited
                               Partnership of FVP.
                  3.4     --   Certificate of Limited Partnership of FVP.
                  3.5     --   First Amended and Restated Agreement of Limited
                               Partnership of FVP GP.
                  3.6     --   Certificate of Limited Partnership of FVP GP.
                  3.7     --   Certificate of Incorporation of FrontierVision
                               Inc.
                  3.8     --   Bylaws of FrontierVision Inc.
                  3.9     --   Certificate of Incorporation of FrontierVision
                               Capital Corporation.
                 3.10     --   Bylaws of FrontierVision Capital Corporation.
                 *4.1     --   Form of Indenture by and among the Registrants
                               and      , as Trustee, relating to the Notes.
                 *4.2     --   Form of Note (included as part of Exhibit 4.1).
                   *5     --   Opinion of Dow, Lohnes & Albertson.
                 10.1     --   Senior Credit Facility.
                 10.2     --   Employment Agreement of James C. Vaughn.
                 10.3     --   Asset Purchase Agreement dated July 20, 1995
                               between United Video Cablevision, Inc. and
                               FrontierVision Operating Partners, L.P.
                *10.4     --   Asset Acquisition Agreement (July 27, 1995
                               Auction Sale) dated as of July 27, 1995 among
                               Stephen S. Gray in his capacity as Receiver of
                               Longfellow Cable Company, Inc., Carrabassett
                               Electronics and Carrabassett Cable Company, Inc.
                               and FrontierVision Operating Partners, L.P.
                 10.5     --   Asset Purchase Agreement dated October 27, 1995
                               among C4 Media Cable Southeast, Limited
                               Partnership, County Cable Company, L.P. and
                               FrontierVision Operating Partners, L.P.
                 10.6     --   Asset Purchase Agreement dated November 17, 1995
                               among Cox Communications Ohio, Inc., Times
                               Mirror Cable Television of Defiance, Inc.,
                               Chillicothe Cablevision, Inc., Cox
                               Communications Eastern Kentucky, Inc. and
                               FrontierVision Operating Partners, L.P.
                 10.7     --   Asset Purchase Agreement dated February 27, 1996
                               between Americable International Maine, Inc. and
                               FrontierVision Operating Partners, L.P.
                 10.8     --   Asset Purchase Agreement dated May 16, 1996
                               among Triax Southeast Associates, L.P., Triax
                               Southeast General Partner, L.P. and
                               FrontierVision Operating Partners, L.P.
                 10.9     --   Asset Purchase and Sale Agreement dated June 21,
                               1996 between Helicon Partners I, LP and
                               FrontierVision Operating Partners, L.P.
                10.10     --   Asset Purchase Agreement dated July 15, 1995
                               between American Cable Entertainment of
                               Kentucky-Indiana, Inc. and FrontierVision
                               Operating Partners, L.P.
                10.11     --   Asset Purchase Agreement dated as of July 30,
                               1996 between Shenandoah Cable Television Company and FrontierVision Operating Partners, L.P.

                *10.12    --   Purchase Agreement dated as of August ___, 1996
                               between Penn/Ohio Cablevision, L.P. and
                               FrontierVision Operating Partners, L.P.
                10.13     --   Asset Purchase Agreement dated July 19, 1996
                               between Phoenix Grassroots Cable Systems, L.L.C.
                               and FrontierVision Operating Partners, L.P.
                               FrontierVision Operating Partners, L.P.
                   12     --   Statement of Computation of Ratios.
                 23.1     --   Consent of Arthur Andersen LLP (FrontierVision
                               Operating Partners, L.P.).
                 23.2     --   Consent of Piaker & Lyons, P.C. (United Video
                               Cablevision, Inc.).
                 23.3     --   Consent of Williams, Rogers, Lewis & Co., I.C.
                               (C4 Media Cable Southeast, Limited Partnership).
                 23.4     --   Consent of Arthur Andersen LLP (Triax Southeast
                               Associates, L.P.).
                 23.5     --   Consent of Deloitte & Touche LLP (American Cable
                               Entertainment of Kentucky-Indiana, Inc.).
                 23.6     --   Consent of Deloitte & Touche LLP (Ashland and
                               Defiance, Ohio Clusters).
                *23.7     --   Consent of Dow, Lohnes & Albertson (contained in
                               Exhibit 5).
                   25     --   Powers of attorney (included on signature page
                               to this Registration Statement).
                  *26     --   Statement of Eligibility on Form T-1 of
                                        , as Trustee.
                   27     --   Financial Data Schedule.

- -------------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, FVP, FVP GP, FrontierVision Inc. and Capital pursuant to the provisions described under Item 14 above or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       Each of the Registrants hereby undertakes that:

               (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed part of this Registration Statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, FRONTIERVISION OPERATING PARTNERS, L.P. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, ON THE 2ND DAY OF AUGUST 1996.

                              FRONTIERVISION OPERATING PARTNERS, L.P.

                              By:     FrontierVision Partners, L.P., its general partner,

                                      By:   FVP GP, L.P., its general partner

                                      By:   FrontierVision Inc., its general partner

                                      By:  /s/ James C. Vaughn
                                          -------------------------------------------------
                                            James C. Vaughn
                                            President and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS JAMES C. VAUGHN AND JOHN S. KOO AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS OR POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY AND TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR THEIR SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                        SIGNATURES                                   TITLE                              DATE
                        ----------                                   -----                              ----
         /s/ James C. Vaughn                           President, Chief Executive                  August 2, 1996
         ----------------------------------------      Officer and Director of
         James C. Vaughn                               FrontierVision Inc. (Principal
                                                       Executive Officer)


         /s/ John S. Koo                               Senior Vice President, Chief                August 2, 1996
         ----------------------------------------      Financial Officer, Secretary and
         John S. Koo                                   Director of FrontierVision Inc.
                                                       (Principal Financial Officer)


         /s/ James W. McHose                           Vice President and Treasurer of             August 2, 1996
         ----------------------------------------      FrontierVision Inc. (Principal
         James W. McHose                               Accounting Officer)


                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, FRONTIERVISION CAPITAL CORPORATION HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY
AUTHORIZED, ON THE       DAY OF AUGUST, 1996.

                                 FRONTIERVISION CAPITAL CORPORATION


                                 By:   /s/ James C. Vaughn
                                       --------------------------------------
                                       James C. Vaughn
                                       President


         KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS JAMES C. VAUGHN AND JOHN S. KOO, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS OR POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY AND TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR THEIR SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                        SIGNATURES                                   TITLE                        DATE
                        ----------                                   -----                        ----
         /s/ James C. Vaughn                       President and Director of                 August 2, 1996
         ----------------------------------------  FrontierVision Capital
         James C. Vaughn                           Corporation (Principal Executive
                                                   Officer)


         /s/ John S. Koo                           Senior Vice President, Chief              August 2, 1996
         ------------------------------------      Financial Officer, Secretary and
         John S. Koo                               Director of FrontierVision
                                                   Capital Corporation (Principal
                                                   Financial Officer)


         /s/ James W. McHose                       Vice President and Treasurer of           August 2, 1996
         -------------------------------------     FrontierVision Capital
         James W. McHose                           Corporation (Principal Accounting
                                                   Officer)

                                EXHIBIT INDEX


Exhibit       Description
- -------       -----------

*1       --   Form of Underwriting Agreement.
3.1      --   The Company's Agreement of Limited Partnership.
3.2      --   Certificate of Limited Partnership of the Company.
3.3      --   First Amended and Restated Agreement of Limited Partnership
              of FVP.
3.4      --   Certificate of Limited Partnership of FVP.
3.5      --   First Amended and Restated Agreement of Limited Partnership
              of FVP GP.
3.6      --   Certificate of Limited Partnership of FVP GP.
3.7      --   Certificate of Incorporation of FrontierVision Inc.
3.8      --   Bylaws of FrontierVision Inc.
3.9      --   Certificate of Incorporation of FrontierVision Capital
              Corporation.
3.10     --   Bylaws of FrontierVision Capital Corporation.
*4.1     --   Form of Indenture by and among the Registrants and      , as
              Trustee, relating to the Notes.
*4.2     --   Form of Note (included as part of Exhibit 4.1).
*5       --   Opinion of Dow, Lohnes & Albertson.
10.1     --   Senior Credit Facility.
10.2     --   Employment Agreement of James C. Vaughn.
10.3     --   Asset Purchase Agreement dated July 20, 1995 between United
              Video Cablevision, Inc. and FrontierVision Operating Partners,
              L.P.
*10.4    --   Asset Acquisition Agreement (July 27, 1995 Auction Sale) dated as of July 27, 1995 among Stephen S. Gray in his capacity as
              Receiver of Longfellow Cable Company, Inc., Carrabassett
              Electronics and Carrabassett Cable Company, Inc. and
              FrontierVision Operating Partners, L.P.
10.5     --   Asset Purchase Agreement dated October 27, 1995 among C4 Media
              Cable Southeast, Limited Partnership, County Cable Company, L.P.
              and FrontierVision Operating Partners, L.P.
10.6     --   Asset Purchase Agreement dated November 17, 1995 among Cox
              Communications Ohio, Inc., Times Mirror Cable Television of
              Defiance, Inc., Chillicothe Cablevision, Inc., Cox
              Communications Eastern Kentucky, Inc. and FrontierVision
              Operating Partners, L.P.
10.7     --   Asset Purchase Agreement dated February 27, 1996 between
              Americable International Maine, Inc. and FrontierVision
              Operating Partners, L.P.
10.8     --   Asset Purchase Agreement dated May 16, 1996 among Triax
              Southeast Associates, L.P., Triax Southeast General Partner,
              L.P. and FrontierVision Operating Partners, L.P.
10.9     --   Asset Purchase and Sale Agreement dated June 21, 1996 between
              Helicon Partners I, LP and FrontierVision Operating Partners,
              L.P.
10.10    --   Asset Purchase Agreement dated July 15, 1995 between American
              Cable Entertainment of Kentucky-Indiana, Inc. and FrontierVision
              Operating Partners, L.P.
10.11    --   Asset Purchase Agreement dated as of July 30, 1996 between
              Shenandoah Cable Television Company and FrontierVision Operating
              Partners, L.P.
*10.12   --   Purchase Agreement dated as of August ___, 1996 between
              Penn/Ohio Cablevision, L.P. and FrontierVision Operating
              Partners, L.P.
10.13    --   Asset Purchase Agreement dated July 19, 1996 between Phoenix
              Grassroots Cable Systems, L.L.C. and FrontierVision Operating
              Partners, L.P.
12       --   Statement of Computation of Ratios.
23.1     --   Consent of Arthur Andersen LLP (FrontierVision Operating
              Partners, L.P.).
23.2     --   Consent of Piaker & Lyons, P.C. (United Video Cablevision, Inc.).
23.3     --   Consent of Williams, Rogers, Lewis & Co., I.C., (C4 Media Cable
              Southeast, Limited Partnership).
23.4     --   Consent of Arthur Andersen LLP (Triax Southeast Associates,
              L.P.).
23.5     --   Consent of Deloitte & Touche LLP (American Cable Entertainment
              of Kentucky-Indiana, Inc.).
23.6     --   Consent of Deloitte & Touche LLP (Ashland and Defiance, Ohio
              Clusters).
*23.7    --   Consent of Dow, Lohnes & Albertson (contained in Exhibit 5).
25       --   Powers of attorney (included on signature page to this
              Registration Statement).
*26      --   Statement of Eligibility on Form T-1 of       , as Trustee.
27       --   Financial Data Schedule.

- ----------------

* To be filed by amendment.